As filed with the Securities and Exchange Commission on October 12, 2005.
Registration No. 333-126538

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
AMENDMENT NO. 1
TO
FORM S-4
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

TRIAD FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)

California	6199	33-0356705
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Number)	(I.R.S. Employer Identification No.)

7711 Center Avenue, Suite 100
Huntington Beach, California 92647
Telephone: (714) 373-8300
(Address, including zip code, and telephone number,
including area code, of registrants’ principal executive offices)

Timothy M. O’Connor
General Counsel
7711 Center Avenue, Suite 100
Huntington Beach, California 92647
Telephone: (714) 373-8300
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:
Dennis M. Myers, P.C.
Kirkland & Ellis LLP
200 East Randolph Drive
Chicago, Illinois 60601
Telephone: (312) 861-2000
       Approximate date of commencement of proposed sale of the securities to the public: The exchange will occur as soon as practicable after the effective date of this Registration Statement.
       If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐
       If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
       If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
       The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the SEC is effective. This prospectus is not an offer to sell nor is it an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated October 12, 2005
Prospectus
Exchange Offer for
$150,000,000
11.125% Senior Notes due 2013

We are offering to exchange:
up to $150,000,000 of our new 11.125% Senior Notes due 2013, series B for
a like amount of our outstanding 11.125% Senior Notes due 2013.
Material Terms of Exchange Offer

•	The terms of the exchange notes to be issued in the exchange offer are substantially identical to the outstanding notes, except that the transfer restrictions and registration rights relating to the outstanding notes will not apply to the exchange notes.

•	There is no existing public market for the outstanding notes or the exchange notes. We do not intend to list the exchange notes on any securities exchange or seek approval for quotation through any automated trading system.

•	You may withdraw your tender of notes at any time before the expiration of the exchange offer.

•	The exchange offer expires at 5:00 p.m., New York City time, on , 2005, unless extended.

•	The exchange of notes will not be a taxable event for U.S. federal income tax purposes.

•	The exchange offer is not subject to any condition other than that it not violate applicable law or any applicable interpretation of the Staff of the SEC.

•	We will not receive any proceeds from the exchange offer.

       For a discussion of certain factors that you should consider before participating in this exchange offer, see “Risk Factors” beginning on page 13 of this prospectus.
       Neither the SEC nor any state securities commission has approved the notes to be distributed in the exchange offer, nor have any of these organizations determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
                    , 2005

EXPLANATORY NOTE
       This registration statement covers the registration of $150,000,000 aggregate principal amount at maturity of our 11.125% Senior Notes due 2013. These registered notes will be referred to as the exchange notes or the new notes. The new notes may be exchanged for an equal aggregate principal amount of our 11.125% Senior Notes due 2013 outstanding pursuant to an indenture dated April 29, 2005. The outstanding, together with the new notes, will be referred to as the notes.
       This registration statement also covers the registration of notes for resale by Goldman, Sachs & Co. in market-making transactions. The complete prospectus relating to this exchange offer for the notes follows this explanatory note. Following this exchange offer prospectus are certain pages of the prospectus relating solely to the market-making transactions for the notes, including an alternate front cover page, a section entitled “Risk Factors—Risks Relating to the Notes—An active trading market may not develop for the notes, which may make the notes illiquid and adversely affect the market price quoted for the notes” to be used in lieu of the section entitled “Risk Factors—Risks Relating to the Notes—Your ability to transfer the notes may be limited by the absence of an active trading market, and there is no assurance that any active trading market will develop for the notes,” and alternate sections entitled “Use of Proceeds,” “Plan of Distribution” and “Legal Matters.” In addition, the market-making prospectus will not include the following captions (or the information set forth under those captions) in this exchange offer prospectus: “Summary—Summary of Exchange Offer,” “Risk Factors—Risk Associated with the Exchange Offer” and “Exchange Offer.” All other sections of this exchange offer prospectus will be included in the market-making prospectus.

       Until                     , 2005, all dealers that, buy, sell or trade the exchange notes, whether or not participating in the exchange offer, may be required to deliver a prospectus. This requirement is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments and subscriptions.

       The outstanding notes were not issued or guaranteed by, and are not otherwise an obligation of, Ford Motor Credit Company or any of its affiliates. Neither Ford Motor Credit Company nor any of its affiliates has prepared this prospectus or is responsible for its contents. Ford Motor Credit Company and its affiliates are not making, and hereby expressly disclaim, any representation to you concerning the future performance of Triad Financial Corporation or the accuracy or completeness of this prospectus. Ford Motor Credit Company and its affiliates hereby expressly disclaim any liability whatsoever for any loss arising from, or in reliance upon, the whole or any part of the contents of this prospectus.
       We have not authorized anyone to give any information or represent anything to you other than the information contained in this prospectus. You must not rely on any unauthorized information or representations.

TRADEMARKS
       RoadLoans.com is one of our several trademarks. This prospectus also refers to trademarks, trade dress and logos of other companies, including LendingTree.com. All brand names or other trademarks, trade dress or logos appearing in this prospectus are the property of their respective holders.

PROSPECTUS SUMMARY
       This summary highlights material information contained in this prospectus. This summary is included for convenience only and may not include all of the information that is important to you. You should carefully read this entire prospectus, including our financial statements and the notes to those financial statements appearing elsewhere in this prospectus. In this prospectus, unless the context indicates otherwise or otherwise noted, “we,” “us,” “our,” “Triad” and the “Company” refer to Triad Financial Corporation and its subsidiaries. As used in this prospectus, the presentation of information on a pro forma basis gives effect to the Acquisition (as defined below) and the other Transactions described below, including the use of proceeds from the Transactions, as if they took place on January 1, 2004 and do not purport to present what the actual results of operations would have been if these transactions actually took place on the dates indicated or what future results will be.
Our Company
       We are a national automobile finance company with more than 15 years experience in the automobile finance industry. We provide financing to consumers for purchases of new and late model used automobiles through dealer and direct channels. In our dealer channel, we purchase automobile installment contracts from our active network of approximately 5,000 franchised and select independent automobile dealerships located in 34 states. In our direct channel, we provide financing directly to consumers who are referred to us by internet-based consumer finance marketing and finance companies or who contact us directly via our RoadLoans.com website. We focus on providing financing to consumers with limited credit histories, modest incomes or those who have experienced prior credit difficulties, generally referred to as “non-prime borrowers.” We originated $2,056.2 million and $1,676.8 million of contracts during the years ended December 31, 2004 and December 31, 2003, respectively, and $930.4 million of contracts for the six months ended June 30, 2005. We managed a portfolio of approximately $3.9 billion of contracts at June 30, 2005 and $3.8 billion of contracts at December 31, 2004.
       Before we finance any contract, the contract must pass our underwriting and credit approval process which is supported and controlled by a centralized computer system that has automated features. The final funding approval for each contract is performed by one of our dedicated and experienced credit officers. Our system incorporates our independently-developed proprietary credit scoring models, which enhance our credit officers’ ability to maximize profitability through risk-based pricing. We believe that our sophisticated credit and underwriting systems allow us to earn attractive risk-adjusted returns on our contracts.
       We retain ownership of the contracts we finance until we have a sufficiently large group of contracts that we can subsequently securitize. In a securitization transaction, we sell eligible contracts to a trust, which then issues asset-backed securities that are sold to investors. The proceeds of the securitization are used to repay our warehouse facilities, providing additional funds to purchase new contracts. We also service our contracts, both prior to and after securitization, through our servicing group, which performs customer service, contract and payment processing functions and monitors repossessions and remarketing functions.

The following diagram outlines our operations:
The Transactions
       On December 23, 2004, Triad Holdings Inc. and its wholly-owned subsidiary, Triad Acquisition Corp., entered into a stock purchase agreement pursuant to which Triad Acquisition Corp. agreed to acquire all of the outstanding capital stock of Triad Financial Corporation from Fairlane Credit LLC, a wholly-owned subsidiary of Ford Motor Credit Company, or “Ford Credit.” We refer to this transaction as the “Acquisition.” Triad Holdings and Triad Acquisition were newly formed holding companies beneficially owned by affiliates of Goldman, Sachs & Co., GTCR Golder Rauner, L.L.C. and Hunter’s Glen/ Ford Ltd., whom we collectively refer to as the “equity sponsors” and, together with management investors, the “equity investors.” The Acquisition was completed on April 29, 2005.
       The stock purchase agreement and related documents contemplated the occurrence of the following events, which, together with the Acquisition and the use of the financing proceeds, we collectively refer to herein as the “Transactions”:

•	the entering into by Triad and some of its subsidiaries of two new warehouse facilities and two new residual facilities, with aggregate availability of up to $1,500.0 million on an ongoing basis, subject to borrowing base limitations and renewal;

•	the issuance of a new term note by Triad to Ford Credit to finance a portion of Triad’s contracts held for investment, which we refer to as the “new term loan;”

•	the issuance of the outstanding notes; and

•	a $345.0 million cash equity investment in Triad by the equity investors.
       In connection with the Transactions, Triad Acquisition was merged with and into Triad Financial Corporation, which was the surviving corporation and became liable for the outstanding notes.

Our Equity Sponsors
       Hunter’s Glen/ Ford. Hunter’s Glen/ Ford Ltd. is an investment vehicle formed by Gerald J. Ford, previously Chairman and CEO of Golden State Bancorp, a publicly held company that was acquired by Citigroup in November 2002. Over the past 30 years, Mr. Ford has acquired more than 40 financial institutions and financial services companies, including Auto One Acceptance Corporation. Mr. Ford also served as a member of the board of directors of AmeriCredit Corp. from June 2003 until he resigned in August 2004.
       GTCR Golder Rauner. Founded in 1980, GTCR Golder Rauner, L.L.C., or “GTCR,” is one of the oldest and largest private equity firms in the United States, with over $6.0 billion of capital under management provided by pension funds, foundations, endowments and GTCR principals. GTCR Fund VIII funds, with $1.84 billion of total committed capital, comprise the firm’s most recent investment vehicle. Over the last 24 years, GTCR has made investments in more than 150 companies in a wide variety of industries, including specialty finance, transaction processing, information technology, healthcare and consumer products.
       Goldman Sachs. Since 1986, private equity funds affiliated with Goldman, Sachs & Co. have invested approximately $15 billion in over 500 companies. These private equity funds make investments on a global basis in a wide variety of transactions including private equity, leveraged buyouts and venture capital. The GS Capital Partners 2000 family of funds was formed in July 2000 with total committed capital of $5.25 billion, $1.6 billion of which was committed by Goldman, Sachs & Co. and its employees and the remainder by institutional and individual investors. MTGLQ Investors, L.P. is wholly owned by affiliates of Goldman, Sachs & Co. and makes investments across a variety of asset classes.
Corporate Information
       Triad Financial Corporation is a corporation organized under the laws of the State of California. Triad Financial Corporation has no subsidiaries other than special purpose entities created in connection with our financing transactions. Our principal executive office is located at 7711 Center Ave., Suite 100, Huntington Beach, CA 92647 and our telephone number is (714) 373-8300. Our website is www.triadfinancial.com. Our website and the information included therein are not part of this prospectus.

SUMMARY OF THE EXCHANGE OFFER

The Initial Offering of Outstanding Notes	We sold the outstanding notes on April 29, 2005 to Goldman, Sachs & Co. and Citigroup Global Markets Inc. We collectively refer to those parties in this prospectus as the “initial purchasers.” The initial purchasers subsequently resold the outstanding notes: (1) to qualified institutional buyers pursuant to Rule 144A; (2) to accredited investors pursuant to Rule 501; or (3) outside the United States in compliance with Regulation S, each as promulgated under the Securities Act of 1933, as amended, or the “Securities Act.”

Registration Rights Agreement	Simultaneously with the initial sale of the outstanding notes, we entered into a registration rights agreement for the exchange offer. In the registration rights agreement, we agreed, among other things, to file a registration statement with the SEC within 90 days of the issue date of the outstanding notes, to use all commercially reasonable efforts to have the registration statement become effective within 210 days of the issue date of the outstanding notes and complete this exchange offer within 40 business days of the effective date of the registration statement. The exchange offer is intended to satisfy your rights under the registration rights agreement. After the exchange offer is complete, you will no longer be entitled to any exchange or registration rights with respect to your outstanding notes.

The Exchange Offer	We are offering to exchange the exchange notes, which have been registered under the Securities Act, for your outstanding notes, which were issued on April 29, 2005 in the initial offering. In order to be exchanged, an outstanding note must be properly tendered and accepted. All outstanding notes that are validly tendered and not validly withdrawn will be exchanged. We will issue exchange notes promptly after the expiration of the exchange offer.

Resales	We believe that the exchange notes issued in the exchange offer may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act provided that:

• the exchange notes are being acquired in the ordinary course of your business;

• you are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in the distribution of the exchange notes issued to you in the exchange offer; and

• you are not an affiliate of ours.

If any of these conditions are not satisfied and you transfer any exchange notes issued to you in the exchange offer without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration of your exchange notes from these requirements you may incur liability under the Securities Act. We will not assume, nor will we indemnify you against, any such liability.

Each broker-dealer that is issued exchange notes in the exchange offer for its own account in exchange for outstanding notes that were acquired by that broker-dealer as a result of market-marking or other trading activities, must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the exchange notes. A broker-dealer may use this prospectus for an offer to resell, resale or other retransfer of the exchange notes issued to it in the exchange offer.

Record Date	We mailed this prospectus and the related exchange offer documents to registered holders of outstanding notes as of , 2005.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, , 2005, unless we decide to extend the expiration date.

Conditions to the Exchange Offer	The exchange offer is not subject to any condition other than that the exchange offer not violate applicable law or any applicable interpretation of the staff of the SEC.

Procedures for Tendering Outstanding Notes	If you wish to tender your notes for exchange in this exchange offer, you must transmit to the exchange agent on or before the expiration date either:

• an original or a facsimile of a properly completed and duly executed copy of the letter of transmittal, which accompanies this prospectus, together with your outstanding notes and any other documentation required by the letter of transmittal, at the address provided on the cover page of the letter of transmittal; or

• if the notes you own are held of record by The Depository Trust Company, or “DTC,” in book-entry form and you are making delivery by book-entry transfer, a computer-generated message transmitted by means of the Automated Tender Offer Program System of DTC, or “ATOP,” in which you acknowledge and agree to be bound by the terms of the letter of transmittal and which, when received by the exchange agent, forms a part of a confirmation of book-entry transfer. As part of the book-entry transfer, DTC will facilitate the exchange of your notes and update your account to reflect the issuance of the exchange notes to you. ATOP allows you to electronically transmit your acceptance of the exchange offer to DTC instead of physically completing and delivering a letter of transmittal to the notes exchange agent.

In addition, you must deliver to the exchange agent on or before the expiration date:

• a timely confirmation of book-entry transfer of your outstanding notes into the account of the notes exchange agent at DTC if you are effecting delivery of book-entry transfer, or

• if necessary, the documents required for compliance with the guaranteed delivery procedures.

Special Procedures for Beneficial Owners	If you are the beneficial owner of book-entry interests and your name does not appear on a security position listing of DTC as the holder of the book-entry interests or if you are a beneficial owner of outstanding notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender the book-entry interest or outstanding notes in the exchange offer, you should contact the person in whose name your book-entry interests or outstanding notes are registered promptly and instruct that person to tender on your behalf.

Withdrawal Rights	You may withdraw the tender of your outstanding notes at any time prior to 5:00 p.m., New York City time on , 2005.

Federal Income Tax Considerations	The exchange of outstanding notes will not be a taxable event for United States federal income tax purposes.

Use of Proceeds	We will not receive any proceeds from the issuance of exchange notes pursuant to the exchange offer. We will pay all of our expenses incident to the exchange offer.

Exchange Agent	JPMorgan Chase Bank, N.A. is serving as the exchange agent in connection with the exchange offer.
Summary of Terms of the Exchange Notes
      The form and terms of the exchange notes are the same as the form and terms of the outstanding notes, except that the exchange notes will be registered under the Securities Act. As a result, the exchange notes will not bear legends restricting their transfer and will not contain the registration rights and liquidated damage provisions contained in the outstanding notes. The exchange notes represent the same debt as the outstanding notes. Both the outstanding notes and the exchange notes are governed by the same indenture. Unless the context otherwise requires, we use the term “notes” in this prospectus to collectively refer to the outstanding notes and the exchange notes.

Issuer	Triad Financial Corporation.

As part of the Transactions, the original issuer of the outstanding notes, Triad Acquisition Corp., was merged with and into Triad Financial Corporation, which was the surviving corporation and became the obligor under the outstanding notes.

Securities	$150.0 million aggregate principal amount of 11.125% Senior Notes due 2013, Series B.

Maturity	May 1, 2013.

Interest Payment Dates	The notes will accrue interest at the rate of 11.125% per annum, payable semi-annually in arrears on May 1 and November 1, commencing November 1, 2005.

Ranking	The exchange notes will be unsecured senior obligations.

The exchange notes will rank equally to our existing and future senior indebtedness. The exchange notes will be effectively subordinated to right of payment of all obligations secured by collateral to the extent of such collateral and to all obligations of our subsidiaries.

At June 30, 2005:

• we had outstanding $206.1 million of unsecured indebtedness, including the notes;

• we had outstanding $97.9 million of senior secured indebtedness in the form of our new term loan;

• we had no subordinated indebtedness;

• our subsidiaries had approximately $2,074.1 million of secured indebtedness and $11.2 million of unsecured indebtedness outstanding, all of which effectively ranked senior in right of payment to the notes to the extent of the collateral securing such facilities, and our subsidiaries were able to borrow up to an additional $491.8 million under our new warehouse and residual facilities; and

• of our $2,738.3 million in total assets, $2,498.9 million was owned by our special purpose, bankruptcy remote subsidiaries, which are restricted from making their assets available to Triad or its creditors, except to the limited extent that excess cash flows from their assets may be available after the current obligations of the special purpose subsidiaries to their creditors have been satisfied.

Optional Redemption	We may redeem up to 35% of the original aggregate principal amount of the notes, at any time before May 1, 2008 with the net cash proceeds of certain equity offerings at a price equal to 111.125% of their principal amount plus accrued and unpaid interest and special interest, if any, to the redemption date. In addition, at any time prior to May 1, 2010, we may redeem the notes, in whole or in part, at a price equal to 100% of the principal amount of the notes plus the “make-whole” premium described in “Description of Notes— Optional Redemption.”

After May 1, 2010, we may redeem the notes, in whole or in part, at the applicable redemption prices described under “Description of Notes— Optional Redemption.”

Change of Control	If we experience a change of control, as described under “Description of Notes—Repurchased at Option of Holders—Change of Control,” holders of the notes may require us to repurchase some or all of the notes at a purchase price equal to 101% of the principal amount of the notes, plus accrued and unpaid interest and special interest, if any, to the repurchase date. We may not have the cash necessary to effect this repurchase. See “Risk Factors—Risks Relating to the Notes—We may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture governing the notes.”

Restrictive Covenants	The indenture under which the outstanding notes were issued will govern the exchange notes. The indenture contains covenants limiting our ability and the ability of our restricted subsidiaries to, among other things:

• incur indebtedness or issue preferred stock;

• pay dividends or make distributions in respect of our capital stock or to make other restricted payments;

• make investments;

• sell assets;

• create liens;

• consolidate, merge, sell or otherwise dispose of all or substantially all of our assets;

• enter into transactions with our affiliates; and

• designate our subsidiaries as unrestricted subsidiaries.

These covenants are subject to important exceptions and qualifications that are described under “Description of Notes—Certain Covenants.”
Risk Factors
      You should consider carefully the information set forth in the section of this prospectus entitled “Risk Factors” beginning on page 14 and all other information provided to you in this prospectus in deciding whether to participate in the exchange offer.

Summary Historical and Unaudited Pro Forma Consolidated Financial Data
       The following table sets forth summary historical and unaudited pro forma consolidated financial data for Triad at the dates and for the periods indicated. The periods prior to and including April 29, 2005 reflect data of the issuer’s predecessor for financial accounting purposes. The periods beginning April 30, 2005 reflect data of the issuer and its consolidated subsidiaries after the acquisition of Triad. Because of the revaluation of certain assets and liabilities acquired as part of the transactions and the related impact to the financial data, the consolidated financial statements of the issuer’s predecessor for the periods prior to April 30, 2005 are not comparable to those of the issuer subsequent to that date. We have derived the historical consolidated financial data at December 31, 2003 and 2004 and for the years ended December 31, 2002, 2003 and 2004 from issuer’s predecessor’s audited financial statements appearing elsewhere in this prospectus. Portions of the summary historical consolidated financial data at December 31, 2002 have been derived from issuer’s predecessor’s audited consolidated balance sheet at such date, which is not included in this prospectus. We have derived the summary historical consolidated financial data for the period January 1, 2005 through April 29, 2005 and for the period ended June 30, 2004 from the unaudited historical financial statements of issuer’s predecessor included elsewhere in this prospectus. We have derived the summary historical consolidated financial data at June 30, 2005 and for the period April 30, 2005 through June 30, 2005 from issuer’s unaudited consolidated financial statements included elsewhere in this prospectus. The unaudited pro forma statements of income and financial data are derived from the unaudited pro forma condensed consolidated financial statements included elsewhere in this prospectus. In the opinion of our management, our unaudited historical consolidated financial statements contain all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of our financial position, results of operations and cash flows. The results of operations for the six months ended June 30, 2005 are not necessarily indicative of the operating results to be expected for the full fiscal year.
       The information set forth below should be read in conjunction with the information set forth under “Unaudited Pro Forma Condensed Consolidated Financial Information,” “Selected Historical Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes and other financial information included elsewhere in this prospectus.

	Predecessor					Successor	Pro Forma

				Six		April 30,		For the
	For the Year Ended			Months	January 1,	2005	For the	Six Months
	December 31,			Ended	2005 to	to	Year Ended	Ended
				June 30,	April 29,	June 30,	December 31,	June 30,
	2002	2003	2004	2004	2005	2005	2004	2005

	(Dollars in thousands)
	(audited)			(unaudited)			(unaudited)

Statement of Income Data:
Financing and other interest income	$450,022	$224,604	$198,755	$124,785	$127,243	$45,576	$198,755	$172,819
Interest expense	143,565	50,799	38,793	16,134	21,440	18,900	66,658	50,288

Net interest margin	306,457	173,805	159,962	108,651	105,803	26,676	132,097	122,531

Provision for credit losses on owned finance receivables	221,888	49,016	1,135	638	—	8,231	1,135	8,231
Net interest margin after provision for credit losses	84,569	124,789	158,827	108,013	105,803	18,445	130,962	114,300
Securitization and servicing income	56,314	161,494	186,539	61,849	16,597	7,030	186,539	23,627
Other income (expense)	10,900	9,716	8,825	4,573	9,512	(128)	8,825	9,384

Total other revenues	67,214	171,210	195,364	66,422	26,109	6,902	195,364	33,011

Operating expenses	160,697	156,348	123,894	64,224	39,857	19,002	127,394	60,026
Other expenses	—	60,402	73,713	26,243	30,505	—	73,713	30,505
Impairment charge on goodwill(1)	—	—	61,192	—	—	—	61,192	—

Total expenses	160,697	216,750	258,799	90,467	70,362	19,002	262,299	90,531

Income (loss) before income taxes	(8,914)	79,249	95,392	83,968	61,550	6,345	64,027	56,780
Income taxes	3,308	(29,877)	(43,503)	(31,702)	(23,208)	(2,518)	(31,542)	(22,440)

Net income (loss)	$(5,606)	$49,372	$51,889	$52,266	$38,342	$3,827	$32,485	$34,340

	Predecessor					Successor

	At and For the Year Ended			Six Months	January 1,	April 30,
	December 31,			Ended	2005 to	2005 to
				June 30,	April 29,	June 30,
	2002	2003	2004	2004	2005	2005

	(Dollars in thousands)
	(audited)			(unaudited)

Cash Flow Data:
Cash flows provided by (used in) operating activities	$187,621	$352,757	$(945,055)	$(325,787)	$(367,222)	$48,009
Cash flows provided by (used in) investing activities	288,651	476,529	316,103	211,829	101,536	(697,177)
Cash flows provided by (used in) financing activities	(474,727)	(823,094)	640,082	121,210	263,546	775,598

Net increase (decrease) in cash	$1,545	$6,192	$11,130	$7,252	$(2,140)	$126,430

Balance Sheet Data (at end of period):
Cash	$8,462	$14,654	$25,784	21,906	n/a	$39,923
Cash-restricted	—	—	—	—	—	110,151
Finance receivables, net	1,744,297	865,417	1,721,334	1,030,720	n/a	2,207,832
Retained interest in securitized assets	245,148	447,758	355,081	466,733	n/a	277,533
Total assets	2,148,216	1,446,408	2,162,314	1,650,426	n/a	2,738,340
Total debt	1,786,522	963,428	1,603,510	1,084,638	n/a	2,335,104
Total stockholders’ equity	342,352	424,229	458,713	473,514	n/a	349,043

	Predecessor				Successor(2)

	At and For the Year Ended			Six Months	Six Months
	December 31,			Ended	Ended
				June 30,	June 30,
	2002	2003	2004	2004	2005

	(Dollars in thousands)
	(unaudited)

Other Data:
Contract originations	$1,613,519	$1,676,818	$2,056,195	$1,101,467	$930,392
Contracts securitized	1,347,128	2,025,850	736,545	736,545	1,200,000
Average Receivables:
Held for sale	$—	$799,861	$912,497	$572,305	n/a
Held for investment	2,606,984	593,871	284,536	352,870	n/a

Average owned receivables	2,606,984	1,393,732	1,197,033	925,175	2,006,000
Sold	378,985	1,942,090	2,532,340	2,685,368	1,812,591

Average total managed receivables(3)	$2,985,969	$3,335,822	$3,729,373	$3,610,543	$3,818,591

Owned Data:
Net margin	$306,457	$173,805	$159,962	$108,651	$132,479
Net charge-offs	247,782	153,217	99,966	61,868	30,349
Owned receivables (at end of period)	1,899,590	951,438	1,762,669	1,074,934	2,304,683
Owned Ratios:
Annualized net margin as a percentage of average owned receivables	11.8%	12.5%	13.4%	11.8%	10.2%
Annualized net charge-offs as a percentage of average owned receivables(4)	9.5%	11.0%	8.4%	13.4%	3.0%
Receivables greater than 60 days delinquent as a percentage of owned receivables (at end of period)	7.0%	8.4%	1.7%	2.0%	1.4%
Total Managed Data:
Net margin(5)	$375,529	$483,863	$528,874	$253,927	$238,749
Net charge-offs	255,547	278,830	280,333	143,135	97,253
Total managed receivables (at end of period)	3,175,500	3,487,513	3,844,771	3,765,587	3,864,454
Average principal amount per total managed contracts outstanding (in dollars)	12,951	13,010	13,316	13,256	13,310
Total managed receivables greater than 60 days delinquent (at end of period)	147,027	140,926	90,416	78,871	73,941
Total Managed Ratios:
Annualized net margin as a percentage of average total managed receivables	12.6%	14.5%	14.2%	14.1%	12.5%
Annualized net charge-offs as a percentage of average total managed receivables(4)	8.6%	8.4%	7.5%	7.9%	5.1%
Annualized operating expenses as percentage of average total managed receivables	5.4%	4.7%	3.3%	3.6%	3.1%
Receivables greater than 60 days delinquent as a percentage of total managed receivables (at end of period)	4.6%	4.0%	2.4%	2.1%	2.0%

Pro Forma

For the
	For the Year Ended	Six Months Ended
	December 31, 2004	June 30, 2005

Interest coverage ratio(6)	4.8x	7.8x

(1)	As a result of the terms of the Acquisition, we determined that there was an impairment of goodwill and recorded a $61.2 million pre-tax charge to earnings in 2004.

(2)	To assist in the comparability of our financial results and to make it easier to discuss and understand our results of operations, the “predecessor” period (January 1 through April 29, 2005) and the “successor” period (April 30 through June 30, 2005) have been combined for the six months ended June 30, 2005.

(3)	Total managed receivables consist of our total owned receivables and our total sold receivables in securitization transactions.

(4)	In April 2004, we changed our charge-off policy such that all owned contracts which are more than 120 days delinquent are charged off, regardless of whether an obligor under the owned contract has filed for bankruptcy. Previously, we charged-off owned contracts with bankrupt obligors upon resolution of their bankruptcy cases. As a result of this change, net charge-offs for the year ended December 31, 2004 included a one-time charge-off of $32.6 million for contracts over 120 days delinquent with obligors who had filed for bankruptcy but whose bankruptcy cases had not yet been resolved. Excluding this one-time charge-off, our net charge-offs as a percentage of average total managed receivables would have been 6.1% for the six months ended June 30, 2004 and 6.6% for the year ended December 31, 2004.

(5)	Total managed net margin is the difference between (a) financing revenue, fee and other income earned on our total managed receivables and (b) the cost to fund the receivables and the cost of debt incurred for general corporate purposes. Total managed net margin is a calculation that assumes that securitized receivables have not been sold and are still on our consolidated balance sheet. Total managed net margin is not a measurement of financial performance determined under generally accepted accounting principles and should not be considered as an alternative to any other measures of performance determined under generally accepted accounting principles. We evaluate the profitability of our financing activities based partly upon the net margin related to our total managed receivables, including owned receivables and sold receivables. We use this information to analyze trends in the components of the profitability of our total managed receivables portfolio. Analysis of net margin on a total managed basis allows us to determine which origination channels and finance products are most profitable, guides us in making pricing decisions for finance products and indicates if sufficient spreads exist between our revenues and cost of funds to cover operating expenses and achieve corporate profitability objectives. Additionally, net margin on a total managed basis facilitates comparisons of our results with other finance companies that do not securitize their receivables and in the future will assist in comparisons of our results with other finance companies that, due to the structure of their securitization transactions, are not required to account for the securitization of their receivables as sales.

The following is a reconciliation of net margin as reflected on our consolidated statements of income to our total managed net margin (dollars in thousands):

				For the Six
	For the Year Ended			Months Ended
	December 31,			June 30,

	2002	2003	2004	2004	2005

Net margin as reflected on the consolidated statements of income	$306,457	$173,805	$159,962	$108,651	$132,479
Other interest income	—	—	—	(53,935)	(30,556)
Financing revenue on sold receivables	67,814	348,424	422,867	231,337	151,322
Interest expense on sold receivables	(9,642)	(48,082)	(62,780)	(36,699)	(23,880)
Other income	10,900	9,716	8,825	4,573	9,384

Total managed net margin	$375,529	$483,863	$528,874	$253,927	$238,749

(6)	The interest coverage ratio is equal to our income before income taxes and interest expense on the notes of $80,792 on a pro forma basis for the year ended December 31, 2004 divided by the interest expense on the notes of $16,765 on a pro forma basis for the year ended December 31, 2004. For the six months ended June 30, 2005, the interest coverage ratio is equal to our income before income taxes and interest expense on the notes of $65,163 on a pro forma basis divided by the interest expense of $8,383 on a pro forma basis.

RISK FACTORS
       You should carefully consider the risks described below, as well as other information and data included in this prospectus, when deciding whether to participate in the exchange offer. Any of the following risks could materially adversely affect our business, financial condition or results of operations, which may result in the loss of all or part of your original investment.
Risks Associated with the Exchange Offer
Because there is no public market for the notes, you may not be able to resell your notes.
       The exchange notes will be registered under the Securities Act, but will constitute a new issue of securities with no established trading market, and will be subject to risks relating to:

•	the liquidity of any trading market that may develop;

•	the ability of holders to sell their exchange notes; or

•	the price at which the holders would be able to sell their exchange notes.
If a trading market were to develop, the exchange notes might trade at higher or lower prices than their principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar debentures and our financial performance.
       We understand that the initial purchasers presently intend to make a market in the notes. However, they are not obligated to do so, and any market-making activity with respect to the notes may be discontinued at any time without notice. In addition, any market-making activity will be subject to the limits imposed by the Securities Act and the Securities Exchange Act of 1934, as amended, or the “Exchange Act,” and may be limited during the exchange offer or the pendency of an applicable shelf registration statement. There can be no assurance that an active trading market will exist for the notes or that any trading market that does develop will be liquid.
       Affiliates of Goldman, Sachs & Co. are beneficial owners of our outstanding stock. As a result of this affiliate relationship, if Goldman, Sachs & Co. conducts any market-making activities with respect to the notes, Goldman, Sachs & Co. will be required to deliver a market-making prospectus when effecting offers and sales of the notes. For as long as a market-making prospectus is required to be delivered, the ability of Goldman, Sachs & Co. to make a market in the notes may, in part, be dependent on our ability to maintain a current market-making prospectus for its use. If we are unable to maintain a current market-making prospectus, Goldman, Sachs & Co. may be required to discontinue its market-making activities without notice.
       In addition, any holder of outstanding notes who tenders in the exchange offer for the purpose of participating in a distribution of the exchange notes may be deemed to have received restricted securities, and if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. For a description of these requirements, see “Exchange Offer.”
Risks Relating to the Notes
Our substantial indebtedness could adversely affect our financial position and prevent us from fulfilling our obligations under the notes.
       We have a significant amount of indebtedness. At June 30, 2005, we had on a consolidated basis outstanding indebtedness of $2,389.3 million (of which $149.0 million consisted of the notes). This level of indebtedness could:

•	make it more difficult for us to meet all our obligations to creditors, who could then require us to, among other things, restructure our indebtedness, sell assets or raise additional debt or equity capital;

•	require us to dedicate a substantial portion of our cash flow to pay principal and interest on our debt, which will reduce the funds available for operations and future business opportunities;

•	limit our ability to borrow additional amounts for working capital, capital expenditures, debt service requirements, execution of our growth strategy or general corporate purposes;

•	limit our flexibility in planning for, and reacting to, changes in our business and in our industry, which could make us more vulnerable to adverse changes in general economic, industry and competitive conditions and adverse changes in government regulation;

•	place us at a disadvantage compared to our competitors that have less debt; and

•	make it more difficult for us to satisfy the obligations of the notes.
       Any of the above listed factors could materially adversely affect our business and results of operations.
Despite current indebtedness levels, we and our subsidiaries may still be able to incur substantially more debt, and this could further exacerbate the risks described above.
       We and our subsidiaries may be able to incur substantial additional indebtedness in the future. The terms of the indenture governing the notes do not fully prohibit us or our subsidiaries from doing so. Our new warehouse and residual facilities would permit additional borrowings of up to $491.8 million in the aggregate at June 30, 2005, and all of those borrowings would be secured and be effectively senior to the notes. If new debt is added to our and our subsidiaries’ current debt levels, the related risks that we and they now face could intensify. See “Capitalization,” “Selected Historical Consolidated Financial Data” and “Description of Other Material Indebtedness and Securitizations.”
To service our debt and fund our operations, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control.
       Our ability to make payments on and to refinance our indebtedness, including the notes, and to fund contract originations and purchases and planned capital expenditures will depend on our ability to generate cash in the future. To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.
       Based on our level of originations in 2004, we believe our cash flow from operations, available cash and available borrowings under our new warehouse and residual facilities will provide us with sufficient liquidity to fund approximately eight months of contract originations. We plan to continue to access the securitization market on a frequent basis, which will provide us with additional liquidity. If we are unable to complete securitization transactions in the future, we may not have sufficient liquidity to make payments on our debt or fund our contract originations and purchases.
       We may not be successful in implementing our business strategy: our business may not generate sufficient cash flow from operations; future borrowings may not be available to us under our new warehouse and residual facilities in an amount sufficient to enable us to pay our indebtedness, including these notes, or to fund our other liquidity needs; and there may be material adverse developments in our business, liquidity or capital requirements. If our future cash flow from operating activities and other capital resources are insufficient to pay our obligations as they mature or to fund our liquidity needs, we may be forced to reduce or delay our business activities, sell assets, obtain additional debt or equity capital or restructure or refinance all or a portion of our debt, including the notes, on or before maturity. We cannot assure you that we would be able to accomplish any of these alternatives on a timely basis or on satisfactory terms, if at all. In addition, the terms of our existing and future indebtedness, including the notes and our new warehouse facilities and residual facilities, may limit our ability to pursue any of these alternatives. See “—Our indenture governing the notes, our new warehouse and residual facilities and our new term loan will restrict our operations.”
We will continue to require significant amounts of cash to fund our operations.
       We require substantial amounts of cash to fund our contract purchases and originations and securitization activities, including credit enhancement obligations. We expect to continue to require substantial amounts of cash to fund our operations. Although we have historically recognized a gain on the sale of receivables upon the closing of a securitization, we typically receive the cash representing that gain over the actual life of the receivables securitized. We also incur significant transaction costs in connection with a securitization. Furthermore, we may be required to make substantial estimated federal income tax payments before we receive distributions of excess cash flow from securitization trusts. Accordingly, our strategy of securitizing substantially all of our newly purchased contracts and increasing the number of contracts purchased will require substantial amounts of cash.
       In addition to requiring cash to fund contract purchases pending their securitization and sale, we will also require cash to fund:

•	credit enhancement requirements in connection with the securitization and sale of the receivables;

•	interest and principal payments under our new warehouse and residual facilities, new term loan, the notes and other indebtedness;

•	fees and expenses incurred in connection with the servicing of securitized receivables;

•	capital expenditures for technology and facilities;

•	ongoing operating expenses; and

•	income tax payments.
       Our primary sources of liquidity in the future are expected to be:

•	borrowings under our new warehouse and residual facilities;

•	sales of receivables through securitizations;

•	cash flow received from securitization trusts;

•	cash flow from operating activities other than sales of receivables;

•	servicing fees from securitization trusts and our warehouse facilities; and

•	further issuances of debt or equity securities, depending on capital market conditions.
       We believe that we will continue to require the execution of securitization transactions and the renewal of our new warehouse and residual facilities in order to fund our future liquidity needs. If these sources of funding are unavailable to us on a regular basis or are only available on terms unacceptable to us, we will be required to significantly decrease contract origination activities and implement expense reductions, all of which may have a material adverse affect on our ability to achieve our business and financial objectives.
The notes are effectively subordinated to the debts of our subsidiaries and your right to receive payments on the notes could be adversely affected if any of our subsidiaries declares bankruptcy, liquidates or reorganizes.
       We derive a substantial portion of our revenues and cash flow from our subsidiaries, all of which are limited purpose entities that are subject to substantial contractual restrictions. None of these special purpose entities will guarantee any debt securities issued by us, including the notes. All financings by us under our new warehouse facilities are secured by a first priority lien on the receivables and related assets held by one of our special purpose entities. All borrowings under our new residual facilities are secured by our residual interests in our securitization trusts. Because the special purpose entities are not guarantors of the notes, any debt securities issued by us, including the notes, are structurally subordinated to all indebtedness and other obligations of the special purpose entities. Therefore, if there were a dissolution, bankruptcy, liquidation or reorganization of any of our special purpose entities, the holders of the notes would not receive any amounts with respect to the notes from the assets of the special purpose entity until after the payment in full of the claims of creditors of the special purpose entity.
       In addition, Triad provided a guarantee under each of the new warehouse and residual facilities equal to 10% of the amount outstanding on each facility at the time an applicable guarantee is drawn.
       As of June 30, 2005, the notes were effectively junior in right of payment to $2,085.3 million of indebtedness and other liabilities (including trade payables) of our subsidiaries and an aggregate of approximately $491.8 million was available to those subsidiaries for borrowing under our new warehouse and residual facilities.
Your right to receive payment on the notes is subordinated to substantially all of our other debt, including our new warehouse and residual facilities and our new term loan.
       The notes are unsecured obligations of our company, junior in right of payment to our secured indebtedness to the extent of the assets securing that indebtedness. Notably, we and some of our subsidiaries are parties to our new warehouse and residual facilities which are secured by liens on all of the receivables financed under them and certain of our and our subsidiaries’ other assets. At June 30, 2005, the aggregate amount of our secured indebtedness was approximately $2,172.0 million. Further, an aggregate of approximately $491.8 million was available for additional borrowings under our new warehouse and residual facilities.
       The substantial majority of our assets are and will be held by our subsidiaries, all of which are special purpose, bankruptcy remote entities. At June 30, 2005, the aggregate amount of assets held by these subsidiaries was $2,498.9 million, out of a total of $2,738.3 million of assets. Further, the subsidiaries have been established for the purpose of isolating these assets from Triad and its creditors. Prior to the time that a subsidiary’s creditors have been repaid in full and their commitments terminated, the subsidiary will make available to Triad only the periodic excess cash flow from its assets after payment of all current amounts owed to the subsidiary’s creditors.
       If we defaulted under our obligations under our warehouse or residual facilities, the lenders could proceed against the collateral granted to them to secure that indebtedness. If any secured indebtedness were to be accelerated, our assets may not be sufficient to repay in full that indebtedness and our other indebtedness. In addition, upon any distribution of assets under any liquidation, insolvency, dissolution, reorganization or similar proceeding, the holders of secured indebtedness will be entitled to receive payment in full from the proceeds of the collateral securing our secured indebtedness before the holders of the notes will be entitled to receive any payment with respect thereto. As a result, the holders of the notes may recover proportionately less than holders of secured indebtedness. See “Description of Other Material Indebtedness and Securitizations.”
Our indenture governing the notes, our new warehouse and residual facilities and our new term loan restrict our operations.
       Our indenture governing the notes restricts our ability to, among other things:

•	sell or transfer assets, other than through warehousing and securitization activities;

•	incur additional debt;

•	repay other debt;

•	pay dividends;

•	make certain investments or acquisitions;

•	repurchase or redeem capital stock;

•	engage in mergers or consolidations; and

•	engage in certain transactions with subsidiaries and affiliates.
       Our new warehouse and residual facilities and our indenture governing the notes require us to comply with certain financial ratios, covenants and asset quality maintenance requirements. These restrictions may interfere with our ability to obtain financing or to engage in other necessary or desirable business activities.
       Our new term loan restricts our ability to pay dividends, repurchase or redeem capital stock, enter into transactions with affiliates and enter into transactions that adversely affect the receivables securing the term loan.
       If we cannot comply with the requirements of our indenture governing the notes, our new warehouse and residual facilities or our new term loan, we may be required to repay immediately all of the outstanding debt under them. If our debt payments were accelerated, our assets might not be sufficient to fully repay our debt. These lenders may require us to use all of our available cash to repay our debt, foreclose upon their collateral or prevent us from making payments to other creditors on certain portions of our outstanding debt.
       We may not be able to obtain a waiver of these provisions or refinance our debt, if needed. In such a case, our financial condition, liquidity and results of operations would suffer.
Federal and state fraudulent transfer statutes allow courts, under specific circumstances, to void the notes and require noteholders to return payments received from us.
       Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, the notes could be voided, or claims in respect of the notes could be subordinated to all other debts of ours if, among other things, at the time the indebtedness evidenced by the notes was incurred, we:

•	received less than reasonably equivalent value or fair consideration for the incurrence of the indebtedness; or

•	were insolvent or rendered insolvent by reason of the incurrence of the indebtedness; or

•	were engaged in a business or transaction for which our remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that we would incur, debts beyond our ability to pay those debts as they mature.
       In addition, any payment by us pursuant to the notes could be voided and required to be returned to us or to a fund for the benefit of our creditors.
       The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, we would be considered insolvent if:

•	the sum of our debts, including contingent liabilities, were greater than the fair saleable value of all of our assets;

•	the present fair saleable value of our assets were less than the amount that would be required to pay our probable liability on our existing debts, including contingent liabilities, as they become absolute and mature; or

•	we could not pay our debts as they become due.
       Based upon information currently available to us, we believe that the notes are being incurred for proper purposes and in good faith and that we:

•	are solvent and will continue to be solvent after giving effect to the issuance of the notes;

•	will have enough capital for carrying on our business after the issuance of the notes; and

•	will be able to pay our debts as they become due.
We may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture governing the notes.
       Upon the occurrence of certain specific kinds of change of control events, we will be required to offer to repurchase all outstanding notes at 101% of the principal amount thereof plus accrued and unpaid interest and special interest, if any, to the date of repurchase. However, it is possible that we may not have sufficient funds at the time of the change of control to make the required repurchase of notes or that restrictions in our new warehouse facilities, term loan and residual facilities will not allow such repurchases. If we fail to repurchase the notes in that circumstance, we would be in default under the indenture governing the notes. Upon the occurrence of a change of control, we could seek to refinance our indebtedness, including the notes, or obtain a waiver from the lenders or you as a holder of the notes. We may be unable to obtain a waiver or refinance our indebtedness on commercially reasonable terms or at all. Any future debt that we incur may also contain restrictions on repayment of the notes upon a change of control. See “Description of Notes—Repurchase at the Option of Holders—Change of Control.”
Our principal stockholders’ interests may conflict with yours.
       An investor group comprised of affiliates of Goldman, Sachs & Co., GTCR Golder Rauner, L.L.C. and Hunter’s Glen/ Ford Ltd. collectively beneficially own approximately 93% of our outstanding stock. As a result, these equity sponsors are collectively in a position to control all matters affecting us, including decisions regarding extraordinary business transactions, fundamental corporate transactions, appointment of members to our management, election of directors and our corporate and management policies.
       The interests of our equity sponsors could conflict with your interests. For example, if we encounter financial difficulties or are unable to pay our debts as they mature, the interests of our equity sponsors might conflict with your interests as a holder of the notes. Our equity sponsors may also have an interest in pursuing acquisitions, divestitures, financings or other transactions that, in their judgment, could enhance their equity investments, even though such transactions might involve risks to you as a holder of the notes. See “Certain Relationships and Related Transactions” and “Principal Stockholders.”
Risks Related to Our Business
Our ability to continue to purchase contracts and to fund our business is dependent on a number of financing sources.
       Dependence on Warehouse and Residual Facilities. We are a finance company that is highly dependent on obtaining financing to originate contracts. We depend on our new warehouse and residual facilities to finance our purchase and funding of contracts pending securitization and working capital needs. We also depend on our new term loan to finance our existing contracts held for investment. Our new warehouse and residual facilities provide for available borrowings of up to an aggregate amount of approximately $1,500.0 million on an ongoing basis, subject to borrowing base limitations and renewal.
       These financing resources may not continue to be available to us beyond their current maturity dates at reasonable terms or at all. The availability of these financing sources depends on factors outside of our control. If we are unable to extend or replace these facilities or arrange new warehouse and residual facilities, we will have to curtail contract purchasing and originating activities, which would have a material adverse effect on our financial position, liquidity and results of operations.
       Dependence on Securitization Transactions. Our business depends on our ability to aggregate and sell automobile installment contracts in the form of privately and publicly offered asset-backed securities. These sales generate cash proceeds that allow us to repay amounts borrowed under our warehouse facilities and to finance additional contracts. In addition, historically, our sale of contracts to a securitization trust in preparation for a securitization created an accounting gain-on-sale that became a material part of our reported earnings. Currently, we structure our new securitizations so that the receivables and related securitization indebtedness will remain on our balance sheet. Changes in our asset-backed securities program could materially adversely affect our earnings or ability to purchase and resell automobile installment contracts on a timely basis. In addition to our planned change in accounting for securitization transactions, such other changes could include a:

•	delay in the completion of a planned securitization;

•	negative market perception of us; and

•	failure of the contracts we intend to sell to conform to financial guaranty or rating agency requirements.
       We plan to continue to access the securitization market on a frequent basis. If we are unable to consummate securitization transactions in the future or if there is an adverse change in the asset-backed securities market for automobile receivables generally, we may have to curtail our automobile financing activities, which would have a material adverse effect on our financial position, liquidity and results of operations.
Our change from gain-on-sale to on-balance sheet accounting for our securitization transactions will significantly impact our future results of operations compared to our historical results.
       Historically, we have structured our securitization transactions to meet the criteria for sales of auto receivables under generally accepted accounting principles in the United States of America, or “GAAP.” Thus, for all securitizations completed prior to April 29, 2005, we recorded a gain-on-sale of receivables when we sold the auto receivables to a securitization trust based on the net present value of expected excess cash flows from the securitized receivables. Following the Transactions, we altered the accounting of our future securitization transactions to meet the criteria for on-balance sheet reporting. This change will significantly impact our future results of operations compared to our historical results. In particular, as a result of this change, we expect that our provision for credit losses and our net margin will increase significantly, with our provision for credit losses increasing initially at a greater rate than our net margin. We also expect our securitization income and net income to initially decrease, with no change to our cash flows, as a result of this accounting change. Accordingly, our historical results may not be indicative of our future results. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Our ability to execute securitization transactions, and the cost of and liquidity obtained from them, is dependent on our ability to obtain financial guaranty insurance policies to support these transactions.
       Since 2002, all of our securitizations have utilized credit enhancement in the form of financial guaranty insurance policies provided by either Ambac, MBIA or FSA. Under these insurance policies, if the securitization trust fails to pay principal or interest on the insured securities when due, then the financial guarantee insurance providers will be required to pay such amounts. We obtain these insurance policies in order to achieve ratings ranging from A-1+/Prime-1/F1+ to AAA/Aaa/AAA on the insured securities issued in the securitization transactions. These ratings may reduce the costs of securitizations relative to alternative forms of financing available to us and enhance the marketability of these transactions to investors in asset-backed securities. If our future securitizations are not similarly rated, our funding costs may be higher. Our insurance providers are not required to insure our future securitizations and their willingness to do so is subject to many factors beyond our control, including concentrations of risk with any given insurance provider, the insurance providers’ own rating considerations, their ability to cede this risk to reinsurers and the performance of the portion of our portfolio for which the insurers have provided insurance.
       The securitization transactions we entered into in 2003 and 2004 required higher initial and target enhancement levels than previous transactions. We anticipate that credit enhancement requirements will be at least equal to these higher levels on additional securitization transactions completed during 2005 and possibly beyond, requiring the use of additional liquidity to support our securitization program. A downgrade in any of our insurance providers’ credit ratings, their withdrawal of credit enhancement, an increase in required credit enhancement levels or the lack of availability of alternative credit enhancements, such as reinsurance or senior subordinated structures, for our securitization program could result in higher interest costs for our future securitizations and larger initial cash deposit requirements. The absence of a financial guaranty insurance policy may also impair the marketability of our securitizations. These events could have a material adverse effect on our financial position, liquidity and results of operations.
       We believe that we may be required to utilize securitization structures involving the purchase of a financial guaranty insurance policy in order to execute securitization transactions based on current market conditions. If we are unable to obtain financial guaranty insurance at all or on terms acceptable to us and, as a result, are unable to execute securitization transactions on a regular basis, we would not have sufficient funds to meet our liquidity needs and, in such event, we would be required to revise the scale of our business, including the possible discontinuation of contract origination activities, which would have a material adverse effect on our ability to achieve our business and financial objectives.
A loss of contractual servicing rights could have a material adverse effect on our business.
       As servicer of all our securitized automobile contracts, we are entitled to receive contractual servicing fees. Our base servicing fees are earned at 2.25% per annum on the outstanding balance of contracts securitized and our supplemental servicing fees include fees and charges paid by obligors, such as late fees and extension fees. Each of Ambac, MBIA and FSA, as guarantor, can terminate our right to act as servicer for the securitizations it has guaranteed upon the occurrence of events defined in the sale and servicing agreements for securitized contracts, such as our bankruptcy or material breach of warranties or covenants, including covenants to maintain a specified level of delinquency, default or loss rate with respect to the receivables included in the applicable securitization trust. At June 30, 2005, no such termination events have occurred with respect to any of the trusts formed by us. We also are entitled to receive servicing fees under our new warehouse facilities. The lenders under our new warehouse facilities can terminate our right to act as servicer under these facilities upon the occurrence of specified servicer termination events similar to the servicer termination provisions of our securitizations. The termination of any or all of our servicing rights under our securitizations or the new warehouse facilities would have a material adverse effect on our financial position, liquidity and results of operations by reducing our pre-tax income by the amount of our servicing fee income. For the year ended December 31, 2004, we received $58.8 million in base servicing fee income and $10.9 million in supplemental servicing fee income from our securitization trusts. For more information regarding the events of servicer termination, see “Description of Other Material Indebtedness and Securitizations.”
We may not be able to generate sufficient operating cash flows to meet our operating expenses.
       Our automobile finance operations require substantial operating cash flows. Operating cash requirements include premiums paid to dealers for acquisition of retail installment contracts, premiums paid to our business partners for referring direct loans to us, expenses incurred in connection with the securitization of receivables, capital expenditures for new technologies and ongoing operating costs. Our primary source of operating cash is the excess cash flows received from securitizations and contracts held by us prior to their securitization. The timing and amount of excess cash flows from securitizations and contracts varies based on a number of factors, including:

•	the rates and amounts of contract delinquencies, defaults and net credit losses;

•	how quickly and at what price repossessed vehicles can be resold;

•	the ages of the contracts in the portfolio;

•	levels of voluntary prepayments; and

•	the terms of our securitizations, which include performance based triggers requiring higher levels of credit enhancements to the extent credit losses or delinquencies exceed certain thresholds.
       Any adverse change in these factors could reduce or eliminate excess cash flows to us. Although we currently have positive operating cash flows, we may not continue to generate positive cash flows in the future. Our inability to do so could have a material adverse effect on our financial position, liquidity and results of operations.
Defaults and prepayments on contracts purchased or originated by us could adversely affect our results of operations and cash flows.
       Our results of operations, financial condition and liquidity depend, to a material extent, on the performance of contracts purchased and held by us prior to their sale in a securitization transaction as well as the subsequent performance of receivables sold to securitization trusts. Obligors under contracts acquired or originated by us may default or prepay on the contracts at any time. We bear the full risk of losses resulting from defaults that occur while we own the contracts.
       The longer we hold contracts prior to their sale in a securitization, the longer we are exposed to this risk. We do not plan to securitize all of our contracts held for investment, some of which were financed by our new term loan upon the consummation of the Transactions, and as a result, we are exposed to the full risk of losses resulting from defaults on these contracts until they reach maturity. In the event of a default under the contracts we hold prior to securitization and our existing contracts held for investment, the collateral value of the financed vehicle usually does not cover the outstanding contract balance and costs of recovery. We maintain an allowance for credit losses on contracts held for investment by us, which reflects management’s estimates of inherent losses for these contracts. If the allowance is inadequate, we would recognize as an expense the losses in excess of that allowance, and our results of operations could be adversely affected. Receivables held for sale are carried at the lower of cost or market on an aggregate basis with any write-downs to market recorded as a charge to earnings and reflected in other expenses. In addition, under the terms of the securitizations, we are not able to sell defaulted contracts and contracts greater than 30 days delinquent held by us. Under the terms of our new warehouse facilities, we are able to borrow, subject to specified limitations, against contracts greater than 30 days delinquent, but at a lower advance rate.
       We also retain a substantial portion of the default and prepayment risk associated with the receivables that we sell pursuant to our securitizations. A large component of the gain historically recognized on these sales and the corresponding assets recorded on our balance sheet are credit enhancement assets which consist of investments in trust receivables and restricted cash. Credit enhancement assets are calculated on the basis of management’s assumptions concerning, among other things, defaults. Actual defaults may vary from management’s assumptions, possibly to a material degree, which could adversely affect the value of our credit enhancement assets, which totaled $289.4 million at June 30, 2005. If the change in assumptions and the impact of the change on the value of the credit enhancement assets were deemed other than temporary, we would record a charge to income. In addition, an increase in defaults would reduce the size of our servicing portfolio, which would reduce our servicing fee income and adversely affect our results of operations and cash flow. Although we believe that we have made reasonable assumptions as to the future cash flows of the various pools of receivables that have been sold in securitization transactions, actual rates of default may differ from those assumed, and other assumptions may be required to be revised upon future events.
       Generally, the form of credit enhancement agreement we enter into with Ambac, FSA or MBIA in connection with securitization transactions contains specified limits on the delinquency and loss rates on the receivables included in each securitization trust. If, at any measurement date, the delinquency, default or loss rate with respect to any trust were to exceed the specified limits, provisions of the credit enhancement agreement would automatically increase the level of credit enhancement required for that trust, if a waiver were not obtained. During the period in which the specified delinquency and loss rates were exceeded, excess cash flow, if any, from the trust would be used to fund the increased credit enhancement levels instead of being distributed to us, which would have an adverse effect on our cash flow.
       At June 30, 2005, none of our securitizations had delinquency or net loss ratios in excess of the targeted levels that would require an increase in credit enhancement and diversion of excess cash flow. We believe that it is possible that net loss ratios on certain of our securitization trusts may exceed targeted levels if current economic conditions worsen. If targeted levels were exceeded and a waiver were not granted, we estimate that $5 million to $15 million of cash otherwise distributable from the trusts would be used to increase credit enhancements for the insurer rather than being released to us. Although we believe we have sufficient liquidity in the event that cash distributions from the trusts are curtailed as described above, we may be required to decrease contract origination activities, and implement other expense reductions, if securitization distributions are materially decreased for a prolonged period of time.
Failure to implement our business strategy could adversely affect our operations.
       Our financial position and results of operations depend on our management’s ability to execute our business strategy. Key factors involved in the execution of our business strategy include:

•	achieving the desired contract purchase volume;

•	continued and successful use of proprietary scoring models for risk assessment and risk-based pricing;

•	the use of sophisticated risk management techniques;

•	continued investment in technology to support operating efficiency and growth; and

•	continued access to significant funding and liquidity sources.
       Our failure or inability to execute any element of our business strategy could materially adversely affect our financial position, liquidity and results of operations.

There is a high degree of risk associated with non-prime borrowers.
       We specialize in purchasing and servicing non-prime automobile receivables. Non-prime borrowers are associated with higher-than-average delinquency and default rates. While we believe that we effectively manage these risks with our proprietary credit scoring system, risk-based contract pricing and other underwriting policies and collection methods, these criteria or methods may not be effective in the future in reducing default risk or properly pricing contracts. In the event that we underestimate the default risk or under-price contracts that we purchase, our financial position, liquidity and results of operations may be adversely affected, possibly to a material degree.
We are subject to general economic conditions which are beyond our control. Adverse general economic events, including periods of economic weakness, could have a material adverse impact on our business.
       During periods of economic slowdown or recession delinquencies, defaults, repossessions and losses generally increase. These periods also may be accompanied by decreased consumer demand for automobiles and declining values of automobiles securing outstanding contracts, which weakens collateral coverage and increases the amount of a loss in the event of default. Significant increases in the inventory of used automobiles during periods of economic recession may also depress the prices at which repossessed automobiles may be sold or delay the timing of these sales. Because we focus on non-prime borrowers, the actual rates of delinquencies, defaults, repossessions and losses on these contracts are higher than those experienced in the general automobile finance industry and could be more dramatically affected by a general economic downturn. In addition, during an economic slowdown or recession, our servicing costs may increase without a corresponding increase in our servicing fee income. While we seek to manage the higher risk inherent in contracts made to non-prime borrowers through the underwriting criteria and collection methods we employ, these criteria or methods may not afford adequate protection against these risks. Any sustained period of increased delinquencies, defaults, repossessions or losses or increased servicing costs could also adversely affect our financial position, liquidity and results of operations and our ability to enter into future securitizations.
Geographic concentrations of our contracts may adversely affect payments on the contracts.
       Adverse economic conditions, natural disasters or other factors affecting any state or region where a high concentration of obligors resides could adversely affect collections on the contracts and increase the delinquency or credit loss rates of our contracts. At December 31, 2004, obligors with respect to approximately 20.0%, 14.5%, 7.4%, 6.3% and 4.4% of our total managed receivables based on the contracts’ remaining principal balances were located in California, Texas, Florida, Illinois and Maryland, respectively. If adverse economic conditions, natural disasters or other factors occur that affect these regions, or if obligors in these regions experience financial difficulties, a significant number of obligors may not be able to pay, may not make timely payments or may be more prone to filing for bankruptcy protection.
In our direct channel, we depend on a number of business partners to provide us with customer referrals, and a decline in referrals from our business partners could result in a decrease in contract originations.
       In our direct channel, in addition to originations through our RoadLoans website, we rely on third-party business partners to refer customers to us. Our top three third-party business partners in our direct channel generate approximately half of our direct contract originations based on both the number of contracts originated and the dollar amount of contracts originated. Our current business partners may not continue to refer customers to us on current terms or at all, and we may not be able to establish relationships with new business partners on terms acceptable to us. Our inability to maintain our current relationships with our business partners in the future or the loss of one or more of our business partners, and our failure to replace any one or more of them may result in a decrease in contract originations in our direct channel.
Our business is highly seasonal which may cause our results of operations and cash flows to fluctuate from quarter to quarter.
       We historically have experienced and expect to continue to experience quarterly fluctuations in our net income and cash flows. We generally experience a decrease in collections in the last two to three months of each year due to consumers’ spending in anticipation of the holiday months and in the first month of the following year due to consumer spending in the previous holiday period. Collections generally tend to increase after income tax refunds are received by our customers. We expect this trend to continue for the foreseeable future. Any decrease in our collections, whether because of general economic conditions, a slowdown in the economy, increased unemployment or other factors, could have a material adverse effect on our business, financial condition and results of operations for the entire year.
Wholesale auction values may impact our profitability.
       We sell repossessed automobiles at wholesale auction markets located throughout the United States. Auction proceeds from the sale of repossessed vehicles and other recoveries are usually not sufficient to cover the outstanding balance of the contract, and the resulting deficiency is charged off. Decreased auction proceeds resulting from the depressed prices at which used automobiles may be sold during periods of economic slowdown or recession will result in higher credit losses for us. Furthermore, depressed wholesale prices for used automobiles may result from significant liquidations of rental or fleet inventories or from increased volume of trade-ins due to promotional financing programs offered by new vehicle manufacturers. Our recoveries as a percentage of charge-offs were 37.3%, 36.8% and 37.5% in 2004, 2003 and 2002, respectively. Our recovery rates may be lower in the future, which would result in higher charge offs and losses for us.
Our profitability may be directly affected by the level of and fluctuations in interest rates.
       Our profitability may be directly affected by the level of and fluctuations in interest rates, which affects the gross interest rate spread we earn on our receivables. As the level of interest rates increases, our gross interest rate spread on new originations will generally decline because the rates charged on the contracts originated or purchased from dealers are limited by statutory maximums, restricting our opportunity to pass on increased interest costs to consumers. We believe that our profitability and liquidity could be adversely affected during any period of higher interest rates, possibly to a material degree. Although interest rates have been low over the past few years, the federal funds rate rose 1.25% during 2004 and has risen another 1.25% during the first six months of 2005 and is expected to continue to increase. We monitor the interest rate environment and may employ pre-funding and other hedging strategies, such as interest rate swap agreements, designed to mitigate the impact of changes in interest rates. However, pre-funding or other hedging strategies may not mitigate the impact of changes in interest rates.
Our inability to recruit or retain senior management or other qualified personnel could have an adverse impact on our operations.
       We depend on the continued services of our senior executive officers. The loss of any key officer could have a material adverse effect on our business, financial condition and results of operations. We do not carry key man insurance for any of our management executives.
       Competition to hire personnel possessing the skills and experience we require could contribute to an increase in our employee turnover rate. High turnover or an inability to attract and retain qualified replacement personnel could have an adverse effect on our delinquency, default and net loss rates and, ultimately, our financial condition, results of operations and liquidity.
The auto finance business is highly competitive.
       The auto finance business is highly competitive. The automobile finance market is highly fragmented and is served by a variety of financial entities including thrifts, captive auto finance companies owned by major automobile manufacturers, banks, credit unions, savings associations and independent consumer finance companies that conduct business in the geographic regions in which we operate. Many of these competitors have greater financial and marketing resources than we have. Additionally, on occasion the captive finance companies provide financing on terms significantly more favorable to auto purchasers than we can offer. For example, the captive finance companies can offer special low interest loan programs as incentives to purchasers of selected models of automobiles manufactured by their respective parent manufacturers.
       Many of our competitors also have long-standing relationships with automobile dealers and may offer dealers or their customers other forms of financing, including dealer floor plan financing and leasing, which we do not provide. Providers of automobile financing have traditionally competed on the basis of interest rates charged, the quality of credit accepted, the flexibility of contract terms offered and the quality of service provided to dealers and customers. In seeking to establish our position as one of the principal financing sources of the dealers we serve and a leading direct lender, we compete predominantly on the basis of our high level of dealer service and strong dealer and business partner relationships and by offering flexible contract terms. If we are unable to compete successfully in this market or against these competitors, our business would be affected adversely.
Regulatory requirements may have a material adverse effect on our business, financial condition or operating results.
       Our operations are subject to regulation, supervision and licensing under various federal, state and local statutes, ordinances and regulations.
       In most states in which we operate, a consumer credit regulatory agency regulates and enforces laws relating to consumer lenders and sales finance agencies such as us. These rules and regulations generally provide for licensing of sales finance agencies and direct lenders, limitations on the amount, duration and charges, including interest rates, for various categories of contracts, requirements as to the form and content of finance contracts and other documentation, and restrictions on collection practices and creditors’ rights. In certain states, we are subject to periodic examination by state regulatory authorities.
       We are also subject to extensive federal regulation, including the Truth in Lending Act, the Equal Credit Opportunity Act and the Fair Credit Reporting Act. These laws require us to provide certain disclosures to prospective borrowers and protect against discriminatory lending practices and unfair credit practices. The principal disclosures required under the Truth in Lending Act include the terms of repayment, the total finance charge and the annual percentage rate charged on each contract. The Equal Credit Opportunity Act prohibits creditors from discriminating against credit applicants on the basis of race, color, sex, age or marital status. Pursuant to Regulation B promulgated under the Equal Credit Opportunity Act, creditors are required to make certain disclosures regarding consumer rights and advise consumers whose credit applications are not approved of the reasons for the rejection. In addition, the credit scoring system we use must comply with the requirements for such a system as set forth in the Equal Credit Opportunity Act and Regulation B. The Fair Credit Reporting Act requires us to provide certain information to consumers whose credit applications are not approved on the basis of a report obtained from a consumer reporting agency. Additionally, we are subject to the Gramm-Leach-Bliley Act, which requires us to maintain privacy with respect to certain consumer data in our possession and to periodically communicate with consumers on privacy matters. We are also subject to the Servicemembers Civil Relief Act, which requires us to reduce the interest rate charged on contracts to customers who have subsequently enlisted, been inducted or called to active military duty and may restrict the exercise of remedies against such customers.
       The dealers who originate automobile finance contracts that we purchase also must comply with both state and federal credit and trade practice statutes and regulations. Failure of the dealers to comply with these statutes and regulations could result in consumers having rights of rescission and other remedies that could have an adverse effect on us.
       We believe that we maintain all material licenses and permits required for our current operations and are in substantial compliance with all applicable local, state and federal regulations. There can be no assurance, however, that we will be able to maintain all requisite licenses and permits, and the failure to satisfy those and other regulatory requirements could have a material adverse effect on our operations. Further, the adoption of additional, or the revision of existing, rules and regulations could have a material adverse effect on our business.
State laws and other factors may limit the collection of payments on our contracts and repossession of the vehicles.
       State laws may prohibit, limit or delay repossession and sale of the vehicles to recover on defaulted automobile contracts. As a result, we may experience delays in receiving payments and suffer losses. Additional factors that may affect our ability to recoup the full amount due on an automobile contract include:

•	our failure to file amendments to or receive certificates of title relating to the vehicles;

•	depreciation of the financed vehicles;

•	obsolescence of the financed vehicles;

•	damage or loss of any financed vehicle; and

•	the application of federal and state bankruptcy and insolvency laws.
We are parties to litigation matters that could adversely affect our financial condition, results of operations and cash flows.
       As a consumer finance company, we are subject to various consumer claims and litigation seeking damages and statutory penalties, based upon, among other things, usury, disclosure inaccuracies, wrongful repossession, violations of bankruptcy stay provisions, certificate of title disputes, fraud and breach of contract. Some litigation against us could take the form of class action lawsuits by consumers. As the assignee of finance contracts originated by dealers, we may also be named as a co-defendant in lawsuits filed by consumers principally against dealers. The damages and penalties claimed by consumers in these types of matters can be substantial. The relief requested by the plaintiffs varies, but includes requests for compensatory, statutory and punitive damages.
       In February 2004, a complaint was filed against us by Condition Reports, Inc., doing business as Auto Inspection Services. The complaint alleges causes of action for breach of contract for non-payment of inspection services, breach of the covenant of good faith and fair dealing, and declaratory relief. It alleges damages of approximately $5 million. We are finalizing a settlement of this matter.
       Any adverse resolution of the litigation pending or threatened against Triad, including the proceeding specifically described above, could have a material adverse effect on our financial condition, results of operations or cash flows.

We may pursue strategic acquisitions and expansion opportunities, which could have an adverse impact on our business.
       We may, from time to time, consider acquiring complementary companies or businesses. To do so, we would need to identify suitable acquisition candidates, negotiate acceptable acquisition terms and obtain appropriate financing. Any acquisition that we pursue, whether or not successfully completed, may involve risks, including:

•	the diversion of our capital and our management’s attention from other business issues and opportunities;

•	difficulties in successfully integrating companies that we acquire, including personnel, financial systems and operations;

•	material adverse effects on our operating results, particularly in the fiscal quarters immediately following the acquisition as it is integrated into our operations; and

•	the incurrence of debt and contingent liabilities and impairment charges related to goodwill and other intangible assets, any of which could harm our business and financial condition.
       Further, we will need to continue to effectively manage the expansion of our existing operations in order to execute our growth strategy of entering into new markets and expanding in existing markets. Growth may strain our existing resources. It is possible that our management, employees, systems and facilities currently in place may not be adequate to accommodate future growth. In this situation, we will have to improve our operational, financial and management controls, reporting systems and procedures. If we are unable to effectively manage our growth, our operations and financial results may be adversely affected.
Our financial products and services are complex, depend on a myriad of complex networks and technologies and may be subject to software or hardware errors or failures that could lead to an increase in our costs, reduce our revenues or damage our reputation.
       Our products and services, and the networks and third-party services upon which our financial products and services are based, are complex and may contain undetected errors or may suffer unexpected failures. We are exposed to the risk of failure of our proprietary computer systems, some of which are deployed, operated, monitored and supported by third parties, whom we do not control. We rely on third parties to detect and respond to errors and failures in our proprietary computer systems. We also rely on third parties for software development and system support. We are exposed to the risk of failure of the computer systems that are owned, operated and managed by third parties, whom we do not control.
If we are unable to protect our intellectual property adequately, we may lose a valuable competitive advantage or be forced to incur costly litigation to protect our rights.
       Our success depends on developing and protecting our intellectual property, including our proprietary scorecards. We rely on the terms of license agreements, as well as copyright, patent, trademark and trade secret laws to protect our intellectual property. We also rely on other confidentiality and contractual agreements and arrangements with our employees, affiliates, business partners and customers to establish and protect our intellectual property and similar proprietary rights. If we are unable to protect our intellectual property, our operations and financial results may be adversely affected.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
       When used in this prospectus, the words “believes,” “anticipates,” “expects,” “intends,” “projects” and similar expressions are used to identify forward-looking and cautionary statements. Such statements relate to future financial and operating results. Any such statements contained in this prospectus represent management’s current expectations, based on present information and current assumptions, and are thus prospective and subject to risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Actual results could differ materially from those anticipated or projected due to a number of factors. These factors include, but are not limited to:

•	our ability to make payments of principal and interest on, or refinance, our substantial indebtedness;

•	our reliance on our warehouse facilities, residual facilities, securitization program and credit enhancement arrangements;

•	our ability to generate significant amounts of cash to service our debt and fund our operations;

•	loss of contractual servicing rights;

•	our exposure to the risk of increases in defaults and prepayments of contracts purchased and held by us prior to their securitization and the subsequent performance of receivables held in securitization trusts;

•	changes in the delinquency, default and loss rates on the receivables included in each securitization trust;

•	failure to implement our business strategy;

•	the high degree of risk associated with non-prime borrowers;

•	general economic conditions, including wholesale auction values and interest rates;

•	our ability to successfully compete in our industry;

•	our ability to maintain the material licenses and permits required for our operations; and

•	other risks identified in this prospectus under the caption “Risk Factors.”
       Triad undertakes no obligation to update or revise any forward-looking statements, either to reflect new developments, or for any other reason, except as required by law.

EXCHANGE OFFER
Purpose and Effect of the Exchange Offer
       We, and the initial purchasers entered into a registration rights agreement in connection with the issuance of the outstanding notes on April 29, 2005. Under the registration rights agreement, we have agreed to:

•	file a registration statement within 90 days after the issue date of the outstanding notes enabling holders of outstanding notes to exchange the privately placed outstanding notes for exchange notes registered with the SEC with substantially identical terms;

•	use all commercially reasonable efforts to cause the registration statement to become effective within 210 days after the issue date of the outstanding notes;

•	use all commercially reasonable efforts to complete the exchange offer within 40 business days after the effective date of the registration statement; and

•	use all commercially reasonable efforts to file a shelf registration statement for the resale of the notes if we cannot effect an exchange offer within the time periods listed above and in other specified circumstances.
       We will pay additional interest on the notes for the periods described below if:

•	we do not file the required registration statements on or before the date specified for filing;

•	any of the required registration statements are not declared effective by the SEC on or prior to the date specified for effectiveness;

•	the exchange offer is not completed within the specified time; or

•	the shelf registration statement or the exchange offer registration statement is declared effective but later becomes unusable in connection with resales of the notes during the periods specified in the registration rights agreement.
       You will not have any remedy other than liquidated damages on the notes if we fail to meet the deadlines listed above, which we refer to as a registration default. When there is a registration default, the interest rate of the notes will increase by one-quarter of one percent per year for the first 90-day period. The interest rate (as so increased) will increase by an additional one-quarter of one percent each subsequent 90-day period until all registration defaults have been cured, up to an aggregate maximum increase in the interest rate equal to one percent (1%) per annum. Following the cure of all registration defaults, the accrual of additional interest will cease and the interest rate will revert to the original rate.
Terms of the Exchange Offer
       Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all outstanding notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. We will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of outstanding notes accepted in the exchange offer. Any holder may tender some or all of its outstanding notes pursuant to the exchange offer. However, outstanding notes may be tendered only in integral multiples of $1,000.
       The form and terms of the exchange notes are the same as the form and terms of the outstanding notes except that:

•	the exchange notes bear a Series B designation and a different CUSIP Number from the outstanding notes;

•	the exchange notes have been registered under the Securities Act and hence will not bear legends restricting the transfer thereof; and

•	the holders of the exchange notes will not be entitled to certain rights under the registration rights agreement, including the provisions providing for an increase in the interest rate on the outstanding notes in certain circumstances relating to the timing of the exchange offer, all of which rights will terminate when the exchange offer is terminated.
       The exchange notes will evidence the same debt as the outstanding notes and will be entitled to the benefits of the indenture relating to the outstanding notes.
       As of the date of this prospectus, $150,000,000 aggregate principal amount of the outstanding notes were outstanding. We have fixed the close of business on                     , 2005 as the record date for the exchange offer for purposes of determining the persons to whom this prospectus and the letter of transmittal will be mailed initially.
       Holders of outstanding notes do not have any appraisal or dissenters’ rights under the General Corporation Law of the State of California or the indenture relating to the notes in connection with the exchange offer. We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder.
       We will be deemed to have accepted validly tendered outstanding notes when, as and if we have given oral or written notice thereof to the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the exchange notes from us.
       If any tendered outstanding notes are not accepted for exchange because of an invalid tender, the occurrence of specified other events set forth in this prospectus or otherwise, the certificates for any unaccepted outstanding notes will be returned, without expense, to the tendering holder thereof promptly following the expiration date of the exchange offer.
       If you hold outstanding notes through DTC and wish to accept the exchange offer, you must do so through DTC’s Automated Tender Offer Program, or “ATOP,” pursuant to which you will agree to be bound by the terms of the applicable letter of transmittal. See “— Procedures for Tendering.” If you wish to tender such notes and cannot complete the procedures for book-entry transfer prior to the expiration date, you may tender such notes according to the guaranteed delivery procedures set forth below under “— Guaranteed Delivery Procedures.”
       Holders who tender outstanding notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of outstanding notes pursuant to the exchange offer. We will pay all charges and expenses, other than transfer taxes in certain circumstances, in connection with the exchange offer. See “—Fees and Expenses.”
Expiration Date; Extensions; Amendments
       The term “expiration date” will mean 5:00 p.m., New York City time, on                     , 2005, unless we, in our sole discretion, extend the exchange offer, in which case the term “expiration date” will mean the latest date and time to which the exchange offer is extended.
       In order to extend the exchange offer, we will make a press release or other public announcement, notify the exchange agent of any extension by oral or written notice and will mail to the registered holders an announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.
       We reserve the right, in our sole discretion, (1) to delay accepting any outstanding notes, to extend the exchange offer or to terminate the exchange offer if any of the conditions set forth below under “—Conditions” have not been satisfied, by giving oral or written notice of any delay, extension or termination to the exchange agent or (2) to amend the terms of the exchange offer in any manner. Such decision will also be communicated in a press release or other public announcement prior to 9:00 a.m., New York City time on the next business day following such decision Any announcement of delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders.
Interest on the Exchange Notes
       The exchange notes will bear interest from their date of issuance. Holders of outstanding notes that are accepted for exchange will receive, in cash, accrued interest thereon to, but not including, the date of issuance of the exchange notes. Such interest will be paid with the first interest payment on the exchange notes on November 1, 2005. Interest on the outstanding notes accepted for exchange will cease to accrue upon issuance of the exchange notes.
       Interest on the exchange notes is payable semi-annually on each May 1 and November 1, commencing on November 1, 2005.
Procedures for Tendering
       Only a holder of outstanding notes may tender outstanding notes in the exchange offer. To tender in the exchange offer, a holder must complete, sign and date the letter of transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the letter of transmittal or transmit an agent’s message in connection with a book-entry transfer, and mail or otherwise deliver the letter of transmittal, if applicable, or the facsimile, together with the outstanding notes and any other required documents, to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date. To be tendered effectively, the outstanding notes, letter of transmittal or an agent’s message and other required documents must be completed and received by the exchange agent at the address set forth below under “—Exchange Agent” prior to 5:00 p.m., New York City time, on the expiration date. Delivery of the outstanding notes may be made by book-entry transfer in accordance with the procedures described below. Confirmation of the book-entry transfer must be received by the exchange agent prior to the expiration date.
       The term “agent’s message” means a message, transmitted by a book-entry transfer facility to, and received by, the exchange agent forming a part of a confirmation of a book-entry, which states that the book-entry transfer facility has received an express acknowledgment from the participant in the book-entry transfer facility tendering the outstanding notes that the participant has received and agrees: (1) to participate in ATOP; (2) to be bound by the terms of the letter of transmittal; and (3) that we may enforce the agreement against the participant.
       By executing the letter of transmittal, each holder will make to us the representations set forth above in the third paragraph under the heading “—Purpose and Effect of the Exchange Offer.”
       The tender by a holder and our acceptance thereof will constitute an agreement between the holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal or agent’s message.
       The method of delivery of outstanding notes and the letter of transmittal or agent’s message and all other required documents to the exchange agent is at the election and sole risk of the holder. As an alternative to delivery by mail, holders may wish to consider overnight or hand delivery service. In all cases, sufficient time should be allowed to assure delivery to the exchange agent before the expiration date. No letters of transmittal or outstanding notes should be sent to us. Holders may request their respective brokers, dealers, commercial banks, trust companies or nominees to effect the above transactions for them.
       Any beneficial owner whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on the beneficial owner’s behalf. See “Instructions to Registered Holder and/or Book-Entry Transfer Facility Participant from Beneficial Owner” included with the letter of transmittal.
       Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member of the Medallion System unless the outstanding notes tendered pursuant to the letter of transmittal are tendered (1) by a registered holder who has not completed the box entitled “Special Registration Instructions” or “Special Delivery Instructions” on the letter of transmittal or (2) for the account of a member firm of the Medallion System. In the event that signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantee must be by a member firm of the Medallion System.
       If the letter of transmittal is signed by a person other than the registered holder of any outstanding notes listed in this prospectus, the outstanding notes must be endorsed or accompanied by a properly completed bond power, signed by the registered holder as the registered holder’s name appears on the outstanding notes with the signature thereon guaranteed by a member firm of the Medallion System.
       If the letter of transmittal or any outstanding notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, offices of corporations or others acting in a fiduciary or representative capacity, the person signing should so indicate when signing, and evidence satisfactory to us of its authority to so act must be submitted with the letter of transmittal.
       We understand that the exchange agent will make a request promptly after the date of this prospectus to establish accounts with respect to the outstanding notes at DTC for the purpose of facilitating the exchange offer, and subject to the establishment thereof, any financial institution that is a participant in DTC’s system may make book-entry delivery of outstanding notes by causing DTC to transfer the outstanding notes into the exchange agent’s account with respect to the outstanding notes in accordance with DTC’s procedures for the transfer. Although delivery of the outstanding notes may be effected through book-entry transfer into the exchange agent’s account at DTC, unless an agent’s message is received by the exchange agent in compliance with ATOP, an appropriate letter of transmittal properly completed and duly executed with any required signature guarantee and all other required documents must in each case be transmitted to and received or confirmed by the exchange agent at its address set forth below on or prior to the expiration date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under the procedures. Delivery of documents to DTC does not constitute delivery to the exchange agent.
       All questions as to the validity, form, eligibility, including time of receipt, acceptance of tendered outstanding notes and withdrawal of tendered outstanding notes will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all outstanding notes not properly tendered or any outstanding notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right in our sole discretion to waive any defects, irregularities or conditions of tender as to particular outstanding notes, provided however that, to the extent such waiver includes any condition to tender, we will waive such condition as to all tendering holders. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of outstanding notes must be cured within the time we determine. Although we intend to notify holders of defects or irregularities with respect to tenders of outstanding notes, neither we, the exchange agent nor any other person will incur any liability for failure to give the notification. Tenders of outstanding notes will not be deemed to have been made until the defects or irregularities have been cured or waived. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the letter of transmittal, promptly following the expiration date.

Guaranteed Delivery Procedures
       Holders who wish to tender their outstanding notes and (1) whose outstanding notes are not immediately available, (2) who cannot deliver their outstanding notes, the letter of transmittal or any other required documents to the exchange agent or (3) who cannot complete the procedures for book-entry transfer, prior to the expiration date, may effect a tender if:

(A)	the tender is made through a member firm of the Medallion System;

(B)	prior to the expiration date, the exchange agent receives from a member firm of the Medallion System a properly completed and duly executed Notice of Guaranteed Delivery by facsimile transmission, mail or hand delivery setting forth the name and address of the holder, the certificate number(s) of the outstanding notes and the principal amount of outstanding notes tendered, stating that the tender is being made thereby and guaranteeing that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal or facsimile thereof together with the certificate(s) representing the outstanding notes or a confirmation of book-entry transfer of the outstanding notes into the exchange agent’s account at DTC, and any other documents required by the letter of transmittal will be deposited by the member firm of the Medallion System with the exchange agent; and

(C)	the properly completed and executed letter of transmittal of facsimile thereof, as well as the certificate(s) representing all tendered outstanding notes in proper form for transfer or a confirmation of book-entry transfer of the outstanding notes into the exchange agent’s account at DTC, and all other documents required by the letter of transmittal are received by the exchange agent within three New York Stock Exchange trading days after the expiration date.
       Upon request to the exchange agent, a Notice of Guaranteed Delivery will be sent to holders who wish to tender their outstanding notes according to the guaranteed delivery procedures set forth above.
Withdrawal of Tenders
       Except as otherwise provided in this prospectus, tenders of outstanding notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.
       To withdraw a tender of outstanding notes in the exchange offer, a telegram, telex, letter or facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth in this prospectus prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. Any notice of withdrawal must:

(1)	specify the name of the person having deposited the outstanding notes to be withdrawn;

(2)	identify the outstanding notes to be withdrawn, including the certificate number(s) and principal amount of the outstanding notes, or, in the case of outstanding notes transferred by book-entry transfer, the name and number of the account at DTC to be credited;

(3)	be signed by the holder in the same manner as the original signature on the letter of transmittal by which the outstanding notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee with respect to the outstanding notes register the transfer of the outstanding notes into the name of the person withdrawing the tender; and

(4)	specify the name in which any outstanding notes are to be registered, if different from that of the person depositing the outstanding notes to be withdrawn.
       All questions as to the validity, form and eligibility, including time of receipt, of the notices will be determined by us, which determination will be final and binding on all parties. Any outstanding notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no exchange notes will be issued with respect thereto unless the outstanding notes so withdrawn are validly retendered. Any outstanding notes which have been tendered but which are not accepted for exchange will be returned to the holder thereof without cost to the holder promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn outstanding notes may be retendered by following one of the procedures described above under “—Procedures for Tendering” at any time prior to the expiration date.
Conditions
       Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or exchange notes for, any outstanding notes, and may, prior to the expiration of the exchange offer, terminate or amend the exchange offer as provided in this prospectus before the acceptance of the outstanding notes, if:

(1)	any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer which we, in our sole judgment, believe might materially impair our ability to proceed with the exchange offer or any material adverse development has occurred in any existing action or proceeding with respect to us or any of our subsidiaries; or

(2)	any law, statute, rule, regulation or interpretation by the Staff of the SEC is proposed, adopted or enacted, which we, in our sole judgment, believe might materially impair our ability to proceed with the exchange offer or materially impair the contemplated benefits of the exchange offer to us; or

(3)	any governmental approval has not been obtained, which approval we, in our sole judgment, believe to be necessary for the consummation of the exchange offer as contemplated by this prospectus.
       If we determine in our reasonable discretion that any of the conditions are not satisfied, we may (1) refuse to accept any outstanding notes and return all tendered outstanding notes to the tendering holders, (2) extend the exchange offer and retain all outstanding notes tendered prior to the expiration of the exchange offer, subject, however, to the rights of holders to withdraw the outstanding notes (see “—Withdrawal of Tenders”) or (3) waive the unsatisfied conditions with respect to the exchange offer and accept all properly tendered outstanding notes which have not been withdrawn.
Exchange Agent
       JPMorgan Chase Bank, N.A. has been appointed as exchange agent for the exchange offer. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for Notice of Guaranteed Delivery should be directed to the exchange agent addressed as follows:

By Registered or Certified Mail:	By Overnight Courier:
JPMorgan Chase Bank, N.A.	JPMorgan Chase Bank, N.A.
Worldwide Securities Services	Worldwide Securities Services
P.O. Box 2320	2001 Bryan Street, 9th Floor
Dallas, Texas 75221-2320	Dallas, Texas 75201
Attn: Frank Ivins	Attn: Frank Ivins
By Hand:	By Facsimile:
JPMorgan Chase Bank, N.A.	JPMorgan Chase Bank, N.A.
Worldwide Securities Services	Worldwide Securities Services
2001 Bryan Street, 9th Floor	Attn: Frank Ivins
Dallas, Texas 75201	(214) 468-6494
Attn: Frank Ivins	Confirm by telephone:
(214) 468-6464
For information, call: (214) 468-6464
       Delivery to an address other than set forth above will not constitute a valid delivery.

Fees and Expenses
       We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telecopy, telephone or in person by our and our affiliates’ officers and regular employees.
       We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses incurred in connection with these services.
       We will pay the cash expenses to be incurred in connection with the exchange offer. Such expenses include fees and expenses of the exchange agent and trustee, accounting and legal fees and printing costs, among others.
Accounting Treatment
       The exchange notes will be recorded at the same carrying value as the outstanding notes, which is face value, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes as a result of the exchange offer. The expenses of the exchange offer will be deferred and charged to expense over the term of the exchange notes.
Consequences of Failure to Exchange
       The outstanding notes that are not exchanged for exchange notes pursuant to the exchange offer will remain restricted securities. Accordingly, the outstanding notes may be resold only:

(1)	to us upon redemption thereof or otherwise;

(2)	so long as the outstanding notes are eligible for resale pursuant to Rule 144A, to a person inside the United States whom the seller reasonably believes is a qualified institutional buyer within the meaning of Rule 144A under the Securities Act in a transaction meeting the requirements of Rule 144A, in accordance with Rule 144 under the Securities Act, or pursuant to another exemption from the registration requirements of the Securities Act, which other exemption is based upon an opinion of counsel reasonably acceptable to us;

(3)	outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act; or

(4)	pursuant to an effective registration statement under the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States.
Resale of the Exchange Notes
       With respect to resales of exchange notes, based on interpretations by the Staff of the SEC set forth in no-action letters issued to third parties, we believe that a holder or other person who receives exchange notes, whether or not the person is the holder, other than a person that is our affiliate within the meaning of Rule 405 under the Securities Act, in exchange for outstanding notes in the ordinary course of business and who is not participating, does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of the exchange notes, will be allowed to resell the exchange notes to the public without further registration under the Securities Act and without delivering to the purchasers of the exchange notes a prospectus that satisfies the requirements of Section 10 of the Securities Act. However, if any holder acquires exchange notes in the exchange offer for the purpose of distributing or participating in a distribution of the exchange notes, the holder cannot rely on the position of the Staff of the SEC expressed in the no-action letters or any similar interpretive letters, and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless an exemption from registration is otherwise available. Further, each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where the outstanding notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. Finally, all resales of the exchange notes must be made in accordance with applicable state securities laws.
USE OF PROCEEDS
       This exchange offer is intended to satisfy certain of our obligations under the registration rights agreement. We will not receive any cash proceeds from the issuance of the exchange notes. In consideration for issuing the exchange notes contemplated in this prospectus, we will receive outstanding notes in like principal amount, the form and terms of which are the same as the form and terms of the exchange notes, except as otherwise described in this prospectus.
       We used the net proceeds from the issuance and sale of the outstanding notes of approximately $149.0 million, together with initial borrowings under our warehouse and residual facilities of approximately $1,861.4 million and $345 million received from the equity investors, to (i) repay amounts due to Ford Credit, (ii) pay acquisition consideration and tax liability, (iii) pay financing costs and (iv) pay fees and expenses associated with the Transactions.

CAPITALIZATION
       The following table sets forth: the cash and capitalization of Triad at June 30, 2005. This table should be read in conjunction with “Prospectus Summary— The Transactions,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes included elsewhere in this prospectus.

At June 30, 2005

(Dollars in
thousands)
Cash (unrestricted)	$39,923

Debt:
New warehouse facilities(1)	928,248
New term loan(2)	97,861
New residual facilities(3)	80,000
Securitization notes payable(4)	1,065,903
Senior Notes, net of discount	149,038

Total debt	2,321,050
Total stockholders’ equity	349,043

Total capitalization	$2,670,093

(1)	Our two new warehouse facilities each provide for borrowings of up to $750.00 million less amounts drawn on one of our corresponding residual facilities, of which approximately $1008.2 million in the aggregate was drawn at June 30, 2005. See “Description of Other Material Indebtedness and Securitizations.”

(2)	The new term loan for certain acquired contracts held for investment had a principal amount of $97.9 million at June 30, 2005. See “Description of Other Material Indebtedness and Securitizations.”

(3)	Our two new residual facilities each provide for borrowings of up to $125.0 million, of which approximately $80.0 million in the aggregate was drawn at June 30, 2005. See “Description of Other Material Indebtedness and Securitizations.”

(4)	Securitization notes payable represents debt issued by the Company’s subsidiaries in securitization transactions accounted for as secured financings. See note 8 to our unaudited consolidated financial statements.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION
       We derived the following unaudited pro forma condensed consolidated financial statements by applying pro forma adjustments to issuer’s predecessor’s and successor’s historical consolidated financial statements included elsewhere in this prospectus. The unaudited pro forma condensed consolidated statements of income for the periods presented give effect to the Transactions, including the offering of the outstanding notes and the application of the proceeds therefrom, as if they had been consummated on January 1, 2004. We describe the assumptions underlying the pro forma adjustments in the accompanying notes, which should be read in conjunction with these unaudited pro forma condensed consolidated financial statements.
       The unaudited pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable under the circumstances. The unaudited pro forma financial information does not purport to represent what the results of operations or financial condition of Triad would have been had the Transactions actually occurred on the dates or for the periods indicated, nor do they purport to project the results of operations or financial condition of Triad for any future period or as of any future date.
       The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the information contained in “Prospectus Summary— The Transactions,” “Selected Historical Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes thereto appearing elsewhere in this prospectus.

Unaudited Pro Forma Condensed Consolidated Statements of Income

	For the Year Ended December 31, 2004

		Pro Forma
	Predecessor	Adjustments	Pro Forma

	(Dollars in thousands)
Revenues:
Financing and other interest income	$198,755	$—	$198,755
Interest expense	38,793	27,865 (a)	66,658

Net interest margin	159,962	(27,865)	132,097

Provision for credit losses on owned finance receivables	1,135	—	1,135

Net interest margin after provision for credit losses	158,827	(27,865)	130,962

Securitization and servicing income	186,539	—	186,539
Other income	8,825	—	8,825

Total other revenues	195,364	—	195,364

Expenses:
Operating expenses	123,894	3,500 (b)	127,394
Other expenses	73,713	—	73,713
Impairment charge on goodwill	61,192	—	61,192

Total expenses	258,799	3,500	262,299

Income (loss) before income taxes	95,392	(31,365)	64,027
Income taxes	(43,503)	11,961 (c)	(31,542)

Net income (loss)	$51,889	$(19,404)	$32,485

	Predecessor	Successor

	January 1,	April 30,
	2005	2005
	to	to	Pro Forma
	April 29, 2005	June 30, 2005	Adjustments	Pro Forma

	(Dollars in thousands)
Revenues:
Financing and other interest income	$127,243	$45,576	$—	$172,819
Interest expense	21,440	18,900	9,948 (a)	50,288

Net interest margin	105,803	26,676	(9,948)	122,531

Provision for credit losses on owned finance receivables	—	8,231	—	8,231

Net interest margin after provision for credit losses	105,803	18,445	(9,948)	114,300

Securitization and servicing income	16,597	7,030	—	23,627
Other income (expense)	9,512	(128)	—	9,384

Total other revenues	26,109	6,902	—	33,011

Expenses:
Operating expenses	39,857	19,002	1,167 (b)	60,026
Other expenses	30,505	—	—	30,505

Total expenses	70,362	19,002	1,167	90,531

Income (loss) before income taxes	61,550	6,345	(11,115)	56,780
Income taxes	(23,208)	(2,518)	3,286 (c)	(22,440)

Net income (loss)	$38,342	$3,827	$(7,829)	$34,340

The accompanying notes are an integral part of the
unaudited pro forma condensed consolidated financial statements.

Notes to the Unaudited Pro Forma Condensed Consolidated Statements of Income
       The Unaudited Pro Forma Condensed Consolidated Statements of Income has been prepared to give effect to the Transactions, including the issuance of the outstanding notes, as if the Transactions had occurred on January 1, 2004. The following pro forma adjustments have been made:

(a)	to reflect an increase in interest expense of $27.9 million for the year ended December 2004 and $9.9 million for the six months ended June 30, 2005 calculated as follows (dollars in thousands):

Year Ended December 31, 2004:
Interest expense on new warehouse facilities (2.85% per annum)	$23,176
Interest expense on new term loan (6.00% per annum)	14,818
Interest expense on new residual facilities (5.15% per annum)	4,360
Interest expense on senior notes (11.25% per annum)	16,765
Amortization of capitalized financing costs	7,539
Elimination of interest expense under prior funding arrangement	(38,793)

Pro forma adjustment	$27,865

Six Months Ended June 30, 2005:
Interest expense on new warehouse facilities (3.79% per annum)	20,130
Interest expense on new term loan (6.00% per annum)	2,470
Interest expense on new residual facilities (6.09% per annum)	763
Interest expense on senior notes (11.25% per annum)	5,512
Amortization of capitalized financing costs	2,513
Elimination of interest expense under prior funding arrangement	(21,440)

Pro forma adjustment	$9,948

The actual interest rates on the variable indebtedness at the closing of the Transactions could vary from those utilized in the above calculation of pro forma interest expense. A 1/8% change in the rates would result in a corresponding change in interest expense of approximately $1.1 million for the year ended December 31, 2004 and $0.7 million for the six months ended June 30, 2005.

(b)	to reflect an increase in annual operating expenses of $3.5 million representing $4.5 million of additional costs we expect to incur in connection with the Transactions, including the costs to replace certain services currently provided by Ford Credit and a new $1.5 million annual management fee, net of $1.0 million in annual administrative fees paid to Ford Credit and other costs incurred for the services currently provided by Ford Credit, including, among other things, treasury and cash management, tax compliance and internal audit.

(c)	to reflect tax (expense) benefit associated with the pro forma adjustments described above and to adjust the pro forma tax rate to an estimated 39.5% of pro forma taxable income.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
       Set forth below is selected historical consolidated financial data. We derived the historical statement of income and balance sheet data for the periods indicated from our consolidated financial statements. We have derived the selected historical consolidated financial data at December 31, 2003 and December 31, 2004 and for the years ended December 31, 2002, 2003 and 2004 from the issuer’s predecessor’s audited financial statements appearing elsewhere in this prospectus. We have derived the selected historical consolidated financial data at December 31, 2000, December 31, 2001 and December 31, 2002 and for the years ended December 31, 2000 and 2001 from the issuer’s predecessor’s audited financial statements for such years, which are not included in this prospectus. We have derived the historical consolidated financial data for the period January 1, 2005 through April 29, 2005 and at the period ended June 30, 2004 from the unaudited historical financial statements of the issuer’s predecessor included elsewhere in this prospectus. We have derived the summary historical consolidated financial data at June 30, 2005 and for the period April 30, 2005 through June 30, 2005 from the issuer’s unaudited consolidated financial statements included elsewhere in this prospectus. In the opinion of our management, our unaudited historical consolidated financial statements contain all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of our financial position, results of operations and cash flows. The results of operations for the six months ended June 30, 2005 are not necessarily indicative of the operating results to be expected for the full fiscal year. The information presented below should be read in conjunction with, and are qualified by reference to, “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our audited historical consolidated financial statements and related notes and other financial information appearing elsewhere in this prospectus.

	Predecessor							Successor

						Six Months	January 1,	April 30,
	For the Year Ended December 31,					Ended	2005 to	2005 to
						June 30,	April 29,	June 30,
	2000	2001	2002	2003	2004	2004	2005	2005

	(Dollars in thousands)
	(audited)					(unaudited)

Statement of Income Data:
Financing and other interest income	$194,833	$383,341	$450,022	$224,604	$198,755	$124,785	$127,243	$45,576
Interest expense	59,543	120,997	143,565	50,799	38,793	16,134	21,440	18,900

Net interest margin	135,290	262,344	306,457	173,805	159,962	108,651	105,803	26,676

Provision for credit losses on owned finance receivables	71,656	152,723	221,888	49,016	1,135	638	—	8,231
Net interest margin after provision for credit losses	63,634	109,621	84,569	124,789	158,827	108,013	105,803	18,445
Securitization and servicing income	6,254	6,470	56,314	161,494	186,539	61,849	16,597	7,030
Other income (expense)	1,386	2,324	10,900	9,716	8,825	4,573	9,512	(128)

Total other revenues	7,640	8,794	67,214	171,210	195,364	66,422	26,109	6,902

Operating expenses	64,994	116,328	160,697	156,348	123,894	64,224	39,857	19,002
Other expenses	—	—	—	60,402	73,713	26,243	30,505	—
Impairment charge on goodwill(1)	—	—	—	—	61,192	—	—	—

Total expenses	64,994	116,328	160,697	216,750	258,799	90,467	70,362	19,002

Income (loss) before income taxes	6,280	2,087	(8,914)	79,249	95,392	83,968	61,550	6,345
Income taxes	(2,355)	(787)	3,308	(29,877)	(43,503)	(31,702)	(23,208)	(2,518)

Net income (loss)	$3,925	$1,300	$(5,606)	$49,372	$51,889	$52,266	$38,342	$3,827

	Predecessor							Successor

						Six Months	January 1,	April 30,
	At and For the Year Ended December 31,					Ended	2005 to	2005 to
						June 30,	April 29,	June 30,
	2000	2001	2002	2003	2004	2004	2005	2005

	(Dollars in thousands)
	(audited)					(unaudited)

Cash Flow Data:
Cash flows provided by (used in) operating activities	$69,236	$154,312	$187,621	$352,757	$(945,055)	$(325,787)	$(367,222)	$48,009
Cash flows provided by (used in) investing activities	(1,027,404)	(1,187,334)	288,651	476,529	316,103	211,289	101,536	(697,177)
Cash flows provided by (used in) financing activities	959,807	1,035,087	(474,727)	(823,094)	640,082	121,210	263,546	775,598

Net (decrease) increase in cash	$1,639	$2,065	$1,545	$6,192	$11,130	$7,252	$(2,140)	$126,430

	Predecessor						Successor(2)

						Six Months	Six Months
	At and For the Year Ended December 31,					Ended	Ended
						June 30,	June 30,
	2000	2001	2002	2003	2004	2004	2005

	(Dollars in thousands)
	(audited)					(unaudited)

Balance Sheet Data (at end of period):
Cash	$4,852	$6,917	$8,462	$14,654	$25,784	21,906	$39,923
Cash-restricted	—	—	—	—	—	—	110,151
Finance receivables, net	1,433,328	2,450,741	1,744,297	865,417	1,721,334	1,030,720	2,207,832
Retained interest in securitized assets	24,245	20,087	245,148	447,758	355,081	466,733	277,533
Total assets	1,586,014	2,630,419	2,148,216	1,446,408	2,162,314	1,650,426	2,738,340
Total debt	1,426,162	2,461,249	1,786,522	963,428	1,603,510	1,084,638	2,335,104
Total stockholders’ equity	139,141	142,317	342,352	424,229	458,713	473,514	349,043
				(unaudited)

Other Data:
Contract originations	$1,290,720	$1,744,190	$1,613,519	$1,676,818	$2,056,195	$1,101,467	$930,392
Contracts securitized	—	—	1,347,128	2,025,850	736,545	736,545	1,200,000
Average Receivables:
Held for sale	$—	$—	$—	$799,861	$912,497	$572,305	$ n/a
Held for investment	1,014,215	2,079,532	2,606,984	593,871	284,536	352,870	n/a

Average owned receivables	1,014,215	2,079,532	2,606,984	1,393,732	1,197,033	925,175	2,006,000
Sold	255,163	130,643	378,985	1,942,090	2,532,340	2,685,368	1,812,591

Average total managed receivables(3)	$1,269,378	$2,210,175	$2,985,969	$3,335,822	$3,729,373	$3,610,543	$3,818,591

	Predecessor						Successor(2)

						Six Months	Six Months
	At and For the Year Ended December 31,					Ended	Ended
						June 30,	June 30,
	2000	2001	2002	2003	2004	2004	2005

	(Dollars in thousands)
	(unaudited)

Owned Data:
Net margin	$135,290	$262,344	$306,457	$173,805	$159,962	$108,651	$132,479
Net charge-offs	52,428	119,370	247,782	153,217	99,966	61,868	30,349
Owned receivables (at end of period)	1,526,762	2,628,553	1,899,590	951,438	1,762,669	1,074,934	2,304,683
Owned Ratios:
Ratio of earnings to fixed charges(4)	1.1x	1.0x	—	2.5x	3.4x	6.0x	2.7x
Annualized net margin as a percentage of average owned receivables	13.3%	12.6%	11.8%	12.5%	13.4%	11.8%	10.2%
Annualized net charge-offs as a percentage of average owned receivables(5)	5.2%	5.7%	9.5%	11.0%	8.4%	13.4%	3.0%
Receivables greater than 60 days delinquent as a percentage of owned receivables (at end of period)	2.4%	5.1%	7.0%	8.4%	1.7%	2.0%	1.4%
Total Managed Data:
Net margin(6)	$169,457	$280,814	$375,529	$483,863	$528,874	$253,927	$238,749
Net charge-offs	70,837	127,374	255,547	278,830	280,333	143,135	97,253
Total managed receivables (at end of period)	1,711,440	2,713,437	3,175,500	3,487,513	3,844,771	3,765,587	3,864,454
Average principal amount per total managed contracts outstanding (in dollars)	13,249	13,237	12,951	13,010	13,316	13,256	13,310
Total managed receivables greater than 60 days delinquent (at end of period)	42,309	138,858	147,027	140,926	90,416	78,871	73,941
Total Managed Ratios:
Annualized net margin as a percentage of average total managed receivables	13.3%	12.7%	12.6%	14.5%	14.2%	14.1%	12.5%
Annualized net charge-offs as a percentage of average total managed receivables(5)	5.6%	5.8%	8.6%	8.4%	7.5%	7.9%	5.1%
Annualized operating expenses as percentage of average total managed receivables	5.1%	5.3%	5.4%	4.7%	3.3%	3.6%	3.1%
Receivables greater than 60 days delinquent as a percentage of total managed receivables (at end of period)	2.5%	5.1%	4.6%	4.0%	2.4%	2.1%	2.0%

(1)	As a result of the terms of the Acquisition, we determined that there was an impairment of goodwill and recorded a $61.2 million pre-tax charge to earnings in 2004.

(2)	To assist in the comparability of our financial results and to make it easier to discuss and understand our results of operations, the “predecessor” period (January 1 through April 29, 2005) and the “successor” period (April 30 through June 30, 2005) have been combined for the six months ended June 30, 2005.

(3)	Total managed receivables consist of our total owned receivables and our total sold receivables in securitization transactions.

(4)	For purposes of calculating the ratio of earnings to fixed charges, earnings represents income (loss) before income taxes plus fixed charges. Fixed charges consist of total interest expense and one-third of rental expenses, which management believes is representative of the interest component of all operating leases. Earnings, as defined, were insufficient to cover our fixed charges for 2002 by $8.9 million.

(5)	In April 2004, we changed our charge-off policy such that all owned contracts which are more than 120 days delinquent are charged off, regardless of whether an obligor under the owned contract has filed for bankruptcy. Previously, we charged-off owned contracts with bankrupt obligors upon resolution of their bankruptcy cases. As a result of this change, net charge-offs for the year ended December 31, 2004 included a one-time charge-off of $32.6 million for contracts over 120 days delinquent with obligors who had filed for bankruptcy but whose bankruptcy cases had not yet been resolved. Excluding this one-time charge-off, our net charge-offs as a percentage of average total managed receivables would have been 6.1% for the six months ended June 30, 2004 and 6.6% for the year ended December 31, 2004.

(6)	Total managed net margin is the difference between (a) financing revenue, fee and other income earned on our total managed receivables and (b) the cost to fund the receivables and the cost of debt incurred for general corporate purposes. Total managed net margin is a calculation that assumes that securitized receivables have not been sold and are still on our consolidated balance sheet. Total managed net margin is not a measurement of financial performance determined under generally accepted accounting principles and should not be considered as an alternative to any other measures of performance determined under generally accepted accounting principles. We evaluate the profitability of our financing activities based partly upon the net margin related to our total managed receivables, including owned receivables and sold receivables. We use this information to analyze trends in the components of the profitability of our total managed receivables portfolio. Analysis of net margin on a total managed basis allows us to determine which origination channels and finance products are most profitable, guides us in making pricing decisions for finance products and indicates if sufficient spreads exist between our revenues and cost of funds to cover operating expenses and achieve corporate profitability objectives. Additionally, net margin on a total managed basis facilitates comparisons of our results with other finance companies that do not securitize their receivables and in the future will assist in comparisons of our results with other finance companies that, due to the structure of their securitization transactions, are not required to account for the securitization of their receivables as sales.

The following is a reconciliation of net margin as reflected on our consolidated statements of income to our total managed net margin (dollars in thousands):

						For the Six
						Months Ended
	For the Year Ended December 31,					June 30,

	2000	2001	2002	2003	2004	2004	2005

Net margin as reflected on the consolidated statements of income	$135,290	$262,344	$306,457	$173,805	$159,962	$108,651	$132,479
Other interest income	—	—	—	—	—	(53,935)	(30,556)
Financing revenue on sold receivables	47,560	23,873	67,814	348,424	422,867	231,337	151,322
Interest expense on sold receivables	(14,779)	(7,727)	(9,642)	(48,082)	(62,780)	(36,699)	(23,880)
Other income	1,386	2,324	10,900	9,716	8,825	4,573	9,384

Total managed net margin	$169,457	$280,814	$375,529	$483,863	$528,874	$253,927	$238,749

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
       The following discussion and analysis of our historical consolidated financial statements covers periods before the consummation of the Transactions. From June 1999 through April 29, 2005, the Company was a wholly owned subsidiary of Fairlane Credit, LLC, a wholly owned subsidiary of Ford Motor Credit Company (“Ford Credit”). On April 29, 2005, a newly formed entity, Triad Holdings Inc. and its wholly owned subsidiary, Triad Acquisition Corp., acquired all of the outstanding capital stock of the Company from Fairlane Credit, LLC. As part of the acquisition, Triad Acquisition Corp. was merged with and into Triad Financial Corporation with the Company being the surviving corporation.
       In accordance with the guidelines for accounting for business combinations, the purchase price paid by Triad Holdings Inc. plus related purchase accounting adjustments have been pushed-down and recorded in our financial statements for the period subsequent to April 29, 2005. This has resulted in a new basis of accounting reflecting the fair market value of our assets and liabilities for the “successor” period beginning April 30, 2005. Information for all “predecessor” periods prior to the acquisition are presented using our historical basis of accounting.
       To assist in the comparability of our financial results and to make it easier to discuss and understand our results of operations, the following discussion combines the “predecessor” period (January 1 through April 29, 2005) with the “successor” period (April 30 through June 30, 2005) to present “combined” results for the three and six month-periods ended June 30, 2005.
       The statements in the discussion and analysis regarding our expectations regarding the performance of our business, our liquidity and capital resources and other non-historical statements are forward-looking statements. These forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the risks and uncertainties described in “Risk Factors.” Our actual results may differ materially from those contained in or implied by any of these forward-looking statements. You should read the following discussion together with the sections entitled “Risk Factors,” “Unaudited Pro Forma Condensed Consolidated Financial Information,” “Selected Historical Consolidated Financial Data” and the financial statements and the related notes included elsewhere in this prospectus.
General
       Historically, we have generated earnings and cash flow primarily from the purchase, origination, retention, subsequent securitization and servicing of automobile installment contracts. We purchase auto finance contracts from franchised and select independent automobile dealerships and originate auto loans directly to consumers. As used in this prospectus, “contracts” include retail installment contracts originated by dealers and purchased by us and note and security agreements evidencing loans made directly by us to consumers. To fund the acquisition and origination of receivables, we have relied upon lines of credit, including advances from Ford Credit since we were acquired by a subsidiary of Ford Motor Company in June 1999. During the period from June 1999 through July 2002, we did not securitize any auto receivables and held all auto receivables in our portfolio. Since August 2002, we have completed seven securitizations of auto receivables. With the exception of our most recent May 2005 and July 2005 transactions, all of our securitizations have been accounted for as sales in accordance with generally accepted accounting principles.
       We periodically transfer receivables to securitization trusts, or “Trusts,” that, in turn, sell asset-backed securities to investors. For all securitizations accounted for as sales, we recognized a gain upon the sale of receivables to the Trusts, which represents the difference between the sale proceeds to us, net of transaction costs, and our net carrying value of the receivables, plus the present value of the estimated future excess cash flows to be received by us over the life of the securitization. Excess cash flows result from the difference between the interest received from the obligors on the receivables and the interest paid to investors in the asset-backed securities, net of credit losses and expenses. Excess cash flows from the Trusts are initially utilized to fund credit enhancement requirements in order to attain specific credit ratings for the asset-backed securities issued by the Trusts. Once predetermined credit enhancement requirements are reached and maintained, excess cash flows are distributed to us. In addition to excess cash flows, we earn monthly base servicing fee income of 2.25% per annum on the outstanding principal balance of receivables securitized, or “sold receivables,” and collect other fees such as late charges and extension fees as servicer for those Trusts.
       Beginning with our May 2005 securitization, we made a decision to alter the structure of our securitization transactions to no longer meet the criteria for sales of auto receivables, but instead to meet the criteria for on-balance sheet reporting. Accordingly, following a securitization accounted for as a secured financing, the receivables and the related securitization indebtedness will remain on our balance sheet. We recognize finance revenue and fee income on the receivables and interest expense on the securities issued in the securitization and record a provision for credit losses over the life of the securitization. The principal changes to our securitization structures that result in the differing accounting treatment include the right of the trust to enter into interest rate derivative contracts with respect to retained interests and also allows the servicer to sell charged-off finance receivable contracts. Provisions such as these preclude the use of sale treatment in accordance with SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities.
       This change significantly impacts our results of operations compared to our historical results. In particular, as a result of this change, our provision for credit losses and our net margin will increase significantly, with our provision for credit losses increasing initially at a greater rate than our net margin because we will generally begin recording a provision for credit losses upon the purchase of each contract. Additionally, we do not earn a monthly servicing fee on securitizations accounted for as secured financings. As a result, our securitization income and net income will initially decrease, with no change to our cash flows, as a result of this accounting change. Accordingly, our historical results and management’s discussion of such results may not be indicative of our future results. This new structure will allow our reported earnings to be more closely aligned with cash flow distributions from securitization trusts than our previous structure. Additionally, this new structure will provide greater visibility in our financial statements of future finance charge income and net margins related to our managed receivables portfolio.
Critical Accounting Policies and Use of Estimates
       We prepare our financial statements in conformity with generally accepted accounting principles, which require management to make certain estimates that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Due to the inherent uncertainty involved in determining these estimates, actual results reported in future periods may differ from these estimates and could therefore affect the value of our assets and liabilities.
       Critical estimates inherent within our financial statements include the carrying value of predecessor finance receivables held for investment, allowance for credit losses and the fair value of retained interests in securitized assets.
Predecessor Finance Receivables Held For Investment
       The carrying value of our finance receivables owned as of the acquisition date was adjusted to fair market value taking into account future expected credit losses, projected prepayments, and a required rate of return commensurate with the associated risk. Expected credit losses were based on factors including historical credit loss trends, the credit quality of the acquired portfolio, trends in historical and projected used vehicle values and general economic measures. The expected credit loss assumptions are reviewed periodically and should it be determined that actual losses are exceeding expected losses, we may be required to increase our estimate of expected losses which would reduce the carrying value in the consolidated balance sheet and record an impairment charge to earnings in the consolidated statements of income.
Allowance For Credit Losses
       The allowance for credit losses is maintained at a level adequate to cover estimated incurred credit losses related to impaired receivables originated subsequent to April 29, 2005 and classified as held for investment as of the date of the financial statements, taking into account the credit quality of the portfolio, historical credit loss trends, trends in projected used car values and general economic factors. We continuously evaluate actual portfolio performance of our finance receivables as compared to our assumptions. Should we determine that the portfolio performance, including delinquencies, defaults and net charge-offs, are worse than expected, we may be required to increase our allowance for credit losses. This increase in our allowance for credit losses would reduce the carrying value of our finance receivables held for investment and would also result in a higher provision for credit losses in the consolidated statements of income.
Retained Interest in Securitized Assets
       Our retained interest in securitized assets is recorded at fair value. Because market prices are not readily available for these assets, fair value is determined using discounted cash flow models. The most significant assumptions made are the cumulative credit loss assumptions, prepayment assumptions and the rate at which estimated future cash flows are discounted. Our assumptions represent management’s best estimates. The assumptions may change in future periods due to changes in the economy that may impact the performance of the underlying finance receivables and the risk profiles of our retained interest in securitized assets. Significant changes in assumptions could result in a change in the fair value of the retained interest in securitized assets in the consolidated balance sheets and the amount of accretion of the present value discount and impairment of retained interest in securitized assets in the consolidated statements of income.
Effects of the Transactions
       Since our acquisition by a subsidiary of Ford Motor Company in June 1999, we have operated independently, except with respect to receiving financing, tax compliance, treasury, cash management and internal audit functions from affiliates of Ford Motor Company. We have not and do not currently rely on Ford Motor Company for originations or relationships with dealers. Since June 1999, we have funded our purchases of contracts, on an interim basis, with funds received from Ford Credit pursuant to an agreement providing for up to $3.0 billion of advances. For long-term financing, we have issued asset-backed securities. Since August 2002, we have sold or securitized over $6.3 billion of contracts in one private and six public offerings of asset-backed securities. Upon consummation of the Transactions, we replaced the financing received from Ford Credit with our two new warehouse facilities and two new residual facilities that collectively provide us with ongoing availability to borrow up to $1,500.0 million in the aggregate, subject to borrowing base limitations and renewal. Prior to the closing of the Transactions, we completely replaced the treasury and cash management functions previously provided by Ford Credit. In addition, we expect that our tax compliance and internal audit functions will be replaced after the closing of the Transactions. For more information regarding our increased costs as a stand-alone entity, see “Unaudited Pro Forma Condensed Consolidated Financial Information.”
Components of Revenues and Expenses
       Most of our revenues are generated from the purchase, origination, retention, subsequent securitization and servicing of our automobile installment contracts. Our revenues include financing revenue, income related to sales of receivables and other income. We earn financing revenue from contracts we purchase and originate prior to their subsequent securitization. Our income related to sale of receivables includes (1) the gain-on-sales of receivables sold to Trusts in securitization transactions, (2) the base servicing fee income we receive from the Trusts for servicing the receivables in those Trusts, (3) the supplemental servicing fee income we receive from servicing the receivables in those Trusts, (4) residual interest income on the retained interest in securitized assets we retain from securitization transactions, and (5) interest income received with respect to notes we retain from securitization transactions. Our other income includes fees we collect on receivables, such as late charges, extension fees, proceeds from sales of gap insurance, referral fees received from other lenders and payment convenience fees.
       Our costs and expenses consist of interest expense, operating expenses, provision for credit losses, other expenses, impairment charge on goodwill and provision for income taxes. Our interest expense is the amount of interest and fees we pay on borrowings used to finance our purchase and origination of receivables and working capital needs. Our operating expenses represent costs associated with operating our dealer and direct channels and servicing our receivables, including rent and occupancy expense, compensation expense and servicing costs, including repossession and remarketing fees. Our provision for credit losses represents the charge necessary to maintain our allowance for credit losses at a level considered adequate to cover estimated probable credit losses on receivables that are held for investment. Other expenses represent any write-downs to market on our held for sale receivables. During 2004, we determined that there was an impairment of goodwill and recorded a $61.2 million pre-tax charge to earnings.
Results of Operations
Three and Six Months Ended June 30, 2005 as compared to Three and Six Months Ended June 30, 2004
       Our net income was $9.3 million for the three months ended June 30, 2005, compared to $23.0 million for the three months ended June 30, 2004. Our net income was $42.2 million for the six months ended June 30, 2005, compared to $52.3 million for the six months ended June 30, 2004.
       The decreases in net income were primarily due to higher interest expense and provision for credit losses combined with lower securitization and servicing income partially offset by higher financing and other interest income and other income combined with lower expenses.

Revenues
       Our revenues are primarily generated from the purchase, origination, retention, subsequent securitization and servicing of auto receivables.
       Our average owned finance receivables outstanding were as follows (in thousands):

	For the
	Three Months
	Ended June 30,

	2005	2004

Average owned finance receivables	$2,110,853	$838,805

	For the
	Six Months
	Ended June 30,

	2005	2004

Average owned finance receivables	$2,006,000	$925,175

       Average owned finance receivables increased by 151.6% for the three months ended June 30, 2005 as compared to 2004 and 116.8% for the six months ended June 30, 2005 as compared to

2004. These increases were partially attributable to a $736.5 million securitization of receivables in March 2004 that met the criteria for a sale of receivables. Beginning with our May 2005 securitization transaction, we made a decision to alter the structure of our securitization transactions to no longer meet the criteria for sales of auto receivables, but instead to meet the criteria for on-balance sheet reporting. The increases were also a result of higher contract purchases and origination volume during the 18 month period throughout 2004 and the first six months of 2005, compared to 2003 and the first six months of 2004. We purchased and originated $2,056.2 million of contracts during 2004, compared to $1,676.8 million during 2003. The growth during 2004 as compared to 2003 resulted from the expansion of our dealer and direct channels. During the six months ended June 30, 2005, we purchased and originated $930.4 million of contracts, compared to $1,101.5 million during the six months ended June 30, 2004. The decrease for the six months ended June 30, 2005 as compared to 2004 was due to a decrease in originations in our dealer channel, primarily due to increased competition and higher pricing, partially offset by continued growth in our direct channel.
       The average new contract size was $18,164 for the three months ended June 30, 2005, compared to $17,955 for the three months ended June 30, 2004. The average new contract size was $17,948 for the six months ended June 30, 2005, compared to $17,788 for the six months ended June 30, 2004. The average annual percentage rate on contracts purchased during the three months ended June 30, 2005 was 16.2%, compared to 16.1% during the three months ended June 30, 2004. The average annual percentage rate on contracts purchased was 16.1% during both the six months ended June 30, 2005 and 2004.
       Net interest margin on our owned finance receivables consisted of the following (in thousands):

	For the
	Three Months
	Ended June 30,

	2005	2004

Financing revenue	$64,919	$34,227
Other interest income	13,296	30,583
Interest expense	24,734	7,323

Net interest margin	$53,481	$57,487

	For the
	Six Months
	Ended June 30,

	2005	2004

Financing revenue	$142,263	$70,850
Other interest income	30,556	53,935
Interest expense	40,340	16,134

Net interest margin	$132,479	$108,651

       The 7.0% decrease in net interest margin for the three months ended June 30, 2005 as compared to 2004 was due to a decrease in other interest income and an increase in interest expense partially offset by an increase in financing revenue. The decrease in other interest income was primarily due to lower accretion income resulting from a decline in our retained interest in securitized assets. The increase in interest expense was due to both a higher cost of funds and higher average debt levels. Our effective cost of funds was 4.7% for the three months ended June 30, 2005, as compared to 3.5% for the three months ended June 30, 2004, due to both higher interest rates and higher-cost forms of borrowing, including our warehouse and residual loan facilities, securitization notes payable and senior notes payable. The increase in financing revenue was due to an increase in average owned receivables partially offset by a decrease in yield on our receivables and other interest-earning assets. The increase in average owned receivables was largely attributable to the continued build-up of our portfolio subsequent to our March 2004 securitization transaction that met the criteria for a sale of receivables. The decrease in our average yield was primarily a result of a lower yield on our predecessor finance receivables held for investment that were adjusted to fair market value in connection with the purchase transaction taking into account future expected credit losses and a required rate of return commensurate with the associated risk.
       The 21.9% increase in net interest margin for the six months ended June 30, 2005 as compared to 2004 was due to an increase in financing revenue partially offset by a decrease in other interest income and an increase in interest expense. The increase in financing revenue was due to an increase in average owned receivables partially offset by a decrease in yield as discussed above. The decrease in other interest income was primarily due to lower accretion income resulting from a decline in our retained interest in securitized assets. The increase in interest expense was due to both a higher cost of funds and higher average debt levels as also discussed above. Our effective cost of funds was 4.0% for the six months ended June 30, 2005, as compared to 3.5% for the six months ended June 30, 2004.
       Securitization and servicing income consisted of the following (in thousands):

	For the
	Three Months
	Ended June 30,

	2005	2004

Gain-on-sale of finance receivables	$—	$—
Servicing fee income	11,078	18,979
Impairment charge on retained interest	(313)	(1,101)

Securitization and servicing income	$10,765	$17,878

	For the
	Six Months
	Ended June 30,

	2005	2004

Gain-on-sale of finance receivables	$—	$27,145
Servicing fee income	24,310	37,121
Impairment charge on retained interest	(683)	(2,417)

Securitization and servicing income	$23,627	$61,849

       The decrease in gain-on-sale of finance receivables was due to the fact that our last securitization transaction that met the criteria for a sale of receivables occurred in March 2004. This securitization generated a gain representing 3.7% of the receivables sold. Our May 2005 securitization transaction was accounted for as a secured financing.
       Securitization and servicing income, excluding gain-on-sale of finance receivables, decreased to $10.8 million for the three months ended June 30, 2005, compared to $17.9 million for the three months ended June 30, 2004. Securitization and servicing income, excluding gain-on-sale of finance receivables, decreased to $23.6 million for the six months ended June 30, 2005, compared to $34.7 million for the six months ended June 30, 2004. Securitization and servicing income, excluding gain-on-sale of finance receivables, represents servicing fees and late fees collected on sold receivables and is partially offset by impairment charges on our retained interest. The decreases in securitization and servicing income, excluding gain-on-sale of finance receivables, for both the three and six month periods ended June 30, 2005 as compared to 2004 was primarily related to decreases in average sold receivable balances.
       Significant assumptions used in determining the gain-on-sale of finance receivables related to our March 2004 securitization were as follows:

	For the
	Six Months
	Ended June 30,

	2005	2004

Cumulative credit losses	—%	11.25%
Discount rate used to estimate present value	—%	16.00%
ABS prepayment spread	—%	1.70%
       The cumulative credit loss assumptions utilized at the time of sale of receivables are determined using a range of possible outcomes based on historical experience, credit attributes for the specific pool of receivables and general economic factors. The cumulative credit loss assumption reflects the approximate level that these cumulative credit losses could reach (notwithstanding other assumptions) in a securitization pool before the retained interest in securitized assets could suffer an other than temporary impairment. The discount rates used to estimate the present value of the assets are based on the relative risks of the asset type.
       Other income (expense) consisted of the following (in thousands):

	For the
	Three Months
	Ended June 30,

	2005	2004

Customer fees	$3,223	$1,814
Gains (losses) on interest rate swap agreements	(6,934)	—
Other	320	310

Other income (expense)	$(3,391)	$2,124

	For the
	Six Months
	Ended June 30,

	2005	2004

Customer fees	$6,061	$3,922
Gains (losses) on interest rate swap agreements	2,624	—
Other	699	651

Other income (expense)	$9,384	$4,573

       Our other income (expense) includes customer fees we collect on owned finance receivables, such as late charges and extension fees, proceeds from sales of gap and warranty insurance policies and payment convenience fees, and gains and losses on our interest rate swap agreements. Excluding gains (losses) on interest rate swap agreements, the increases in other income (expenses) for both the three and six month periods ended June 30, 2005 as compared to 2004 was primarily due to higher customer fees attributable to higher owned receivable balances. Our interest rate swap agreements are recognized on our consolidated balance sheet at fair value with changes in the value recorded in earnings as a component of other income (expense).

Costs and Expenses
       Our provision (credit) for credit losses was $8.2 million for the three months ended June 30, 2005, compared to ($2.0) million for the three months ended June 30, 2004. Our provision (credit) for credit losses was $8.2 million for the six months ended June 30, 2005, compared to $0.6 million for the six months ended June 30, 2004. As previously discussed, our provision for credit losses will increase significantly as a result of the change in accounting for our securitization transactions from sales of receivables to secured financings as we will generally begin recording a provision for credit losses upon the purchase of each contract. The $2.0 million credit to the provision for credit losses for the three months ended June 30, 2004 was largely due to recording an amount for estimated future recoveries of sales taxes financed on receivables previously charged-off to the allowance for credit losses.
       Operating expenses were $28.8 million for the three months ended June 30, 2005, compared to $32.0 million for the three months ended June 30, 2004. Operating expenses were $58.9 million for the six months ended June 30, 2005, compared to $64.2 million for the six months ended June 30, 2004. The decreases in operating expenses were a result of lower repossession and remarketing expenses due to overall improvements in the credit quality of the underlying portfolio combined with lower per unit remarketing costs and other cost savings initiatives, including realignment of our business unit managers’ performance incentives such that they are compensated based on revenue, performance and cost drivers implemented during 2003 and 2004. Additionally, subsequent to April 29, 2005, repossession and remarketing expenses are no longer classified as operating expenses, but rather a component of credit losses on charged-off receivable balances.
       Other expenses were $8.8 million for the three months ended June 30, 2005, compared to $10.5 million for the three months ended June 30, 2004. Other expenses were $30.5 million for the six months ended June 30, 2005, compared to $26.2 million for the six months ended June 30, 2004. Prior to April 30, 2005, other expenses represent write-downs to market value on loans transferred from our held for sale portfolio to our held for investment portfolio. In connection with the April 29, 2005 acquisition, all finance receivables were classified as held for investment as we have the ability and intent to hold these receivables until maturity.
       Provision for income taxes was $5.8 million for the three months ended June 30, 2005, compared to $14.0 million for the three months ended June 30, 2004. Provision for income taxes was $25.7 million for the six months ended June 30, 2005, compared to $31.7 million for the six months ended June 30, 2004. Prior to April 30, 2005, our effective income tax rate was 37.7% and was based on our intercompany tax sharing agreement with Ford Credit. Subsequent to April 29, 2005, our effective tax rate is 39.5%.

Credit Quality
       We provide financing in relatively high-risk markets, and, therefore, anticipate a corresponding higher level of delinquencies and charge-offs.
       Provisions for credit losses are charged to operations in amounts sufficient to maintain the allowance for credit losses on the balance sheet at a level considered adequate to cover our estimate of incurred credit losses related to impaired held for investment receivables as of the date of the balance sheet. Receivables held for investment are charged-off to the allowance for credit losses at the earlier of repossession of the collateral or when the account is otherwise deemed uncollectable. Predecessor finance receivables held for investment were adjusted to fair market value in connection with the purchase transaction taking into account future expected credit losses and a required rate of return commensurate with the associated risk.

       The following table presents certain data related to our owned finance receivables (dollars in thousands):

	At June 30,	At December 31,
	2005	2004

Predecessor finance receivables held for investment, net	$1,910,956	$—
Finance receivables held for sale, net	—	1,510,315
Owned finance receivables held for investment	303,571	227,100
Allowance for credit losses	(8,231)	(16,081)

Owned finance receivables held for investment, net of allowance	295,340	211,019

Allowance for credit losses as a percentage of receivables	2.7%	7.1%
Total owned finance receivables, net	$2,206,296	$1,721,334

       The decrease in the allowance for credit losses as a percentage of receivables at June 30, 2004 as compared to December 31, 2004 was due to an increase in credit quality of our portfolio. Our new originations were of higher quality with increased credit scores and lower payment to income and initial loan to value ratios. The allowance for credit losses at June 30, 2005 is maintained at a level adequate to cover estimated incurred credit losses related to impaired held for investment receivables originated subsequent to April 29, 2005 and classified as held for investment as of the date of the financial statements, taking into account the credit quality of the portfolio, historical credit loss trends, trends in projected used car values and general economic factors.
       The following is a summary of receivables that are (1) more than 30 days delinquent, but not yet in repossession, and (2) in repossession (dollars in thousands):

	At June 30,		At December 31,
	2005		2004

	Amount	Percent	Amount	Percent

Delinquent contracts:
31 to 60 days	$99,455	4.5%	$82,710	4.7%
Greater than 60 days	30,650	1.4	30,432	1.7

	130,105	5.9	113,142	6.4
In repossession	4,293	0.2	4,995	0.3

	$134,398	6.1%	$118,137	6.7%

       Delinquencies in our receivables portfolio may vary from period to period based upon the average age or seasoning of the portfolio, seasonality within the calendar year and economic factors. Due to our target customer base, a relatively high percentage of accounts become delinquent at some point in the life of a contract and there is a fairly high rate of account movement between current and delinquent status in the portfolio. Delinquencies were lower at June 30, 2005 compared to December 31, 2004 due to normal seasonal delinquency trends and the continued improvement in credit quality of the portfolio.
       We at times offer payment extensions, in accordance with our policies and guidelines, to consumers to assist them when temporary financial difficulties interfere with their ability to make scheduled payments. Our policies and guidelines, as well as certain contractual restrictions in our securitization transactions, limit the number and frequency of extensions that may be granted. An account for which all delinquent payments are extended is classified as current at the time the extension is granted. Thereafter, such account is aged based on the timely payment of future installments in the same manner as any other account, resulting in lower delinquencies.
       We evaluate the results of our extension strategies based upon the portfolio performance on accounts that have been extended versus accounts that have not been extended over the same period of time. We believe that payment extensions granted according to our policies and guidelines are an effective portfolio management technique and result in higher ultimate cash collections from the portfolio.
       The following is a summary of payment extension as a percentage of owned receivables outstanding:

	At June 30,	At December 31,
	2005	2004

	Percent	Percent

Never extended	92.1%	92.0%
Extended:
1-2 times	7.3%	7.2%
3-4 times	0.6%	0.8%

Total extended	7.9%	8.0%

Total	100.0%	100.0%

       The following table presents charge-off data with respect to our average owned finance receivables (dollars in thousands):

	For the
	Three Months
	Ended June 30,

	2005	2004

Repossession charge-offs	$25,797	$20,461
Less: Recoveries	(19,228)	(18,263)
Mandatory charge-offs(1)	7,388	38,040

Net charge-offs	$13,957	$40,238

Annualized net charge-offs as a percentage of average owned finance receivables outstanding(1)	2.6%	19.2%
Recoveries as a percentage of charge-offs	57.9%	31.2%

	For the
	Six Months
	Ended June 30,

	2005	2004

Repossession charge-offs	$54,916	$48,921
Less: Recoveries	(40,579)	(33,233)
Mandatory charge-offs(1)	16,012	46,180

Net charge-offs	$30,349	$61,868

Annualized net charge-offs as a percentage of average owned finance receivables outstanding(1)	3.0%	13.4%
Recoveries as a percentage of charge-offs	57.2%	34.9%

(1)	Mandatory charge-offs represent accounts charged-off in full with no recovery amounts realized at time of charge-off. In April 2004, we changed our charge-off policy such that all owned receivable contracts that are more than 120 days delinquent are charged-off, regardless of whether an obligor under the owned contract has filed for bankruptcy. Previously, we charged-off owned contracts with bankrupt obligors upon resolution of their bankruptcy cases. As a result of this change, net charge-offs for the three months ended June 30, 2004 included a one-time charge-off of $32.6 million for contracts over 120 days delinquent with obligors who had filed for bankruptcy but whose cases had not yet been resolved. Excluding this one-time charge-off, our net charge-offs as a percentage of average owned receivables would have been 3.6% for the three months ended June 30, 2004 and 6.3% for the six months ended June 30, 2004.
       Annualized net charge-offs as a percentage of our average owned finance receivables outstanding may vary from period to period based upon the average age or seasoning of the portfolio and economic factors. The declines in net charge-offs as a percentage of average owned finance receivables outstanding for 2005 as compared to 2004 was due to the policy change describe in (1) above combined with continued improvements of credit quality in the underlying receivables portfolio. Net charge-offs for both the three and six months ended June 30, 2005 included $11.1 million in net charge-offs related to our Predecessor Finance Receivables Held For Investment which were charged against our estimated future expected credit losses established as a component of the asset’s net carrying value.
       Recoveries as a percentage of charge-offs increased for both the three and six month period in 2005 as compared to 2004 primarily due to higher levels of recoveries on the $32.6 million of bankrupt receivables charged-off in 2004 as discussed in (1) above combined with improvements in the wholesale auction markets.

Other Comprehensive Income
       The unrealized gains (losses) on retained interest in securitized assets consisted of the following (in thousands):

	For the
	Three Months
	Ended June 30,

	2005	2004

Unrealized gains at time of sale	$—	$—
Unrealized holding (losses) gains related to timing difference	(851)	5,268
Net reclassification into earnings	(1,257)	(13,110)

	$(2,108)	$(7,842)

	For the
	Six Months
	Ended June 30,

	2005	2004

Unrealized gains at time of sale	$—	$9,487
Unrealized holding (losses) gains related to timing difference	(2,024)	6,201
Net reclassification into earnings	(5,244)	(20,474)

	$(7,268)	$(4,786)

       The unrealized gains at time of sale represent the excess of the fair value of the retained interest in securitized assets over our carrying value related to such interests when receivables are sold. There were no unrealized gains for the six months ended June 30, 2005 as the last securitization transaction accounted for as a sale of receivables occurred in March 2004.
       The unrealized holding gains and losses were primarily the result of timing differences associated with credit losses and prepayments. The initial levels of actual credit losses and prepayments are generally lower than assumed, resulting in excess cash flows being generated earlier than anticipated. These accelerated cash flow levels result in an increased value in the retained interests and corresponding unrealized gains in the early years of the transactions, which then decline. This effect resulted in the unrealized gains during the first six months of 2004 that turned to unrealized losses during the first six months of 2005.

       Net unrealized gains of $1.3 million and $13.1 million were reclassified into earnings during the three months ended June 30, 2005 and 2004, respectively, and $5.2 million and $20.5 million during the six months ended June 30, 2005 and 2004, respectively, representing the recognition of previously deferred gains on our retained interests in securitized assets. The decreases in 2005, as compared to 2004, were primarily due to lower levels of deferred gains on our retained interest in securitized assets, including subordinated notes.
Total Managed Information
       We evaluate the profitability of our lending activities based partly upon our total managed auto finance receivables portfolio, including both owned finance receivables and sold finance receivables. We have historically securitized our receivables in transactions that met the criteria for a sale of such receivables. The net margin and credit quality information presented below on a total managed basis assumes that securitized and sold receivables had not been sold and are still on our consolidated balance sheet. Accordingly, no gain on sale or servicing fee income would have been recognized. Instead, finance charge and fee income would be recognized over the life of the securitized receivables as accrued, and interest expense and other costs related to the asset-backed securities would be recognized as incurred.
       We use this information to analyze trends in the components of the profitability of our total managed receivables portfolio. Analysis of this data on a total managed basis allows us to determine which origination channels and finance products are most profitable, guides us in making pricing decisions for finance products and indicates if sufficient spreads exist between our revenues and cost of funds to cover operating expenses and achieve corporate profitability objectives. Additionally, total managed information facilitates comparisons of our results with other finance companies that do not securitize their receivables or other finance companies that securitize their receivables in securitization transactions that do not meet the criteria for sales of receivables. Total managed information is not a measurement of financial performance determined under generally accepted accounting principles and should not be considered as an alternative to any other measures of performance determined under generally accepted accounting principles.
       Beginning with our May 2005 securitization transaction, we made a decision to alter the structure of our securitization transactions to no longer meet the criteria for sales of auto receivables, but instead to meet the criteria for on-balance sheet reporting. Accordingly, following a securitization accounted for as a secured financing, the receivables and the related securitization indebtedness will remain on our balance sheet. Additionally, we will recognize finance revenue and fee income on the receivables and interest expense on the securities issued in the securitization and record a provision for credit losses over the life of the securitization. As a result of this change, our provision for credit losses and our net margin will increase significantly, with our provision for credit losses increasing initially at a greater rate than our net margin because we will generally begin recording a provision for credit losses upon the purchase of each contract. In addition, our securitization income and net income will initially decrease, with no change to our cash flows, as a result of this accounting change.
       Our average total managed finance receivables outstanding were as follows (in thousands):

	For the
	Three Months
	Ended June 30,

	2005	2004

Average owned finance receivables	$2,110,853	$838,805
Average sold finance receivables	1,680,625	2,843,368

Average total managed finance receivables	$3,791,478	$3,682,173

	For the
	Six Months
	Ended June 30,

	2005	2004

Average owned finance receivables	$2,006,000	$925,175
Average sold finance receivables	1,812,591	2,685,368

Average total managed finance receivables	$3,818,591	$3,610,543

Total Managed Net Interest Margin
       Net interest margin for our total managed receivables portfolio is as follows (in thousands):

	For the
	Three Months
	Ended June 30,

	2005	2004

Financing and other income	$130,854	$152,648
Interest expense	(35,930)	(26,274)

Net interest margin	$94,924	$126,374

	For the Six Months
	Ended June 30,

	2005	2004

Financing and other interest income	$302,969	$306,760
Interest expense	(64,220)	(52,833)

Net interest margin	$238,749	$253,927

       The following is a reconciliation of net interest margin as reflected in our consolidated statements of income to total managed net interest margin (dollars in thousands):

	For the Three	For the Three
	Months Ended	Months Ended
	June 30, 2005	June 30, 2004

Net margin as reflected on the consolidated statements of income	$53,481	$57,487
Other interest income	(13,296)	(30,583)
Financing revenue on sold receivables	69,326	116,297
Interest expense on sold receivables	(11,196)	(18,951)
Other income (expense)	(3,391)	2,124

Total managed net interest margin	$94,924	$126,374

	For the Six	For the Six
	Months Ended	Months Ended
	June 30, 2005	June 30, 2004

Net margin as reflected on the consolidated statements of income	$132,479	$108,651
Other interest income	(30,556)	(53,935)
Financing revenue on sold receivables	151,322	231,337
Interest expense on sold receivables	(23,880)	(36,699)
Other income	9,384	4,573

Total managed net interest margin	$238,749	$253,927

       Annualized net interest margin as a percentage of average total managed receivables outstanding is as follows (dollars in thousands):

	For the
	Three Months
	Ended June 30,

	2005	2004

Financing and other interest income	13.8%	16.6%
Interest expense	(3.8)%	(2.9)%

Annualized net interest margin as a percentage of average total managed receivables	10.0%	13.7%

	For the
	Six Months
	Ended June 30,

	2005	2004

Finance and other interest income	15.9%	17.0%
Interest expense	(3.4)%	(2.9)%

Annualized net interest margin as a percentage of average total managed receivables	12.5%	14.1%

       The decreases in annualized net interest margin as a percentage of average total managed receivables were due to decreases in average yield, primarily due to $23.1 million of premium amortization reflecting the impact of adjusting predecessor finance receivables held for investment to fair market value taking into account future expected credit losses and a required rate of return commensurate with the associated risk in connection with the purchase transaction, combined with an increase in cost of funds due to higher-cost forms of borrowing.
Credit Quality
       We have periodically sold receivables in securitization transactions to Trusts and retained an interest in the receivables sold in the form of retained interest in securitized assets. Retained interests in securitized assets are reflected on our balance sheet at fair value, calculated based upon the present value of estimated excess future cash flows from the Trusts using, among other assumptions, estimates of future cumulative credit losses on the receivables sold. Charge-offs of receivables that have been sold to Trusts decrease the amount of excess future cash flows from the Trusts. If such charge-offs are expected to exceed our original estimates of cumulative credit losses, the fair value of retained interest in securitized assets could be written down through an impairment charge to earnings.

       The following tables present certain data related to our managed receivables portfolio (dollars in thousands):

	At June 30, 2005

	Owned	Sold	Total Managed

Owned finance receivables	$2,304,683	$—	$2,304,683
Sold finance receivables	—	1,559,771	1,559,771

Total managed finance receivables	$2,304,683	$1,559,771	$3,864,454

Number of outstanding contracts	150,703	139,637	290,340

Average principal amount of outstanding contracts (in dollars)	$15,293	$11,170	$13,310

	At December 31, 2004

	Owned	Sold	Total Managed

Owned finance receivables	$1,762,669	$—	$1,762,669
Sold finance receivables	—	2,082,102	2,082,102

Total managed finance receivables	$1,762,669	$2,082,102	$3,844,771

Number of outstanding contracts	120,081	168,651	288,732

Average principal amount of outstanding contracts (in dollars)	$14,679	$12,346	$13,316

       The following is a summary of receivables that are (1) more than 30 days delinquent, but not yet in repossession, and (2) in repossession (dollars in thousands):

	At June 30, 2005

	Owned		Sold		Total Managed

	Amount	Percent	Amount	Percent	Amount	Percent

Delinquent contracts:
31 to 60 days	$99,455	4.5%	$138,708	8.9%	$238,163	6.3%
Greater than 60 days	30,650	1.4	43,291	2.8	73,941	2.0

	130,105	5.9	181,999	11.7	312,104	8.3
In repossession	4,293	0.2	16,224	1.0	20,517	0.5

	$134,398	6.1%	$198,223	12.7%	$332,621	8.8%

	At December 31, 2004

	Owned		Sold		Total Managed

	Amount	Percent	Amount	Percent	Amount	Percent

Delinquent contracts:
31 to 60 days	$82,710	4.7%	$165,334	7.9%	$248,044	6.4%
Greater than 60 days	30,432	1.7	59,984	2.9	90,416	2.4

	113,142	6.4	225,318	10.8	338,460	8.8
In repossession	4,995	0.3	25,368	1.2	30,363	0.8

	$118,137	6.7%	$250,686	12.0%	$368,823	9.6%

       Delinquencies were lower at June 30, 2005, compared to December 31, 2004, due to normal seasonal delinquency trends and the continued improvement in credit quality of the managed portfolio. Our new originations were of higher quality with increased credit scores and lower payment to income and initial loan to value ratios.

       The following is a summary of payment extension as a percentage of owned, sold and total managed receivables outstanding:

	At June 30, 2005

	Owned	Sold	Total Managed

Never extended	92.1%	66.6%	81.8%
Extended:
1-2 times	7.3%	32.5%	17.5%
3-4 times	0.6%	0.9%	0.7%

Total extended	7.9%	33.4%	18.2%

Total	100.0%	100.0%	100.0%

	At December 31, 2004

	Owned	Sold	Total Managed

Never extended	92.0%	72.4%	81.4%
Extended:
1-2 times	7.2%	27.1%	17.9%
3-4 times	0.8%	0.5%	0.7%

Total extended	8.0%	27.6%	18.6%

Total	100.0%	100.0%	100.0%

       At June 30, 2005, our sold receivables portfolio was more seasoned than our owned receivables and therefore, had a higher level of extensions.
       The following table presents charge-off data with respect to our auto receivables portfolio (dollars in thousands):

	For the
	Three Months
	Ended June 30,

	2005	2004

Owned:
Repossession charge-offs	$25,797	$20,461
Less: Recoveries	(19,228)	(18,263)
Mandatory charge-offs(1)	7,388	38,040

Net charge-offs	$13,957	$40,238

Sold:
Charge-offs	$50,216	$62,771
Less: Recoveries	(23,569)	(24,699)
Mandatory charge-offs(1)	—	—

Net charge-offs	$26,647	$38,072

Total Managed:
Repossession charge-offs	$76,013	$83,232
Less: Recoveries	(42,797)	(42,962)
Mandatory charge-offs(1)	7,388	38,040

Net charge-offs	$40,604	$78,310

Annualized net charge-offs as a percentage of average total managed receivables outstanding	4.3%	8.5%
Recoveries as a percentage of charge-offs	51.3%	35.4%

	For the
	Six Months
	Ended June 30,

	2005	2004

Owned:
Repossession charge-offs	$54,916	$48,921
Less: Recoveries	(40,579)	(33,233)
Mandatory charge-offs(1)	16,012	46,180

Net charge-offs	$30,349	$61,868

Sold:
Charge-offs	$120,068	$128,999
Less: Recoveries	(53,164)	(47,732)
Mandatory charge-offs(1)	—	—

Net charge-offs	$66,904	$81,267

Total Managed:
Repossession charge-offs	$174,984	$177,920
Less: Recoveries	(93,743)	(80,965)
Mandatory charge-offs(1)	16,012	46,180

Net charge-offs	$97,253	$143,135

Annualized net charge-offs as a percentage of average total managed receivables outstanding	5.1%	7.9%
Recoveries as a percentage of charge-offs	49.1%	36.1%

(1)	Mandatory charge-offs represent accounts charged-off in full with no recovery amounts realized at time of charge-off. In April 2004, we changed our charge-off policy such that all owned receivable contracts that are more than 120 days delinquent are charged-off, regardless of whether an obligor under the owned contract has filed for bankruptcy. Previously, we charged-off owned contracts with bankrupt obligors upon resolution of their bankruptcy cases. As a result of this change, net charge-offs for the three months ended June 30, 2004 included a one-time charge-off of $32.6 million for contracts over 120 days delinquent with obligors who had filed for bankruptcy but whose cases had not yet been resolved.
       The declines in net charge-offs as a percentage of average total managed receivables outstanding for 2005 as compared to 2004 was due to the policy change describe in (1) above combined with continued improvements of credit quality in the underlying receivables portfolio. Recoveries as a percentage of charge-offs increased for both the three and six month period in 2005 as compared to 2004 primarily due to higher levels of recovers on the $32.6 million of bankrupt receivables charged-off in 2004 as discussed in (1) above.
Year Ended December 31, 2004 as compared to Year Ended December 31, 2003
       Our net income was $51.9 million for 2004, compared to $49.4 million in 2003. The 5.1% increase in net income was a result of higher income from sales of receivables and lower operating expenses and credit-related expenses, partially offset by lower net financing margin and an impairment charge on goodwill.

Revenues
       Our revenues are primarily generated from the purchase, origination, retention, subsequent securitization and servicing of auto receivables. Our average owned finance receivables outstanding were as follows (in thousands):

	For the Years Ended
	December 31,

	2004	2003

Held for sale	$912,497	$799,861
Held for investment	284,536	593,871

Average owned finance receivables	$1,197,033	$1,393,732

       Average owned finance receivables outstanding decreased by 14.1% due to the continued run-off of the held for investment portfolio partially offset by an increase in the held for sale portfolio.
       We purchased and originated $2,056.2 million of auto installment contracts during 2004, compared to $1,676.8 million during 2003. This growth resulted from the expansion of our dealer and direct channels. The average new contract size was $17,933 for 2004, compared to $17,302 for 2003. The average annual percentage rate on contracts purchased during 2004 was 16.1%, compared to 16.2% during 2003.
       Net interest margin on our owned finance receivables consisted of the following (in thousands):

	For the Years Ended
	December 31,

	2004	2003

Financing revenue	$198,755	$224,604
Interest expense	38,793	50,799

Net interest margin	$159,962	$173,805

       The decrease in financing revenue was primarily due to the decrease in average auto receivables owned in 2004 versus in 2003. Our yield on our auto receivables owned increased to 16.6% for 2004 from 16.1% for 2003. The yield increased for 2004 as a result of lower amortization of deferred origination costs as these deferred fees are only amortized on the held for investment portfolio which declined during 2004.
       Interest expense decreased to $38.8 million for 2004 from $50.8 million for 2003 due to lower debt levels. Average debt outstanding was $1,154.5 million and $1,326.5 million for 2004 and 2003, respectively. Our effective rate of interest paid on our debt decreased to 3.2% from 3.6% as a result of lower average term debt utilized to finance our existing held for investment portfolio which declined during 2004.
       The income related to sales of receivables consisted of the following (in thousands):

	For the Years Ended
	December 31,

	2004	2003

Gain-on-sales of finance receivables	$27,145	$62,160
Servicing fee income	69,699	53,939
Residual interest income	83,137	45,760
Impairment charge on retained interest	(14,265)	(8,500)
Interest received from retained notes	20,823	8,135

Income related to sales of receivables	$186,539	$161,494

       The decrease in gain-on-sales of auto receivables of 56.3% resulted from the sale of $736.5 million of receivables in 2004 as compared to $2,025.9 million of receivables sold in 2003. The gain as a percentage of auto receivables sold increased to 3.7% for 2004 from 3.1% for 2003 primarily due to increased interest margins as a result of a decrease in short-term market interest rates and a decrease in the cumulative credit loss assumption.
       Significant assumptions used in determining the gain-on-sales of auto receivables were as follows:

	For the Years Ended
	December 31,

	2004	2003

Cumulative credit losses	11.25%	12.35 – 13.0%
Discount rate used to estimate present value	16.0%	16.0%
ABS prepayment spread	1.7%	1.7%
       The cumulative credit loss assumptions utilized at the time of sale of receivables are determined using a range of possible outcomes based on historical experience, credit attributes for the specific pool of receivables and general economic factors. We lowered the assumption for cumulative credit losses used in determining the gain-on-sale of receivables during the second half of 2003 to incorporate an expected decrease in credit losses resulting from an overall improvement in credit quality of contracts sold and the general improvement in the economy, including lower unemployment rates. The cumulative credit loss assumption reflects the approximate level that cumulative credit losses could reach (notwithstanding other assumptions) in a securitization pool before the retained interest in securitized assets could suffer an other than temporary impairment. The discount rates used to estimate the present value of assets are based on the relative risks of the asset type.
       Income related to sales of receivables, excluding gain-on-sales of finance receivables, increased to $159.4 million, or 6.3% of average sold auto receivables, for 2004, compared to $99.3 million, or 5.1% of average sold auto receivables, for 2003. Income related to sales of receivables, excluding gain-on-sales of finance receivables, represents accretion income on our retained interests in each of the Trusts, servicing fees and interest income on our retained notes in the Trusts. Income related to sales of receivables for 2004 included a $14.3 million impairment charge related to our one private securitization due to actual losses being higher than originally estimated. The private securitization has collateral with credit quality that is inconsistent with the credit quality in our public securitizations resulting in credit losses substantially higher than our public securitizations. The growth in income related to sales of receivables, excluding gain-on-sales of finance receivables, is attributable to the increase in average sold auto receivables outstanding for 2004 compared to 2003 resulting from continued sales of receivables in securitizations.
       Other income decreased to $8.8 million for 2004 compared to $9.7 million for 2003. Other income represents fees we collect on the receivables such as late charges, extension fees, proceeds from sales of gap insurance, referral fees received from other lenders and payment convenience fees. The decrease in other income is attributable to the decrease in our average total owned receivables primarily due to the run-off of our held for investment portfolio financed by our existing term loan.
Costs and Expenses
       Operating expenses were $123.9 million for 2004 as compared with $156.3 million for 2003. Approximately a third of the $32.4 million decrease was a result of lower repossession and remarketing expenses due to lower owned receivables combined with overall improvements in credit quality of the underlying portfolio and lower per unit remarketing costs. The remaining decrease was attributable to savings realized from consolidating our Texas and Florida operations centers in Texas during the fourth quarter of 2003, along with overall cost savings initiatives, including realignment of our business unit managers’ performance incentives such that they are compensated based on revenue, performance and cost drivers implemented during 2003 and 2004.

       The provision for credit losses decreased to $1.1 million for 2004 from $49.0 million for 2003. During the first half of 2003, we identified a pool of contracts that would not meet our current securitization criteria and classified this pool of contracts as held for investment. Consistent with this classification, we provided reserves for this liquidating portfolio equal to its estimate of future losses on the portfolio. As this portfolio was adequately reserved for by the end of 2003, essentially no additional reserves were required during 2004.
       Other expenses increased to $73.7 million for 2004, compared to $60.4 million in 2003. The increase was primarily due to an increase in our portfolio of held for sale receivables which led to an increase in write-downs to market recorded on this larger portfolio.
       As a result of the terms of the Acquisition, we determined that there was an impairment of goodwill and recorded a $61.2 million pre-tax charge to earnings in 2004.
       The provision for income taxes was $43.5 million in 2004, compared to $29.9 million in 2003. Our effective income tax rate was 45.6% for 2004 and 37.7% for 2003.
Credit Quality
       The following table presents certain data related to our owned finance receivables (dollars in thousands):

	At December 31,	At December 31,
	2004	2003

Finance receivables held for sale, net	$1,510,315	$506,778
Finance receivables held for investment	227,100	440,657
Allowance for credit losses	(16,081)	(82,018)

Finance receivables held for investment, net of allowance	211,334	358,639

Allowance for credit losses as a percentage of receivables	7.1%	18.6%
Total owned finance receivables, net	$1,721,334	$865,417

       The decrease in the allowance for credit losses as a percentage of receivables at December 31, 2004, as compared to December 31, 2003 was due to the continued seasoning of our held for investment portfolio. The allowance for credit losses is maintained at a level adequate to cover estimated incurred credit losses related to impaired held for investment receivables taking into account the credit quality of the portfolio, historical credit loss trends, trends in projected used car values and general economic factors.
       The following is a summary of receivables that are (1) more than 30 days delinquent, but not yet in repossession, and (2) in repossession (dollars in thousands):

	At December 31,		At December 31,
	2004		2003

	Amount	Percent	Amount	Percent

Delinquent contracts:
31 to 60 days	$82,710	4.7%	$85,633	9.0%
Greater than 60 days	30,432	1.7	80,126	8.4

	113,142	6.4	165,759	17.4
In repossession	4,995	0.3	5,307	0.6

	$118,137	6.7%	$171,066	18.0%

       Delinquencies in our receivables portfolio may vary from period to period based upon the average age or seasoning of the portfolio, seasonality within the calendar year and economic factors. Due to our target customer base, a relatively high percentage of accounts become delinquent at some point in the life of a contract and there is a fairly high rate of account movement between current and delinquent status in the portfolio. Delinquencies were lower at December 31, 2004, compared to December 31, 2003, due to the continued improvements in credit quality of the portfolio as compared to the start of 2002 and the change in our charge-off policy. Our new originations were of higher quality with increased credit scores and lower payment to income and initial loan to value ratios. In April 2004, we changed our charge-off policy such that all receivables which are more than 120 days delinquent are charged off, regardless of whether an obligor under the contract has filed for bankruptcy. Previously, we charged-off contracts with bankrupt obligors upon resolution of their bankruptcy cases.
       We at times offer payment extensions, in accordance with our policies and guidelines, to consumers to assist them when temporary financial difficulties interfere with their ability to make scheduled payments. Our policies and guidelines, as well as certain contractual restrictions in our securitization transactions, limit the number and frequency of extensions that may be granted. An account for which all delinquent payments are extended is classified as current at the time the extension is granted. Thereafter, such account is aged based on the timely payment of future installments in the same manner as any other account, resulting in lower delinquencies.
       We evaluate the results of our extension strategies based upon the portfolio performance on accounts that have been extended versus accounts that have not been extended over the same period of time. We believe that payment extensions granted according to our policies and guidelines are an effective portfolio management technique and result in higher ultimate cash collections from the portfolio.
       The following is a summary of payment extension as a percentage of owned receivables outstanding:

	At December 31,	At December 31,
	2004	2003

	Percent	Percent

Never extended	92.0%	70.6%
Extended:
1-2 times	7.2%	28.3%
3-4 times	0.8%	1.1%

Total extended	8.0%	29.4%

Total	100.0%	100.0%

       The following table presents charge-off data with respect to our average owned finance receivables (dollars in thousands):

	For the Years Ended
	December 31,

	2004	2003

Repossession charge-offs	$99,171	$217,327
Less: Recoveries	(59,161)	(102,210)
Mandatory charge-offs(1)	59,962	38,100

Net charge-offs	$99,966	$153,217

Annualized net charge-offs as a percentage of average owned finance receivables outstanding	8.4%	11.0%
Recoveries as a percentage of charge-offs	37.2%	40.0%

(1)	Mandatory charge-offs represent accounts charged-off in full with no recovery amounts realized at time of charge-off. In April 2004, we changed our charge-off policy such that all owned receivable contracts that are more than 120 days delinquent are charged-off, regardless of whether an obligor under the owned contract has filed for bankruptcy. Previously, we charged-off owned contracts with bankrupt obligors upon resolution of their bankruptcy cases. As a result of this change, net charge-offs for the three months ended June 30, 2004 included a one-time charge-off of $32.6 million for contracts over 120 days delinquent with obligors who had filed for bankruptcy but whose cases had not yet been resolved.
       Annualized net charge-offs as a percentage of our average owned finance receivables outstanding may vary from period to period based upon the average age or seasoning of the portfolio and economic factors. The decline in net charge-offs as a percentage of average owned finance receivables outstanding for 2004 as compared to 2003 was due to continued improvements of credit quality in the underlying receivables portfolio partially offset by the policy change describe in (1) above.
Other Comprehensive Income
       The unrealized gains (losses) on retained interest in securitized assets consisted of the following (in thousands):

	For the Years Ended
	December 31,

	2004	2003

Unrealized gains at time of sale	$9,487	$22,075
Unrealized holding gains related to timing difference	1,939	34,165
Net reclassification into earnings	(39,364)	(4,074)

	$(27,938)	$52,166

       The unrealized gains at time of sale represent the excess of the fair value of the retained interest in securitized assets over our carrying value related to such interests when receivables are sold. Unrealized gains at time of sale were lower for 2004 as compared to 2003 due to a lower amount of receivables sold in 2004.
       The unrealized holding gains of $1.9 million in 2004 and $34.2 million in 2003 were primarily the result of timing differences associated with credit losses and prepayments. The initial levels of actual credit losses and prepayments are generally lower than assumed resulting in excess cash flows being generated earlier than anticipated. These accelerated cash flow levels result in an increased value in the retained interests and corresponding unrealized gains in the early years of the transactions which then decline resulting in the decrease in unrealized gains during 2004.
       Net unrealized gains of $39.4 million and $4.1 million were reclassified into earnings during 2004 and 2003, respectively, representing the recognition of previously deferred gains on our retained interests.
Total Managed Information
Total Managed Net Interest Margin
       We evaluate the profitability of our lending activities based partly upon our total managed auto finance receivables portfolio, including both owned finance receivables and sold finance receivables. We have historically securitized our receivables in transactions that met the criteria for a sale of such receivables. The net margin and credit quality information presented below on a total managed basis assumes that securitized and sold receivables had not been sold and are still on our consolidated balance sheet. Accordingly, no gain on sale or servicing fee income would have been recognized. Instead, finance charge and fee income would be recognized over the life of the securitized receivables as accrued, and interest expense and other costs related to the asset-backed securities would be recognized as incurred.
       We use this information to analyze trends in the components of the profitability of our total managed receivables portfolio. Analysis of this data on a total managed basis allows us to determine which origination channels and finance products are most profitable, guides us in making pricing decisions for finance products and indicates if sufficient spreads exist between our revenues and cost of funds to cover operating expenses and achieve corporate profitability objectives. Additionally, total managed information facilitates comparisons of our results with other finance companies that do not securitize their receivables or other finance companies that securitize their receivables in securitization transactions that do not meet the criteria for sales of receivables. Total managed information is not a measurement of financial performance determined under generally accepted accounting principles and should not be considered as an alternative to any other measures of performance determined under generally accepted accounting principles.
       Beginning with our May 2005 securitization transaction, we made a decision to alter the structure of our securitization transactions to no longer meet the criteria for sales of auto receivables, but instead to meet the criteria for on-balance sheet reporting. Accordingly, following a securitization accounted for as a secured financing, the receivables and the related securitization indebtedness will remain on our balance sheet. Additionally, we will recognize finance revenue and fee income on the receivables and interest expense on the securities issued in the securitization and record a provision for credit losses over the life of the securitization. As a result of this change, our provision for credit losses and our net margin will increase significantly, with our provision for credit losses increasing initially at a greater rate than our net margin because we will generally begin recording a provision for credit losses upon the purchase of each contract. In addition, our securitization income and net income will initially decrease, with no change to our cash flows, as a result of this accounting change.
       Our average total managed finance receivables outstanding were as follows (in thousands):

	For the Years Ended
	December 31,

	2004	2003

Average owned finance receivables	$1,197,033	$1,393,732
Average sold finance receivables	2,532,340	1,942,090

Average total managed finance receivables	$3,729,373	$3,335,822

       Net interest margin for our total managed receivables portfolio is as follows (in thousands):

	For the Years Ended
	December 31,

	2004	2003

Finance revenue, fee and other income	$630,447	$582,744
Interest expense	(101,573)	(98,881)

Net interest margin	$528,874	$483,863

       The following is a reconciliation of net interest margin as reflected in our consolidated statements of income to total managed net interest margin (dollars in thousands):

	For the Years Ended
	December 31,

	2004	2003

Net margin as reflected on the consolidated statements of income	$159,962	$173,805
Financing revenue on sold receivables	422,867	348,424
Interest expense on sold receivables	(62,780)	(48,082)
Other income (expense)	(8,825)	9,716

Total managed net interest margin	$528,874	$483,863

       Net interest margin as a percentage of average total managed receivables outstanding is as follows:

	For the Years Ended
	December 31,

	2004	2003

Finance revenue, fee and other income	16.9%	17.5%
Interest expense	(2.7)	(3.0)

Net interest margin as a percentage of average total managed receivables	14.2%	14.5%

       Net interest margin as a percentage of average total managed auto receivables decreased in 2004 as compared to 2003 primarily due to a decline in finance revenue resulting from lower contract pricing.
Credit Quality
       We have periodically sold receivables in securitization transactions to Trusts and retained an interest in the receivables sold in the form of retained interest in securitized assets. Retained interest in securitized assets are reflected on our balance sheet at fair value, calculated based upon the present value of estimated excess future cash flows from the Trusts using, among other assumptions, estimates of future cumulative credit losses on the receivables sold. Charge-offs of receivables that have been sold to Trusts decrease the amount of excess future cash flows from the Trusts. If such charge-offs are expected to exceed our original estimates of cumulative credit losses, the fair value of retained interest in securitized assets could be written down through an impairment charge to earnings.
       The following tables present certain data related to our managed receivables portfolio (dollars in thousands):

	At December 31, 2004

	Owned	Sold	Total Managed

Owned finance receivables	$1,762,669	$—	$1,762,669
Sold finance receivables	—	2,082,102	2,082,102

Total managed finance receivables	$1,762,669	$2,082,102	$3,844,771

Number of outstanding contracts	120,081	168,651	288,732

Average principal amount of outstanding contracts (in dollars)	$14,679	$12,346	$13,316

	At December 31, 2003

	Owned	Sold	Total Managed

Owned finance receivables	$951,439	$—	$951,439
Sold finance receivables	—	2,536,075	2,536,075

Total managed finance receivables	$951,439	$2,536,075	$3,487,514

Number of outstanding contracts	82,696	185,374	268,070

Average principal amount of outstanding contracts (in dollars)	$11,505	$13,681	$13,010

       The following is a summary of receivables that are (1) more than 30 days delinquent, but not yet in repossession, and (2) in repossession (dollars in thousands):

	At December 31, 2004

	Owned		Sold		Total Managed

	Amount	Percent	Amount	Percent	Amount	Percent

Delinquent contracts:
31 to 60 days	$82,710	4.7%	$165,334	7.9%	$248,044	6.4%
Greater than 60 days	30,432	1.7	59,984	2.9	90,416	2.4

	113,142	6.4	225,318	10.8	338,460	8.8
In repossession	4,995	0.3	25,368	1.2	30,363	0.8

	$118,137	6.7%	$250,686	12.0%	$368,823	9.6%

	At December 31, 2003

	Owned		Sold		Total Managed

	Amount	Percent	Amount	Percent	Amount	Percent

Delinquent contracts:
31 to 60 days	$85,633	9.0%	$175,330	6.9%	$260,963	7.5%
Greater than 60 days	80,126	8.4	60,800	2.4	140,926	4.0

	165,759	17.4	236,130	9.3	401,889	11.5
In repossession	5,307	0.6	20,159	0.8	25,466	0.7

	$171,066	18.0%	$256,289	10.1%	$427,355	12.2%

       Delinquencies in our managed receivables portfolio may vary from period to period based upon the average age or seasoning of the portfolio, seasonality within the calendar year and economic factors. Due to our target customer base, a relatively high percentage of accounts become delinquent at some point in the life of a contract and there is a fairly high rate of account movement between current and delinquent status in the portfolio. Delinquencies were lower at December 31, 2004, compared to December 31, 2003, due to the continued improvement in credit quality of the managed portfolio as compared to the start of 2002 and the change in our charge-off policy. Our new originations were of higher quality with increased credit scores and lower payment to income and initial loan to value ratios. In April 2004, we changed our charge-off policy such that all owned receivables which are more than 120 days delinquent are charged off, regardless of whether an obligor under the owned contract has filed for bankruptcy. Previously, we charged-off owned contracts with bankrupt obligors upon resolution of their bankruptcy cases.

       The following is a summary of payment extension as a percentage of owned, sold and total managed receivables outstanding:

	At December 31, 2004

	Owned	Sold	Total Managed

Never extended	92.0%	72.4%	81.4%
Extended:
1-2 times	7.2%	27.1%	17.9%
3-4 times	0.8%	0.5%	0.7%

Total extended	8.0%	27.6%	18.6%

Total	100.0%	100.0%	100.0%

	At December 31, 2003

	Owned	Sold	Total Managed

Never extended	70.6%	83.0%	79.6%
Extended:
1-2 times	28.3%	16.9%	20.0%
3-4 times	1.1%	0.1%	0.4%

Total extended	28.4%	17.0%	20.4%

Total	100.0%	100.0%	100.0%

       At December 31, 2004, our sold receivables portfolio was more seasoned than our owned receivables and therefore, had a higher level of extensions. At December 31, 2003, the owned portfolio was more seasoned and therefore, had a higher level of extensions.

       The following table presents charge-off data with respect to our auto receivables portfolio (dollars in thousands):

	For the Years Ended
	December 31,

	2004	2003

Owned:
Repossession charge-offs	$99,171	$217,327
Less: Recoveries	(59,167)	(102,210)
Mandatory charge-offs(1)	59,962	38,100

Net charge-offs	$99,966	$153,217

Sold:
Charge-offs	$287,926	$186,104
Less: Recoveries	(107,559)	(60,491)
Mandatory charge-offs(1)	—	—

Net charge-offs	$180,367	$125,613

Total Managed:
Repossession charge-offs	$387,097	$403,431
Less: Recoveries	(166,726)	(162,701)
Mandatory charge-offs(1)	59,962	38,100

Net charge-offs	$280,333	$278,830

Net charge-offs as a percentage of average total managed receivables outstanding	7.5%	8.4%
Recoveries as a percentage of repossession charge-offs	43.1%	40.3%
Recoveries as a percentage of charge-offs	37.3%	36.8%

(1)	Mandatory charge-offs represent accounts charged-off in full with no recovery amounts realized at time of charge-off.
       Net charge-offs as a percentage of average total managed receivables outstanding may vary from period to period based upon the average age or seasoning of the portfolio and economic factors. The decline in net charge-offs as a percentage of average total managed receivables outstanding from 8.4% in 2003 to 7.5% in 2004 was due to continued improvements of credit quality in the underlying receivables portfolio. Recoveries as a percentage of charge-offs increased from 36.8% in 2003 to 37.3% in 2004 due to the higher than normal mandatory charge-offs of the owned portfolio due to the change in our bankruptcy charge-off policy for owned receivables.
Year Ended December 31, 2003 as compared to Year Ended December 31, 2002
       Our net income was $49.4 million for 2003, compared to a net loss of $5.6 million for 2002. The $55.0 million increase in net income was a result of higher income from sales of receivables and lower credit-related expenses, partially offset by lower net financing margins.

Revenues
       Our average owned finance receivables outstanding were as follows (in thousands):

	For the Years Ended
	December 31,

	2003	2002

Held for sale	$799,861	$—
Held for investment	593,871	2,606,984

Average owned finance receivables	$1,393,732	$2,606,984

       Average owned finance receivables decreased by 46.5% in 2003 versus 2002 due to our increased securitization of receivables in 2003.
       We purchased and originated $1,676.8 million of auto installment contracts during 2003, compared to $1,613.5 million during 2002. This growth resulted from the expansion of our direct channel. The average new contract size was $17,302 for 2003, compared to $16,079 for 2002. The average annual percentage rate on contracts purchased during 2003 was 16.2%, compared to 17.7% during 2002. Decreasing short-term market interest rates lowered our cost of funds, allowing us to pass along some of this benefit in the form of lower contract pricing.

	For the Years Ended
	December 31,

	2003	2002

Financing revenue	$224,604	$450,022
Interest expense	50,799	143,565

Net interest margin	$173,805	$306,457

       Financing revenue decreased by 50.1% to $224.6 million for 2003 from $450.0 million for 2002. Finance charge income was lower due primarily to a decrease in average auto receivables. Our yield on our auto receivables owned decreased to 16.1% for 2003 from 17.3% for 2002. The yield decreased for 2003 due to lower contract pricing.
       Interest expense decreased to $50.8 million for 2003 from $143.6 million for 2002 due to lower debt levels. Average debt outstanding was $1,326.5 million and $2,289.7 million for 2003 and 2002, respectively. Our effective rate of interest paid on our debt decreased to 3.6% from 5.5% as a result of lower short-term market interest rates related to our new $3.0 billion facility negotiated with Ford Credit in 2003 which includes a short-term revolving facility.

	For the Years Ended
	December 31,

	2003	2002

Gain-on-sales of finance receivables	$62,160	$37,287
Servicing fee income	53,939	10,836
Residual interest income	45,760	6,667
Impairment charge on retained interest	(8,500)	—
Interest received from retained notes	8,135	1,524

Income related to sales of receivables	$161,494	$56,314

       The gain-on-sales of receivables increased by 66.7% to $62.2 million for 2003 from $37.3 million for 2002. The increase in gain-on-sale of auto receivables resulted from the sale of $2,025.9 million of receivables in 2003 as compared to $1,347.1 million of receivables sold in 2002. The gain as a percentage of auto receivables sold increased to 3.1% for 2003 from 2.8% for 2002. The gain as a percentage of receivables sold was lower for 2002 as $468.0 million of the

$1,347.1 million sold in 2002 related to a private securitization transaction with a significantly higher cumulative loss assumption. These receivables represented originations primarily during 2000 and 2001 which had a credit quality that does not meet our current credit quality standards.
       Significant assumptions used in determining the gain-on-sale of auto receivables were as follows:

	For the Years Ended
	December 31,

	2003	2002

Cumulative credit losses	12.35–13.0%	13–14.0%
Discount rate used to estimate present value	16.0%	16.0%
ABS prepayment speed	1.7	1.6-1.7
       The cumulative credit loss assumptions utilized at the time of sale of receivables are determined using a range of possible outcomes based on historical experience, credit attributes for the specific pool of receivables and general economic factors. We lowered the assumption for cumulative credit losses used in determining the gain-on-sale of receivables during the second half of 2003 to incorporate an expected decrease in credit losses resulting from an overall improvement in the credit quality of contracts sold in our second securitization transaction in 2003 as compared to the first securitization transaction of 2003. We completed two securitization transactions during 2002. One of these two securitizations represented a private transaction where the cumulative credit loss assumption used was 14.0%. The receivables sold in the private securitization had a higher cumulative loss assumption as they pertained to originations primarily during 2000 and 2001 and had a lower credit quality that did not meet the credit quality standards for our public securitization program. The cumulative credit loss assumption, including unrealized gains at the time of sale, reflects the approximate level that cumulative credit losses could reach (notwithstanding other assumptions) in a securitization pool before the retained interest in securities assets could suffer an other than temporary impairment.
       The discount rates used to estimate the present value of the retained interest in securitized assets are based on the relative risks of the underlying assets.
       Income related to sales of receivables, excluding gain-on-sales of finance receivables, increased to $99.3 million, or 5.1% of average sold auto receivables, for 2003, compared to $19.0 million, or 5.0% of average sold auto receivables, for 2002. Income related to sales of receivables, excluding gain-on-sales of finance receivables, represents accretion of our retained interest in each of the Trusts, servicing fees and interest income on our retained notes of the Trusts. Income related to sales of receivables for the year ended 2003 included an $8.5 million impairment charge related to our private securitization due to actual losses being higher than originally estimated. The private securitization has collateral with credit quality that is inconsistent with the credit quality in our public securitizations resulting in credit losses substantially higher than our public securitizations. The growth in income is primarily attributable to the increase in average sold auto receivables outstanding for 2003 compared to 2002.
       Other income decreased to $9.7 million for 2003 compared to $10.9 million for 2002. Other income represents fees we collect on the receivables such as late charges, extension fees, proceeds from sales of gap insurance, referral fees received from other lenders and payment convenience fees. The decrease in other income is attributable to the decrease in our average total owned receivables due to the increased amount of receivables securitized in 2003 compared to 2002.

Costs and Expenses
       Operating expenses decreased to $156.3 million, or 4.7% of average total managed receivables, for 2003 compared to $160.7 million, or 5.4% of average total managed receivables, for 2002. Factors contributing to lower operating expenses for 2003 included a $6.1 million decrease in repossession and remarketing expenses primarily due to lower average owned receivables in 2003 combined with overall improvements in credit quality, lower per unit costs for both repossession and remarketing and overall cost savings initiatives, including realignment of our business unit managers’ performance incentives such that they are compensated based on revenue, performance and cost drivers implemented during 2003. These decreases were partially offset by higher expenses associated with the opening of our Texas operations center in mid-2002, the higher levels of occupancy, depreciation and salary expenses from the new Texas center and increased costs resulting from a larger portfolio of averaged total managed receivables.
       The provision for credit losses decreased to $49.0 million for 2003 from $221.9 million for 2002. The decrease in provision for credit losses for 2003 compared to 2002 was primarily attributable to a 46.5% decrease in average owned receivables combined with an overall improvement in the credit quality of contracts originated in 2002 and 2003 compared to contracts originated in 2000 and 2001.
       The provision for (benefit from) income taxes was $29.9 million in 2003, compared to $(3.3) million in 2002. Our effective income tax rate was 37.7% for 2003 and 37.1% for 2002.
Credit Quality
       The following table presents certain data related to our owned finance receivables (dollars in thousands):

	At December 31,	At December 31,
	2003	2002

Finance receivables held for sale, net	$506,778	$—
Finance receivables held for investment	440,657	1,918,498
Allowance for credit losses	(82,018)	(174,201)

Finance receivables held for investment, net of allowance	358,639	1,744,297

Allowance for credit losses as a percentage of receivables	18.6%	9.1%
Total owned finance receivables, net	$865,417	$1,744,297

       The increase in the allowance for credit losses as a percentage of receivables at December 31, 2003, as compared to December 31, 2002 was primarily due to a pool of contracts identified in 2003 that would not meet our current securitization criteria. These receivables were classified as held for investment and consistent with this classification, we provided reserves for this liquidating portfolio equal to its estimate of future losses on the portfolio. The allowance for credit losses is maintained at a level adequate to cover estimated incurred credit losses related to impaired held for investment receivables taking into account the credit quality of the portfolio, historical credit loss trends, trends in projected used car values and general economic factors.
       The following is a summary of receivables that are (1) more than 30 days delinquent, but not yet in repossession, and (2) in repossession (dollars in thousands):

	At December 31,		At December 31,
	2003		2002

	Amount	Percent	Amount	Percent

Delinquent contracts:
31 to 60 days	$85,633	9.0%	$179,398	9.4%
Greater than 60 days	80,126	8.4	132,000	7.0

	165,759	17.4	311,398	16.4
In repossession	5,307	0.6	17,552	0.9

	$171,066	18.0%	$328,950	17.3%

       Delinquencies in our receivables portfolio may vary from period to period based upon the average age or seasoning of the portfolio, seasonality within the calendar year and economic factors. Due to our target customer base, a relatively high percentage of accounts become delinquent at some point in the life of a contract and there is a fairly high rate of account movement between current and delinquent status in the portfolio.
       We at times offer payment extensions, in accordance with our policies and guidelines, to consumers to assist them when temporary financial difficulties interfere with their ability to make scheduled payments. Our policies and guidelines, as well as certain contractual restrictions in our securitization transactions, limit the number and frequency of extensions that may be granted. An account for which all delinquent payments are extended is classified as current at the time the extension is granted. Thereafter, such account is aged based on the timely payment of future installments in the same manner as any other account, resulting in lower delinquencies.
       We evaluate the results of our extension strategies based upon the portfolio performance on accounts that have been extended versus accounts that have not been extended over the same period of time. We believe that payment extensions granted according to our policies and guidelines are an effective portfolio management technique and result in higher ultimate cash collections from the portfolio.
       The following table presents charge-off data with respect to our average owned finance receivables (dollars in thousands):

	For the Years Ended
	December 31,

	2003	2002

Repossession charge-offs	$217,327	$346,524
Less: Recoveries	(102,210)	(149,866)
Mandatory charge-offs	38,100	51,124

Net charge-offs	$153,217	$247,782

Annualized net charge-offs as a percentage of average owned finance receivables outstanding	11.0%	9.5%
Recoveries as a percentage of charge-offs	37.2%	37.7%
       Annualized net charge-offs as a percentage of our average owned finance receivables outstanding may vary from period to period based upon the average age or seasoning of the portfolio and economic factors. The increase in charge-offs as a percentage of average owned finance receivables outstanding for 2003 as compared to 2002 was due higher charge-offs on the pool of receivables identified as not meeting our securitization criteria combined with a slightly lower level of recoveries.
Other Comprehensive Income
       The unrealized gains on credit enhancement assets consisted of the following (in thousands):

	For the Years
	Ended
	December 31,

	2003	2002

Unrealized gains at time of sale	$22,075	$12,075
Unrealized holding gains related to changes in credit loss assumptions	34,165	—
Net reclassification into earnings	(4,074)	—

	$52,166	$12,075

       The unrealized gains at the time of sale represent the excess of the fair value of the retained interest in securitized assets over our carrying value related to such interests when the receivables are sold. Unrealized gains at time of sale were higher for 2003 as compared to fiscal 2002 due to a greater amount of receivables sold in 2003.
       The $34.2 million unrealized gain recognized during 2003 was primarily the result of timing differences associated with credit losses and prepayments. While total prepayment and cumulative credit loss assumptions remained unchanged, the initial levels of actual credit losses and prepayments were lower than assumed resulting in excess cash flows being generated earlier than anticipated. These accelerated cash flow levels result in an increased value in the retained interests and the corresponding unrealized gain.
       A net unrealized gain of $4.1 million was reclassified into earnings during 2003 representing the recognition of previously deferred gains on our retained interests.
Total Managed Information
       We evaluate the profitability of our lending activities based partly upon our total managed auto finance receivables portfolio, including both owned finance receivables and sold finance receivables. We have historically securitized our receivables in transactions that met the criteria for a sale of such receivables. The net margin and credit quality information presented below on a total managed basis assumes that securitized and sold receivables had not been sold and are still on our consolidated balance sheet. Accordingly, no gain on sale or servicing fee income would have been recognized. Instead, finance charge and fee income would be recognized over the life of the securitized receivables as accrued, and interest expense and other costs related to the asset-backed securities would be recognized as incurred.
       We use this information to analyze trends in the components of the profitability of our total managed receivables portfolio. Analysis of this data on a total managed basis allows us to determine which origination channels and finance products are most profitable, guides us in making pricing decisions for finance products and indicates if sufficient spreads exist between our revenues and cost of funds to cover operating expenses and achieve corporate profitability objectives. Additionally, total managed information facilitates comparisons of our results with other finance companies that do not securitize their receivables or other finance companies that securitize their receivables in securitization transactions that do not meet the criteria for sales of receivables. Total managed information is not a measurement of financial performance under generally accepted accounting principles and should not be considered as an alternative to any other measures of performance derived in accordance with generally accepted accounting principles.
       Beginning with our May 2005 securitization transaction, we made a decision to alter the structure of our securitization transactions to no longer meet the criteria for sales of auto receivables, but instead to meet the criteria for on-balance sheet reporting. Accordingly, following a securitization accounted for as a secured financing, the receivables and the related securitization indebtedness will remain on our balance sheet. Additionally, we will recognize finance revenue and fee income on the receivables and interest expense on the securities issued in the securitization and record a provision for credit losses over the life of the securitization. As a result of this change, our provision for credit losses and our net margin will increase significantly, with our provision for credit losses increasing initially at a greater rate than our net margin because we will generally begin recording a provision for credit losses upon the purchase of each contract. In addition, our securitization income and net income will initially decrease, with no change to our cash flows, as a result of this accounting change.

       Our average total managed finance receivables outstanding were as follows (in thousands):

	For the Years Ended
	December 31,

	2003	2002

Average owned finance receivables	$1,393,732	$2,606,984
Average sold finance receivables	1,942,090	378,985

Average total managed finance receivables	$3,335,822	$2,985,969

Net Margin
       Net interest margin for our managed auto installment contracts portfolio is as follows (in thousands):

	For the Years Ended
	December 31,

	2003	2002

Financing revenue, fee and other income	$582,744	$528,736
Interest expense	(98,881)	(153,207)

Net interest margin	$483,863	$375,529

       The following is a reconciliation of net interest margin as reflected in our consolidated statements of income to total managed net interest margin (dollars in thousands):

	For the Years Ended
	December 31,

	2003	2002

Net margin as reflected on the consolidated statements of income	$173,805	$306,457
Financing revenue on sold receivables	348,424	67,814
Interest expense on sold receivables	(48,082)	(9,642)
Other income (expense)	9,716	10,900

Total managed net interest margin	$483,863	$375,529

       Net interest margin as a percentage of average total managed auto installment contracts outstanding is as follows:

	For the Years Ended
	December 31,

	2003	2002

Financing revenue, fee and other income	17.5%	17.7%
Interest expense	(3.0)	(5.1)

Net interest margin as a percentage of average total managed auto receivables	14.5%	12.6%

       Net interest margin as a percentage of average total managed auto receivables increased for 2003 compared to 2002 primarily due to lower funding costs associated with both our sold and owned receivables.

Credit Quality
       We have periodically sold receivables in securitization transactions to Trusts and retained interests in the receivables sold in the form of a retained interest in securitized assets. Retained interest in securitized assets are reflected on our balance sheet at fair value, calculated based upon the present value of estimated excess future cash flows from the Trusts using, among other assumptions, estimates of future cumulative credit losses on the receivables sold. Charge-offs of receivables that have been sold to Trusts decrease the amount of excess future cash flows from the Trusts. If such charge-offs are expected to exceed our original estimates of cumulative credit losses, the fair value of retained interest securitized assets could be written down through an impairment charge to earnings.
       The following tables present certain data related to our managed receivables portfolio (dollars in thousands):

	At December 31, 2003

			Total
	Owned	Sold	Managed

Owned finance receivables	$951,438	$—	$951,438
Sold finance receivables	—	2,536,075	2,536,075

Total managed finance receivables	$951,438	$2,536,075	$3,487,513

Number of outstanding contracts	82,696	185,374	268,070

Average principal amount of outstanding contracts (in dollars)	$11,505	$13,681	$13,010

	At December 31, 2002

			Total
	Owned	Sold	Managed

Owned finance receivables	$1,899,590	$—	$1,899,590
Sold finance receivables	—	1,275,910	1,275,910

Total managed finance receivables	$1,899,590	$1,275,910	$3,175,500

Number of outstanding contracts	149,382	95,811	245,193

Average principal amount of outstanding contracts (in dollars)	$12,716	$13,317	$12,951

       The following is a summary of auto receivables that are (1) more than 30 days delinquent, but not yet in repossession, and (2) in repossession (dollars in thousands):

	At December 31, 2003

	Owned		Sold		Total Managed

	Amount	Percent	Amount	Percent	Amount	Percent

Delinquent contracts:
31 to 60 days	$85,633	9.0%	$175,330	6.9%	$260,963	7.5%
Greater than 60 days	80,126	8.4	60,800	2.4	140,926	4.0

	165,759	17.4	236,130	9.3	401,889	11.5
In repossession	5,307	0.6	20,159	0.8	25,466	0.7

	$171,066	18.0%	$256,289	10.1%	$427,355	12.2%

	At December 31, 2002

	Owned		Sold		Total Managed

	Amount	Percent	Amount	Percent	Amount	Percent

Delinquent contracts:
31 to 60 days	$179,398	9.4%	$81,912	6.4%	$261,310	8.2%
Greater than 60 days	132,000	7.0	15,027	1.2	147,027	4.6

	311,398	16.4	96,939	7.6	408,337	12.8
In repossession	17,552	0.9	6,574	0.5	24,126	0.8

	$328,950	17.3%	$103,513	8.1%	$432,463	13.6%

       Delinquencies in our managed receivables portfolio may vary from period to period based upon the average age or seasoning of the portfolio, seasonality within the calendar year and economic factors. Due to our target customer base, a relatively high percentage of accounts become delinquent at some point in the life of a contract and there is a fairly high rate of account movement between current and delinquent status in the portfolio. Delinquencies were lower at December 31, 2003, compared to December 31, 2002, due to the continued improvement in the credit quality of our portfolio resulting from 2002 and 2003 purchases of receivables with higher initial credit scores and lower initial payment-to-income and loan-to-value ratios.
       The following table presents charge-off data with respect to our auto receivables portfolio (dollars in thousands):

	For the Years Ended
	December 31,

	2003	2002

Owned:
Repossession charge-offs	$217,327	$346,524
Less: Recoveries	(102,210)	(149,866)
Mandatory charge-offs(1)	38,100	51,124

Net charge-offs	$153,217	$247,782

Sold:
Charge-offs	$186,104	$11,208
Less: Recoveries	(60,491)	(3,443)
Mandatory charge-offs(1)	—	—

Net charge-offs	$125,613	$7,765

Total Managed:
Repossession charge-offs	$403,431	$357,732
Less: Recoveries	(162,701)	(153,309)
Mandatory charge-offs(1)	38,100	51,124

Net charge-offs	$278,830	$255,547

Net charge-offs as a percentage of average total managed receivables outstanding	8.4%	8.6%
Recoveries as a percentage of repossession charge-offs	40.3%	42.9%
Recoveries as a percentage of charge-offs	36.8%	37.5%

(1)	Mandatory charge-offs represent accounts charged-off in full with no recovery amounts realized at time of charge-off.
       Net charge-offs as a percentage of average total managed receivables outstanding may vary from period to period based upon the average age or seasoning of the portfolio and economic factors. The decline in net charge–offs as a percentage of average total managed receivables outstanding from 8.6% in 2002 to 8.4% in 2003 was due to continued improvements of credit quality in the underlying receivables portfolio, partially offset by a lower recovery rate. Recoveries as a percentage of charge-offs decreased from 37.5% in 2002 to 36.8% in 2003 due to declines in used car auction values.
Liquidity and Capital Resources
General
       Our primary sources of cash are borrowings on our warehouse and residual loan facilities, securitization notes payable, term loans, and senior notes. Prior to April 30, 2005, our primary source of cash had been advances from Ford Credit and sales of auto receivables to Trusts in securitization transactions. Our primary uses of cash have been purchases of receivables, operating costs and expenses and funding credit enhancement requirements for securitization transactions and debt service requirements.
       In March 2004, we executed a $736.5 million securitization that met the criteria for a sale of receivables. From March 2004 through April 2005, we did not execute any securitization transactions. Following the determination by Ford Credit to sell Triad in 2004, we elected not to complete a securitization transaction. Subsequent to the April 29, 2005 purchase transaction, we have completed two securitization transactions with one being in May 2005 and one in July 2005. Cash flows from the March 2004 securitization transaction are included in cash flows from operating activities while cash flows from the May 2005 securitization transaction are included in cash flows from financing activities.
       Net cash (used in) operating activities was ($319.2) million, and ($325.8) million during the six months ended June 30, 2005 and 2004, respectively. Cash flows from operating activities are affected by net income as adjusted for non-cash items, including provision (credit) for credit losses and gains on sales of finance receivables. Prior to April 30, 2005, cash flows from operating activities also included purchases of and proceeds from sales and collections on finance receivables held for sale. The $319.2 million of negative operating cash flows for the six months ended June 30, 2005 was primarily due to $627.4 million in purchases of receivables held for sale partially offset by $211.0 million in collections on receivables held for sale and $42.2 million in net income. The $325.8 million of negative operating cash flows for the six months ended June 30, 2004 was primarily due to $1,098.6 million in purchases of receivables partially offset by securitization proceeds totaling $648.1 million, collections on receivables totaling $81.6 million and net income of $52.3 million.
       Net cash (used in) provided by investing activities was ($595.6) million and $211.8 million for the six months ended June 30, 2005 and 2004, respectively. Net cash used in investing activities included $553.5 million related to the acquisition of Triad Financial Corporation during the six months ended June 30, 2005. During the six months ended June 30, 2004, net cash provided by investing activities included $123.8 million in collections on finance receivables held for investment combined with $90.5 million in net cash flow from our retained interest in securitized assets. Cash flows from investing activities are highly dependent upon distributions on our retained interests and collections on finance receivables.
       Net cash provided by financing activities was $1,039.1 million and $121.2 million for the six months ended June 30, 2005 and 2004, respectively. Cash flows from financing activities reflect the net change in amounts borrowed under our various revolving and term borrowing facilities.
       Net cash (used in) or provided by operating activities was $(945.1) million, $352.8 million and $187.6 million during 2004, 2003 and 2002, respectively. Cash flows from operating activities are affected by net income or loss as adjusted for non-cash items, including provisions for credit losses and gains on sales of finance receivables. Beginning in 2003, cash flows from operating activities included purchases of and proceeds from sales and collections on finance receivables held for sale. Net cash provided by investing activities was $316.1 million, $476.5 million and $288.7 million in 2004, 2003 and 2002, respectively. Cash flows from investing activities are highly dependent upon distributions on our retained interests and collections on finance receivables held for investment. During 2002, cash flows from investing activities also included purchases and proceeds from sales of finance receivables. We consummated two securitization transactions in each of 2002 and 2003 and one securitization transaction in 2004. Net cash provided by or (used in) financing activities was $640.1 million, $(823.1) million and $(474.7) million in 2004, 2003 and 2002, respectively. Cash flows from financing activities reflect the net change in amounts required to be borrowed under our financing agreement with Ford Credit and in 2002, a capital contribution from Ford Credit. To further assist in analyzing our cash flows, see our consolidated statements of cash flows contained elsewhere in this prospectus.
       Prior to the Transactions, we had an agreement with Ford Credit that provided us with advances to purchase retail installment sale contracts from dealers, to originate loans directly to consumers and to supply our working capital. Our agreement with Ford Credit had been in effect since March 5, 2003, was automatically extended on March 15 of each year and had a maturity date of March 15, 2006. The agreement provided for a maximum of $3.0 billion of advances to us. The outstanding balance under the agreement at March 31, 2005 was $1,824.3 million. The agreement provided for payment of a fixed interest rate for the existing term loan and a variable interest rate derived from published market indices for the existing revolving loan. This agreement was terminated in connection with the Transactions and all amounts due to Ford Credit thereunder were repaid.
       In connection with the Transactions, we entered into two new warehouse lending facilities, each with a different lender, and two new residual facilities, each with one of the lenders under our new warehouse facilities. We used borrowings under these facilities initially to fund a portion of the purchase price of the Acquisition and to repay amounts due to Ford Credit. Thereafter, the warehouse facilities will fund most of our ongoing origination and acquisition of contracts, and the residual facilities will provide us with working capital. Newly formed special purpose subsidiaries will be the borrowers under these facilities. The termination dates for the two warehouse facilities are different, as are the termination dates for the two residual facilities. However, for each lender, the warehouse facility and residual facility terminate on the same date. For more information regarding our new warehouse and residual facilities, see “Description of Other Material Indebtedness and Securitizations—Our New Warehouse and Residual Facilities.”
       We also entered into a new term loan with Ford Credit to finance a portion of our receivables held for investment. For more information regarding our new term loan, see “Description of Other Material Indebtedness and Securitizations—Our New Term Loan.”
       The proceeds from the issuance of the outstanding notes were used to fund a portion of the purchase price of the Acquisition. The indenture governing the notes, among other things: (1) restricts our ability and the ability of our subsidiaries to incur additional indebtedness, issue shares of preferred stock, incur liens, pay dividends or make certain other restricted payments and enter into certain transactions with affiliates; (2) restricts the ability of certain of our subsidiaries to pay dividends or make certain payments to us; and (3) places restrictions on our ability and the ability of our subsidiaries to merge or consolidate with any other person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of our assets. The indenture related to the notes also contains various covenants that limit our discretion in the operation of our businesses. For more information, see “Risk Factors—Risks Relating to the Notes—Our indenture governing the notes, our new warehouse and residual facilities and our new term loan restrict our operations” and “Description of Notes.”
       Our ability to make payments on and to refinance our indebtedness, including the notes, and to fund contract originations and purchases and planned capital expenditures will depend on our ability to generate cash in the future. To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.
       Based on our level of originations in 2004, we believe our cash flow from operations, available cash and available borrowings under our new warehouse and residual facilities will provide us with sufficient liquidity to fund approximately eight months of contract originations. We plan to continue to access the securitization market on a frequent basis which would provide us with additional liquidity.
       We also cannot assure you that we will continue to be successful in implementing our business strategy, that our business will generate sufficient cash flow from operations, that future borrowings will be available to us under our new warehouse and residual facilities in an amount sufficient to enable us to pay our indebtedness, including these notes, or to fund our other liquidity needs or that there will be no material adverse developments in our business, liquidity or capital requirements. If our future cash flow from operating activities and other capital resources are insufficient to pay our obligations as they mature or to fund our liquidity needs, we may be forced to reduce or delay our business activities, including contract originations and purchases, sell assets, obtain additional debt or equity capital or restructure or refinance all or a portion of our debt, including the notes, on or before maturity. We cannot assure you that we would be able to accomplish any of these alternatives on a timely basis or on satisfactory terms, if at all. In addition, the terms of our existing and future indebtedness, including the notes and our new warehouse facilities and residual facilities, may limit our ability to pursue any of these alternatives. See “Risk Factors—Risks Relating to the Notes—To service our debt and fund our operations, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control.”
Long-Term Debt Obligations
       The following table summarizes the scheduled payments under our contractual long-term debt obligations at June 30, 2005 (in thousands):

	Payments Due by Period

	Less than	1 to	3 to	More than
	1 Year	3 Years	5 Years	5 Years	Total

Operating leases	$3,611	$5,694	—	—	$9,305
Warehouse payable	928,248	—	—	—	928,248
Residual financing	80,000	—	—	—	80,000
Term debt	63,482	34,379	—	—	97,861
Securitization notes payable	397,697	668,206	—	—	1,065,903
Senior notes	—	—	—	150,000	150,000

Total	$1,473,038	$708,279	—	$150,000	$2,331,317

Securitizations
       We completed six auto receivables securitization transactions from August 2002 through June 30, 2005. In these transactions, we securitized approximately $5.3 billion of automobile receivables, issuing $4.8 billion of class A notes. The proceeds from the transactions were primarily used to repay borrowings outstanding under our intercompany credit facility with Ford Credit and our new warehouse facilities. The terms of these transactions are described in “Description of Other Material Indebtedness and Securitizations.”
       We have pursued a strategy of securitizing our receivables to diversify our funding, improve liquidity and obtain a cost-effective source of funds for the purchase of additional automobile finance contracts. In general, we believe that the securitization program provides us with necessary working capital at rates that are much lower than we could obtain through our own unsecured or secured corporate debt obligations.

       At June 30, 2005, none of our securitizations had delinquency or net loss ratios in excess of the targeted levels that would require an increase in credit enhancement and diversion of excess cash flow. Deterioration in the economy could cause one or more of the ratios to exceed the targeted levels, resulting in stress on our liquidity position. In that case, we may be required to significantly decrease contract origination activities, and implement other significant expense reductions, if securitization distributions to us are materially decreased for a prolonged period of time. See “Risk Factors—Risk Related to Our Business—Defaults and prepayments on contracts purchased or originated by us could adversely affect our results of operations and cash flows.”
       We believe that we will continue to require the execution of securitization transactions, along with borrowings under our new warehouse and residual facilities, in order to fund our future liquidity needs. There can be no assurance that funding will be available to us through these sources or, if available, that it will be on terms acceptable to us. If these sources of funding are unavailable to us on a regular basis, we may be required to significantly decrease contract origination activities and implement significant expense reductions, all of which may have a material adverse affect on our ability to achieve our business and financial objectives.
       In 2004, we completed only one securitization, because we elected not to effect a securitization following the determination by Ford to sell Triad. In the future, we expect to effect securitizations on a frequent basis. Our last securitization was in July 2005. Subject to market conditions, we presently expect to complete a securitization every three to six months.
Off-Balance Sheet Arrangements
       Prior to our May 2005 securitization transaction, we structured our securitization transactions to meet the criteria for sales of finance receivables. Under this structure, notes issued by our unconsolidated qualified special purpose finance subsidiaries are not recorded as a liability on our consolidated balance sheets. See “Description of Other Material Indebtedness and Securitization— Securitization of Receivables” for a detailed discussion of our securitization transactions. Beginning with the securitization completed in May 2005, our securitization transactions are being structured to meet the criteria for on-balance sheet reporting.
Quantitative and Qualitative Disclosures About Market Risk
Interest Rate Risk

General
       Our earnings are affected by changes in interest rates as a result of our dependence upon the issuance of fixed and variable rate securities and the incurrence of variable rate debt to fund the purchase of auto finance contracts. Fluctuations in market interest rates impact the interest payments required under our new warehouse and residual facilities, as well as the interest to be paid in future securitization transactions. We may utilize several strategies to minimize the impact of interest rate fluctuations on our net interest income, including the use of derivative financial instruments and the regular securitization of auto finance contracts.

Warehouse and Residual Facilities
       In our contract origination process, we purchase auto finance contracts that bear fixed interest rates and are pledged to secure borrowings under our warehouse facilities. Amounts borrowed under our new warehouse facilities will bear variable interest rates. We intend to utilize our new warehouse facilities to fund receivables until we accumulate a portfolio of sufficient size to securitize. To mitigate the risk of fluctuations in interest rates prior to a securitization, we anticipate entering into forward-starting swap agreements on a periodic basis. If interest rates are above the forward-starting swap rate on the pricing date of a securitization, the purchaser of the forward-starting swap agreement will pay us for the increase in interest rates. Likewise, if interest rates are below the locked rate on the pricing date of a securitization, we will pay the purchaser of the forward-starting swap agreement for the decrease in interest rates. Therefore, regardless of whether interest rates increase or decrease between the date auto finance contracts are originated and the date these contracts are securitized, we will have locked in the cost of funds on outstanding notional amounts and the gross interest rate spread of our auto finance contracts. Unlike traditional swaps, a forward-starting swap has only one cash exchange at settlement. Other derivative financial instruments may be utilized if considered advantageous by us in minimizing the risk of interest rate fluctuations.
       Our new residual facilities are indexed to the one-month London Interbank Offered Rate (“LIBOR”) and are secured by residual assets pledged to the facilities. Additionally, the residual facilities bear varying spreads to LIBOR depending upon the amount advanced in the residual facilities and the value of the pledged residual assets. The value of the pledged residual assets will be regularly assessed based on expected future cash flows. Changes in market interest rates could alter the value of the residual assets and cause the agreed upon spread to LIBOR to increase or decrease. We intend to utilize the residual facilities to provide credit enhancements and support our working capital needs and may utilize derivative financial instruments to minimize the risk of interest rate fluctuations if deemed appropriate.

Securitizations
       Following the Transactions, we plan to continue to access the securitization market on a frequent basis to provide for long-term funding of our auto finance contracts. The interest rates demanded by investors in our future securitization transactions will depend on prevailing market interest rates for comparable transactions and the general interest rate environment. We may utilize several strategies to minimize the impact of interest rate fluctuations on our net interest income, including the use of derivative financial instruments, the regular securitization of auto finance contracts and pre-funding securitizations.
       In our securitization transactions, we sell fixed rate auto finance contracts to Trusts that then issue either fixed rate or floating rate securities to investors. The fixed rates on securities issued by the Trusts are indexed to market interest rate swap spreads for transactions of similar duration and do not fluctuate during the term of the securitization. The floating rates on securities issued by the Trusts are indexed to LIBOR and fluctuate periodically based on movements in LIBOR. We may be required to utilize derivative financial instruments, such as interest rate swap agreements, to convert variable rate exposures of the Trusts on these floating rate securities to fixed rates, thereby locking in the gross interest rate spread to be earned by the Trusts over the life of each securitization. Derivative financial instruments purchased by us would not impact the amount of cash flows to be received by holders of the asset-backed securities issued by the Trusts. These instruments would serve to offset the impact of increased or decreased interest paid by the Trusts on floating rate asset-backed securities and, therefore, the cash flows to be received by us from the Trusts.
       We may also pre-fund securitizations, thereby allowing us to lock in borrowing costs with respect to auto finance contracts subsequently delivered to the Trusts. To pre-fund a securitization, we will issue more asset-backed securities than necessary to cover auto finance contracts initially sold or pledged to the Trust. The proceeds from the pre-funded portion are held in an escrow account until additional auto finance contracts are delivered to the Trust in amounts up to the pre-funded balance held in the escrow account. We will incur an expense in pre-funded securitizations during the period between the initial securitization and the subsequent delivery of auto finance contracts equal to the difference between the interest earned on the proceeds held in the escrow account and the interest rate paid on the asset-backed securities outstanding.

Interest Rate Swap Agreements
       We periodically enter into interest rate swap agreements whereby it pays a fixed interest rate and receives a variable interest rate. If interest rates increase and are above the starting-swap rate on the settlement date, the market value of the forward-starting swap is positive, and we will receive an amount from the counterparty equal to such market value. Likewise, if the market value is negative on the settlement date, we will pay an amount to the counterparty equal to such market value. These agreements are intended to ensure the economics of future securitization transactions and minimize the risk of interest rate fluctuations on our gross interest rate margin prior to the execution of securitization transactions.
       On December 23, 2004, Ford Credit executed a forward-starting swap agreement with us upon signing the Stock Purchase Agreement to hedge underlying interest rates on a portion of our portfolio based on values at the transaction date. This agreement, as amended, had a notional amount of $1.275 billion. If interest rates are above the forward starting-swap rate on the settlement date, the market value of the forward-starting swap is positive, and we will receive an amount from Ford Credit equal to such market value. Likewise, if the market value is negative on the settlement date, we will pay an amount to Ford Credit equal to such market value. This agreement was intended to ensure the economics of the transaction are consistent at closing as agreed to under the Stock Purchase Agreement and not affected by fluctuations in interest rates. This agreement allowed us to minimize the risk of interest rate fluctuations on our gross interest rate margin prior to the closing of the Transactions. The agreement was settled April 29, 2005 in connection with the closing of the Transactions.
       The following table provides information about our financial assets and liabilities, as well as our existing derivative financial instruments, that are sensitive to changes in interest rates, at June 30, 2005. For auto finance contracts and liabilities with contractual maturities secured by auto finance contracts, the table presents principal cash flows and related weighted average interest rates by contractual maturities, as well as our historical experience of the impact of interest rate fluctuations on the credit loss and prepayment of contracts. For our existing forward-starting swap agreement, the table presents the notional amount and weighted average interest rate by contractual maturity date. The notional amount is used to calculate the contractual payment to be exchanged under the contract.

	For the Twelve Month Periods Ending June 30,

	2006	2007	2008	2009	2010	Thereafter	Total

	(Dollars in thousands)
Rate Sensitive Assets:
Predecessor finance receivables held for investment	$741,597	$546,316	$321,166	$190,831	$98,199	$12,847	$1,910,956
Average interest rate	9.79%	9.79%	9.79%	9.79%	9.79%	9.79%	9.79%
Finance receivables held for investment	78,465	79,515	65,755	47,885	27,187	4,764	303,571
Average interest rate	18.4%	18.4%	18.4%	18.4%	18.4%	18.4%	18.4%
Retained interest in securitized assets	146,255	102,032	29,246	—	—	—	277,533
Average interest rate	16.00%	16.00%	16.00%	—	—	—	16.00%
Rate Sensitive Liabilities:
Warehouse payable	928,248	—	—	—	—	—	928,248
Average interest rate	3.79%	—	—	—	—	—	3.79%
Residual financing	80,000	—	—	—	—	—	80,000
Average interest rate	6.09%	—	—	—	—	—	6.09%
Term debt	63,482	34,379	—	—	—	—	97,861
Average interest rate	6.00%	6.00%	—	—	—	—	6.00%
Securitization notes payable	397,697	288,494	222,018	157,694	—	—	1,065,903
Average interest rate	3.84%	3.84%	3.84%	3.84%	—	—	3.84%
Senior notes	—	—	—	—	—	150,000	150,000
Average interest rate	—	—	—	—	—	11.25%	11.25%
Interest Rate Derivatives:
Forward-starting swap contract
Notional amount	900,000	—	—	—	—	—	900,000
Average pay rate	3.98%	—	—	—	—	—	3.98%
Average receive rate	3.34%	—	—	—	—	—	3.34%

       Following the Transactions, our existing receivables held for sale were reclassified as held for investment, as we do not anticipate using gain-on-sale accounting going forward. With respect to held for investment receivables, credit loss and prepayment assumptions are consistent with our historical experience. Our residual assets are estimated to be realized in future periods using discount rate, prepayment and credit loss assumptions consistent with our historical experience. The principal amounts of the new warehouse and residual facilities have been classified based on their expected payoff. We expect to replace the funding of the held for investment receivables pledged to the new warehouse facilities with future securitization transactions. As part of the Transactions, we obtained a new term loan from Ford Credit associated with a specific pool of receivables that carries a fixed 6.00% interest rate.
       The notional amount on the forward-starting swap agreement is based on contractual terms. The notional amount does not represent amounts exchanged by parties and, thus, is not a measure of our exposure to loss through this agreement.
       Management monitors the interest rate environment and may employ pre-funding and other hedging strategies designed to mitigate the impact of changes in interest rates. However, we can provide no assurance that pre-funding or other hedging strategies will mitigate the impact of changes in interest rates. Our profitability may be directly affected by the level of and fluctuations in interest rates, which affects the gross interest rate spread we earn on our receivables. As the level of interest rates increases, our gross interest rate spread on new originations will generally decline because the rates charged on the contracts we originated or purchased from dealers are limited by statutory maximums, restricting our opportunity to pass on increased interest costs to consumers. We believe that our profitability and liquidity could be adversely affected during any period of higher interest rates, possibly to a material degree. Although interest rates have been low over the past few years, the federal funds rate rose 1.25% during 2004 and 0.50% during the first quarter of 2005 and is expected to continue to increase. See “Risk Factors— Risks Relating to Our Business— Our profitability may be directly affected by the level of and fluctuations in interest rates.”
Current Accounting Pronouncements
       On August 11, 2005, the Financial Accounting Standards Board (“FASB”) issued a Proposed Statement of Financial Accounting Standards, Accounting For Transfers of Financial Assets, an amendment to SFAS No. 140, Accounting For Transfers and Servicing of Financial Assets and Extinguishment of Liabilities. This proposed statement would revise or clarify the derecognition requirements for financial assets and the initial measurement of interest related to transferred financial assets that are held by the transferor. Two other proposed statements were exposed concurrently that would also amend Statement 140. One of the proposed statements relates to the accounting for servicing of financial assets. The other proposed statement relates to the accounting for hybrid financial instruments that would affect the accounting for beneficial interests in securitized assets issued by a qualifying special-purpose entity. In particular, this proposed statement would establish a requirement to evaluate beneficial interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments requiring bifurcation. We are awaiting the release of the final statements in order to assess the impact they might have on our accounting for qualifying special purpose entity’s and certain securitization funding programs.

BUSINESS
General
       We are a national automobile finance company with more than 15 years experience in the automobile finance industry. We provide financing to consumers for purchases of new and late model used automobiles through dealer and direct channels. In our dealer channel, we purchase automobile installment contracts from our active network of approximately 5,000 franchised and select independent automobile dealerships located in 34 states. In our direct channel, we provide financing directly to consumers who are referred to us by internet-based consumer finance marketing and finance companies or who contact us directly via our RoadLoans.com website. We focus on providing financing to consumers with limited credit histories, modest incomes or those who have experienced prior credit difficulties, generally referred to as “non-prime borrowers.” We originated $2,056.2 million and $1,676.8 million of contracts during the years ended December 31, 2004 and December 31, 2003, respectively, and $930.4 million of contracts for the six months ended June 30, 2005. We managed a portfolio of approximately $3.9 billion of contracts at June 30, 2005 and $3.8 billion of contracts at December 31, 2004.
       Before we finance any contract, the contract must pass our underwriting and credit approval process, which is supported and controlled by a centralized computer system that has automated features. The final funding approval for each contract is performed by one of our dedicated and experienced credit officers. Our system incorporates our independently-developed proprietary credit scoring models, which enhance our credit officers’ ability to maximize profitability through risk-based pricing. We believe that our sophisticated credit and underwriting systems allow us to earn attractive risk-adjusted returns on our contracts.
       We retain ownership of the contracts we finance until we have a sufficiently large group of contracts that we can subsequently securitize. In a securitization transaction, we sell eligible contracts to a trust, which then issues asset-backed securities that are sold to investors. The proceeds of the securitization are used to repay our warehouse facilities, providing additional funds to purchase new contracts. We also service our contracts, both prior to and after securitization, through our servicing group, which performs customer service, contract and payment processing functions and monitors repossessions and remarketing functions.
History of Triad
       We were formed in 1989 by James M. Landy, one of our co-founders, and originally focused on prime lending and automobile leasing. In 1993, we shifted our focus entirely to non-prime lending. In 1998, we became a wholly-owned subsidiary of ContiFinancial Corporation, a consumer and commercial finance company. In June 1999, we were acquired by a subsidiary of Ford Motor Company. Since June 1999, we have operated independently as a wholly-owned subsidiary of Ford Motor Company, without reliance on Ford Motor Company or its affiliates, except with respect to those functions described below. During such time, we have grown our total managed receivables from approximately $849.6 million at December 31, 1999 to approximately $3.8 billion at December 31, 2004.
       Since our acquisition by a subsidiary of Ford Motor Company in June 1999, we have operated independently, except with respect to receiving financing, tax compliance, treasury, cash management and internal audit functions from affiliates of Ford Motor Company. We have not and do not currently rely on Ford Motor Company for originations or relationships with dealers. Since June 1999, we have funded our purchases of contracts, on an interim basis, with funds received from Ford Credit, a subsidiary of Ford Motor Company, pursuant to an agreement providing for up to $3.0 billion of advances. For long-term financing, we have issued asset-backed securities. Since August 2002, we have sold or securitized over $6.3 billion of contracts in one private and six public offerings of asset-backed securities. Upon consummation of the Transactions, we replaced the financing received from Ford Credit with our two new warehouse facilities and two new residual facilities that collectively provide us with ongoing availability to borrow up to $1,500.0 million in the aggregate, subject to borrowing base limitations and renewal. Prior to the closing of the Transactions, we completely replaced the treasury and cash management functions previously provided by Ford Credit, and are in the process of replacing our internal audit and tax compliance functions.
Our Competitive Strengths
       We believe we have meaningful competitive advantages that allow us to compete effectively in the non-prime automobile finance market in the United States. Our key competitive strengths are:
       Sourcing Customers through Dealer and Direct Channels. We originate contracts through both dealer and direct origination channels. We purchase contracts indirectly from dealers located in 34 states through our two centralized regional facilities located in Huntington Beach, California, serving our western operations, and in North Richland Hills, Texas, serving our eastern operations. Those aspects of our dealer origination business that require a local market presence are performed by regional and area sales managers and representatives who solicit new dealers and ongoing applications and facilitate communication between dealers and our regional production teams without requiring us to lease physical office space for these functions. Our credit officers are accountable not only for dealer originations but also for account collection and charge-off performance, providing them with an incentive to originate profitable contracts. We operate in markets in which we believe we can achieve targeted returns through a blend of production volume and efficiency of producing contracts that meet our underwriting criteria.
       Our direct origination activities are centralized in our North Richland Hills, Texas facility and serve consumers in 42 states. We receive a majority of direct applications through referrals from our business partners, which are internet-based consumer finance marketing and finance companies, with the balance received through our website, www.RoadLoans.com. We offer consumers financing for use in refinancing an existing contract, purchasing a leased vehicle or purchasing a car from a private party or a franchised dealer, in each case, on terms that are consistent with our dealer program. We launched our direct origination business in 2001 and for the year ended December 31, 2004, 26% of all our originations were generated through our direct channel.
       Utilizing Proprietary Credit Scoring Models for Risk-Based Pricing. Our underwriting function utilizes and continuously refines our independently-developed proprietary credit scoring models, which are designed to enable us to tailor each contract’s pricing to a statistical assessment of the underlying credit risk. We created our credit scoring system from our consumer demographic and portfolio performance databases. The credit scorecards we use to differentiate and categorize credit applicants by credit risk are proprietary to us.
       Maintaining an Experienced Risk Management Team. Our risk management team is responsible for monitoring the origination process, supporting management’s initiatives, tracking collateral values and pricing to achieve targeted portfolio returns. Our risk management team also provides strategic guidance, manages projects to improve collections and contract performance and develops statistical pricing models and subsequent calibration.
       Managing Our Portfolio Through Technology and Best Practices. Our centralized portfolio management group continuously develops and monitors collection strategies for our contracts in order to improve contract performance. Our portfolio management team sets goals regarding delinquent accounts on a monthly basis, develops strategic initiatives for the collections processes and manages active account handling to maximize account collections and reduce operating expenses. We have centralized in one location our customer service group as well as our loss recovery and remarketing groups, which manage accounts that have been repossessed or charged off.

       Developing Significant Funding and Liquidity Sources. We have two committed warehouse facilities and two committed residual facilities collectively providing us with ongoing availability to borrow up to $1,500.0 million in the aggregate, subject to borrowing base limitations and renewal. Based upon our level of originations in 2004, these facilities will provide us with sufficient liquidity to fund approximately eight months of contract originations. We also plan to continue to access the securitization market on a frequent basis. Since August 2002, we have securitized $6.3 billion of receivables, including $736.5 million of receivables in March 2004, $1.2 billion of receivables in May 2005 and $984.0 million of receivables in July 2005.
Our Business Strategy
       Our goals are to maximize profitability through risk-based pricing and measured growth, create superior relationships with dealers and other business partners and maintain a strong relationship with our employees. To accomplish these objectives, we employ the following strategies:
       Disciplined Growth in Dealer and Direct Channels. We plan to continue to expand and grow our originations of contracts that meet our underwriting standards and profitability targets in both our dealer and direct channels.

•	Dealer Channel. We plan to increase new originations in our dealer channel by increasing our market share opportunistically in the states in which we currently operate by expanding in existing regions through further penetration of existing dealer relationships and by entering new regions in the states in which we currently operate. We plan to accomplish this through our existing regional and area sales managers and representatives and by adding new sales representatives where appropriate.

•	Direct Channel. Through our direct origination channel, we plan to increase originations by seeking new partnerships that produce credit applications consistent with our business model and by maintaining and expanding our relationships with our current business partners. As the awareness and growth of the internet increases over time, we believe that the internet will be used with increased frequency in the selection of auto finance providers. We plan to selectively increase our marketing efforts and leverage the growth and awareness of the internet to enhance the brand awareness of our direct lending brand, www.RoadLoans.com, and increase direct originations.
       Enhancement of Scoring Models with New Data. We expect to continue to review and enhance our proprietary credit scoring models on an ongoing basis by validating our proprietary scorecards through the comparison of actual versus projected performance by score and incorporating data we derive in our lending business. We plan to update our scorecards periodically based on this new information and our correlations relating to receivables performance in an effort to effectively manage our contract origination processes and manage our credit risk. We have derived our proprietary scorecards independently over time and plan to continue to refine them in the future. Based in part on enhancements to our credit scoring models implemented in December 2001, we have decreased our overall net charge-offs as a percentage of average total managed receivables from 8.6% in 2002 to 7.5% in 2004 and 4.1%, on an annualized basis, for the six months ended June 30, 2005.
       Portfolio and Account Management Improvement. We continue to develop and implement enhancements to our collection process, improve information reporting to management and staff and utilize six sigma quality improvement methods with the objective of reducing our operating expenses while continuing to improve our contract performance. These enhancements include implementing automatic dialer functionality to increase collections call volume to delinquent customers, adding call optimization capabilities to increase the probability of reaching delinquent customers when called and updating our credit scorecards with statistically-assessed behavioral scoring information to project the relative probability that individual accounts will default.

       Diversification of Funding Sources. In connection with the Transactions, we entered into two new warehouse facilities and two new residual facilities, with aggregate commitments to fund up to $1,500.0 million, subject to borrowing base limitations. These facilities have multi-year terms and staggered maturity dates to enable us to maintain liquidity over time. We plan to continue to use multiple providers of financial guaranty insurance in our securitization transactions as well as further diversify our securitization financing by structuring transactions without reliance on financial guaranty insurance.
Industry Overview
       General. The non-prime automobile finance industry is very competitive. The automobile finance market is highly fragmented and is served by a variety of financial entities including captive finance affiliates of major automotive manufacturers, banks, thrifts, credit unions and independent finance companies. Providers of automobile financing have traditionally competed on the basis of interest rates charged, the quality of credit accepted, the flexibility of contract terms offered and the quality of service provided to dealers and customers. In seeking to establish ourselves as one of the principal financing sources at the dealers we serve and a leading direct lender, we compete predominantly on the basis of our high level of service and strong dealer and business partner relationships and by offering flexible contract terms. There can be no assurance that we will be able to compete successfully in this market or against our competitors.
       Market Characteristics. The non-prime automobile finance industry has certain characteristics which affect a finance company’s strategy, including the following:

•	Centralized Operations Serving Diverse Markets. Contract performance in the non-prime automobile finance market varies regionally depending on each region’s economic vitality. To achieve economies of scale, automobile finance companies have centralized origination and collections operations and utilized technology, proprietary performance data and third-party databases to effectively determine risk levels and recommend best practice solutions.

•	Lenders Compete on the Basis of Price and Service. Providers of automobile financing have traditionally competed on the basis of interest rates charged, the quality of credit accepted, the flexibility of contract terms offered and the quality of service provided to dealers and customers. In order to compete effectively on a national scale, lenders must develop an efficient origination platform by providing incentives to employees to deliver targeted service levels while pricing contracts to achieve targeted returns.

•	Increased Risk of Non-payment or Default. The rates of delinquencies, defaults, repossessions and losses on contracts with non-prime borrowers are higher than that experienced in the automobile finance industry generally. Underwriting criteria and collection methods are, therefore, tailored to manage the higher risks inherent in contracts to non-prime borrowers.

•	Need for Significant Funding Capacity. Providing financing to non-prime borrowers on a national basis requires substantial availability of capital.
Automobile Finance Operations
       Target Market. We specialize in non-prime financing to customers who generally would not be expected to qualify for traditional financing such as that provided by commercial banks or automobile manufacturers’ captive finance companies. These customers generally have lower than average income and limited credit history or past credit problems. Because we serve customers who are unable to meet the credit standards imposed by most traditional automobile financing sources, we generally charge interest at higher rates than those charged by traditional financing sources. As we provide financing in a relatively high-risk market, we also expect to sustain a higher level of credit losses than traditional automobile financing sources.

       Dealer Channel Marketing. In our capacity as an indirect sales finance company, we focus our marketing activities on automobile dealerships, primarily manufacturer franchised dealerships. We select these dealers based on the type of vehicles sold, the dealers’ non-prime loan activity, and if a non-franchised dealer, its stability. Specifically, we prefer to finance later-model, low-mileage used vehicles and moderately priced new vehicles. Approximately 83% and 81% of the retail installment sales contracts we purchased in 2003 and 2004, respectively, were originated by manufacturer franchised dealers and 17% and 19%, respectively, by select independent dealers. We purchased retail installment sales contracts from approximately 5,000 dealers in 2003 and 2004. No dealer location accounted for more than 3% of the total volume of retail installment sales contracts we purchased for those same periods.
       Dealer relationships are actively monitored with the objective of maximizing the volume of credit applications received from the dealer that meet our underwriting standards and profitability objectives. Due to the non-exclusive nature of our relationships with dealerships, the dealerships retain discretion to determine whether to obtain financing from us or from another source for a loan made by the dealership to a customer seeking to make a vehicle purchase. We employ local sales representatives that manage a territory of dealers and regularly telephone and visit dealers in their territory to solicit new business and to answer any questions dealers may have regarding our financing programs and capabilities. To increase the effectiveness of these contacts, marketing personnel have access to our management information systems which detail current information regarding the number of credit applications submitted by a dealership, our responses and the reasons why particular applications were rejected. Dealers that do not consistently meet either our profitability returns or efficiency parameters are categorized as inactive.
       Direct Channel Marketing. Our direct channel, or “RoadLoans,” marketing initiatives include standard web methods of advertising such as opt-in email where customers elect to receive email messages from us, search engine optimization and search engine pay-per-click advertising. In addition, we contract with several business partners such as LendingTree.com and have numerous partnerships with marketing companies similar to LendingTree. We also work with online banking institutions, which refer customers who are outside of the banking institutions’ credit niches to us.
       In May 2005, we launched a radio and print advertising campaign in targeted markets and we plan to launch a print advertising campaign as well. If this advertising is successful in 2005, we may plan to expand our radio and print marketing campaign nationally. To date, we have concentrated our efforts on online partnerships that are cost effective and controllable. Our goal is for RoadLoans to become a recognized brand name, which we feel will increase our acceptance rates among users and increase our market share.
Underwriting, Purchasing and Originating Contracts
       Proprietary Credit Scoring System and Risk-Based Pricing. We utilize a proprietary credit scoring system to support the credit approval process. The credit scoring system was developed through statistical analysis of our consumer demographic and portfolio databases. Credit scoring is used to differentiate credit applicants and to categorize credit risk in terms of expected default rates, which enables us to evaluate credit applications for approval and tailor contract pricing and structure according to this statistical assessment of credit risk. For example, a consumer with a lower score would indicate a higher probability of default and, therefore, we would either decline the application, or, if approved, compensate for this higher default risk through the structuring and pricing of the transaction.
       Our credit scoring system considers data contained in the customer’s credit application and credit bureau report as well as the structure of the proposed contract and produces a statistical assessment of these attributes. This assessment is used to segregate applicant risk profiles and determine whether the risk is acceptable, as well as our pricing for that risk. Our credit scorecards are validated periodically through the comparison of actual versus projected performance by score.

We endeavor to refine our proprietary scorecards based on new information and identify correlations relating to contract performance.
       While we employ a credit scoring system in the credit approval process, credit scoring does not eliminate credit risk. Adverse determinations in evaluating contracts for purchase could negatively affect the credit quality of our receivables portfolio.
       Dealer Channel Approval Process. Production personnel have a specific credit authority based upon their experience and historical contract portfolio results as well as established credit scoring parameters. Our application processing system includes controls designed to ensure that credit decisions comply with our credit scoring strategies and underwriting policies and procedures.
       Finance contract application packages completed by prospective borrowers are received from dealers most often electronically and otherwise via facsimile or by telephone. Upon receipt, we enter application data into our application processing system, which automatically accesses a credit bureau report and computes a credit score.
       Our underwriting and collateral guidelines, including credit scoring parameters, form the basis for the credit decision. A designated credit officer must approve any exceptions to credit policies and authorities. After completion of the credit analysis, an underwriter makes a final decision regarding the application: approval, conditional approval or rejection. A conditional approval is an agreement by us to fund the application under certain specific conditions as determined by us. Once a dealer chooses our company as its funding source, it assembles the contract package in accordance with our requirements.
       Upon receipt of contract packages, we verify certain applicant employment and residency information when required by our credit policies. We also scan the primary contract documentation to create electronic images and forward the originals to our off-site vendor for storage.
       The contract processing department reviews the contract packages for proper documentation and regulatory compliance. We attempt to maintain a two-day turn-around time from when we receive a complete funding package until we purchase the contract from the dealer without credit recourse to the dealers. The dealer makes certain representations as to the validity of the contract and compliance with certain laws, and indemnifies us against any claims, defenses and set-offs that may be asserted against us because of the assignment of the contract. Funding packages with deficiencies are not funded and are returned to the submitting dealer. No later than the funding of the contract, a dealer will apply for a perfected security interest in the automobile that was financed. All of our contracts are fully amortizing with substantially equal monthly installments and substantially all of our contracts originated in the dealer channel contain interest rates computed using a simple interest calculation.
       Direct Channel Approval Process. Our direct channel provides customers with financing that may be used to refinance existing vehicle loan arrangements, purchase leased vehicles or purchase automobiles from a private party or from a franchised dealer. We offer these programs to consumers in most states through our relationships with business partners, which are internet-based consumer finance marketing and finance companies, that have online lending and application generation sources as well as through our own website, www.RoadLoans.com.
       Consumers complete a credit application online, and submit the application to RoadLoans or one of our business partners via the internet. Upon receipt, we enter application data into our application processing system, which screens applicants’ state of residence, stated income and age. Following this initial screening, our application processing system accesses a credit bureau report and computes a proprietary credit score. An underwriter reviews new applications which meet our minimum score parameters for pre-approval or decline, and we send our decision via email to the applicant, followed by an appropriate adverse action notice if required. Our approval email contains the terms of our credit offer, including the amount for which applicant qualifies.

       If an approved applicant is interested in our offer, we mail to the applicant a fulfillment package. The applicant then selects a vehicle that meets our program requirements, negotiates the price as if paying with cash, and completes the sale transaction with a RoadLoans check. If all conditions for the loan are met, the seller is authorized to deposit the RoadLoans check for funding.
       Upon funding, we acquire a security interest in the vehicle that the borrower purchased with our loan proceeds, the seller completes the necessary documentation to place our name on the title as lien holder, and the seller submits the paperwork to the appropriate government agency to perfect our security interest. We subsequently confirm with the appropriate governmental agency either by electronic, mail or telephonic means that we have been placed as lien holder on the title to the vehicle. If the governmental records do not reflect the placement of our name on the title as lien holder, the seller is contacted and advised to complete the necessary process. Depending on the particular state’s procedures, we then receive either an official copy to the title document or the actual title document, which are retained in our files. In certain states that utilize electronic titling, such as California, we will receive electronic confirmation that our name as lien holder is reflected on the electronic title. We may proceed to place our name as lien holder on the title by judicial process or by filing appropriate documentation in the states of Arkansas and Missouri, if the seller fails to complete the necessary documentation to place our name on the title as lien holder. All of our direct contracts are fully amortizing with substantially equal monthly installments, and contain interest rates computed using a simple interest calculation.
Servicing and Collections Procedures
       General. Our servicing responsibilities consist of collecting, processing and posting customer payments, responding to customer inquiries, initiating contact with customers who are delinquent, maintaining our security interest in financed vehicles or other collateral, repossessing and liquidating collateral when necessary and generally monitoring each contract and the related collateral. We began servicing all new contracts in June 1996.
       Approximately 15 days before a customer’s first payment due date and each month thereafter, we mail the customer a billing statement directing the customer to mail payments to a lockbox bank for deposit in a lockbox account. Payment receipt data is electronically transferred from our lockbox bank to us for posting to our contract accounting system. Payments may also be received directly by us from customers or through third-party vendors, such as Western Union. We currently perform all servicing and collection functions from our regional operations centers in Huntington Beach, California and North Richland Hills, Texas.
       In our collections activities, we use a predictive dialing system to make phone calls to customers whose payments are past due. The predictive dialer is a computer-controlled telephone dialing system that simultaneously dials phone numbers of multiple customers from a file of records extracted from our database. Once a live voice responds to the automated dialer’s call, the system automatically transfers the call to a collector and the relevant account information to the collector’s computer screen. The system also tracks and notifies collections management of phone numbers that the system has been unable to reach within a specified number of days, thereby promptly identifying for management all customers who cannot be reached by telephone. By eliminating the time spent on attempting to reach customers, the system gives a single collector the ability to speak with a larger number of customers daily.
       As an account becomes more seriously delinquent, it moves to one of our later-stage collection units. The objective of these collectors is to prevent the account from becoming further delinquent. After a scheduled payment on an account becomes more than 90 days past due, we typically have or will be initiating repossession of the financed vehicle. We may repossess a financed vehicle without regard to the length of payment delinquency if an account is deemed uncollectable, the financed vehicle is deemed by collection personnel to be in danger of being damaged, destroyed or hidden, the customer deals in bad faith or the customer voluntarily surrenders the financed vehicle.

       At times, we offer payment extensions to customers who have encountered temporary financial difficulty, hindering their ability to pay as contracted. The collector reviews a customer’s past payment history and assesses the customer’s ability to make future payments. Before agreeing to an extension, the collector also considers whether the extension complies with our policies and guidelines. Exceptions to our policies and guidelines for extensions must be approved by designated authorized personnel. While payment extensions are initiated and approved in the collections department, our portfolio management group determines the total frequency of extensions per month and recommended allocation. At December 31, 2004, approximately 22.1% of our managed receivables had received an extension.
       Repossessions. Repossessions are subject to required procedures, which may include one or more customer notifications, a waiting period prior to disposition of the repossessed automobile and return of personal items to the customer. Some jurisdictions provide the customer with reinstatement or redemption rights. Legal requirements, particularly in the event of bankruptcy, may restrict our ability to dispose of the repossessed vehicle. Repossessions are handled by independent repossession firms engaged by us and must be approved by a collections officer. Upon repossession and after any waiting period, the repossessed automobile is sold at auction. We do not sell any vehicles on a retail basis. The proceeds from the sale of automobiles at auction, together with any other recoveries, are credited against the balance of the contract. Auction proceeds from sale of the repossessed vehicle and other recoveries are usually not sufficient to cover the outstanding balance of the contract, and the resulting deficiency is charged-off. We may pursue collection of deficiencies when appropriate. If the auction proceeds from the sale of the repossessed vehicle exceed the outstanding balance of the contract, a refund is sent to the customer. The amount of the refund is calculated in accordance with the applicable law of the jurisdiction where the auction sale occurred, and generally comprises the amount in excess of the contract’s outstanding balance, less any late fees, accrued interest, auction fees and amounts owed to any junior lienholders.
       Charge-Off Policy. Our policy is to charge off a contract in the month in which the borrower becomes 120 days contractually delinquent if we have not previously repossessed the related vehicle. If a vehicle has been repossessed, we charge off all related owned receivables upon repossession, with a reconciliation upon liquidation, and we charge off all related sold receivables upon liquidation. The net charge-off represents the difference between the actual net sales proceeds and the amount of the delinquent contract, including accrued interest on our owned receivables. Accrual of finance charge income is suspended on accounts that are more than 30 days contractually delinquent.
Risk Management
       Overview. Our production management group is responsible for monitoring the contract approval process and new account programs, supporting the supervisory role of senior operations management and improving operational efficiencies. This group also regularly reviews the performance of our credit scoring system and is responsible for the development and enhancement of our credit scorecards.
       Our portfolio management group prepares regular credit indicator packages reviewing portfolio performance at various levels of detail including total company, region, state and dealer. Various daily reports and analytical data also are generated by our management information systems. This information is used to monitor effectiveness of the collection process. Portfolio management works with operational management in establishing monthly and quarterly performance targets and leads strategic initiatives prioritized to improve business effectiveness.
       Behavioral Scoring. We use statistically-based behavioral assessment models to project the relative probability that an individual account will default and to validate the credit scoring system after the contract has aged for a sufficient period of time, generally six months. Default probabilities are calculated for each borrower independent of the credit score. Projected default rates from the behavioral assessment models and credit scoring systems are compared and analyzed to monitor the effectiveness of our credit strategies.

       Collateral Value Management. The value of the collateral underlying our contracts portfolio is updated quarterly with a contract-by-contract link to national wholesale auction values. We use this data, along with our own experience relative to mileage and vehicle condition, for evaluating collateral disposition activities as well as for reserve analysis models.
       Compliance Audits. Our internal audit and quality control departments conduct regular reviews of branch office operations, contract origination operations, processing and servicing, collections and other functional areas. The primary objective of the reviews is to identify risks and associated controls and measure compliance with our written policies and procedures as well as regulatory matters. We perform reviews of compliance with underwriting policies, completeness of contract documentation, collateral value assessment and applicant data investigation. We distribute written reports to departmental managers and officers for response and follow-up. Our senior executive management team also reviews these results and responses.
Securitization of Receivables
       Since August 2002, we have pursued a strategy of securitizing our receivables to diversify our funding, improve liquidity and obtain a cost-effective source of funds for the purchase of additional automobile finance contracts. We applied the net proceeds from securitizations to pay down borrowings under our existing credit facility with Ford Credit prior to the consummation of the Transactions and to pay down our new warehouse facilities following the consummation of the Transactions, thereby increasing availability thereunder for further contract purchases. From August 2002 through July 2005, we had securitized approximately $6.3 billion of automobile receivables.
       In our securitizations, we, through wholly-owned subsidiaries, transfer automobile receivables to newly-formed securitization trusts, which issue one or more classes of asset-backed securities. The asset-backed securities are, in turn, sold to investors.
       We typically arrange for a financial guaranty insurance policy to achieve a high-grade credit rating on the asset-backed securities issued by the securitization trusts. Since August 2002, the financial guaranty insurance policies have been provided by Ambac Assurance Corporation, or Ambac, Financial Security Assurance Inc., or FSA, and MBIA Insurance Corporation, or MBIA, each of which is a monoline insurer, which insures the payment of principal and interest due on the asset-backed securities. We have limited reimbursement obligations to these insurers; however, credit enhancement requirements, including security interests for the benefit of the insurers of certain restricted cash accounts and subordinated interests in trusts, provide a source of funds to cover shortfalls in collections and to reimburse the insurer for any claims which may be made under the policies issued with respect to our securitizations.
       The credit enhancement requirements for our securitizations include restricted cash accounts that are generally established with an initial deposit and, in case of our private 2002-1 securitization transaction, subsequently funded through excess cash flows from securitized receivables. Funds would be withdrawn from the restricted cash accounts to cover any shortfalls in amounts payable on the asset-backed securities. Funds generated from securitization transactions insured by Ambac, FSA or MBIA are also available to be withdrawn upon an event of default to reimburse Ambac, FSA or MBIA, as applicable, for draws on its financial guaranty insurance policy. We are entitled to receive amounts from the restricted cash accounts to the extent the amounts deposited exceed predetermined required minimum levels.
       Each of Ambac, FSA and MBIA has a security interest in the restricted cash accounts and investments in trust receivables with respect to securitization transactions it has insured, such that, if the security interest is foreclosed upon in the event of a payment by Ambac, FSA or MBIA under one of its insurance policies or certain material adverse changes in our business, Ambac, FSA or MBIA would control all of the restricted cash accounts, and investments in trust receivables with respect to securitization transactions it has insured. The terms of each insured securitization also provide that, under certain tests relating to delinquencies and losses, cash may be retained in the restricted cash account and not released to us until increased minimum levels of credit enhancement requirements have been reached and maintained.
Regulation
       Our operations are subject to regulation, supervision and licensing under various federal, state and local statutes, ordinances and regulations.
       In most states in which we operate, a consumer credit regulatory agency regulates and enforces laws relating to consumer lenders and sales finance agencies such as us. Such rules and regulations generally provide for licensing of sales finance agencies and/or direct lenders, limitations on the amount, duration and charges, including interest rates, for various categories of contracts, requirements as to the form and content of finance contracts and other documentation, and restrictions on collection practices and creditors’ rights. In certain states, we are subject to periodic examination by state regulatory authorities. Some states in which we operate do not require special licensing or provide extensive regulation of our business.
       We are also subject to extensive federal regulation, including the Truth in Lending Act, the Equal Credit Opportunity Act and the Fair Credit Reporting Act. These laws require us to provide certain disclosures to prospective borrowers and protect against discriminatory lending practices and unfair credit practices. The principal disclosures required under the Truth in Lending Act include the terms of repayment, the total finance charge and the annual percentage rate charged on each contract. The Equal Credit Opportunity Act prohibits creditors from discriminating against contract applicants on the basis of race, color, sex, age or marital status. Pursuant to Regulation B promulgated under the Equal Credit Opportunity Act, creditors are required to make certain disclosures regarding consumer rights and advise consumers whose credit applications are not approved of the reasons for the rejection. In addition, the credit scoring system we use must comply with the requirements for such a system as set forth in the Equal Credit Opportunity Act and Regulation B. The Fair Credit Reporting Act requires us to provide certain information to consumers whose credit applications are not approved on the basis of a report obtained from a consumer reporting agency. Additionally, we are subject to the Gramm-Leach-Bliley Act, which requires us to maintain privacy with respect to certain consumer data in our possession and to periodically communicate with consumers on privacy matters. We are also subject to the Servicemembers Civil Relief Act, which requires us to reduce the interest rate charged on each contract to customers who have subsequently joined, enlisted, been inducted or called to active military duty and may restrict the exercise of remedies against such customers.
       The dealers who originate automobile finance contracts that we purchase also must comply with both state and federal credit and trade practice statutes and regulations. Failure of the dealers to comply with these statutes and regulations could result in consumers having rights of rescission and other remedies that could have an adverse effect on us.
       We believe that we maintain all material licenses and permits required for our current operations and are in substantial compliance with all applicable local, state and federal regulations. There can be no assurance, however, that we will be able to maintain all requisite licenses and permits, and the failure to satisfy those and other regulatory requirements could have a material adverse effect on our operations. Further, the adoption of additional, or the revision of existing, rules and regulations could have a material adverse effect on our business. See “Risk Factors— Risks Related to Our Business— Regulatory requirements may have a material adverse effect on our business, financial condition or operating results.”
Competition
       Competition in the field of non-prime automobile finance is intense. The automobile finance market is highly fragmented and is served by a variety of financial entities, including the captive finance affiliates of major automotive manufacturers, banks, thrifts, credit unions and independent finance companies. Many of these competitors have substantially greater financial resources and lower costs of funds than we do. In addition, our competitors often provide financing on terms more favorable to automobile purchasers or dealers than we offer. Many of these competitors also have long-standing relationships with automobile dealerships and may offer dealerships or their customers other forms of financing, including dealer floor plan financing and leasing, which we do not provide. Providers of automobile financing have traditionally competed on the basis of interest rates charged, the quality of credit accepted, the flexibility of contract terms offered and the quality of service provided to dealers and customers. In seeking to establish ourselves as one of the principal financing sources for the dealers and business partners we serve, we compete predominantly on the basis of our high level of service and strong dealer and business partner relationships and by offering flexible contract terms. There can be no assurance that we will be able to compete successfully in this market or against these competitors.
Properties
       Our executive offices are located at 7711 Center Ave., Suite 100, Huntington Beach, California 92647 in a 62,885 square foot leased office space under a lease that expires in 2008. Additionally, we currently operate in Huntington Beach, California at 7755 Center Ave. in a 43,364 square foot leased office space under a lease that expires in 2006. We previously subleased 17,144 square feet of our office space at 7755 Center Avenue to a third party. We terminated our underlying lease and the sublease for this space in June 2005. We also lease 49,862 square feet of office space in North Richland Hills, Texas under a lease scheduled to expire in 2009.
Employees
       Currently, we employ approximately 1,100 persons in 28 states. None of our employees are a part of a collective bargaining agreement, and we believe our relationships with our employees are satisfactory.
Legal Proceedings
       As a consumer finance company, we are subject to various consumer claims and litigation seeking damages and statutory penalties, based upon, among other things, usury, disclosure inaccuracies, wrongful repossession, violations of bankruptcy stay provisions, certificate of title disputes, fraud and breach of contract. Some litigation against us may take the form of class action lawsuits by consumers. As the assignee of finance contracts originated by dealers, we may also be named as a co-defendant in lawsuits filed by consumers principally against dealers. The damages and penalties claimed by consumers in these types of matters can be substantial. The relief requested by the plaintiffs varies, but includes requests for compensatory, statutory and punitive damages.
       In February 2004, a complaint was filed against us by Condition Reports, Inc., doing business as Auto Inspection Services. The complaint alleges causes of action for breach of contract for non-payment of inspection services, breach of the covenant of good faith and fair dealing, and declaratory relief. It alleges damages of approximately $5 million. We are finalizing a settlement of this matter.
       We believe that we have taken prudent steps to address the litigation risks associated with our business activities. We are vigorously defending the litigation against us and, while we are unable to estimate a range of possible losses with respect to our pending litigation due to the preliminary stages of most of our proceedings, we do not believe that the outcome of these proceedings, individually or in the aggregate, will have a material effect on our financial condition, results of operations or cash flows.

MANAGEMENT
Directors and Executive Officers
       The directors and principal officers of Triad, and their positions and ages at September 1, 2005, are as follows:

Name	Age	Position

Carl B. Webb	55	President, CEO and Director
Mike L. Wilhelms	36	Senior Vice President and Chief Financial Officer
Kevin C. Tackaberry	39	Senior Vice President and Chief Administrative Officer
Daniel D. Leonard	57	Senior Vice President — Portfolio Management
Dennis D. Morris	41	Senior Vice President — Product Management
David A. Sutton	48	Senior Vice President — Dealer Channel Originations
Chris A. Goodman	39	Senior Vice President — Direct Channel Originations
Paul E. Dacus	39	Senior Vice President — Risk Management
Timothy M. O’Connor	50	General Counsel
Gerald J. Ford	61	Chairman of the Board of Directors
J. Randy Staff	58	Director
Donald J. Edwards	39	Director
David A. Donnini	39	Director
Philip A. Canfield	37	Director
David I. Trujillo	29	Director
Peter C. Aberg	46	Director
Stuart A. Katz	36	Director
Lance N. West	44	Director
       The present principal occupations and recent employment history of each of our executive officers and directors listed above is as follows:
       Carl B. Webb currently serves as our President and Chief Executive Officer. He replaced Mr. James M. Landy, our former President and Chief Executive Officer, on an interim basis in August 2005. Mr. Webb has also served as a director since April 29, 2005. He was President and Chief Operating Officer of Golden State Bancorp and its predecessors from 1994 to 2002. During that period, Mr. Webb also served as President and Chief Operating Officer of Golden State Bancorp’s wholly-owned subsidiary, California Federal Bank, FSB. Additionally, Mr. Webb served as a Director of Auto One Acceptance Corporation, a wholly-owned auto finance subsidiary of California Federal Bank, FSB. Prior to Golden State Bancorp, Mr. Webb was the President and Chief Operating Officer of First Gibraltar Bank, FSB from 1988 to 1993. Mr. Webb was the President of the First National Bank of Lubbock, Texas from 1983 to 1989. Mr. Webb is currently a Director of Plum Creek Timber Company and has been since October 2003. He became a Director of Affordable Residential Communities Inc. on June 30, 2005.
       Mike L. Wilhelms currently serves as our Senior Vice President and Chief Financial Officer and joined Triad in September 1997 as Controller. Prior to joining Triad, Mr. Wilhelms served from 1993 to 1997 as an Assurance Manager at KPMG Peat Marwick LLP, during which time he specialized in the non-prime finance industry with auto and mortgage finance companies and worked on several auto and mortgage asset-backed securitizations. Mr. Wilhelms is also a certified public accountant.
       Kevin C. Tackaberry has served as our Senior Vice President and Chief Administrative Officer since June 2002 and has over 15 years experience as a senior human resources executive. Prior to joining Triad, Mr. Tackaberry served from January 1999 in several different roles for Gateway, Inc., a manufacturer of computers and other consumer electronics, including leading the human resources organization for its Business Segment and most recently as its Director, Human Resources, where he headed human resources for its U.S. Markets organization.
       Daniel D. Leonard has served as our Senior Vice President — Portfolio Management since May 2003 and has over 30 years experience in the finance industry. Prior to joining Triad, Mr. Leonard served from 1991 in several positions with California Federal Bank, including as its Senior Vice President — Consumer and Business Banking, Senior Vice President — Retail Distribution, and most recently as President of its subsidiary, Auto One Acceptance Corp., an auto loan financing company. Prior to joining California Federal Bank, Mr. Leonard served in several senior management positions with BankAmerica Corp.
       Dennis D. Morris currently serves as our Senior Vice President — Product Management. He joined Triad in April 2003 as our Chief Credit Officer and Senior Vice President — Sales and Production. Mr. Morris has more than 15 years experience in auto financing. Prior to joining Triad, Mr. Morris served from August 2000 to April 2003 as Group Director — Risk Management and Chief Credit Officer with Household Automotive Finance Corp., an auto loan financing company. Prior to joining Household Automotive Finance Corp., Mr. Morris held senior management positions at WFS Financial, American Honda Finance Corp. and Nissan Motor Corp.
       David A. Sutton currently serves as our Senior Vice President — Dealer Channel Originations and joined Triad in September 2001 as Senior Vice President — Central Division Operations. Prior to joining Triad, Mr. Sutton served for five years as a Senior Vice President for WFS Financial, in which position he managed its central U.S. credit, marketing, operations and collections. Mr. Sutton also served for 17 years in various positions of increasing responsibility with Bank One, NA, concluding his tenure there as a Vice President with management responsibilities for lending, marketing, operation and collection activities in the state of Texas.
       Chris A. Goodman currently serves as our Senior Vice President — Direct Originations and has been with Triad since September 2001. He has over 16 years of automotive and leadership experience. Prior to joining Triad, Mr. Goodman served from 1995 in several roles with TranSouth Financial, a consumer finance company, including as its National Sales Manager and as the head of its Direct Lending Division. Prior to joining TranSouth Financial, Mr. Goodman spent five years as a consultant training finance managers, worked on the retail side of an auto dealership and owned a regional finance company that originated and sold loans to other lending institutions.
       Paul E. Dacus, CFA has served as our Senior Vice President — Risk Management since February 2005. Prior to joining Triad, Mr. Dacus served from April 2004 with Centrix Financial where he was the Manager of the Risk Management Department. Prior to Centrix, Mr. Dacus was the Senior Vice President for Risk Management at Auto One Acceptance Corporation from January 1996 to August 2003. Mr. Dacus has extensive background in risk analysis, score card development, portfolio analysis and statistical modeling. Mr. Dacus is also a Chartered Financial Analyst.
       Timothy M. O’Connor has served as our General Counsel since May 2005. Prior to joining Triad, Mr. O’Connor served as Vice President in the Legal Department of CitiFinancial Auto from 2002 to 2005. He also served as General Counsel for Auto One Acceptance Corporation from 1998 to 2002 and was a Senior Vice President of California Federal Bank from 1994 to 2002. He has more than 20 years experience representing financial institutions as both in-house and outside counsel.
       Gerald J. Ford is currently Chairman of the Board of Directors of First Acceptance Corporation and has been since 1996. Mr. Ford was Chairman of the Board of Directors and Chief Executive Officer of Golden State Bancorp and its predecessors from 1994 to 2002. During that period, Mr. Ford also served as Chairman of the Board of Directors and Chief Executive Officer of Golden State Bancorp’s wholly-owned subsidiary, California Federal Bank, FSB. Additionally, Mr. Ford served as a Director of Auto One Acceptance Corporation, a wholly-owned auto finance subsidiary of California Federal Bank, FSB. Mr. Ford was Chairman of the Board of Directors and Chief

Executive Officer of First Gibraltar Bank, FSB from 1988 to 1993. Mr. Ford was the principal shareholder, Chairman of the Board of Directors and Chief Executive Officer of First United Bank Group, Inc. and its predecessors from 1975 to 1994. Mr. Ford is currently a Director of Freeport-McMoRan Copper & Gold Co., McMoRan Exploration Co. and Affordable Residential Communities Inc. Mr. Ford also served as a Director of AmeriCredit Corp. from June 2003 until he resigned in August 2004. Mr. Ford currently is the Chairman of the Board of Trustees of Southern Methodist University.
       J. Randy Staff was Executive Vice President and Chief Financial Advisor of Golden State Bancorp and its predecessors from 1994 to 2002, where Mr. Staff was primarily responsible for mergers and acquisitions. During that period, Mr. Staff also served as Executive Vice President and Chief Financial Advisor of Golden State Bancorp’s wholly-owned subsidiary, California Federal Bank, FSB. Additionally, Mr. Staff served as a Director and an interim President of Auto One Acceptance Corporation, a wholly-owned auto finance subsidiary of California Federal Bank, FSB. From 1973 to 1994, Mr. Staff was a Partner specializing in financial services at KPMG. Mr. Staff currently serves as Chairman of the Board of Directors and is the majority shareholder of the American Bank, N.A., Dallas, Texas and the Citizens State Bank, Jackson County, Texas and has been since 1987 and 1985, respectively. He became a Director of Affordable Residential Communities Inc. on June 30, 2005.
       Donald J. Edwards is Managing Principal of Flexpoint Partners, LLC, an equity investment firm. From July 2002 to April 2004, Mr. Edwards served as President and Chief Executive Officer of First Acceptance Corporation, formerly known as Liberté Investors Inc. From 1994 to 2002, Mr. Edwards was a Principal at GTCR Golder Rauner, L.L.C., where he headed the firm’s healthcare investment effort. Prior to joining GTCR, Mr. Edwards was an Associate at Lazard Frères & Co. LLC. Mr. Edwards is a Director of First Acceptance Corporation.
       David A. Donnini is a Principal of GTCR Golder Rauner, L.L.C., which he joined in 1991. Prior to joining GTCR, he worked as a management consultant at Bain & Company. Mr. Donnini serves on the board of directors of American Sanitary, Inc., Cardinal Logistics Management, Coinmach Service Corp., Fairmont Food Group, LLC, SecurityCo Holdings, LLC (formerly known as Honeywell Security Monitoring), InfoHighway Communications Corporation, Keystone Group Holdings, Inc., Prestige Brands Holdings, Inc., Synagro Technologies, Inc., Syniverse Holdings Inc. and Wallace Theater Corporation.
       Philip A. Canfield is a Principal of GTCR Golder Rauner, L.L.C. and has worked at GTCR since 1992. His primary area of focus is information technology investments. In addition, Mr. Canfield is experienced in general business services investments. Mr. Canfield serves on the board of directors of TNS, Inc. and several private companies in GTCR’s portfolio. Prior to joining GTCR, Mr. Canfield was employed in the corporate finance department of Kidder, Peabody & Co. Incorporated where he focused on public offerings and merger and acquisitions.
       David I. Trujillo is a Vice President of GTCR Golder Rauner, L.L.C. and has worked at GTCR since August 2002 and earlier in his career as an associate from 1998 to 2000. Mr. Trujillo is on the board of SecurityCo Holdings, LLC (formerly known as Honeywell Security Monitoring) and CAK Music Holdings, LLC.
       Peter C. Aberg is head of FICC-Advisory in the Mortgage Department of Goldman, Sachs & Co., a leading global investment banking, securities and investment management firm. He joined Goldman Sachs in 1985 as an Associate in debt capital markets. Mr. Aberg became a Vice President in 1986 and worked in structured finance from 1987 to 1997. He became a Managing Director in 1998 and a Partner in 2002.
       Stuart A. Katz is a Managing Director of Goldman, Sachs & Co. in the Principal Investment Area and Co-Head of its financial services investment activities. Mr. Katz is also a Managing Director or Vice President of the general partners of the GS Funds (and certain successor funds), the primary vehicles through which The Goldman Sachs Group, Inc. conducts its privately negotiated equity investment activities. Mr. Katz joined Goldman Sachs in 1996 and worked in the London office of the Principal Investment Area during the period from 1997 to 1999.
       Lance N. West is a Partner and Managing Director at Goldman, Sachs & Co. Mr. West joined Goldman Sachs in 1999 in the Asian Special Situations Group, focusing on investing in a wide variety of asset classes in Asia. He returned to the United States in 2001 and currently heads the Principal Finance Group within Goldman’s Special Situations Group, Fixed Income Division. Prior to joining Goldman Sachs, Mr. West was the founder and Chief Executive Officer of Greenthal Realty Partners from 1992 to 1999, was Executive Vice President — Principal, of The Charles H. Greenthal Group, Inc. — Real Estate from 1984 to 1992 and was a member of Technical Staff of AT&T Bell Laboratories from 1982 to 1984.
Family Relationships
       There are no family relationships between any of our executive officers or directors.
Compensation of Directors
       We do not intend to compensate the directors currently serving on our board of directors. To the extent any future directors are neither our employees nor our principal equity sponsors, such directors may receive fees. We expect the amount of such fees will be commensurate with amounts offered to directors of companies similar to us.
Compensation of Executive Officers
       The following table sets forth all cash compensation earned for the year ended December 31, 2004 by our Chief Executive Officer and each of our other four most highly compensated executive officers during the past year, our “Named Executive Officers.” The compensation arrangements for each of these officers that are currently in effect are described under the caption “Employment Arrangements” below. The bonus amounts set forth below include amounts earned in the year shown but paid in the subsequent year.
Summary Compensation Table

					Long-Term
		Annual Compensation			Compensation

				Other		All Other
		Salary	Bonus	Compensation	Options	Compensation
Name and Principal Position	Year	($)	($)	($)(1)	(#)	($)

James H. Landy(2)	2004	$252,000	$330,796	—	—	$8,200	(3)
Former President and Chief Executive Officer
Mike L. Wilhelms	2004	$212,646	$106,864	—	—	$8,200	(3)
Senior Vice President and Chief Financial Officer
Kevin C. Tackaberry	2004	$207,308	$100,144	—	—	$8,200	(3)
Senior Vice President and Chief Administrative Officer
Debra G. Glasser(4)	2004	$193,706	$75,108	—	—	$7,468	(3)
Former Vice President — Legal and Corporate Secretary
Dennis D. Morris	2004	$205,115	$52,495	—	—	$—
Senior Vice President — Product Management

(1)	For each Named Executive Officer, perquisites and personal benefits have a value less than the lesser of $50,000 or 10% of the officer’s salary and bonus.

(2)	Mr. Landy’s employment was terminated effective July 29, 2005. Mr. Webb subsequently assumed the role of President and Chief Executive Officer on an interim basis in August 2005.

(3)	Represents our 401(k) matching contributions.

(4)	Ms. Glasser resigned effective July 31, 2005.

Option Grants in 2004
       No options were granted to our Named Executive Officers in 2004.
Aggregate Options Exercised in 2004 and 2004 Year-End Values
       No options were exercised in 2004 by the Named Executive Officers and none were outstanding at December 31, 2004.
Employment Arrangements
       All of Triad’s executive officers, with the exception of Jim Landy, were employed on an “at will” basis as of the closing of the Transactions. Mr. Landy’s employment was terminated on July 29, 2005. Under the terms of his employment agreement, Triad agreed to pay Mr. Landy a severance equal to three times his 2004 taxable income earned at the company. These severance payments will be made monthly over the two-year period following his separation. The employment agreement also contains non-solicitation and confidentiality provisions.
       The employment agreement provided that Triad Holdings Inc. would issue Mr. Landy an option to purchase up to 2,000,000 shares of common stock of Triad Holdings at an exercise price of $7.50 per share. Twenty percent of these options vested on the grant date, and subsequent options were to vest quarterly thereafter. At the time of his termination, Mr. Landy had 480,000 vested option shares of Triad Holdings. The remaining unvested shares were forfeited and Triad Holdings will repurchase the vested portion of the options at fair market value in accordance with the terms of the option agreement.
New Stock Option Plan
       Following the closing of the Transactions, Triad Holdings adopted a new stock option plan under which employees of Triad may be granted options to purchase shares of Triad Holdings’ common stock. The maximum number of shares available for grant is equal to approximately 8% of the fully-diluted shares of common stock of Triad Holdings. The stock options generally vest based upon the completion of a specified period of service with us.

PRINCIPAL STOCKHOLDERS
       Triad is a wholly-owned subsidiary of Triad Holdings Inc., which we refer to as “Triad Holdings.” The following table sets forth certain information as of September 1, 2005, regarding the beneficial ownership of common stock of Triad Holdings by (i) each person we know to be the beneficial owner of more than 5% of its outstanding common stock, (ii) each member of the board of directors of Triad Holdings (which is identical to the board of directors of Triad) and our Named Executive Officers, and (iii) each of our directors and executive officers as a group. To our knowledge, each such stockholder has sole voting and investment power as to the common stock shown unless otherwise noted. Beneficial ownership of the common stock listed in the table has been determined in accordance with the applicable rules and regulations promulgated under the Exchange Act.

	Number of Shares
Name and Address of Beneficial Owner	Beneficially Owned	Percent of Class

Principal Stockholders:
GS Entities (1),(2)	14,288,889	31.1%
GTCR Funds (1),(3)	14,288,889	31.1%
Hunter’s Glen/ Ford Ltd. (1),(4)	14,288,889	31.1%
Directors and Named Executive Officers:
James M. Landy(5)	133,333	*
Mike L. Wilhelms	—	—
Kevin C. Tackaberry	—	—
Dennis D. Morris	—	—
Debra G. Glasser	—	—
Gerald J. Ford (4)	15,038,889	32.7%
Carl B. Webb	750,000	1.6%
J. Randy Staff	750,000	1.6%
Donald J. Edwards	750,000	1.6%
Philip A. Canfield (3)	14,288,889	31.1%
David A. Donnini (3)	14,288,889	31.1%
David I. Trujillo	—	—
Peter C. Aberg (2)	14,288,889	31.1%
Stuart A. Katz (2)	14,288,889	31.1%
Lance N. West (2)	14,288,889	31.1%
All directors and executive officers as a group (20 persons) (1),(2),(3),(4)	46,000,000	100.0%

*	Represents less than 1%

(1)	Each of the principal stockholders holds ownership interests directly in Triad Holdings, LLC, or “Triad LLC,” and none of the principal stockholders hold any common stock of Triad Holdings directly. Triad Holdings is controlled by Triad LLC, which owns approximately 99.7% of the common stock of Triad Holdings directly. Amounts shown reflect the beneficial ownership of the principal stockholders in Triad Holdings through their ownership in Triad LLC. The ownership interests in Triad LLC consist of preferred units and common units. See “Certain Relationships and Related Transactions—Limited Liability Company Agreement of Triad Holdings, LLC” for more information.

(2)	Amounts shown reflect the aggregate interest held by MTGLQ Investors, L.P., which is a wholly-owned subsidiary of The Goldman Sachs Group, Inc. (“GS Group”), and investment partnerships, of which affiliates of GS Group are the general partner or managing general partner. These investment partnerships, which we refer to as the “GS Funds” (together with MTGLQ Investors, L.P., the “GS Entities”), are GS Capital Partners 2000, L.P., GS Capital Partners 2000 Offshore, L.P., GS Capital Partners 2000 GmbH & Co. Beteiligungs KG, GS

Capital Partners 2000 Employee Fund, L.P. and Goldman Sachs Direct Investment Fund 2000, L.P. Each of Peter Aberg, Stuart Katz and Lance West is a managing director of Goldman, Sachs & Co., an affiliate of GS Group and the investment manager of certain of the GS Funds. Mr. Aberg, Mr. Katz, Mr. West, Goldman, Sachs & Co. and GS Group each disclaims beneficial ownership of the shares owned directly or indirectly by the GS Funds, except to the extent of their pecuniary interest therein, if any. Mr. Aberg, Mr. Katz, Mr. West and Goldman, Sachs & Co. each disclaims beneficial ownership of the shares owned by MTGLQ Investors, L.P., except to the extent of their pecuniary interest therein, if any. The shares are included five times in the table under the beneficial ownership of each of Mr. Aberg, Mr. Katz, Mr. West, the GS Entities and all directors and executive officers as a group. The address for each of these beneficial owners is c/o Goldman, Sachs & Co., 85 Broad Street, New York, New York 10004.

(3)	Amounts shown reflect the aggregate interest held by GTCR Fund VIII, L.P., GTCR Fund VIII/ B, L.P. and GTCR Co-Invest II, L.P., which we collectively refer to as the “GTCR Funds.” Messrs. Donnini and Canfield are each principals and/or members of GTCR Golder Rauner II, L.L.C. (“GTCR II”). GTCR II is the general partner of GTCR Co-Invest II, L.P. and GTCR Partners VIII, L.P., which is the general partner of GTCR Fund VIII, L.P. and GTCR Fund VIII/B, L.P. Accordingly, Messrs. Donnini and Canfield may be deemed to beneficially own the shares owned by the GTCR Funds. Each such person disclaims beneficial ownership of any such shares in which he does not have a pecuniary interest. The address of each such person and the GTCR Funds is c/o GTCR Golder Rauner, L.L.C., 6100 Sears Tower, Chicago, IL 60606. The shares are included four times in the table under the beneficial ownership of each of Mr. Canfield, Mr. Donnini, the GTCR Funds and all directors and executive officers as a group.

(4)	Amounts shown include shares owned through Hunter’s Glen/ Ford. Because Gerald J. Ford is one of two general partners of Hunter’s Glen/ Ford, and the sole stockholder of Ford Diamond Corporation, a Texas corporation, and the other general partner of Hunter’s Glen/ Ford, Gerald J. Ford is considered the beneficial owner of the shares of Triad owned by Hunter’s Glen/ Ford. The address of each such person is c/o Hunter’s Glen/ Ford Ltd., 200 Crescent Court, Suite 1350, Dallas, TX 75201.

(5)	Mr. Landy stepped down as President, Chief Executive Officer and Director effective July 29, 2005.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
       In connection with the Transactions, we entered into a unit purchase agreement, stockholders agreement, registration rights agreement, management agreement and stock purchase agreement and our principal stockholders entered into a limited liability company agreement, all as further described below.
Relationship with Ford Credit
       Prior to the Transactions, Triad was a wholly-owned subsidiary of Fairlane Credit LLC. Fairlane Credit is a wholly-owned subsidiary of Ford Credit. When we were a subsidiary of Ford Credit, we received financing support and technical and administrative advice and services from Ford Credit. At December 31, 2003 and 2004, we owed Ford Credit $1,603.5 million and $963.4 million, respectively, and made payments to Ford Credit of $919,000, $931,000 and $648,000 during the years ended December 31, 2004, 2003 and 2002, respectively. For more information regarding transactions between Triad and Ford Credit, see note 6 to our audited financial statements appearing elsewhere in this prospectus.
Unit Purchase Agreement
       In connection with the closing of the Transactions, Triad Holdings, LLC, or “Triad LLC,” entered into a unit purchase agreement with the GTCR Funds, the GS Entities and Hunter’s Glen/ Ford pursuant to which the GTCR Funds, the GS Entities and Hunter’s Glen/ Ford acquired a strip of preferred units and common units of Triad LLC for an aggregate purchase price of $114.8 million.
Limited Liability Company Agreement of Triad Holdings, LLC
       Capitalization. Triad is indirectly controlled by Triad LLC. Triad LLC has authorized preferred units and common units under the terms of its limited liability company agreement. Each class of units represents a fractional part of the membership interests of Triad LLC.
       The preferred units of Triad LLC accrue dividends at a rate of 6% per annum, compounded annually. Upon any liquidation or other distribution by Triad LLC, holders of preferred units will be entitled to an amount equal to the original investment in such preferred units, plus any accrued and unpaid preferred yield, before any payments may be made to holders of common units. The common units represent the common equity of Triad LLC. After payment of (1) the accrued and unpaid preferred yield on the preferred units and (2) the return of the invested capital by the preferred unitholders, the holders of common units will be entitled to any remaining proceeds of any liquidation or other distribution by Triad LLC pro rata according to the number of common units held by such holder.
       The indenture governing the notes generally limits the ability of Triad to pay cash distributions to its equityholders, other than distributions in amounts approximately equal to the tax liability of members of Triad LLC, unless certain conditions are satisfied. See “Description of Notes—Dividend and Other Payment Restrictions Affecting Subsidiaries.” Because Triad LLC’s only significant assets will be the equity securities of its subsidiaries, it likely will not have sufficient funds to make distributions to its members, other than quarterly tax distributions.
       Board of Managers. The board of managers generally has the exclusive authority to manage and control the business and affairs of Triad LLC. Under the terms of the limited liability company agreement, the board is initially composed of the following ten members:

•	three representatives designated by the GS Entities, who initially shall be Peter C. Aberg, Stuart A. Katz and Lance N. West;

•	three representatives designated by the GTCR Funds, who initially shall be Philip A. Canfield, David A. Donnini and David I. Trujillo;

•	three representatives designated by Hunter’s Glen/ Ford, who initially shall be Donald J. Edwards, J. Randy Staff and Carl B. Webb; and

•	the LLC’s chief executive officer, who initially shall be Gerald J. Ford.
       With respect to each of the foregoing equity sponsors (that is, the GS Entities, the GTCR Funds and Hunter’s Glen/ Ford), so long as it and its respective affiliates continue to hold at least 50%, 25% and one of the common units purchased by it and its affiliates under the unit purchase agreement, it will have the right to designate three, two and one representative(s) to the board of Triad LLC, respectively. However, if the GS Entities and their affiliates continue to hold at least 50% of the common units purchased by them and their affiliates under the unit purchase agreement, which we refer to as the “Goldman Common Units,” and the GTCR Funds and their affiliates no longer hold any of the common units purchased by them and their affiliates under the unit purchase agreement, which we refer to as the “GTCR Common Units,” then the GS Entities will have the right to designate one additional representative (for a total of four representatives) so long as the GS Entities and their affiliates continue to hold at least 50% of the Goldman Common Units. Similarly, if the GTCR Funds and their affiliates continue to hold at least 50% of the GTCR Common Units and the GS Entities and their affiliates no longer hold any Goldman Common Units, then GTCR will have the right to designate one additional representative (for a total of four representatives) so long as GTCR and its affiliates continue to hold at least 50% of the GTCR Common Units.
       Restrictions on Transfer. The limited liability company agreement provides for customary rights of first offer, tag-along rights, drag-along rights and other restrictions on transfer similar to those set forth in the stockholders agreement (described below under the caption “—Stockholders Agreement”).
       Buy/ Sell Right. Upon a triggering event (defined below), Hunter’s Glen/ Ford will have the right to make a fully financed offer to purchase all of the units and other interests in Triad LLC from the other equity sponsors and their respective affiliates at a price specified by Hunter’s Glen/ Ford, which we refer to as “Buy/ Sell Right.” Upon exercise of the Buy/ Sell Right by Hunter’s Glen/ Ford, the other equity sponsors will each have the right to either accept Hunter’s Glen/ Ford’s offer and sell its units or elect to purchase the units and other interests of Triad LLC held by Hunter’s Glen/ Ford at the same price and on the same other customary terms as offered by Hunter’s Glen/ Ford. If both of the other equity sponsors elect to sell, then Hunter’s Glen/ Ford must purchase the units of the other equity sponsors and their respective affiliates. If both of the other equity sponsors elect to purchase the units of Hunter’s Glen/ Ford, then Hunter’s Glen/ Ford must sell its units to the other equity sponsors and their respective affiliates. If either of the other equity sponsors elects to sell and the other elects to purchase, then the other equity sponsor electing to purchase will have the right to decide whether to purchase both Hunter’s Glen/ Ford’s and the other equity sponsor’s entire interest in the Triad LLC or change its election and sell its interests to Hunter’s Glen/ Ford. A “triggering event” may occur if, without the prior written consent of Hunter’s Glen/ Ford, either the board of managers of Triad LLC or the other equity sponsors cause the management agreement (described below under the caption “—Management Agreement”) to be terminated other than for cause, fail to pay any amount owed to Hunter’s Glen/ Ford under the management agreement when due, remove Gerald J. Ford as chief executive officer of Triad LLC or as executive chairman of Triad Holdings other than for cause, or eliminate or materially reduce Hunter’s Glen/ Ford’s or Mr. Ford’s responsibilities with respect to Triad LLC or Triad Holdings other than for cause.
Stockholders Agreement
       Concurrently with the closing of the Transactions, Triad Holdings entered into a stockholders agreement with Triad LLC and James M. Landy. The stockholders agreement provides that:

•	the board of directors of Triad Holdings will have the same composition as the board of managers of Triad LLC described above plus one additional director who will be the chief executive officer of Triad Holdings;

•	the stockholders of Triad Holdings will have customary rights of first offer with respect to specified transfers of shares of Triad Holdings by other stockholders, which would allow the other stockholders to purchase a pro rata portion of the shares proposed to be transferred in proportion to the number of shares held by such other stockholders participating in such purchase on a fully diluted basis;

•	the stockholders of Triad Holdings, other than Triad LLC, will have customary tag-along rights with respect to specified transfers by Triad LLC of shares of Triad Holdings, which would enable them to transfer their shares on the same terms and conditions as Triad LLC;

•	Triad LLC will have drag-along rights with respect to Triad Holdings shares owned by the other stockholders of Triad Holdings, which would require the other stockholders to sell their units in connection with a sale of Triad Holdings that is approved by the board of directors of Triad Holdings and the board of managers of Triad LLC;

•	the stockholders of Triad Holdings will not transfer their shares of Triad Holdings without the prior written consent of Triad LLC, except as specified in the stockholders agreement; and

•	Triad Holdings must obtain the prior written consent of Triad LLC before taking specified actions.
Registration Rights Agreement
       Under the registration rights agreement entered into in connection with the closing of the Transactions, the holders of a majority of the Goldman registrable securities, the holders of a majority of the GTCR registrable securities and the holders of a majority of the Hunter’s Glen/ Ford registrable securities, each as defined in the registration rights agreement, each have the right at any time after an underwritten initial public offering of the common stock of Triad Holdings with gross proceeds of at least $50.0 million, subject to specified conditions, to request Triad Holdings or any subsidiary to register any or all of their securities under the Securities Act on Form S-1, which we refer to as a “long-form registration,” at the expense of Triad Holdings, or on Form S-2 or Form S-3, which we refer to as a “short-form registration,” at the expense of Triad Holdings provided that the aggregate offering value of registrable securities to be registered in a short-form registration must equal at least $10.0 million. Triad Holdings is not required, however, to effect any long-form registration within 90 days after the effective date of a previous long-form registration or a previous registration in which the holders of registrable securities were given the piggyback rights in the following sentence (without any reduction). At the expense of Triad Holdings, all holders of registrable securities are entitled to the inclusion of such securities in any registration statement used by Triad Holdings to register any offering of its equity securities (other than pursuant to a demand registration or in connection with an initial public offering of the common stock of Triad Holdings or a registration on Form S-4 or Form S-8). Each securityholder of Triad Holdings will be a party to the registration rights agreement.
Management Agreement
       Under the management agreement among Triad, Triad LLC, Triad Holdings and Hunter’s Glen/ Ford, Triad LLC and Triad engaged Hunter’s Glen/ Ford as a financial and management consultant. During the term of the engagement, Hunter’s Glen/ Ford will provide Gerald J. Ford to serve as the chief executive officer of Triad LLC and executive chairman of Triad as specified in the agreement and will provide Carl Webb and J. Randy Staff or similarly qualified individuals to furnish a portion of the services required by the management agreement. Mr. Ford’s responsibilities include setting corporate strategy, overseeing the performance of the chief executive officer of Triad and Triad Holdings, naming senior executives of Triad and Triad Holdings (other than the chief executive officer and chief financial officer, who will be named and approved by the boards of directors of Triad and Triad Holdings), and recommending compensation of such executives to the boards. The management agreement also contains standard indemnification provisions whereby Triad and Triad

Holdings will indemnify Hunter’s Glen/ Ford against specified claims relating to specified actions taken by Hunter’s Glen/ Ford under the management agreement.
       We agreed to pay Hunter’s Glen/ Ford a management fee of $1.5 million per annum for the services described above. This management fee is payable monthly in arrears on the last day of each month. The management fee is payable starting on the closing date of the Transactions, continuing during the service period of the management agreement and, upon termination of the service period for specified reasons (other than for cause), through the fifth anniversary of the closing of the Transactions or through the first anniversary of the termination of the service period, if later. If the service period is terminated by Triad LLC for cause, we will continue to pay the management fee through the first anniversary of the termination of the service period. Our obligation to pay the management fee will also cease upon a sale of Triad or Triad Holdings or upon the consummation of an underwritten initial public offering of the common stock of Triad Holdings with gross proceeds of at least $50.0 million. The service period will end on the earlier of (1) termination by Hunter’s Glen/ Ford or Triad LLC upon at least 90 days prior notice and (2) upon a closing of the Buy/ Sell Right in which Hunter’s Glen/ Ford sells all of its units in Triad LLC.
       The management agreement also provides for the purchase by Hunter’s Glen/ Ford and its co-investors of common units of Triad LLC for a nominal purchase price, which we refer to as the “carried common units.” The carried common units will be subject to quarterly vesting over a five- year period. Upon the occurrence of a sale of Triad or Triad Holdings, the consummation of an underwritten initial public offering of the common stock of Triad Holdings with gross proceeds of at least $50.0 million or a termination of the service period for any reason (other than voluntary termination by Hunter’s Glen/ Ford or a termination by Triad LLC for cause), all unvested carried common units will become vested. Upon a voluntary termination of the service period by Hunter’s Glen/ Ford, all further vesting of unvested carried common units will cease and such units will be subject to repurchase by Triad LLC at their original cost. Upon termination of the service period by Triad LLC for cause, vesting will be accelerated by one year and all remaining unvested carried common units will cease vesting and will be subject to repurchase by Triad LLC at their original cost.
Stock Purchase Agreement
       On December 23, 2004, Triad Holdings and its wholly-owned subsidiary, Triad Acquisition Corp., entered into a stock purchase agreement pursuant to which Triad Acquisition Corp. agreed to acquire all of the outstanding capital stock of Triad Financial Corporation from Fairlane Credit LLC, a wholly-owned subsidiary of Ford Motor Credit Company. We refer to this transaction as the “Acquisition.” Triad Holdings and Triad Acquisition were newly formed holding companies beneficially owned by affiliates of Goldman, Sachs & Co., GTCR Golder Rauner, L.L.C. and Hunter’s Glen/ Ford.
       Under the terms of the stock purchase agreement, if a change in control of Triad Financial Corporation occurs during the 12-month period after the closing of the Acquisition, we will be required to pay an additional purchase price in the form of a change in control premium to Fairlane Credit LLC within 45 days after such change in control is consummated, the amount of which would be based upon the purchase price payable by the buyer in such change in control transaction.
       The stock purchase agreement also contains customary indemnification provisions. As provided in the stock purchase agreement, you are not entitled to rely on any of the provisions of the stock purchase agreement, including the representations and warranties contained in the stock purchase agreement.
Our New Warehouse and Residual Facilities
       As part of the Transactions, an affiliate of Goldman, Sachs & Co. and an affiliate of Citigroup each provided a warehouse lending facility and a residual facility to us. Affiliates of Goldman,

Sachs & Co. and Citigroup also acted as the initial purchasers of the outstanding notes and affiliates of Goldman, Sachs & Co. are equity sponsors of our company. See “Description of Other Material Indebtedness and Securitizations” for more information on our new warehouse and residual facilities. See “Principal Stockholders” for more information on our equity ownership.
       Through June 30, 2005, $7.7 million in fees were paid in connection with our warehouse and residual facilities to Goldman Sachs Mortgage Company. Interest expense for the period April 30, 2005 through June 30, 2005 of $4.5 million was also paid to Goldman Sachs Mortgage Company. Underwriting fees of $0.9 million were paid to Goldman, Sachs & Co., an affiliate of one of our equity investors, through June 30, 2005 in connection with the securitization notes issued in May 2005. In connection with the original notes offering, $3.3 million in fees were paid to Goldman, Sachs & Co., an affiliate of one of our equity investors.

DESCRIPTION OF OTHER MATERIAL INDEBTEDNESS AND SECURITIZATIONS
Overview of Financing Arrangements
       We utilize a variety of financing arrangements in addition to the outstanding notes to fund our business. These arrangements include two warehouse facilities, two residual facilities, periodic term securitizations and a term loan, all of which are described below. The term loan is an obligation of, and is secured by assets of, Triad Financial Corporation. However, most of our assets are held by, and most of our financing is provided to, limited purpose subsidiaries of Triad Financial Corporation. These subsidiaries are also known as “special purpose entities” or “SPEs.”
Common Elements of SPE Financings
       Most of our financings involve SPEs as borrowers. The overall purpose of using an SPE is to isolate the contracts or other assets that are owned by the SPE from the operational and other risks of our business, including the risk that we could become the subject of a bankruptcy proceeding. The financing parties wish to focus on the performance of the pool of contracts or other assets they are financing, without suffering the risks of delay and diminution that are inherent in bankruptcy. Accordingly, most of these structures seek to isolate the financed assets outside of any bankruptcy estate. We believe that financing parties offer us better terms than we would receive if these financings were conducted with Triad Financial Corporation as the borrower. Even if these SPEs and their assets and liabilities are included in our consolidated financial statements, their assets are not available to Triad Financial Corporation and its creditors. Only to the extent that cash flow is released from an SPE and distributed to Triad Financial Corporation will it be available to service the obligations of Triad Financial Corporation.
       In order to protect the contracts from a bankruptcy of Triad, each transfer of contracts from Triad Financial Corporation to an SPE is intended to constitute a true sale. A true sale is a transfer of contracts in which ownership of the contracts has been effectively conveyed to the transferee under applicable state law. If the transfer was instead treated as a secured loan, Triad Financial Corporation would still have an ownership interest in the conveyed assets.
       In addition, an SPE is organized and operated in a manner intended to maximize the likelihood that substantive consolidation of the warehouse borrower’s assets and liabilities with those of Triad Financial Corporation would not occur in the event of a Triad bankruptcy. Substantive consolidation is a doctrine under federal bankruptcy law under which a creditor or trustee of a bankrupt debtor can seek to consolidate the assets and liabilities of another entity with those of the debtor. Measures taken to minimize this possibility include:

•	the requirement for an independent director or manager — an individual who is not otherwise affiliated or associated with Triad — of each SPE and for unanimous director or manager approval of any voluntary bankruptcy filing by the SPE;

•	no petition covenants — agreements not to file an involuntary bankruptcy petition against the SPE — from identified creditors of the SPE, other than the financing party; and

•	strict limitations on the permitted activities and allowable indebtedness of the entity.
       Another feature of SPE financings is that Triad Financial Corporation acts as the servicer of the contracts owned by the SPE. We receive a fee for servicing the contracts; under each of the SPE financings for which Triad is the servicer, the servicing fee equals 2.25% per annum, paid on a monthly basis, of the aggregate principal amount of the contracts serviced in that financing. We also receive all administrative fees, expenses and charges paid by obligors, including late charges, extension fees and other administrative fees. Under each servicing agreement, the duties of the servicer include managing, servicing, administering and making collections on the contracts. On each business day, the servicer must deposit into a collection account all amounts collected on the contracts pledged in connection with the borrowing. The servicer also must take the necessary steps on behalf of the lender in order to maintain perfection of the security interest in each financed vehicle.
       Servicer termination events, a number of which include grace periods, include:

•	failure to deposit funds on a timely basis;

•	material breaches of covenants, representations and warranties; and

•	bankruptcy of the servicer.
       If a termination event occurs, the lender or other controlling party in the financing has the ability to terminate the servicer and appoint a replacement.
Our New Warehouse and Residual Facilities
       An affiliate of Goldman, Sachs & Co. and an affiliate of Citigroup each provided a warehouse lending facility and a residual facility to us. We used funding from these facilities initially to obtain a portion of the financing for the Acquisition. Currently, the warehouse facilities fund most of our ongoing origination and acquisition of contracts, and the residual facilities provide us with working capital. We have formed SPEs to be the borrowers under these credit facilities.
       The facility termination date is different for each lender. However, for each lender, the warehouse facility and residual facility will terminate on the same date.
Warehouse Facilities
       Each of the two warehouse facilities initially provided a maximum of $975.0 million of committed funding. Each warehouse facility maximum commitment will reduce to $750.0 million upon the earlier of (1) completion of our first term securitization and (2) 120 days after the closing date. The warehouse facility maximum commitment was reduced following our term securitization on May 26, 2005. The available amount of the commitment under each warehouse facility at any time will be reduced by the amount drawn on the related residual facility at such time.
       The borrower under each warehouse facility is an SPE. The contracts held by the warehouse SPE are separated into two pools, each securing a separate lender. Approximate parity in the warehouse loans must be maintained; the unpaid principal balance under one warehouse facility cannot differ by more than $40.0 million from the unpaid principal balance under the other warehouse facility. Each warehouse facility may be drawn daily in order to provide capital for origination of new contracts. Interest under the warehouse facilities accrues at a floating rate.
       The collateral of each warehouse facility includes the pool of contracts pledged on a first priority basis to the related lender, along with related assets and proceeds, including funds in accounts. Under each warehouse facility, the other lender receives a subordinated security interest in the collateral. In addition, the cash flows from the collateral on a warehouse facility are available to support repayment of the amounts owing to the applicable lender under its residual facility and the other lender’s warehouse and residual facilities.
       Triad provided a guarantee under each of the warehouse facilities equal to 10% of the amount outstanding on each facility at the time a guarantee is drawn, if at all. If Triad is required to fund any portion of a guarantee, Triad will be reimbursed for such payment prior to any required cross-collateralization payments to the lenders under any of the warehouse or residual facilities.
       Each warehouse facility has a borrowing base, which determines the maximum amount available to be borrowed. The advance rate used to establish each borrowing base, for contracts that are current or not more than 30 days delinquent, is the lower of (1) an agreed percentage of the face amount of the contracts and (2) the net amount of proceeds that is estimated to be receivable upon a securitization of those contracts. The advance rate decreases as the delinquency on the contracts increases.

       Collections on contracts in each warehouse facility are set aside in a collection account. On a monthly basis, these collections will be applied to pay interest and fees owing to the applicable warehouse lender, servicing fees, amounts owing on interest rate hedges, backup servicer expenses, and reduction of principal in an amount sufficient to maintain compliance with the borrowing base. If any amounts are unpaid under the applicable lender’s residual facility or the other lender’s warehouse facility or residual facility, those amounts will be paid to the extent of available remaining cash flow. The warehouse SPE will be entitled to retain, and to distribute to Triad, any remaining amounts.
       A warehouse facility cannot be drawn unless all conditions precedent are met. Material conditions include:

•	the amount outstanding on the warehouse facility after the draw cannot exceed the borrowing base under that warehouse facility;

•	no material adverse change; and

•	no default or event of default.
       Triad is the servicer for the warehouse facilities. Servicer termination events under the warehouse facilities include a change of control of Triad, a payment default or acceleration on other Triad debt and an event of default under the warehouse facility.
       Under the warehouse facilities, events of default, many of which are subject to grace periods, include:

•	failure to pay principal or interest when due;

•	breaches of representations, warranties and covenants;

•	a payment default under any of our other debt or securitizations or the acceleration of any other debt or any securitization;

•	a change of control;

•	a failure of the lenders to have a first priority perfected security interest in any material portion of the collateral;

•	any facility parity violation;

•	unsatisfied judgments against us in excess of $1.0 million;

•	a bankruptcy of warehouse borrower, servicer or residual borrower;

•	servicer termination;

•	failure to enter into a satisfactory interest rate hedge; and

•	a material adverse change.
       The warehouse facilities contain a covenant that no event of default or similar event relating to the delinquency rate or cumulative loss rate of the contracts relating to our term securitizations shall occur. The warehouse facilities also contain several financial covenants, including a minimum net worth requirement. Negative covenants of the warehouse facilities include restrictions on:

•	entering into any transaction that adversely affects the collateral or the lenders;

•	investments not in the ordinary course of business;

•	loans or other advances by borrower; and

•	selling a material portion of its contracts if, following such sale, the total outstanding principal amount would exceed the borrowing base, after giving effect to the application of proceeds from such sale.

Residual Facilities
       Each of the residual facilities provides a maximum of $125.0 million of funding. We established one SPE as the borrower under the residual facilities. The residual SPE acquired the residual interests in the term securitizations currently held by another SPE, which includes class B notes, certificates and the interests in the spread accounts. These residual interests are separated into two pools; each pool secures one of the residual lenders’ loans. Interest under each residual facility accrues at a margin over LIBOR. The interest margin increases as the amount outstanding under the residual facility, as a percentage of the borrowing base, increases. The interest margin under each residual facility is significantly higher than the interest margin under each warehouse facility.
       The advance rates under the residual facilities are an agreed upon percentage of the market value determined by the lenders for the subordinated note collateral, such as the Class B notes, and the other collateral, such as our other residual interests in securitizations. Subject to limited exceptions, the residual SPE is required to borrow equal amounts under each residual facility.
       The collateral of each residual facility includes the pool of residual assets pledged on a first priority basis to the related lender, along with related assets and proceeds, including funds in accounts. Under each residual facility, the other residual lender receives a subordinated security interest in the collateral. In addition, the cash flows from the collateral on a residual facility are available to support repayment of the amounts owing to the applicable lender under its warehouse facility and the other lender’s warehouse and residual facilities.
       Triad provided a guarantee under each of the residual facilities equal to 10% of the amount outstanding on each facility at the time a guarantee is drawn, if at all. If Triad is required to fund any portion of a guarantee, Triad will be reimbursed for such payment prior to any required cross-collateralization payments to the lenders under any of the warehouse or residual facilities.
       The residual SPE cannot draw on a residual facility unless all conditions precedent are met. Material conditions include:

•	compliance with the borrowing base;

•	no material adverse change; and

•	no default or event of default.
       Collections on residual interests in each residual facility will be set aside in a collection account. On a monthly basis, these collections will be applied to pay interest and fees owing to the applicable residual lender, and to reductions of principal in an amount sufficient to maintain compliance with the borrowing base. If any amounts are unpaid under the applicable lender’s warehouse facility or the other lender’s residual facility or warehouse facility, those amounts will be paid to the extent of available remaining cash flow. The residual SPE will be entitled to retain, and to distribute to Triad, any remaining amounts.
       Under the residual facilities, events of default, many of which are subject to grace periods, include:

•	failure to pay principal or interest when due;

•	breach of a covenant or term;

•	any false representation or warranty;

•	impermissible liens on the collateral;

•	the bankruptcy of Triad or an affiliate;

•	the lender ceasing to have a first priority perfected security interest;

•	a payment default under any of our other debt or securitizations or the acceleration of any other debt or any securitization;

•	a material adverse change;

•	a servicer default; and

•	a change of control.
Our New Term Loan
       Concurrently with, and as a condition to, the closing of the Transactions, we entered into a new term loan and a loan and security agreement with Ford Credit that would have had $114.1 million outstanding on a pro forma basis at March 31, 2005. The new term loan bears interest at 6.0% per annum or, upon the occurrence and during the continuance of an event of default, at a higher interest rate. Principal and interest payments will be made monthly on the 13th day of each month in an amount equal to the accrued and unpaid interest on the term loan plus an amount of principal equal to the difference of the then-outstanding principal amount of the term loan minus an agreed percentage of the aggregate balance of the held for investment receivables securing the loan.
       We may prepay the new term loan at any time without penalty or premium. If we experience a change of control, we must prepay all outstanding principal and interest amounts under new term loan plus any other amounts payable under the loan and security agreement and related documents.
       The new term loan is secured by some of our held for investment receivables.
       The loan and security agreement contains covenants which, among other things, limits our ability to take the following actions if they would reasonably be expected to materially and adversely affect the repayment of the new term loan or if there is a default under the new term loan that has occurred and is continuing:

•	declare or pay dividends;

•	redeem, retire, purchase or otherwise acquire our capital stock or make a material change in our capital structure; and

•	enter into transactions with our affiliates, except on fair and reasonable terms which are no less favorable to us than we would be able to obtain in an arm’s length transaction.
       The covenants also limit our ability to materially and adversely affect the collateral securing the new term loan, including pledging, selling, assigning, leasing or otherwise disposing of or transferring any of the collateral securing the term loan.
       The loan and security agreement also contains events of default, including, among other things, payment defaults, breaches of any term, condition or covenant of the loan and security agreement, certain events of bankruptcy or insolvency and a judgment rendered against us above a specified amount.

Securitization of Receivables
       Existing Securitizations. The following summarizes our currently active securitizations (dollars in thousands):

				Balance at
		Original Amount		June 30, 2005

Transaction	Date	Receivables	Class A Notes	Receivables	Class A Notes

2002-A	Aug. 21, 2002	$879,123.0	$826,374.0	$214,190.9	$188,488.0
2002-1	Dec. 17, 2002	468,004.5	358,020.0	81,055.4	62,007.4
2003-A	Mar. 26 2003	1,001,149.1	911,000.0	330,435.3	287,478.7
2003-B	Oct. 29, 2003	1,024,700.6	932,000.0	499,122.8	434,236.8
2004-A	Mar. 18, 2004	736,545.3	670,250.0	436,184.0	379,480.0
2005-A	May 26, 2005	1,200,000.0	1,104,000.0	1,114,860.0	1,027,886.7
2005-B	July 28, 2005	984,025.8	905,303.0	n/a	n/a
       Since August of 2002, we have completed six public securitizations and one private securitization, the 2002-1 transaction. The 2002-1 transaction has collateral with credit quality that is inconsistent with our public transactions whereby the credit losses have been substantially higher than in our public transactions.
       In each securitization, Triad Financial Corporation sells a pool of contracts and loans to Triad Financial Special Purpose LLC, which is an SPE. We refer to this entity as “Triad SPE.” This sale is specifically structured to constitute a true sale. In turn, Triad SPE transfers the pool of contracts to a newly formed Delaware statutory trust, which is also an SPE. Each securitization uses a separate trust, which is the owner of the pool of contracts.
       The trust holds the pool of contracts and typically issues several classes of class A notes, a single class of class B notes and a class of certificates. The class A notes are all senior to the class B notes and the certificates. The repayment of the class A notes has been guaranteed by a financial guarantor. Since August 2002, the financial guaranty insurance policies have been provided by Ambac Assurance Corporation, or Ambac, Financial Security Assurance Inc., or FSA, and MBIA Insurance Corporation, or MBIA. The class A notes are sold to investors. The class B notes and the certificates are not offered to investors; instead, an entity retains them.
       Credit enhancement for investors in the class A notes comes from the following sources:

•	Financial guarantee. The guarantee provided by the financial guarantor allows the classes of class A notes to receive either short-term ratings of A-1+/ Prime-1/ F1+ or long-term ratings of AAA/ Aaa/ AAA from the major rating agencies. These ratings are higher than the ratings that these classes would receive in the absence of the guarantee. In the event that interest or principal is not paid on a timely basis, the insurer is obligated to make payment.

•	Overcollateralization. Each of our securitizations includes an initial level of overcollateralization, which grows to a target overcollateralization amount. The overcollateralization amount is amount by which the pool balance of the contracts exceeds the outstanding principal balance of the class A notes. In a typical public securitization, the initial overcollateralization amount, which is represented by the principal balance of the class B notes, is 9.0% of the initial pool balance and the target overcollateralization amount is 13.0% of the current pool balance. We pay down the class A notes on an accelerated basis from available collections until we reach the target overcollateralization amount, which usually takes four to six months after the closing of a securitization. Thereafter, we are entitled to make principal distributions on the class B notes, so long as the target overcollateralization amount is maintained.

•	Spread account. We establish a restricted cash account, or “spread account,” at the outset of each securitization. Typically, we initially fund the spread account with cash in an amount equal to 3.0% of the aggregate initial pool balance. We are generally required to maintain the spread account at the greater of 3.0% of the aggregate pool balance and a floor amount, which ranges from 1.5% to 3.0% of the aggregate initial pool balance. If the delinquency ratio or cumulative net loss ratio for the trust should exceed a specified “spread cap” level at any time, then the required spread account balance will increase.

       In the event that the financial guarantor must make a payment on the class A notes, it can be reimbursed from the other sources of credit enhancement. The financial guarantor is the “controlling party” in each securitization, as long as it has not defaulted on any of its obligations. This status would allow the financial guarantor to direct any activities in the event of a servicer termination event, an event of default on the class A notes or a triggering event. If the financial guarantor has defaulted in its obligations, then the indenture trustee, at the direction of the majority noteholders, would be the controlling party.
       As in the other SPE financings, Triad Financial Corporation acts as servicer. Servicer termination events for each trust, in addition to those described above under “—Common Elements of SPE Financings,” include:

•	failure to deliver the servicer’s certificate;

•	failure to repurchase receivables in the event of the monthly extension rate exceeding a target level;

•	a claim being made under the insurance policy;

•	an insurance agreement event of default; and

•	an insurance agreement trigger event occurs, which means:

•	the delinquency ratio or cumulative net loss ratio for the trust exceeds specified levels, which levels are higher than the levels which cause the spread cap events described above;

•	our tangible net worth is less than a specified amount; or

•	a change of control of Triad Financial Corporation occurs.
       If a servicer termination event occurs, the controlling party can terminate all of the servicer’s rights and obligations, and the controlling party can replace Triad Financial Corporation as servicer.
       When the principal balance of contracts in a trust declines to 10% or less of the original principal balance, the servicer has the right to purchase all of the remaining assets in a “cleanup call” for an amount equal to the principal balance of all outstanding contracts. Upon receipt of the purchase price, the trust repays the remaining principal balance and accrued interest on all outstanding notes. The certificateholder, which is Triad SPE, is entitled to any remaining amounts in the trust, including any amount remaining in the spread account.
       Events of default under the indenture for the notes in a securitization include the following, in several cases subject to grace periods, notice and materiality provisions: failure of the trust to make payments of principal, interest or other amounts due on a timely basis; a draw being made on the insurance policy; the occurrence of a trigger event if the insurer is the controlling party; the trust being taxable as an association, publicly traded partnership or corporation for federal or state tax purposes; bankruptcy of the trust; and a breach of covenants, representations or warranties, in any material respect, by the trust.
       Insurance agreement events of default include the following, in several cases subject to grace periods, notice and materiality provisions: breach of representation, warranty or covenant by any Triad party; failure of a Triad party to make required deposits; an indenture event of default or servicer termination event; and a bankruptcy event of any Triad party.

       The amounts distributable to us from our securitizations come from the following sources:

•	monthly servicing fees;

•	interest distributions on the class B notes, to the extent of available cash flow;

•	principal distributions on the class B notes and the certificates, to the extent of available cash flows during the term of each trust, which distributions commence after the target overcollateralization level has been achieved; and

•	the release of remaining assets upon termination of a trust.
       The servicing fees are payable to Triad Financial Corporation; other amounts described above are payable to Triad SPE, as holder of the class B notes and certificates.
       If an insurance agreement event of default occurs and the financial guarantor does not grant a waiver, then cash flows from the securitization otherwise distributable on the class B notes and certificates would instead be used to repay additional principal under the class A notes for the affected securitization. If this diversion of funds were to occur for an extended period of time in larger securitizations, there could be a material adverse effect on our liquidity. See “Risk Factors—Risk Related to Our Business—Defaults and prepayments on contracts purchased or originated by us could adversely affect our results of operations and cash flows.”
       Future Securitizations. We expect to effect securitizations on a frequent basis in the future. Future securitizations may closely resemble our existing securitizations. However, we seek to improve the efficiency of our securitizations, which may include using different financial guarantors, effecting securitizations in which there is no financial guarantor, issuing subordinated classes of notes to investors, establishing a “pre-funding” period, or making other changes to the structure.
       In each future securitization, the securitized receivables will come from our new warehouse facilities. The net proceeds of each future securitization, after the SPE makes a deposit to the spread account and pays applicable expenses, will be paid to the warehouse SPE as consideration for its sale of the receivables, and the warehouse SPE will apply those proceeds to repay the obligations under the new warehouse facilities. In addition, the retained notes and certificate issued in the securitization will be transferred to the residual SPE, and a draw on our new residual facilities will be made to the extent funds are needed to complete the repayment of the warehouse facilities.
       As described above under “—Our New Warehouse and Residual Facilities—Residual Facilities,” the retained notes and certificates from our existing and future securitizations will be transferred to the residual SPE. Amounts distributable on the retained notes and certificates will be utilized to make required payments under our new residual facilities before any amounts will be available to be distributed to Triad Financial Corporation.

DESCRIPTION OF NOTES
       You can find the definitions of certain terms used in this description under the subheading “Certain Definitions.” The outstanding notes were initially issued by Triad Acquisition Corp., a corporation formed for the purpose of acquiring and thereafter merging with and into Triad Financial Corporation. Triad Financial Corporation was the surviving corporation and became the obligor under the outstanding notes after the merger. We have described the terms of the notes in a manner that reflects the consummation of the Transactions described in this prospectus. In this description, the word “Triad” refers only to Triad Financial Corporation and not to any of its subsidiaries.
       Triad issued the outstanding notes under an indenture among itself and JPMorgan Chase Bank, N.A., as trustee, in a private transaction that was not subject to the registration requirements of the Securities Act. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended. Any notes that remain outstanding after completion of the exchange offer, together with the exchange notes issued in the exchange offer will be treated as a single class securities under the indenture.
       The following description is a summary of the material provisions of the indenture and the registration rights agreement. It does not restate those agreements in their entirety. We urge you to read the indenture and the registration rights agreement because they, and not this description, define your rights as holders of the notes. Copies of the indenture and the registration rights agreement are available as set forth below under “—Additional Information.” Defined terms used in this description but not defined below under “—Certain Definitions” have the meanings assigned to them in the indenture. Unless otherwise required by the context, references in this description to the “notes” include the notes issued to the initial purchasers in a private transaction that was not subject to the registration requirements of the Securities Act, and the exchange notes, which have been registered under the Securities Act.
       The registered holder of a note will be treated as the owner of it for all purposes. Only registered holders will have rights under the indenture.
Brief Description of the Notes
       The notes:

•	are general unsecured obligations of Triad;

•	are equal in right of payment with all existing and future unsecured senior Indebtedness of Triad; and

•	are senior in right of payment to any future subordinated Indebtedness of Triad.
However, the notes are effectively subordinated to all of our existing and future obligations secured by collateral to the extent of such collateral, including borrowings under all Receivables Funding Arrangements, including our warehouse facilities, residual facilities and the HFI term loan, and to all obligations of our subsidiaries. See “Risk Factors—Risks Relating to the Notes—These notes will be effectively subordinated to the debts of our subsidiaries.”
       All of our existing Subsidiaries are special purpose financing entities created in connection with our securitization and financing facilities. None of them conduct any operations other than in connection with their financing activities, and each of them is subject to substantial contractual restrictions on their ability to conduct any other activities or guarantee any of our other indebtedness. As of the date of the indenture, all of our Subsidiaries were “Restricted Subsidiaries” subject to the restrictive covenants in the indenture, although all of our Subsidiaries also are Receivables Entities and therefore have significant exceptions to those restrictive covenants. None of our existing Restricted Subsidiaries guarantee the notes. The indenture provides that some or all of our existing or future Restricted Subsidiaries, if any, may be required to guarantee the notes if they incur certain types of Indebtedness or guarantee any other Indebtedness of Triad. See “—Certain Covenants—

Incurrence of Indebtedness and Issuance of Guarantees by Restricted Subsidiaries.” In addition, under the circumstances described below under the caption “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries,” we are permitted to designate certain of our Subsidiaries as “Unrestricted Subsidiaries.” Our Unrestricted Subsidiaries are not subject to many of the restrictive covenants in the indenture.
Principal, Maturity and Interest
       Triad issued $150.0 million in aggregate principal amount of notes in the initial offering. Triad may issue additional notes under the indenture from time to time after the initial offering. Any issuance of additional notes is subject to all of the covenants in the indenture, including the covenant described below under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.” The notes and any additional notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. Triad issued notes in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. The notes will mature on May 1, 2013.
       Interest on the notes accrues at the rate of 11.125% per annum and is payable semi-annually in arrears on May 1 and November 1, commencing on November 1, 2005. Triad will make each interest payment to the holders of record on the immediately preceding April 15 and October 15.
       Interest on the notes accrues from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.
Methods of Receiving Payments on the Notes
       If a holder of notes has given wire transfer instructions to Triad, Triad will pay all principal, interest and premium and Special Interest, if any, on that holder’s notes in accordance with those instructions. All other payments on the notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless Triad elects to make interest payments by check mailed to the noteholders at their address set forth in the register of holders.
Paying Agent and Registrar for the Notes
       The trustee initially acts as paying agent and registrar. Triad may change the paying agent or registrar without prior notice to the holders of the notes, and Triad or any of its Subsidiaries may act as paying agent or registrar.
Transfer and Exchange
       A holder may transfer or exchange notes in accordance with the provisions of the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. Triad will not be required to transfer or exchange any note selected for redemption. Also, Triad will not be required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.
Optional Redemption
       At any time prior to May 1, 2008, Triad may on any one or more occasions redeem up to 35% of the aggregate principal amount of notes issued under the indenture at a redemption price of 111.125 % of the principal amount, plus accrued and unpaid interest and Special Interest, if any, to the redemption date, with the net cash proceeds of one or more Qualified Equity Offerings of Triad or any direct or indirect parent of Triad to the extent that such proceeds are contributed to Triad; provided that:

(1)	at least 65% of the aggregate principal amount of notes originally issued under the indenture (excluding notes held by Triad and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and

(2)	the redemption occurs within 90 days of the date of the closing of each such Qualified Equity Offering.
       Except pursuant to the preceding paragraph, the notes will not be redeemable at Triad’s option prior to May 1, 2010.
       On or after May 1, 2010, Triad may redeem all or a part of the notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Special Interest, if any, on the notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on May 1 of the years indicated below, subject to the rights of holders of notes on the relevant record date to receive interest on the relevant interest payment date:

Year	Percentage

2010	107.000%
2011	103.500%
2012 and thereafter	100.000%
       Unless Triad defaults in the payment of the redemption price, interest will cease to accrue on the notes or portions thereof called for redemption on the applicable redemption date.
       At any time prior to May 1, 2010, Triad may also redeem all or a part of the notes, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address, at a redemption price equal to 100% of the principal amount of notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and Special Interest, if any, to the date of redemption (the “Redemption Date”), subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date.
Mandatory Redemption
       Triad is not required to make mandatory redemption or sinking fund payments with respect to the notes.
Repurchase at the Option of Holders
       Change of Control
       If a Change of Control occurs, each holder of notes will have the right to require Triad to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess of $2,000) of that holder’s notes pursuant to a Change of Control Offer on the terms set forth in the indenture. In the Change of Control Offer, subject to the conditions required by applicable law, if any, Triad will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest and Special Interest, if any, on the notes repurchased to the date of purchase, subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date. Within thirty days following any Change of Control, Triad will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice. Holders electing to have a note purchased pursuant to a Change of

Control Offer will be required to surrender the note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the note completed, to the paying agent at the address specified in the notice of Change of Control Offer prior to the close of business on the third business days prior to the Change of Control Payment Date or, with respect to Holders who own beneficial interests in notes in global form, otherwise comply with the applicable procedures of The Depository Trust Company in connection with such Change of Control Offer. Triad will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, Triad will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such compliance.
       On the Change of Control Payment Date, Triad will, to the extent lawful:

(1)	accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

(2)	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

(3)	deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased by Triad.
       The paying agent will promptly mail to each holder of notes properly tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each new note will be issued in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. Triad will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.
       The provisions described above that require Triad to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the notes to require that Triad repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.
       Triad will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by Triad and purchases all notes properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given pursuant to the indenture as described above under the caption “—Optional Redemption,” unless and until there is a default in payment of the applicable redemption price. A Change of Control Offer may be made in advance of a Change of Control, conditional upon consummation of the Change of Control, if a definitive agreement is in effect for the Change of Control at the time of making the Change of Control Offer.
       The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of Triad and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require Triad to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Triad and its Subsidiaries taken as a whole to another Person or group may be uncertain.

       The provisions of the indenture related to Triad’s obligations to make a Change of Control Offer may be waived or modified with the written consent of the holders of a majority in aggregate principal amount of the notes then outstanding.
       Asset Sales
       Triad will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)	Triad (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value (as determined in good faith by senior management of Triad) of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2)	at least 75% of the consideration received in the Asset Sale by Triad or such Restricted Subsidiary is in the form of cash. For purposes of this provision, each of the following will be deemed to be cash:

(a)	any liabilities, as shown on Triad’s most recent consolidated balance sheet, of Triad or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases Triad or such Restricted Subsidiary from further liability;

(b)	any securities, notes or other obligations received by Triad or any such Restricted Subsidiary from such transferee that are converted by Triad or such Restricted Subsidiary into cash, to the extent of the cash received in that conversion, within 180 days following the closing of such Asset Sale; and

(c)	any stock or assets of the kind referred to in clauses (2) or (4) of the next paragraph of this covenant.
       Within 365 days after the receipt of any Net Proceeds from an Asset Sale, Triad (or the applicable Restricted Subsidiary, as the case may be) may apply such Net Proceeds, at its option:

(1)	to repay Indebtedness and other Obligations under a Residual Facility or the HFI Term Loan;

(2)	to acquire all or substantially all of the assets of, or any Capital Stock of, another Permitted Business, if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Restricted Subsidiary of Triad;

(3)	to make a capital expenditure;

(4)	to acquire other assets that are used or useful in a Permitted Business; or

(5)	to make any combination of the applications set forth in the immediately preceding clauses (1) through (4).
       Pending the final application of any Net Proceeds, Triad may temporarily reduce revolving credit borrowings under Receivables Funding Arrangements or otherwise invest the Net Proceeds in any manner that is not prohibited by the indenture.
       Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph of this covenant will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $10.0 million, Triad will make an Asset Sale Offer to all holders of notes and, at the option of Triad (unless otherwise required by the terms thereof), all holders of other Indebtedness that is pari passu with the notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount plus accrued and unpaid interest and Special Interest, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, Triad may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the notes and such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.
       Triad will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indenture, Triad will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the indenture by virtue of such compliance.
       The agreements governing Triad’s other Indebtedness contain, and future agreements may contain, prohibitions of certain events, including events that would constitute a Change of Control or an Asset Sale and including repurchases of or other prepayments in respect of the notes. The exercise by the holders of notes of their right to require Triad to repurchase the notes upon a Change of Control or an Asset Sale could cause a default under these other agreements, even if the Change of Control or Asset Sale itself does not, due to the financial effect of such repurchases on Triad. In the event a Change of Control or Asset Sale occurs at a time when Triad is prohibited from purchasing notes, Triad could seek the consent of its senior lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If Triad does not obtain a consent or repay those borrowings, Triad will remain prohibited from purchasing notes. In that case, Triad’s failure to purchase tendered notes would constitute an Event of Default under the indenture which could, in turn, constitute a default under the other indebtedness. Finally, Triad’s ability to pay cash to the holders of notes upon a repurchase may be limited by Triad’s then existing financial resources. No assurances can be given that Triad will have funds available or otherwise will be able to purchase any notes upon the occurrence of a Change of Control or an Asset Sale. See “Risk Factors—Risks Relating to the Notes—We may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture governing the notes.”
Selection and Notice
       If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption on a pro rata basis unless otherwise required by law or applicable stock exchange requirements.
       No notes of $2,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Notices of redemption may not be conditional.
       If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of notes called for redemption.

Certain Covenants
Restricted Payments
       Triad will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)	declare or pay any dividend or make any other payment or distribution on account of Triad’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving Triad or any of its Restricted Subsidiaries) or to the direct or indirect holders of Triad’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of Triad and other than dividends or distributions payable to Triad or a Restricted Subsidiary of Triad);

(2)	purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving Triad) any Equity Interests of Triad or any direct or indirect parent of Triad (other than any such Equity Interests owned by Triad or any Restricted Subsidiary of Triad);

(3)	make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of Triad that is contractually subordinated to the notes (excluding any intercompany Indebtedness between or among Triad and any of its Restricted Subsidiaries), except (i) a payment of interest or principal at the Stated Maturity thereof or (ii) a payment, purchase, redemption, defeasance, acquisition or retirement of any such Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case, due within one year of the date of payment, purchase, redemption, defeasance, acquisition or retirement; or

(4)	make any Restricted Investment
(all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(1)	no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(2)	Triad would, at the time of such Restricted Payment and after giving pro forma effect thereto, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Leverage Ratio test set forth in the first paragraph of the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”; and

(3)	such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Triad and its Restricted Subsidiaries since the date of the indenture (excluding Restricted Payments permitted by clauses (2), (3), (4), (6), (7) (8), (9), (10), (11), (13) and (14) of the next succeeding paragraph), is less than the sum, without duplication, of:

(a)	50% of the Consolidated Net Income of Triad for the period (taken as one accounting period) from the Acquisition Closing Date to the end of Triad’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); provided that, if the Consolidated Leverage Ratio of Triad, calculated on a pro forma basis after giving effect to any Restricted Payment proposed to be made in whole or in part pursuant to this clause (3)(a), would have been equal to or greater than 1.5 to 1.0, then the aggregate amount of Restricted Payments that Triad and its Restricted Subsidiaries are permitted to make in whole or in part pursuant to this clause (3)(a) will not exceed 25% of the Consolidated Net Income of Triad for the period (taken as one accounting period) from the Acquisition Closing Date to the end of Triad’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(b)	100% of the aggregate net cash proceeds and the Fair Market Value, as determined in good faith by the Board of Directors, of marketable securities or other property or assets received by Triad since the date of the indenture as a contribution to its common equity capital or from the issue or sale of Equity Interests of Triad (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of Triad that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of Triad); plus

(c)	to the extent that any Restricted Investment that was made after the date of the indenture is sold or otherwise liquidated or repaid, 100% of any cash received in connection therewith; plus

(d)	to the extent that any Unrestricted Subsidiary of Triad designated as such after the date of the indenture is redesignated as a Restricted Subsidiary or any Unrestricted Subsidiary of Triad merges into or consolidates with Triad or any of its Restricted Subsidiaries, in each case after the date of the indenture, the Fair Market Value of such Subsidiary as of the date of such redesignation or such merger or consolidation; plus

(e)	50% of any dividends received by Triad or a Restricted Subsidiary of Triad after the date of the indenture from an Unrestricted Subsidiary of Triad, to the extent that such dividends were not otherwise included in the Consolidated Net Income of Triad for such period; provided that, to the extent the percentage permitted in clause (3)(a) above is reduced from 50% to 25%, the percentage of dividends received by Triad or any of its Restricted Subsidiaries in this clause (3)(e) also will be reduced to 25%.

       The preceding provisions will not prohibit:

(1)	the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment would have complied with the provisions of the indenture;

(2)	the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the sale within 60 days (other than to a Subsidiary of Triad) of, Equity Interests of Triad (other than Disqualified Stock) or from the contribution within 60 days of common equity capital to Triad; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from clause (3)(b) of the preceding paragraph;

(3)	the repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of Triad that is contractually subordinated to the notes with the net cash proceeds from an incurrence within 60 days of Permitted Refinancing Indebtedness;

(4)	the payment of any dividend or other distribution (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary of Triad to the holders of its Equity Interests on a pro rata basis;

(5)	the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Triad or any Restricted Subsidiary of Triad or any direct or indirect parent of Triad held by any current, future or former officer, director, employee or consultant of Triad or any of its Restricted Subsidiaries or any direct or indirect parent of Triad pursuant to any equity subscription agreement, stock option agreement, management equity or employment agreement, shareholders’ agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $2.0 million in any calendar year; provided further that (x) Triad may carry over and make in subsequent calendar years, in addition to the $2.0 million amount permitted for such calendar year, the amount of such purchases, redemptions or other acquisitions or retirements for value permitted to be made, but not made, in any preceding calendar year, up to a maximum amount of $5.0 million in any calendar year and (y) the maximum amount in any calendar year may be increased by an amount not to exceed an amount equal to the cash proceeds of key man life insurance policies received by Triad and its Restricted Subsidiaries after the date of the indenture, less any amounts previously applied to the payment of Restricted Payments pursuant to this clause (5), plus the aggregate cash proceeds received from Triad, or its direct or indirect parent to the extent such cash proceeds are contributed to the common equity capital of Triad, during that calendar year from any reissuance of Equity Interests by Triad or any direct or indirect parent of Triad to employees, officers and directors of Triad and its Restricted Subsidiaries, plus any cash proceeds paid to Triad in connection with the issuance or exercise of any management or employee Equity Interests so acquired;

(6)	the repurchase of Equity Interests deemed to occur upon the exercise of stock options to the extent such Equity Interests represent a portion of the exercise price of those stock options and repurchases of Equity Interests deemed to occur upon the withholding of a portion of the Equity Interests granted or awarded to an employee, officer, director or consultant to pay for the taxes payable by such employee upon such grant or award;

(7)	the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of Triad or any Restricted Subsidiary of Triad issued on or after the date of the indenture in accordance with the Consolidated Leverage Ratio test described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(8)	Permitted Payments to Parent;

(9)	any payments made by Triad in connection with the consummation of the Transactions;

(10)	so long as no Default has occurred and is continuing or would be caused thereby, the repurchase, redemption or other acquisition or retirement for value of Indebtedness that is subordinated to the notes with Excess Proceeds to the extent such Excess Proceeds are permitted to be used for general corporate purposes under the covenant entitled “—Repurchases at the Option of Holders—Asset Sales,” any purchase or redemption of Indebtedness of Triad subordinated to the notes that is required to be repurchased or redeemed pursuant to the terms thereof as a result of such Asset Sale, at a purchase price not greater than 100% of the outstanding principal amount (or accreted amount, in the case of any debt issued at a discount from its principal amount at maturity) thereof, plus accrued and unpaid interest, if any;

(11)	the repurchase, redemption or other acquisition for value of Capital Stock of Triad or any direct or indirect parent of Triad representing fractional shares of such Capital Stock in connection with a merger, consolidation, amalgamation or other combination involving Triad or any direct or indirect parent of Triad;

(12)	so long as no Default has occurred and is continuing or would be caused thereby, upon the occurrence of a Change of Control and within 60 days after completion of the offer to repurchase notes pursuant to the covenant described above under the caption “—Repurchase at Option of Holders— Change of Control” (including the purchase of all notes tendered), any purchase or redemption of Indebtedness of Triad subordinated to the notes that is required to be repurchased or redeemed pursuant to the terms thereof as a result of such Change of Control, at a purchase price not greater than 101% of the outstanding principal amount (or accreted amount, in the case of any debt issued at a discount from its principal amount at maturity) thereof, plus accrued and unpaid interest, if any;

(13)	the repurchase of Receivables by Triad or other payment obligations of Triad or any Restricted Subsidiary of Triad pursuant to Standard Securitization Undertakings or in connection with a Clean-Up Call Transaction; and

(14)	so long as no Default has occurred and is continuing or would be caused thereby, other Restricted Payments in an aggregate amount not to exceed $25.0 million since the date of the indenture.

       The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Triad or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this covenant will be determined by the Board of Directors of Triad whose resolution with respect thereto will be delivered to the trustee. The Board of Directors’ determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the Fair Market Value exceeds $20.0 million.
       Incurrence of Indebtedness and Issuance of Preferred Stock
       Triad will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and Triad will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that Triad may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, if the Consolidated Leverage Ratio of Triad, calculated on a pro forma basis after giving effect to the incurrence or issuance of the additional Indebtedness to be incurred or the Disqualified Stock or preferred stock to be issued, would have been less than 1.50 to 1.00; provided that, at any time that (a) the notes are rated less than B3 by Moody’s or less than B- by S&P or (b) either Moody’s or S&P publishes a rating, pro forma for any proposed incurrence of Indebtedness or any other transaction, for the notes that is less than B3 or B-, respectively, then in any such case any Indebtedness incurred (including Acquired Debt) in reliance on this paragraph that results in the Consolidated Leverage Ratio of Triad exceeding 1.25 to 1.00 must be contractually subordinated in right of payment to the notes.
       The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1)	the incurrence by Triad or any of its Restricted Subsidiaries (including any Warehouse SPE) of Permitted Warehouse Debt under Warehouse Facilities (including any permitted Guarantees thereof) in an aggregate principal amount at any time outstanding (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of Triad and its Restricted Subsidiaries (including any Warehouse SPE) thereunder) not to exceed 100% of the aggregate principal amount (exclusive of Contract Acquisition Fees included therein) of all Eligible Receivables owned by Triad and its Restricted Subsidiaries (including any Warehouse SPE) (or such Warehouse Facilities in the case of Permitted Warehouse Debt in the form of repurchase agreements) at the time of incurrence;

(2)	the incurrence by Triad of Indebtedness under the HFI Term Loan in an aggregate principal amount not to exceed the aggregate principal amount of the HFI Loan on the Acquisition Closing Date less the aggregate amount of all repayments, optional or mandatory, of the principal of the HFI Term Loan (other than repayments that are concurrently refunded or refinanced) that have been made by Triad or any of its Restricted Subsidiaries since the date of the indenture;

(3)	the existence of Securitizations, regardless of amount, and the incurrence by Triad or any of its Restricted Subsidiaries (including Securitization Trusts) of Permitted Securitization Debt thereunder in an aggregate principal amount at any time outstanding not to exceed 100% of the aggregate principal amount of all Receivables owned by such Securitization Trust at such time;

(4)	the incurrence by Triad and its Restricted Subsidiaries of Indebtedness pursuant to Standard Securitization Undertakings and obligations of Triad and its Restricted Subsidiaries (including Securitization Trusts) under Credit Enhancement Agreements;

(5)	the incurrence by Triad and its Restricted Subsidiaries (including any Residual SPE) of additional Indebtedness and letters of credit under Residual Facilities in an aggregate principal amount at any time outstanding under this clause (5) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of Triad and its Restricted Subsidiaries (including any Residual SPE) thereunder) not to exceed $50.0 million;

(6)	the incurrence by Triad and its Restricted Subsidiaries of the Existing Indebtedness;

(7)	the incurrence by Triad of Indebtedness represented by the notes to be issued on the date of the indenture and the exchange notes to be issued in accordance with the registration rights agreement;

(8)	the incurrence by Triad or any of its Restricted Subsidiaries of Indebtedness (including Capital Lease Obligations, mortgage financings or purchase money obligations) incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation, improvement or lease of property (real or personal), plant or equipment used in the business of Triad or any of its Restricted Subsidiaries, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (8), not to exceed $10.0 million at any time outstanding;

(9)	the incurrence by Triad or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred under the first paragraph of this covenant or clauses (6), (7), (8), (9) or (19) of this paragraph;

(10)	the incurrence by Triad or any of its Restricted Subsidiaries of intercompany Indebtedness between or among Triad and any of its Restricted Subsidiaries; provided, however, that:

(a)	if Triad is the obligor on such Indebtedness, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the notes; and

(b)	(i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Triad or a Restricted Subsidiary of Triad and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either Triad or a Restricted Subsidiary of Triad, will be deemed, in each case, to constitute an incurrence of such Indebtedness by Triad or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (10);

(11)	the issuance by any of Triad’s Restricted Subsidiaries to Triad or to any of its Restricted Subsidiaries of shares of preferred stock; provided, however, that:

(a)	any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than Triad or a Restricted Subsidiary of Triad; and

(b)	any sale or other transfer of any such preferred stock to a Person that is not either Triad or a Restricted Subsidiary of Triad,

will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (11);

(12)	the incurrence by Triad or any of its Restricted Subsidiaries of Hedging Obligations (y) for the purpose of fixing, hedging or managing interest rates with respect to any Indebtedness that is permitted by the terms of the indenture to be outstanding or (z) for the purpose of hedging, fixing, managing or capping interest rates in connection with any completed or pending Receivables Funding Arrangement;

(13)	the guarantee by Triad or any of its Restricted Subsidiaries of any Indebtedness of Triad or any of its Restricted Subsidiaries (including any Receivables Entity) that was permitted to be incurred by another provision of this covenant; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the notes, then the Guarantee will be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed;

(14)	the incurrence by Triad or any of its Restricted Subsidiaries of Indebtedness constituting reimbursement obligations with respect to letters of credit, including without limitation in respect of workers’ compensation claims, self-insurance obligations, bankers’ acceptances, performance and surety bonds and guarantees in the ordinary course of business, or as required from time to time by law or state licensing or regulatory authorities;

(15)	the incurrence by Triad or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five business days;

(16)	the incurrence by Triad or any of its Restricted Subsidiaries of Indebtedness arising from agreements of Triad or a Restricted Subsidiary of Triad providing for indemnification, adjustment or purchase price or similar obligations, in each case, incurred in connection with the acquisition or disposition of any business, assets or a Restricted Subsidiary of Triad in accordance with the terms of the indenture, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purposes of financing such acquisition; provided that, with respect to any such disposition, the maximum aggregate liability in respect of all such Indebtedness will at no time exceed the gross proceeds actually received by Triad and its Restricted Subsidiaries in connection with such disposition;

(17)	the incurrence by Triad or any Guarantor of Indebtedness evidenced by promissory notes subordinated to the notes issued to current or former employees, officers, directors or consultants of Triad or any Subsidiary of Triad (or their respective spouses) in lieu of cash payments for Equity Interests being repurchased from such Person;

(18)	the incurrence by Triad or any of its Restricted Subsidiaries of Indebtedness, to the extent the proceeds of such Indebtedness are deposited and used defease the notes as described under “—Legal Defeasance and Covenant Defeasance”; and

(19)	the incurrence by Triad or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (19), not to exceed $25.0 million.
       Triad will not incur any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of Triad unless such Indebtedness is also contractually subordinated in right of payment to the notes on substantially identical terms; provided, however, that for purposes of this covenant, including without limitation the first paragraph hereof, no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of Triad solely by virtue of being unsecured or by virtue of being secured on a first or junior Lien basis.
       For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (19) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, Triad will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant. Indebtedness under the HFI Term Loan outstanding on the date on which notes are first issued and authenticated under the indenture will initially be deemed to have been incurred on such date in reliance on the exception provided by clause (2) of the definition of Permitted Debt. Indebtedness incurred from time to time under the Residual Facilities shall be deemed to be incurred pursuant to the first paragraph of this covenant (and not clause (5) of the definition of Permitted Debt) if, at the time of such incurrence, such Indebtedness could be incurred under that paragraph. The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount of any such accrual, accretion or payment is included in Consolidated Indebtedness for purposes of the Consolidated Leverage Ratio of Triad as accrued. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that Triad or any Restricted Subsidiary may incur pursuant to this covenant will not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.
       The amount of any Indebtedness outstanding as of any date will be:

(1)	the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2)	the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(3)	in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(a)	the Fair Market Value of such assets at the date of determination; and

(b)	the amount of the Indebtedness of the other Person.
       Liens
       Triad will not and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist or become effective any Lien of any kind (other than Permitted Liens) upon any of their property or assets, now owned or hereafter acquired, unless all payments due under the indenture and the notes are secured on an equal and ratable basis with the obligations so secured until such time as such other obligations (in respect of Indebtedness or otherwise) are no longer secured by a Lien.
       Incurrence of Indebtedness and Issuance of Guarantees by Restricted Subsidiaries
       Triad will not permit any of its Restricted Subsidiaries, directly or indirectly, to:

(1)	incur any Indebtedness other than Indebtedness under a Receivables Funding Arrangement or Credit Enhancement Agreement or Indebtedness owed to Triad or another Restricted Subsidiary of Triad; or

(2)	Guarantee or pledge any assets to secure the payment of any other Indebtedness of Triad or any other Restricted Subsidiary of Triad (excluding cross-collateralization between and among Receivables Funding Arrangements), unless, in any such case, the Indebtedness or Guarantee is incurred in accordance with the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock” and either:

(1)	the Indebtedness incurred or Guaranteed is an aggregate amount less than $2.0 million at any time outstanding; or

(2)	such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture providing for the Guarantee of the payment of the notes by such Restricted Subsidiary or, if such Restricted Subsidiary previously provided such a Subsidiary Guarantee, the Subsidiary Guarantee of such Restricted Subsidiary remains in full force and effect.
       The Subsidiary Guarantee of a Guarantor will constitute senior indebtedness of such Guarantor and, in the case of a Restricted Subsidiary providing a Guarantee of other Indebtedness of Triad, the Subsidiary Guarantee will be (1) senior to such Guarantor’s Guarantee of or pledge to secure such other Indebtedness if such other Indebtedness is subordinated to the notes, or (2) pari passu with such Guarantor’s Guarantee of or pledge to secure such other Indebtedness if such other Indebtedness is not subordinated to the notes.
       The Subsidiary Guarantee of a Guarantor will be automatically and unconditionally released:

(1)	in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) Triad or a Restricted Subsidiary of Triad, if the sale or other disposition does not violate the “Asset Sale” provisions of the indenture;

(2)	in connection with any sale or other disposition of the Capital Stock of that Guarantor to a Person that is not (either before or after giving effect to such transaction) Triad or a Restricted Subsidiary of Triad so that after such sale the Guarantor ceases to be a Subsidiary of Triad or a Restricted Subsidiary of Triad, if the sale or other disposition does not violate the “Asset Sale” provisions of the indenture;

(3)	if Triad designates any Restricted Subsidiary that is a Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of the indenture;

(4)	upon legal defeasance or satisfaction and discharge of the notes as provided below under the captions “—Legal Defeasance and Covenant Defeasance” and “—Satisfaction and Discharge”; or

(5)	if such Guarantor is released from all underlying Indebtedness or Guarantees of Indebtedness giving rise to the execution of a Subsidiary Guarantee.
       The form of the Subsidiary Guarantee and the related form of supplemental indenture will be attached as exhibits to the indenture. Notwithstanding the foregoing, if Triad Guarantees

Indebtedness incurred by any of its Restricted Subsidiaries, such Guarantee by Triad will not require any Restricted Subsidiary to provide a Subsidiary Guarantee for the notes.
       Dividend and Other Payment Restrictions Affecting Subsidiaries
       Triad will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1)	pay dividends or make any other distributions on its Capital Stock to Triad or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to Triad or any of its Restricted Subsidiaries;

(2)	make loans or advances to Triad or any of its Restricted Subsidiaries; or

(3)	sell, lease or transfer any of its properties or assets to Triad or any of its Restricted Subsidiaries.
       However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1)	the requirements of any Receivables Funding Arrangement that are exclusively applicable to any Receivables Entity formed in connection therewith;

(2)	the requirements of any Credit Enhancement Agreement;

(3)	agreements governing Existing Indebtedness as in effect on the date of the indenture;

(4)	the indenture and the notes (including the exchange notes);

(5)	applicable law, rule, regulation or order;

(6)	any instrument governing Indebtedness or Capital Stock of a Person acquired by Triad or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

(7)	customary non-assignment provisions in contracts and licenses entered into in the ordinary course of business;

(8)	purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (3) of the preceding paragraph;

(9)	any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending the sale or other disposition;

(10)	Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(11)	any Indebtedness secured by a Lien that was otherwise permitted to be incurred under the provisions of the covenants described above under the captions “—Incurrence of Indebtedness and Issuance of Preferred Stock” and “—Liens” that limits the right of the debtor to dispose of the assets subject to such Liens;

(12)	provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements entered into with the approval of Triad’s Board of Directors, which limitation is applicable only to the assets that are the subject of such agreements;

(13)	restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business; and

(14)	any encumbrances or restrictions of the type referred to in clauses (1), (2) and (3) of the first paragraph above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the agreements, contracts, instruments or obligations referred to in clauses (1) through (13) above; provided that, in the good faith judgment of Triad’s Board of Directors, the encumbrances and restrictions contained in such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are not materially more restrictive than the encumbrances or restrictions contained in the agreements, contracts, instruments or obligations referred to in clauses (1) through (13) above prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

       Merger, Consolidation or Sale of Assets
       Triad will not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not Triad is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of Triad and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(1)	either: (a) Triad is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than Triad) or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state of the United States or the District of Columbia; provided that if the Person is a partnership or limited liability company, then a corporation wholly owned by such Person organized or existing under the laws of the United States, any state of the United States or the District of Columbia that does not and will not have any material assets or operations becomes a co-issuer of the notes pursuant to a supplemental indenture substantially in the form set forth in the indenture;

(2)	the Person formed by or surviving any such consolidation or merger (if other than Triad) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition has been made assumes all the obligations of Triad under the notes, the indenture and the registration rights agreement pursuant to agreements reasonably satisfactory to the trustee;

(3)	immediately after such transaction, no Default or Event of Default exists; and

(4)	Triad or the Person formed by or surviving any such consolidation or merger (if other than Triad), or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made, on the date of such transaction after giving pro forma effect thereto and any related financing transactions would either:

(a)	be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Leverage Ratio test set forth in the first paragraph of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”; or

(b)	have a Consolidated Leverage Ratio not more than the Consolidated Leverage Ratio of Triad immediately prior to such merger, sale, assignment, transfer conveyance or other disposition, including any related financing transactions.

       This “Merger, Consolidation or Sale of Assets” covenant will not apply to:

(1)	a merger of Triad with an Affiliate solely for the purpose of reincorporating Triad in another jurisdiction; or

(2)	any consolidation or merger, or any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among Triad and its Restricted Subsidiaries.
       Transactions with Affiliates
       Triad will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of Triad (each, an “Affiliate Transaction”), unless:

(1)	the Affiliate Transaction is on terms that are no less favorable to Triad or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Triad or such Restricted Subsidiary with an unrelated Person; and

(2)	Triad delivers to the trustee:

(a)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, a resolution of the Board of Directors of Triad set forth in an officers’ certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of Triad; and

(b)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $20.0 million, an opinion as to the fairness to Triad or such Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.
       The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1)	any employment or other compensation arrangement or agreement, employee benefit plan, officer or director indemnification agreement or any similar arrangement entered into by Triad or any of its Restricted Subsidiaries in the ordinary course of business and payments pursuant thereto;

(2)	transactions between or among Triad and/or its Restricted Subsidiaries;

(3)	transactions with a Person (other than an Unrestricted Subsidiary of Triad) that is an Affiliate of Triad solely because Triad owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(4)	payment of reasonable directors’ fees to Persons who are not otherwise Affiliates of Triad and the payment of customary indemnification to directors and officers of Triad or any direct or indirect parent of Triad;

(5)	any issuance of Equity Interests (other than Disqualified Stock) of Triad to Affiliates of Triad;

(6)	Restricted Payments that do not violate the provisions of the indenture described above under the caption “— Restricted Payments”;

(7)	loans or advances to employees or consultants in the ordinary course of business of Triad or any Restricted Subsidiary of Triad in an aggregate principal amount not to exceed $2.0 million at any one time outstanding;

(8)	Permitted Payments to Parent;

(9)	any issuance of securities or other payments pursuant to employment or other compensation arrangements, stock options and stock ownership plans approved by the Board of Directors;

(10)	the grant of stock options, restricted stock, stock appreciation rights, phantom stock awards or similar rights to employees, directors and consultants approved by the Board of Directors;

(11)	any redemption of Capital Stock held by current or former employees, directors or consultants at the time of their death, disability, termination of employment or departure from the Board of Directors for not in excess of fair market value;

(12)	contracts or agreements with, and payments by Triad or any of its Restricted Subsidiaries to, Goldman, Sachs & Co. or any of its Affiliates in connection with any financial advisory, financing, underwriting or placement services or any other investment banking, banking, risk management or similar services (including, without limitation, in connection with any Receivables Funding Arrangement), which payments are approved by a majority of the Board of Directors in good faith;

(13)	transactions pursuant to or contemplated by the Stockholders’ Agreement as in effect on the Acquisition Closing Date as the same may be amended from time to time in any manner no less favorable to the holders of the notes;

(14)	transactions pursuant to any agreement in effect on the date of the indenture as the same may be amended, modified or replaced from time to time in any manner not materially less favorable to the holders of the notes;

(15)	transactions involving the sale of inventory or services in the ordinary course of business from Triad or its Subsidiaries to Affiliates of the Principals;

(16)	the payment of customary management, consulting and advisory fees and related expenses to the Principals and their Affiliates made pursuant to any management, financial advisory, financing, underwriting or placement agreement (including, without limitation, pursuant to the Management Agreement) or in respect of other investment banking activities, including without limitation, in connection with acquisition or divestitures which are approved by the Board of Directors of Triad or such Restricted Subsidiary in good faith; provided, however, that all fees payable pursuant to this clause (16) do not exceed $5.0 million in the aggregate in any calendar year;

(17)	transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the indenture that are on terms no less favorable than those that would have been obtained in a comparable transaction with an unrelated party or that have been approved by a majority of the disinterested members of the Board of Directors; and

(18)	the transactions contemplated by the Acquisition Agreement, the Transactions and the payment of all fees and expenses related to consummation thereof.
       Business Activities
       Triad will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to Triad and its Restricted Subsidiaries taken as a whole.

       Designation of Restricted and Unrestricted Subsidiaries
       The Board of Directors of Triad may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by Triad and its Restricted Subsidiaries in the Subsidiary designated as Unrestricted will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the covenant described above under the caption “—Restricted Payments” or under one or more clauses of the definition of Permitted Investments, as determined by Triad. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of Triad may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.
       Any designation of a Subsidiary of Triad as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of a resolution of the Board of Directors giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “—Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of Triad as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock,” Triad will be in default of such covenant. The Board of Directors of Triad may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of Triad; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of Triad of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness would be permitted under the Consolidated Leverage Ratio test set forth in the first paragraph of the covenant described under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”; and (2) no Default or Event of Default would be in existence following such designation.
       Payments for Consent
       Triad will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid and is paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.
       Limitation on Investment Company Status
       The indenture will provide that Triad and its Subsidiaries will not take any action, or otherwise permit to exist any circumstance, that would require Triad to register as an “investment company” under the Investment Company Act of 1940, as amended.
Reports
       Whether or not required by the rules and regulations of the SEC, so long as any notes are outstanding, Triad will furnish to the holders of notes or cause the trustee to furnish to the holders of notes, within the time periods specified in the SEC’s rules and regulations:

(1)	all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if Triad were required to file such reports; and

(2)	all current reports that would be required to be filed with the SEC on Form 8-K if Triad were required to file such reports.
       All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report on Form 10-K will include a report on Triad’s consolidated financial statements by Triad’s certified independent accountants. In addition, following the consummation of the exchange offer contemplated by the registration rights agreement, Triad will file a copy of each of the reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the rules and regulations applicable to such reports (unless the SEC will not accept such a filing) and will post the reports on its website within those time periods.
       If, at any time after consummation of the exchange offer contemplated by the registration rights agreement, Triad is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, Triad will nevertheless continue filing the reports specified in the preceding paragraphs of this covenant with the SEC within the time periods specified above unless the SEC will not accept such a filing. Triad will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept Triad’s filings for any reason, Triad will post the reports referred to in the preceding paragraphs on its website within the time periods that would apply if Triad were required to file those reports with the SEC.
       If Triad has designated any of its Subsidiaries as Unrestricted Subsidiaries and any such Unrestricted Subsidiary individually, or all Unrestricted Subsidiaries together, constitutes a Significant Subsidiary, then the quarterly and annual financial information required by the preceding paragraphs will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, of the financial condition and results of operations of Triad and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of Triad.
       In addition, Triad agrees that, for so long as any notes remain outstanding, if at any time it is not required to file with the SEC the reports required by the preceding paragraphs, it will furnish to the holders of notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.
Events of Default and Remedies
       Each of the following is an “Event of Default”:

(1)	default for 30 days in the payment when due of interest on, or Special Interest, if any, with respect to, the notes;

(2)	default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the notes;

(3)	failure by Triad or any of its Restricted Subsidiaries for 30 days after notice to Triad by the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding voting as a single class in accordance with the provisions set forth below to comply with the provisions described under the captions “—Repurchase at the Option of Holders—Change of Control,” “—Repurchase at the Option of Holders—Asset Sales,” “—Certain Covenants—Restricted Payments,” “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” or “—Certain Covenants—Merger, Consolidation or Sale of Assets”;

(4)	failure by Triad or any of its Restricted Subsidiaries for 60 days after notice to Triad by the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding voting as a single class in accordance with the provisions set forth below to comply with any of the agreements in the indenture other than the events that are the subject of clause (1), (2) or (3) above;

(5)	default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Triad or any of its Restricted Subsidiaries (or the payment of which is guaranteed by Triad or any of its Restricted Subsidiaries), whether such Indebtedness or Guarantee now exists, or is created after the date of the indenture, if that default:

(a)	is caused by a failure to pay the principal amount of such Indebtedness at final stated maturity within any applicable grace period provided in such Indebtedness (a “Payment Default”); or

(b)	results in the acceleration of such Indebtedness prior to its express maturity, and the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $20.0 million or more;

(6)	failure by Triad or any of its Restricted Subsidiaries to pay final judgments entered by a court or courts of competent jurisdiction aggregating in excess of $20.0 million, which judgments are not paid, discharged or stayed for a period of 60 days after such judgments become final and non-appealable;

(7)	certain events of bankruptcy or insolvency described in the indenture with respect to Triad or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary.
       In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to Triad, any Restricted Subsidiary of Triad that is a Significant Subsidiary or any group of Restricted Subsidiaries of Triad that, taken together, would constitute a Significant Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding notes may declare all the notes to be due and payable immediately.
       Subject to certain limitations, holders of a majority in aggregate principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal, interest or premium or Special Interest, if any.
       Subject to the provisions of the indenture relating to the duties of the trustee, in case an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any holders of notes unless such holders have offered to the trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest or Special Interest, if any, when due, no holder of a note may pursue any remedy with respect to the indenture or the notes unless:

(1)	such holder has previously given the trustee notice that an Event of Default is continuing;

(2)	holders of at least 25% in aggregate principal amount of the then outstanding notes have requested in writing that the trustee to pursue the remedy as trustee;

(3)	such holders have offered the trustee reasonable security or indemnity against any loss, liability or expense;

(4)	the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5)	holders of a majority in aggregate principal amount of the then outstanding notes have not given the trustee a direction inconsistent with such request within such 60-day period.
       The holders of a majority in aggregate principal amount of the then outstanding notes by notice to the trustee may, on behalf of the holders of all of the notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest or premium or Special Interest, if any, on, or the principal of, the notes.
       Triad is required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, Triad is required to deliver to the trustee a statement specifying such Default or Event of Default.
No Personal Liability of Directors, Officers, Employees and Stockholders
       No director, officer, employee, incorporator or stockholder of Triad, as such, will have any liability for any obligations of Triad under the notes, the indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.
Legal Defeasance and Covenant Defeasance
       Triad may at any time, at the option of its Board of Directors evidenced by a resolution set forth in an officers’ certificate, elect to have all of its obligations discharged with respect to the outstanding notes (“Legal Defeasance”) except for:

(1)	the rights of holders of outstanding notes to receive payments in respect of the principal of, or interest or premium and Special Interest, if any, on, such notes when such payments are due from the trust referred to below;

(2)	Triad’s obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)	the rights, powers, trusts, duties and immunities of the trustee, and Triad’s obligations in connection therewith; and

(4)	the defeasance provisions of the indenture.
       In addition, Triad may, at its option and at any time, elect to have the obligations of Triad released with respect to certain covenants (including its obligation to make Change of Control Offers and Asset Sale Offers) that are described in the indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “—Events of Default and Remedies” will no longer constitute an Event of Default with respect to the notes.
       In order to exercise either Legal Defeasance or Covenant Defeasance:

(1)	Triad must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, or interest and premium and Special Interest, if any, on, the outstanding notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and Triad must specify whether the notes are being defeased to such stated date for payment or to a particular redemption date;

(2)	in the case of Legal Defeasance, Triad must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) Triad has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)	in the case of Covenant Defeasance, Triad must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)	no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which Triad is a party or by which Triad is bound;

(5)	such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture) to which Triad or any of its Subsidiaries is a party or by which Triad or any of its Subsidiaries is bound;

(6)	Triad must deliver to the trustee an officers’ certificate stating that the deposit was not made by Triad with the intent of preferring the holders of notes over the other creditors of Triad with the intent of defeating, hindering, delaying or defrauding any creditors of Triad or others; and

(7)	Triad must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver
       Except as provided in the next two succeeding paragraphs, the indenture or the notes may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing Default or Event of Default or compliance with any provision of the indenture or the notes may be waived with the consent of the holders of a majority in aggregate principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).
       Without the consent of each holder of notes affected, an amendment, supplement or waiver may not (with respect to any notes held by a non-consenting holder):

(1)	reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

(2)	reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under the caption “—Repurchase at the Option of Holders”);

(3)	reduce the rate of or change the time for payment of interest, including default interest, on any note;

(4)	waive a Default or Event of Default in the payment of principal of, or interest or premium, or Special Interest, if any, on, the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the then outstanding notes and a waiver of the payment default that resulted from such acceleration);

(5)	make any note payable in money other than that stated in the notes;

(6)	make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of, or interest or premium or Special Interest, if any, on, the notes;

(7)	waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the caption “—Repurchase at the Option of Holders”); or

(8)	make any change in the preceding amendment and waiver provisions.
       Notwithstanding the preceding, without the consent of any holder of notes, Triad, and the trustee may amend or supplement the indenture or the notes:

(1)	to cure any ambiguity, defect or inconsistency;

(2)	to provide for uncertificated notes in addition to or in place of certificated notes;

(3)	to provide for the assumption of Triad’s obligations to holders of notes in the case of a merger or consolidation or sale of all or substantially all of Triad’s assets;

(4)	to make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights under the indenture of any such holder;

(5)	to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

(6)	to conform the text of the indenture or the notes to any provision of this Description of Notes to the extent that such provision in this Description of Notes was intended to be a verbatim recitation of a provision of the indenture or the notes;

(7)	to provide for the issuance of additional notes in accordance with the limitations set forth in the indenture as of the date of the indenture; or

(8)	to allow any Restricted Subsidiary of Triad to execute a supplemental indenture with respect to providing a guarantee of the notes.
Satisfaction and Discharge
       The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

(1)	either:

(a)	all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to Triad, have been delivered to the trustee for cancellation; or

(b)	all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and Triad has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the notes not delivered to the trustee for cancellation for principal, premium and Special Interest, if any, and accrued interest to the date of maturity or redemption;

(2)	no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which Triad is a party or by which Triad is bound;

(3)	Triad has paid or caused to be paid all sums payable by it under the indenture; and

(4)	Triad has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or on the redemption date, as the case may be.
       In addition, Triad must deliver an officers’ certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.
Concerning the Trustee
       If the trustee becomes a creditor of Triad, the indenture limits the right of the trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee (if the indenture has been qualified under the Trust Indenture Act) or resign.
       The holders of a majority in aggregate principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.
Book-Entry, Delivery and Form
       Except as set forth below, the notes will be issued in registered, global form in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000.
       The notes initially will be represented by one or more notes in registered, global form without interest coupons (collectively, the “Global Notes”). The Global Notes will be deposited upon issuance with the trustee as custodian for The Depository Trust Company (“DTC”), in New York, New York, and registered in the name of DTC or its nominee, in each case, for credit to an account of a direct or indirect participant in DTC as described below.
       Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for definitive notes in registered certificated form (“Certificated

Notes”) except in the limited circumstances described below. See “—Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of notes in certificated form.
       In addition, transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.
Depository Procedures
       The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. Triad takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.
       DTC has advised Triad that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.
       DTC has also advised Triad that, pursuant to procedures established by it:

(1)	upon deposit of the Global Notes, DTC will credit the accounts of the Participants designated by the initial purchasers with portions of the principal amount of the Global Notes; and

(2)	ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).
       Investors in the Global Notes who are Participants may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.
       Except as described below, owners of interests in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “holders” thereof under the indenture for any purpose.
       Payments in respect of the principal of, and interest and premium, if any, and Special Interest, if any, on, a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, Triad and the trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither Triad, the trustee nor any agent of Triad or the trustee has or will have any responsibility or liability for:

(1)	any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or
       (2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.
       DTC has advised Triad that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe that it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or Triad. Neither Triad nor the trustee will be liable for any delay by DTC or any of the Participants or the Indirect Participants in identifying the beneficial owners of the notes, and Triad and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.
       Transfers between the Participants will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.
       Subject to compliance with the transfer restrictions applicable to the notes described herein, cross-market transfers between the Participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by their respective depositaries; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.
       DTC has advised Triad that it will take any action permitted to be taken by a holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to its Participants.

       Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. None of Triad, the trustee and any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.
Exchange of Global Notes for Certificated Notes
       A Global Note is exchangeable for Certificated Notes if:

(1)	DTC (a) notifies Triad that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, Triad fails to appoint a successor depositary;

(2)	Triad, at its option, notifies the trustee in writing that it elects to cause the issuance of the Certificated Notes; or

(3)	there has occurred and is continuing a Default or Event of Default with respect to the notes.
In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear the applicable restrictive legend referred to in “Notice to Investors,” unless that legend is not required by applicable law.
Exchange of Certificated Notes for Global Notes
       Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the trustee a written certificate (in the form provided in the indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such notes. See “Notice to Investors.”
Same Day Settlement and Payment
       Triad will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, interest and Special Interest, if any) by wire transfer of immediately available funds to the accounts specified by DTC or its nominee. Triad will make all payments of principal, interest and premium, if any, and Special Interest, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such holder’s registered address. The notes represented by the Global Notes are expected to be eligible to trade in The PORTALsm Market and to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. Triad expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.
       Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised Triad that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.
Certain Definitions
       Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all defined terms used therein, as well as any other capitalized terms used herein for which no definition is provided.
       “Acquired Debt” means, with respect to any specified Person:

(1)	Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(2)	Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.
       “Acquisition Agreement” means that certain Stock Purchase Agreement among Fairlane Credit LLC, Ford Motor Credit Company, Triad Acquisition Corp. and Triad Holdings Inc., dated as of December 23, 2004.
       “Acquisition Closing Date” means the date on which the Acquisition Transactions are consummated in accordance with the Acquisition Agreement, which date may occur on, before or after the date of the indenture.
       “Acquisition Transactions” means the transactions contemplated by the Acquisition Agreement, including the offering of the notes and the merger of Triad Acquisition Corp. with and into Triad Financial Corporation.
       “Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.
       “Applicable Premium” means, with respect to any note on any redemption date the excess of:

(1)	the present value at such redemption date of (i) the redemption price of the note at May 1, 2010 (such redemption price being set forth in the table appearing above under the caption “—Optional Redemption”) plus (ii) all required interest payments due on the note through May 1, 2010 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 75 basis points; over
       (2) the principal amount of the note.
       “Asset Sale” means:

(1)	the sale, lease, conveyance or other disposition of any assets or rights (including, without limitation, by way of a sale and leaseback) other than pledges or sales of Receivables or Residual Interests in connection with Receivables Funding Arrangements; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of Triad and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption “—Repurchase at the Option of Holders— Change of Control” and/or the provisions described above under the caption “—Certain

Covenants—Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale covenant; and

(2)	the issuance of Equity Interests in any of Triad’s Restricted Subsidiaries or the sale of Equity Interests in any of its Restricted Subsidiaries.

       Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1)	any single transaction or series of related transactions that involves assets or Equity Interests having a Fair Market Value of less than $1.0 million;

(2)	a transfer of assets or Equity Interests between or among Triad and its Restricted Subsidiaries;

(3)	an issuance of Equity Interests by a Restricted Subsidiary of Triad to Triad or to a Restricted Subsidiary of Triad;

(4)	the sale or lease of products, services or accounts receivable or the licensing of intellectual property, in each case in the ordinary course of business (including, without limitation, sales of repossessed vehicles), and any sale or other disposition of damaged, worn-out or obsolete assets in the ordinary course of business;

(5)	the sale or other disposition of cash or Cash Equivalents;

(6)	any sale or other disposition of Receivables pursuant to a Whole Loan Sale, but only to the extent that the proceeds thereof are used to repay Indebtedness under Warehouse Facilities;

(7)	any sale or other disposition of Receivables pursuant to a Charge-Off Sale, but only to the extent that the proceeds thereof are used to repay Indebtedness under Securitizations and/or Residual Facilities; and

(8)	a Restricted Payment that does not violate the covenant described above under the caption “—Certain Covenants—Restricted Payments” or a Permitted Investment.
       “Asset Sale Offer” has the meaning assigned to that term in the indenture governing the notes.
       “Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.
       “Board of Directors” means:

(1)	with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2)	with respect to a partnership, the Board of Directors of the general partner of the partnership;

(3)	with respect to a limited liability company, the managing member, manager or members or any controlling committee of managing members or managers thereof; and

(4)	with respect to any other Person, the board or committee of such Person serving a similar function.
       “Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.
       “Capital Stock” means:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.
       “Cash Equivalents” means:

(1)	United States dollars;

(2)	securities issued or directly and fully guaranteed or insured by the United States or Canadian government or any agency or instrumentality of the United States or Canadian government (provided that the full faith and credit of the United States or Canada is pledged in support of those securities) having maturities of not more than twelve months from the date of acquisition;

(3)	certificates of deposit and eurodollar time deposits with maturities of twelve months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding twelve months and overnight bank deposits, in each case, with any commercial bank incorporated under the laws of the United States, any state thereof, the District of Columbia, Canada or any province or territory thereof, having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better or with any lender party to the Warehouse Facilities or Residual Facilities;

(4)	repurchase obligations or securities lending arrangements with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)	commercial paper having one of the two highest ratings obtainable from S&P or Moody’s, or asset-backed securities having a rating of at least “A” from S&P or “A2” from Moody’s, and in each case, maturing within six months after the date of acquisition;

(6)	demand or time deposits accounts used in the ordinary course of business with overseas branches of commercial banks incorporated under the laws of the United States of America, any state thereof, the District of Columbia, Canada or any province or territory thereof; provided that such commercial bank has, at the time of Triad’s or such Restricted Subsidiary’s Investment therein, (a) capital, surplus and undivided profits (as of the date of such institution’s most recently published financial statements) in excess of $100.0 million and (b) the long-term unsecured debt obligations (other than such obligations rated on the basis of the credit of a Person other than such institution) of such institution, at the time of Triad’s or any Restricted Subsidiary’s Investment therein, are rated at least “A” from S&P or “A2” from Moody’s;

(7)	obligations (including, but not limited to demand or time deposits, bankers’ acceptances and certificates of deposit) issued or guaranteed by a depository institution or trust company incorporated under the laws of the United States of America, any state thereof, the District of Columbia, Canada or any province or territory thereof; provided that (a) such instrument has a final maturity not more than one year from the date of purchase thereof by Triad or any Restricted Subsidiary of Triad and (b) such depository institution or trust company has, at the time of Triad’s or such Restricted Subsidiary’s Investment therein or contractual commitment providing for such Investment, (i) capital, surplus and undivided profits (as of the date of such institution’s most recently published financial statements) in excess of $100.0 million and (ii) the long-term unsecured debt obligations (other than such obligations rated on the basis of the credit of a Person other than such institution) of such institution, at the time of Triad’s or such Restricted Subsidiary’s Investment therein or contractual commitment providing for such Investment, are rated at least “A” from S&P or “A2” from Moody’s;

(8)	money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (7) of this definition.

       “Change of Control” means the occurrence of any of the following:

(1)	the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Triad and its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d) of the Exchange Act) other than a Principal or a Related Party of a Principal;

(2)	the adoption of a plan relating to the liquidation or dissolution of Triad;

(3)	the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any “person” (as defined above), other than the Principals and their Related Parties, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of Triad, measured by voting power rather than number of shares; or

(4)	after an initial public offering of Triad or any direct or indirect parent of Triad, the first day on which a majority of the members of the Board of Directors of Triad are not Continuing Directors.
       “Change of Control Offer” has the meaning assigned to that term in the indenture governing the notes.
       “Charge-Off Sale” means any sale of any Receivables that have been charged-off by Triad, or any deficiency balances or rights or collateral related to any such charged-off Receivables.
       “Clean-Up Call Transaction” means, with respect to a Securitization, an optional repurchase of the remaining Receivables by Triad as servicer from a Securitization Trust when the outstanding principal balance of the remaining Receivables is less than or equal to a certain percentage of the original pool balance of the Receivables.
       “Consolidated Indebtedness” means, with respect to any Person as of any date of determination, the sum, without duplication, of (i) the total amount of Indebtedness of such Person and its Restricted Subsidiaries, plus (ii) the total amount of Indebtedness of any other Person, to the extent that such Indebtedness has been Guaranteed by the referent Person or one or more of its Restricted Subsidiaries, plus (iii) the aggregate liquidation value of all Disqualified Stock of such Person and all preferred stock of Restricted Subsidiaries of such Person, less (iv) Cash Equivalents of such Person and its Restricted Subsidiaries in an aggregate amount not to exceed $10.0 million, in each case, determined on a consolidated basis in accordance with GAAP.

       “Consolidated Leverage Ratio” means, with respect to any Person, as of any date of determination, the ratio of:

(1)	the Consolidated Indebtedness of such Person as of such date, excluding, however, (a) all Permitted Warehouse Debt and permitted Guarantees thereof, (b) all Permitted Securitization Debt and permitted Guarantees thereof, (c) all Hedging Obligations that constitute Permitted Debt and (d) up to 85% of all Consolidated Indebtedness under the HFI Term Loan, in each case then outstanding, to

(2)	the Consolidated Net Worth of such Person as of such date.
       “Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1)	the Net Income of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

(2)	the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

(3)	the cumulative effect of a change in accounting principles will be excluded;

(4)	notwithstanding clause (1) above, the Net Income of any Unrestricted Subsidiary will be excluded, whether or not distributed to the specified Person or one of its Subsidiaries;

(5)	any non-cash goodwill or other intangible asset impairment charges incurred subsequent to the date of the indenture resulting from the application of SFAS No. 142 or any other non-cash asset impairment charges incurred subsequent to the date of the indenture resulting from the application of SFAS No. 144 will be excluded;

(6)	non-recurring costs and expenses incurred in connection with the consummation of the Transactions in an aggregate amount not to exceed $10.0 million will be excluded;

(7)	any non-cash compensation charges, including any such charges arising from stock options, restricted stock grants or other equity-incentive programs will be excluded; and

(8)	any gain or loss on sale recognized in accounting for transfers and servicing of financial assets in connection with any Securitization (whether resulting from application of SFAS No. 140 (or any principles of superseded SFAS No. 125) or otherwise) will be excluded (and the income (loss) from such Securitization shall be included as if those assets and liabilities of such Securitization remained on the consolidated balance sheet of such Person).
       “Consolidated Net Worth” means, with respect to any specified Person as of any date, the sum of:

(1)	the consolidated equity of the common stockholders of such Person and its consolidated Subsidiaries as of such date; plus

(2)	the respective amounts reported on such Person’s balance sheet as of such date with respect to any series of preferred stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such preferred stock less (x) all write-ups (other than write-ups resulting from foreign currency translations, write-ups of tangible assets of a going concern business made within 12 months after the acquisition of such business and write-ups of Residual Interests in Securitizations owned on the date of the indenture) subsequent to the date of the indenture in the book value of any asset owned by such Person or a consolidated Subsidiary of such Person, (y) all investments as of such date in unconsolidated Subsidiaries and in Persons that are not Subsidiaries (except, in each case, Permitted Investments), and (z) all unamortized debt discount and expense and unamortized deferred charges as of such date, all of the foregoing determined in accordance with GAAP.

       “Continuing Directors” means, as of any date of determination, any member of the Board of Directors of Triad who:

(1)	was a member of such Board of Directors on the Acquisition Closing Date after giving effect to the Acquisition Transactions; or

(2)	was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.
       “Contract Acquisition Fees” means, with respect to any Eligible Receivables as of any date, the discount or cash payments received by Triad from dealers and other Persons with respect to the Eligible Receivables purchased from such dealer or other Person and owned by Triad or its Restricted Subsidiaries as of such date.
       “Credit Enhancement Agreements” means, collectively, any documents, instruments, guarantees or agreements entered into by Triad, any of its Restricted Subsidiaries, or any other Receivables Entity of Triad for the purpose of providing credit support for any Receivables Entity of Triad or any of their respective Indebtedness or asset-backed securities.
       “Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.
       “Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require Triad to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that Triad may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “—Certain Covenants—Restricted Payments.” The amount of Disqualified Stock deemed to be outstanding at any time for purposes of the indenture will be the maximum amount that Triad and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends. In addition, Triad may designate any preferred stock of Triad that would not otherwise constitute “Disqualified Stock” pursuant to the preceding sentence to be Disqualified Stock for purposes of the indenture; provided that (1) such designated Disqualified Stock is issued to Persons that are not Affiliates of Triad, (2) the issuance of such designated Disqualified Stock complies with the covenant set forth under the caption “ —Incurrence of Indebtedness and Issuance of Preferred Stock,” (3) such designation is made on the date that such designated Disqualified Stock is issued by delivery of an officer’s certificate to the trustee making such designation, and (4) such designation may not subsequently be changed.
       “Eligible Receivables” means, at any time, all Receivables owned by Triad or any of its Restricted Subsidiaries that meet the sale or loan eligibility criteria set forth in a Warehouse Facility pursuant to which the applicable Receivables were financed; excluding, however, any Receivables that are pledged to secure borrowings under a Residual Facility and excluding any such Receivables held by a Securitization Trust.
       “Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).
       “Existing Indebtedness” means Indebtedness of Triad and its Subsidiaries in existence on the Acquisition Closing Date, until such amounts are repaid.
       “Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of Triad (unless otherwise provided in the indenture).
       “GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect as of the date of the indenture.
       “Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).
       “Guarantor” means any Subsidiary that executes a Subsidiary Guarantee in accordance with provisions of the indenture and its successors and assigns.
       “Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1)	interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2)	other agreements or arrangements designed to manage or hedge interest rates or interest rate risk; and

(3)	other agreements or arrangements designed to manage, hedge or protect such Person against fluctuations in currency exchange rates or commodity prices.
       “HFI Term Loan” means Indebtedness evidenced by that certain Note and HFI Loan and Security Agreement, dated as of the Acquisition Closing Date, between Triad Financial Corporation and Ford Motor Credit Company, the proceeds of which are used to finance certain Receivables of Triad as of the Acquisition Closing Date that are classified as “held for investment” on Triad’s books and records.

       “Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

(1)	in respect of borrowed money;

(2)	evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3)	in respect of banker’s acceptances;

(4)	representing Capital Lease Obligations;

(5)	representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed; or

(6)	representing any Hedging Obligations,
if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.
       “Initial Public Offering” means the issuance and sale of common equity securities of Triad, or any direct or indirect parent of Triad (but only to the extent that the proceeds thereof are contributed to the common equity capital of Triad), pursuant to a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act.
       “Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If Triad or any Subsidiary of Triad sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of Triad such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of Triad, Triad will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of Triad’s Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.” The acquisition by Triad or any Subsidiary of Triad of a Person that holds an Investment in a third Person will be deemed to be an Investment by Triad or such Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.” Except as otherwise provided in the indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.
       “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

       “Management Agreement” means that certain Management Agreement between Triad, Parent, Triad Holdings, LLC and Hunter’s Glen/ Ford Ltd. dated as of the Acquisition Closing Date.
       “Moody’s” means Moody’s Investors Service, Inc.
       “Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends or accretion, excluding, however:

(1)	any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with: (a) any Asset Sale (without regard to the $1.0 million threshold in the definition thereof); or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

(2)	any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss.
       “Net Proceeds” means the aggregate cash proceeds received by Triad or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness, other than Indebtedness under a Residual Facility or the HFI Term Loan, secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets, or liabilities associated with such asset or assets, in each case established in accordance with GAAP.
       “Non-Recourse Debt” means Indebtedness:

(1)	as to which neither Triad nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

(2)	no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of Triad or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and

(3)	as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of Triad or any of its Restricted Subsidiaries.
       “Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.
       “Parent” means Triad Holdings Inc., a Delaware corporation and, as of the Acquisition Closing Date, the holder of record of all of Triad’s outstanding capital stock, and any successor thereto.
       “Permitted Business” means any business that derives a majority of its revenues from purchasing, originating, brokering and marketing, pooling and selling, securitizing and servicing Receivables, and entering into agreements and engaging in transactions involving consumer lending or financing or otherwise incidental to the foregoing and activities that are reasonably similar, ancillary or related to, or a reasonable extension or expansion of, the business in which Triad and its Restricted Subsidiaries are engaged on the date the indenture (including, without limitation, servicing third-party Receivables).

       “Permitted Investments” means:

(1)	any Investment in Triad or in a Restricted Subsidiary of Triad;

(2)	any Investment in Receivables;

(3)	any Investment in Cash Equivalents;

(4)	any Investment by Triad or any Restricted Subsidiary of Triad in a Person, if as a result of such Investment:

(a)	such Person becomes a Restricted Subsidiary of Triad; or

(b)	such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Triad or a Restricted Subsidiary of Triad;

(5)	any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales”;

(6)	any Investment made solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of Triad;

(7)	any Investments received in compromise or resolution of (A) obligations of trade creditors, suppliers or customers that were incurred in the ordinary course of business of Triad or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor, supplier or customer; or (B) litigation, arbitration or other disputes with Persons who are not Affiliates;

(8)	Investments represented by Hedging Obligations;

(9)	loans or advances to employees made in the ordinary course of business of Triad or any Restricted Subsidiary of Triad in an aggregate principal amount not to exceed $2.0 million at any one time outstanding;

(10)	repurchases of the notes or exchange notes;

(11)	Investments by Triad or any of its Restricted Subsidiaries in Receivables Entities in the ordinary course of business in connection with or arising out of Receivables Funding Arrangements;

(12)	Clean-Up Call Transactions by Triad or any of its Restricted Subsidiaries, but only if 75% or more of the aggregate principal amount of the original asset-backed securities of such Securitization Trust have previously been retired;

(13)	Investments in existence on the Acquisition Closing Date, and any amendment, modification, restatement, supplement, extension, renewal, refunding, replacement or refinancing, in whole or in part, thereof;

(14)	Guarantees otherwise permitted by the terms of the indenture;

(15)	any Investment by Triad or any of its Restricted Subsidiaries resulting from the acquisition by Triad or any of its Restricted Subsidiaries of a Person that, at the time of such acquisition, held instruments constituting Investments that were not made in connection with or in contemplation of such acquisition; and

(16)	other Investments by Triad or any of its Restricted Subsidiaries in any Person other than an Affiliate of Triad having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (16) that are at the time outstanding, not to exceed $15.0 million; provided, however, that if an

Investment pursuant to this clause (16) is made in any Person that is not a Restricted Subsidiary of Triad at the date of the making of the Investment and such Person becomes a Restricted Subsidiary after such date, such Investment will thereafter be deemed to have been made pursuant to clause (1) above, and will cease to have been made pursuant to this clause (16).

       “Permitted Liens” means:

(1)	Liens on assets of Triad or any of its Restricted Subsidiaries securing Indebtedness and other Obligations under Residual Facilities or permitted Guarantees thereof in accordance with the first paragraph of the covenant set forth under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” or clause (5) of the definition of Permitted Debt;

(2)	Liens on Receivables and the proceeds thereof to secure Permitted Warehouse Debt or permitted Guarantees thereof;

(3)	Liens on Receivables and the proceeds thereof incurred in connection with Securitizations or permitted Guarantees thereof;

(4)	Liens on spread accounts and credit enhancement assets, Liens on the stock of Restricted Subsidiaries of Triad substantially all of the assets of which are spread accounts and credit enhancement assets and Liens on interests in Securitization Trusts, in each case incurred in connection with Credit Enhancement Agreements;

(5)	Liens securing Hedging Obligations that relate to Indebtedness that is otherwise permitted to be incurred under the indenture;

(6)	Liens in favor of Triad or any Guarantor;

(7)	Liens existing on the date of the indenture;

(8)	Liens on property of a Person existing at the time such Person is merged with or into or consolidated with Triad or any Subsidiary of Triad; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with Triad or the Subsidiary;

(9)	Liens on property (including Capital Stock) existing at the time of acquisition of the property by Triad or any Subsidiary of Triad; provided that such Liens were in existence prior to such acquisition, and not incurred in contemplation of such acquisition;

(10)	Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(11)	Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (8) of the second paragraph of the covenant entitled “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” covering only the assets acquired with or financed by such Indebtedness;

(12)	Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(13)	Liens imposed by law, such as carriers’, warehousemen’s, landlord’s and mechanics’ Liens, in each case, incurred in the ordinary course of business;

(14)	survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(15)	Liens created for the benefit of (or to secure) the notes;

(16)	Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under the indenture; provided, however, that:

(a)	the new Lien will be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

(b)	the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the Permitted Refinancing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

(17)	Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course or business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contacts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(18)	Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment, or storage of such inventory or other goods;

(19)	Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of Triad or any of its Restricted Subsidiaries, including rights of offset and set-off;

(20)	leases or subleases granted to others that do not materially interfere with the ordinary course of business of Triad and its Restricted Subsidiaries;

(21)	Liens arising from filing Uniform Commercial Code financing statements regarding Whole Loan Sales, Charge-Off Sales or leases;

(22)	Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; and

(23)	Liens incurred in the ordinary course of business of Triad or any Restricted Subsidiary of Triad with respect to obligations that do not exceed $5.0 million at any one time outstanding.
       “Permitted Payments to Parent” means, without duplication as to amounts:

(1)	payments, advances, loans or expense reimbursements made to any direct or indirect parent company of Triad to permit the parent company to pay reasonable general operating, accounting, legal, corporate reporting and administrative expenses of the parent company when due, in an aggregate amount not to exceed (A) $1.0 million per annum prior to the consummation of an Initial Public Offering by Triad or any direct or indirect parent of Triad or (B) $2.0 million per annum after the consummation of an Initial Public Offering by Triad or any direct or indirect parent of Triad; and

(2)	for so long as Triad is a member of a group filing a consolidated or combined tax return with the Parent, payments to the Parent in respect of an allocable portion of the tax liabilities of such group that is attributable to Triad and its Subsidiaries (“Tax Payments”). The Tax Payments will not exceed the lesser of (i) the amount of the relevant tax (including any penalties and interest) that Triad would owe if Triad were filing a separate tax return (or a separate consolidated or combined return with its Subsidiaries that are members of the consolidated or combined group), taking into account any carryovers and carrybacks of tax attributes (such as net operating losses) of Triad and such Subsidiaries from other taxable years and (ii) the net amount of the relevant tax that the Parent actually owes to the appropriate taxing authority. Any Tax Payments received from Triad will be paid over to the appropriate taxing authority within 30 days of the Parent’s receipt of such Tax Payments or refunded to Triad.

       “Permitted Refinancing Indebtedness” means any Indebtedness of Triad or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge other Indebtedness of Triad or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1)	the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith);

(2)	such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged;

(3)	if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to, the notes on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and

(4)	such Indebtedness is incurred either by Triad, any Subsidiary Guarantor or by the Restricted Subsidiary who is the obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged.
       “Permitted Securitization Debt” means any and all Indebtedness of Triad or a Restricted Subsidiary of Triad outstanding from time to time under one or more Securitizations.
       “Permitted Warehouse Debt” means any and all Indebtedness of Triad or a Restricted Subsidiary of Triad outstanding from time to time under one or more Warehouse Facilities.
       “Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.
       “Principals” means GS Capital Partners 2000, L.P., GTCR Golder Rauner, L.L.C., Hunter’s Glen/ Ford Ltd. and each of their respective Affiliates.
       “Qualified Equity Offering” means any public sale of common stock of Triad or any of its direct or indirect parent corporations, other than public offerings with respect to Triad’s or any direct or indirect parent corporation’s common stock registered on Form S-8.

       “Receivables” means:

(1)	consumer installment sale contracts and loans evidenced by promissory notes secured by new and used automobiles, light-duty trucks and other motor vehicles;

(2)	other consumer installment sale contracts, lease contracts, credit, debit or charge card receivables; and

(3)	loans secured by residential mortgages;
in the case of each of the clauses (1), (2) and (3), that are purchased or originated or otherwise acquired in the ordinary course of business by Triad or any Restricted Subsidiary of Triad; provided, however, that for purposes of determining the amount of a Receivable at any time, such amount will be determined in accordance with GAAP, consistently applied, as of the most recent practicable date.
       “Receivables Entity” means any Residual SPE, Warehouse SPE, Securitization Trust or any other Restricted Subsidiary of Triad established for the purpose of engaging in Receivables Funding Arrangements.
       “Receivables Funding Arrangement” means any Warehouse Facility, Residual Facility, Securitization, the HFI Term Loan or any other arrangement pursuant to which Triad or any of its Restricted Subsidiaries incurs Indebtedness secured by Receivables or interests in Receivables.
       “Related Party” means, with respect to each of the Principals:

(1)	any investment fund controlled by or under common control with such Principal;

(2)	any spouse or lineal descendent (including by adoption and stepchildren) of Gerald J. Ford; or

(3)	any trust, corporation, partnership, limited liability company or other entity, the beneficiaries, stockholders, partners, members, owners beneficially holding a 50% or more controlling interest of which consist of any one or more Principals and/or such other Persons referred to in the immediately preceding clause (1) or (2).
       “Residual Facility” means any funding arrangement with any Person (whether a financial institution, lender or other purchaser) under which advances are made to Triad or any of its Restricted Subsidiaries based upon Residual Interests, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.
       “Residual Interests” means:

(1)	any residual, subordinated or interest-only strip class of asset-backed securities that are issued in connection with a Securitization;

(2)	as of any date of determination, the excess of (a) the aggregate principal balance of all Eligible Receivables under a Warehouse Facility as of such date over (b) the borrowing base as of such date under the Warehouse Facility; or

(3)	other residual or subordinated interests in any Securitization Trust or Warehouse Facility.
       “Residual SPE” means any Person (whether or not a Restricted Subsidiary) engaged in the business of acquiring, holding and selling Residual Interests and issuing notes or other securities or borrowing funds in connection with a Residual Facility, which notes, securities or borrowings are backed by Residual Interests. As of the date of the indenture, Triad Financial Residual Special Purpose LLC will be deemed to satisfy the requirements of the foregoing definition.
       “Restricted Investment” means an Investment other than a Permitted Investment.

       “Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.
       “S&P” means Standard & Poor’s Ratings Group.
       “Securitization” means any transaction or series of transactions pursuant to which Triad or any Restricted Subsidiary of Triad sells, conveys, assigns or otherwise transfers to a Securitization Trust (in the case of a transfer by Triad or any of its Restricted Subsidiaries) or any other Person (in case of a transfer by a Securitization Trust), or grants a security interest in, any Receivables (whether now existing or arising or acquired in the future) of Triad or any of its Restricted Subsidiaries and any assets related thereto (including, without limitation, all collateral securing such Receivables, all contracts and contract rights and all guarantees or other obligations in respect of such Receivables, proceeds of such Receivables and other assets (including contract rights) that are customarily transferred or in respect of which security interests are customarily transferred or granted in connection with asset securitization transactions involving Receivables), and such Securitization Trust or other Person finances the acquisition of such Receivables with (1) cash, (2) the issuance to Triad or any Restricted Subsidiary of Triad of the Residual Interests and/or (3) the proceeds from the sale or collection of Receivables.
       “Securitization Trust” means any Person (whether or not a Subsidiary of Triad) (i) established for the purpose of issuing asset-backed securities in connection with a Securitization and (ii) any special purpose Subsidiary of Triad formed exclusively for the purpose of satisfying the requirements of Credit Enhancement Agreements and regardless of whether such Subsidiary is an issuer of securities; provided that such Person is not an obligor with respect to any Indebtedness of Triad other than under Credit Enhancement Agreements. As of the date of the indenture, Triad Automobile Receivables Trust 2002-A, Triad Automobile Receivables Trust 2002-1, Triad Automobile Receivables Trust 2003-A, Triad Automobile Receivables Trust 2003-B and Triad Automobile Receivables Trust 2004-A will be deemed to satisfy the requirements of the foregoing definition.
       “Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the indenture.
       “Special Interest” means all liquidated damages then owing pursuant to the registration rights agreement.
       “Standard Securitization Undertakings” means representations, warranties, covenants, repurchase obligations and indemnities entered into by Triad or any Subsidiaries of Triad that are reasonably customary for a seller or servicer of assets transferred in connection with a Securitization.
       “Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the date of the indenture, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.
       “Stockholders’ Agreement” means that certain stockholders’ agreement among Parent, James M. Landy and Triad LLC dated as of the Acquisition Closing Date.
       “Subsidiary” means, with respect to any specified Person:

(1)	any corporation, limited liability company, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof);

(2)	any business trust or statutory trust in respect to which Triad or any other Subsidiary is the beneficial owner of the residual interest; and

(3)	any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

       “Subsidiary Guarantee” means the Guarantee by each Guarantor of Triad’s obligations under the indenture and on the notes, executed in accordance with the indenture or any supplemental indenture to the indenture.
       “Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to May 1, 2010; provided, however, that if the period from the redemption date to May 1, 2010, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.
       “Unrestricted Subsidiary” means any Subsidiary of Triad that is designated by the Board of Directors of Triad as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent that such Subsidiary:
       (1) has no Indebtedness other than Non-Recourse Debt;

(2)	except as permitted by the covenant described above under the caption “—Certain Covenants—Transactions with Affiliates,” is not party to any agreement, contract, arrangement or understanding with Triad or any Restricted Subsidiary of Triad unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Triad or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Triad;

(3)	is a Person with respect to which neither Triad nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4)	has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Triad or any of its Restricted Subsidiaries.
       “Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.
       “Warehouse Facility” means any funding arrangement, other than a Residual Facility, the HFI Term Loan or a Securitization, with any Person (whether a financial institution, lender or other purchaser) under which advances are made to a Warehouse SPE to the extent (and only to the extent) permitted under such funding arrangement (including the borrowing base limitations thereunder) and the proceeds of which are used exclusively to purchase Eligible Receivables from Triad or any of its Restricted Subsidiaries and to pay the related expenses of such Warehouse SPE, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

       “Warehouse SPE” means any Person (whether or not a Restricted Subsidiary of Triad) established for the purpose of owning Receivables and issuing notes or other securities or borrowing from lenders in connection with a Warehouse Facility, which notes and securities are backed by specified Receivables purchased by such Person from Triad or any of its Restricted Subsidiaries. As of the date of the indenture, Triad Financial Warehouse Special Purpose LLC and Triad Automobile Receivables Warehouse Trust will be deemed to satisfy the requirements of the foregoing definition.
       “Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)	the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one- twelfth) that will elapse between such date and the making of such payment; by

(2)	the then outstanding principal amount of such Indebtedness.
       “Whole Loan Sale” means a sale of Receivables on a “whole loan” basis to any Person (whether a financial institution or other purchaser).

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
       The following discussion summarizes the material U.S. federal income and, in the case of Non-U.S. Holders (as defined below), estate tax aspects of the acquisition, ownership and disposition of the notes. This discussion is a summary for general information purposes and does not consider all aspects of U.S. federal income taxation that may be relevant to the purchase, ownership and disposition of the notes by a prospective investor in light of such investor’s personal circumstances. This discussion also does not address the U.S. federal income tax consequences of ownership of notes not held as capital assets within the meaning of Section 1221 of the U.S. Internal Revenue Code of 1986, as amended, or the Code, or the U.S. federal income tax consequences to investors subject to special treatment under the U.S. federal income tax laws, such as dealers in securities or foreign currency, expatriates, tax-exempt entities, financial institutions, regulated investment companies, real estate investment trusts, insurance companies, persons that hold the notes as part of a “straddle,” a “hedge” or a “conversion transaction,” U.S. Holders (as defined below) that have a “functional currency” other than the U.S. dollar, persons liable for alternative minimum tax, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings and investors in pass-through entities. In addition, this discussion does not describe any tax consequences arising out of the tax laws of any state, local or foreign jurisdiction.
       This discussion is based upon the Code, existing Treasury regulations thereunder, which we refer to as the “Treasury Regulations,” and current administrative rulings and court decisions. All of the foregoing is subject to change, possibly on a retroactive basis, and any such change could affect the continuing validity of this discussion.
       If a partnership holds notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. Any partner of a partnership holding notes should consult its own tax advisors.
       PERSONS CONSIDERING THE PURCHASE OF NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE APPLICATION OF U.S. FEDERAL INCOME TAX LAWS, AS WELL AS THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION, TO THEIR PARTICULAR SITUATIONS.
U.S. Holders
       The following discussion of the material U.S. federal income tax consequences of participating in the exchange offer and of the acquisition, ownership and disposition of the notes represents the opinion of Kirkland & Ellis LLP, U.S. tax counsel to the issuer. This discussion is limited to the U.S. federal income tax consequences relevant to U.S. Holders. As used herein, a “U.S. Holder” is a beneficial owner of a note that is for United States federal income tax purposes:

•	a citizen or resident (as defined in Section 7701(b)(1) of the Code) of the United States;

•	a corporation (or other entity taxable as a corporation) organized under the laws of the United States or any political subdivision thereof or therein;

•	an estate, the income of which is subject to U.S. federal income tax regardless of the source; or

•	a trust with respect to which a court within the United States is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all of its substantial decisions or a trust that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.
       Certain U.S. federal income tax consequences relevant to a holder other than a U.S. Holder are discussed separately below.

Interest Income
       Payments of interest on a note generally will be taxable to a U.S. Holder as ordinary income at the time such payments are accrued or are received (in accordance with the holder’s regular method of tax accounting for United States federal income tax purposes). The notes were not issued with original issue discount.
       We may be obligated to pay an additional amount to the holders of the notes under certain circumstances described under “Description of Notes— Optional Redemption,” “Description of Notes— Repurchase at the Option of Holders— Change of Control” and “Exchange Offer— Purpose and Effects of the Exchange Offer.” Under the Treasury Regulations, however, such payments will not be subject to the special rules applicable to contingent payment debt instruments if, as of the issue date, the contingency is either “remote” or “incidental.” We intend to take the position that the payment of any additional amount is a remote or incidental contingency. Accordingly, the payment of any such additional amount should be taxable as ordinary income in accordance with the holder’s regular method of tax accounting. Our determination that such payments are a remote or incidental contingency for these purposes is binding on a holder, unless such holder discloses in the proper manner to the Internal Revenue Service (the “IRS”) that it is taking a different position. Prospective investors should consult their tax advisors as to the tax considerations relating to the payment of the additional amount.
Market Discount and Bond Premium
       A U.S. Holder who purchases a note at a “market discount” that exceeds a statutorily defined de minimis amount will be subject to the “market discount” rules. In general, “market discount” is the excess of a debt instrument’s stated redemption price at maturity over the holder’s basis in such debt instrument immediately after its acquisition. The stated redemption price at maturity of a debt instrument is the sum of all amounts payable with respect to the debt instrument, whether denominated as principal or interest (other than qualified stated interest payments). Qualified stated interest generally means stated interest that is unconditionally payable in cash or other property (other than additional debt instruments of the issuer) at least annually at a single fixed rate (or at certain qualifying variable rates).
       Any gain on sale of a note attributable to a U.S. Holder’s unrecognized accrued market discount is generally treated as ordinary income to the U.S. Holder. The amount of accrued market discount is calculated on a ratable basis or, at the election of the holder, on a constant yield to maturity basis. In addition, a U.S. Holder who acquires a note at a market discount may be required to defer a portion of any interest expense that otherwise may be deductible on any indebtedness incurred or maintained to purchase or carry the note until the U.S. Holder disposes of the note in a taxable transaction.
       Instead of recognizing any market discount upon a disposition of a note (and being required to defer any applicable interest expense), a U.S. Holder may elect to include market discount in income currently as the discount accrues. Any current accruals of market discount with respect to notes pursuant to such election should be treated as interest on the notes. The current income inclusion election, once made, applies to all market discount obligations acquired by the electing U.S. Holder on or after the first day of the first taxable year in which the election applies, and may not be revoked without the consent of the IRS.
       In the event that a note is purchased at a premium, i.e., for an amount in excess of the amount payable at maturity, a U.S. Holder generally may elect to offset payments of qualified stated interest on such note by an allocable portion of the premium (which will result in a corresponding reduction in such U.S. Holder’s tax basis in the note). The portion of the premium allocable to each interest payment generally is calculated based on the U.S. Holder’s yield to maturity for the note. If a U.S. Holder elects to amortize bond premium with respect to the note, such election will also apply to all other debt instruments held by such U.S. Holder during the year in which the election is made and to all debt instruments acquired after that year. The election may not be revoked without the consent of the IRS.
Sale or Exchange of Notes
       A holder will generally recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange (other than pursuant to the exchange offer) or other disposition of the note (other than amounts attributable to accrued interest not already taken into income, which will be taxed as ordinary income) and the holder’s adjusted tax basis in the note. The amount realized on the sale, exchange or other disposition of the note will be equal to sum of the amount of cash and the fair market value of any property received for the note. A holder’s adjusted tax basis in the note generally will be the initial purchase price paid therefor, less any principal payments received and any bond premium amortized by such holder, plus any market discount previously included in income by the holder. Gain or loss recognized on the sale of a note generally will be capital gain or loss and will be long-term provided the holder’s holding period for the note exceeds one year at the time of the sale, exchange or other disposition. The deductibility of capital losses is subject to limitation. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income.
The Exchange Offer
       The exchange of the notes for exchange notes pursuant to the exchange offer will not constitute a significant modification of the terms of the notes, and, accordingly, such exchange will not constitute an exchange for U.S. federal income tax purposes. Therefore, a holder will not recognize gain or loss upon receipt of an exchange note in the exchange offer.
       A holder’s holding period for such note will include the holding period of the note surrendered and such holder’s adjusted basis in such note will be the same as such holder’s basis in the note surrendered. In addition, each holder of notes would continue to be required to include interest on the notes in its gross income in accordance with its regular method of accounting for U.S. federal income tax purposes.
Backup Withholding and Information Reporting
       Under the Code, a U.S. Holder of a note will generally be subject to information reporting and may be subject, under certain circumstances, to backup withholding with respect to payments of interest or principal on, or the gross proceeds from disposition of, a note. This withholding applies only if a U.S. Holder is not otherwise exempt and the holder:

•	fails to furnish its social security or other taxpayer identification number (“TIN”) within a reasonable time after a request therefor;

•	furnishes an incorrect TIN;

•	fails to properly report interest or dividends; or

•	fails, under certain circumstances, to provide a certified statement, signed under penalty of perjury, that the TIN provided is its correct number and that it is not subject to backup withholding.
       Any amount withheld from a payment to a U.S. Holder under the backup withholding rules is allowable as a credit, and may entitle such holder to a refund, against such holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS. Certain persons are exempt from information reporting and backup withholding, including corporations. U.S. Holders of notes should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such exemption.

Non-U.S. Holders
       The following discussion is limited to the U.S. federal income and estate tax consequences relevant to a holder of a note (other than a partnership or other entity treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder, or a Non-U.S. Holder.
       This discussion does not address all aspects of U.S. federal income taxation that may be relevant to the purchase, ownership or disposition of the notes by any particular Non-U.S. Holder in light of such holder’s personal circumstances, including holding the notes through a partnership. For example, persons who are partners in foreign partnerships or beneficiaries of foreign trusts or estates and who are subject to U.S. federal income tax because of their own status, such as U.S. residence or foreign persons engaged in a trade or business in the United States, may be subject to U.S. federal income tax even though the entity is not subject to income tax on disposition of its note. Additionally, special rules may apply to certain Non-U.S. Holders, such as “controlled foreign corporations,” “passive foreign investment companies,” and certain expatriates, that are subject to special treatment under the Code. Such entities should consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.
       For purposes of the following discussion, interest and gain on the sale, exchange or other disposition of the note will be considered “U.S. trade or business income” if such income or gain is effectively connected with the conduct of a U.S. trade or business, and in the case where an applicable income tax treaty between the United States and the country of which the holder is a qualified resident applies, such income or gain is attributable to a U.S. permanent establishment.
Stated Interest
       Generally, any interest paid to a Non-U.S. Holder of a note will not be subject to U.S. federal income tax if the interest qualifies as “portfolio interest.” Interest on the notes will qualify as portfolio interest if:

•	interest paid on the note is not effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States;

•	the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of our voting stock, and is not a “controlled foreign corporation” with respect to which the issuer is a “related person” within the meaning of Section 864(d)(4) of the Code;

•	the Non-U.S. Holder is not a bank whose receipt of interest on the notes is described in Section 881(c)(3)(A) of the Code; and

•	either (1) the beneficial owner, under penalties of perjury, certifies that the beneficial owner is not a U.S. person (such certification may be made on an applicable Form W-8 (or successor form)) and such certificate provides the beneficial owner’s name and address, (2) a financial institution holding the note on behalf of the Non-U.S. Holder, under penalties of perjury, certifies that it has received such a certificate from the Non-U.S. Holder and furnishes a paying agent with a copy thereof, or (3) the Non-U.S. Holder holds its notes directly through a “qualified intermediary” and certain conditions are satisfied.
       The gross amount of payments to a Non-U.S. Holder of interest that do not qualify for the portfolio interest exception and that are not U.S. trade or business income will be subject to U.S. withholding tax at the rate of 30%, unless a U.S. income tax treaty applies to reduce or eliminate withholding. U.S. trade or business income will be taxed at regular U.S. federal income tax rates rather than the 30% gross rate. In addition, a corporate Non-U.S. Holder may be subject to a branch profits tax on such U.S. trade or business income; this tax is generally imposed at a rate equal to 30% (or lesser rate under an applicable income tax treaty) of the corporate

Non-U.S. Holder’s earnings and profits for the taxable year, subject to adjustments, that are effectively connected with such holder’s conduct of a U.S. trade or business.
       To claim the benefit of a tax treaty or to claim exemption from withholding because the income is U.S. trade or business income, the Non-U.S. Holder must provide a properly executed Form W-8BEN or W-8ECI, or such successor forms as the IRS designates, as applicable, prior to payment of interest. These forms must be periodically updated. A Non-U.S. Holder who is claiming the benefits of a tax treaty may be required to obtain a U.S. TIN and to provide certain documentary evidence issued by foreign governmental authorities to prove residence in the foreign country.
       We may be obligated to pay special interest to the holders of the notes under certain circumstances described under “Description of Notes—Registration Rights; Special Interest.” Such special interest may, if it becomes payable, be subject to U.S. withholding tax. We intend to withhold tax at a rate of 30% on any payment of such special interest made to non-U.S. holders unless we receive certain certifications from the Non-U.S. Holder claiming that such payments are subject to reduction or elimination of withholding under an applicable treaty, as described above, or that such payments are effectively connected with the holder’s conduct of a trade or business in the U.S. If we withhold tax from any payment of special interest made to a Non-U.S. holder and such payment were determined not to be subject to U.S. federal tax, a Non-U.S. holder would be entitled to a refund of all tax withheld.
Sale, Exchange or Redemption of the Notes
       Subject to the discussion concerning backup withholding, any gain realized by a Non-U.S. Holder on the sale, exchange or redemption of a note generally will not be subject to U.S. federal income tax unless (1) such gain is U.S. trade or business income or (2) the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other requirements are met.
       If a Non-U.S. Holder’s gain is U.S. trade or business income, such holder generally will be required to pay U.S. federal income tax on the net gain derived from the sale in the same manner as if it were a U.S. person. In addition, a corporate Non-U.S. Holder may be subject to a branch profits tax at a rate of 30% (or lesser rate under an applicable income tax treaty). If a Non-U.S. Holder is subject to the 183-day rule described above, such holder generally will be subject to U.S. federal income tax at a rate of 30% (or lesser rate under an applicable income tax treaty) on the amount by which capital gains allocable to U.S. sources (including gains from the sale, exchange, retirement or other disposition of the notes) exceed capital losses allocable to U.S. sources.
U.S. Federal Estate Tax
       The U.S. federal estate tax will not apply to a note held by a Non-U.S. Holder at the time of such holder’s death, provided that any interest payment to such holder would qualify as portfolio interest without regard to the certification requirements described in the last bullet point under “Stated Interest.”
Information Reporting and Backup Withholding
       We generally must report annually to the IRS and to each Non-U.S. Holder any interest payments that we make to such holder and the tax withheld with respect to such payments, regardless of whether withholding was required. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides.
       Backup withholding will not apply to payments of principal and interest on the notes by us to a Non-U.S. Holder, if the holder certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption, provided that neither we nor our paying agent have actual knowledge or reason to know that the holder is a U.S. Holder or that the conditions of any other exemption are not, in fact, satisfied.
       Information reporting and backup withholding tax will not apply to payments to a Non-U.S. Holder of the proceeds of the sale of notes effected by a broker, provided that either the sale occurs through a foreign office of a foreign broker that has no connection with the United States, as described in the Treasury Regulations, or such broker has in its records certain documentary evidence allowed by the Treasury Regulations that the beneficial owner is a Non-U.S. Holder or otherwise qualifies for an exemption, certain other conditions are met and the broker does not have actual knowledge or reason to know that the holder is a U.S. Holder or that the conditions of any other exemption are not, in fact, satisfied.
       Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be allowed as a refund or a credit against such Non-U.S. Holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS. Non-U.S. Holders of notes should consult with their tax advisors as to their qualifications for exemption from backup withholding and the procedure for obtaining such exemption.
IRS Circular 230 Disclosure
       To ensure compliance with the requirements imposed by the Internal Revenue Service, we inform you that any tax statement herein is not intended or written to be used, and cannot be used, by any taxpayer for the purpose of avoiding any tax-related penalties under the U.S. Internal Revenue Code. Any tax statement herein was written in connection with the marketing or promotion of the transactions or matters to which the statement relates. Each taxpayer should seek advice based on the taxpayer’s particular circumstances from an independent tax advisor.

PLAN OF DISTRIBUTION
       Each participating broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a participating broker-dealer in connection with resales of exchange notes received by it in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that for a period of 180 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any participating broker-dealer for use in connection with any such resale.
       We will not receive any proceeds from any sales of the exchange notes by participating broker-dealers. Exchange notes received by participating broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such participating broker-dealer and/or the purchasers of any such exchange notes. Any participating broker-dealer that resells the exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a participating broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.
       For a period of 180 days after the expiration date we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any participating broker-dealer that requests such documents in the letter of transmittal.
       Prior to the exchange offer, there has not been any public market for the outstanding notes. The outstanding notes have not been registered under the Securities Act and will be subject to restrictions on transferability to the extent that they are not exchanged for exchange notes by holders who are entitled to participate in this exchange offer. The holders of outstanding notes, other than any holder that is our affiliate within the meaning of Rule 405 under the Securities Act, who are not eligible to participate in the exchange offer are entitled to certain registration rights, and we may be required to file a shelf registration statement with respect to their outstanding notes. The exchange notes will constitute a new issue of securities with no established trading market. We do not intend to list the exchange notes on any national securities exchange or to seek the admission thereof to trading in the National Association of Securities Dealers Automated Quotation System. The initial purchasers have advised us that they currently intend to make a market in the exchange notes. Such market making activity will be subject to the limits imposed by the Securities Act and the Exchange Act and may be limited during the exchange offer and the pendency of any shelf registration statements. Accordingly, no assurance can be given that an active public or other market will develop for the exchange notes or as to the liquidity of the trading market for the exchange notes. If a trading market does not develop or is not maintained, holders of the exchange notes may experience difficulty in reselling the exchange notes or may be unable to sell them at all. If a market for the exchange notes develops, any such market may be discontinued at any time.
LEGAL MATTERS
       The validity of the exchange notes and other legal matters, including the tax-free nature of the exchange, will be passed upon on our behalf by Kirkland & Ellis LLP, a partnership that includes professional corporations, Chicago, Illinois. Certain partners of Kirkland & Ellis LLP are members of a limited liability company that is an investor in the GTCR Funds. Kirkland & Ellis LLP has from time to time represented, and expects to continue to represent, GTCR Golder Rauner, L.L.C. and certain of its affiliates in connection with certain legal matters.
EXPERTS
       Our consolidated financial statements at December 31, 2004 and December 31, 2003 and for each of the years in the three year period ended December 31, 2004 included in this prospectus have been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given the authority of such firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
       We have filed with the SEC a registration statement on Form S-4 (Reg. No. 333-126538) with respect to the securities being offered hereby. This prospectus does not contain all of the information contained in the registration statement, including the exhibits and schedules. You should refer to the registration statement, including the exhibits and schedules, for further information about us and the securities being offered hereby. Statements we make in this prospectus about specific agreements or other documents are not necessarily complete. When we make such statements, we refer you to the copies of the agreements or documents that are filed as exhibits to the registration statement because those statements are qualified in all respects by reference to those exhibits. As described below, the registration statement, including exhibits and schedules, is on file at the offices of the SEC and may be inspected without charge.
       We are not currently subject to the periodic reporting and other informational requirements of the Exchange Act, except with respect to our securitizations. Following the exchange offer, we will be required to file periodic reports and other information with the SEC under the Exchange Act. However, as we do not have a class of equity securities registered under the Exchange Act, we are exempt from some of the Exchange Act reporting requirements. The reporting requirements that will not apply to us include the proxy solicitations rules of Section 14 of the Exchange Act and the short-swing insider profit disclosure rules of Section 16 of the Exchange Act.
       Under the terms of the indenture governing the notes, we agreed that, whether or not required by the rules and regulations of the SEC, so long as any notes are outstanding, we will furnish to the trustee and the holders of notes (1) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K, if we were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that describes our financial condition and results of operations and our consolidated subsidiaries and, with respect to the annual statements only, a report thereon by our independent registered public accounting firm and (2) all current reports that would be required to be filed with the SEC on Form 8-K if we were required to file such reports. In addition, whether or not required by the rules and regulations of the SEC, we will file a copy of all such information and reports with the SEC for public availability (unless the SEC will not accept such a filing) and make such information available to securities analysts and prospective investors upon request.
       Such reports, the registration statement (including the attached exhibits) and any other statements and information should be available for inspection at the public reference room at the SEC’s office located at 100 F Street, N.E., Washington, D.C. 20549, United States. Copies may be obtained by mail, upon payment of the SEC’s customary charges, by writing to its principal office at 100 F Street, N.E., Washington, D.C. 20549, United States. Further information on the operations of the SEC’s public reference room in Washington, D.C. can be obtained by calling the SEC at +1-800-732-0330. The SEC also maintains an Internet website that contains reports and other information about issuers who file reports with the SEC. The address of that website is http://www.sec.gov. We will also furnish such other reports as we may determine or as the law requires.

Report of Independent Registered Public Accounting Firm
To the Board of Directors and Stockholder of Triad Financial Corporation:
In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, stockholder’s equity and cash flows present fairly, in all material respects, the financial position of Triad Financial Corporation and its subsidiaries (the “Company”) at December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP
Detroit, Michigan
April 15, 2005

TRIAD FINANCIAL CORPORATION
Consolidated Balance Sheets
December 31, 2004 and 2003

	2004	2003

	(in thousands of dollars)
Assets
Cash	$25,784	$14,654
Finance receivables held for sale	1,510,315	506,778
Finance receivables held for investment	211,019	358,639
Retained interest in securitized assets (Note 5)	355,081	447,758
Goodwill	—	61,192
Accounts receivable	37,459	31,294
Fixed assets, net of accumulated depreciation of $32,983 in 2004 and $25,682 in 2003	15,674	18,556
Collateral held for resale	4,995	5,307
Other assets	1,987	2,230

Total assets	$2,162,314	$1,446,408

Liabilities and Stockholder’s Equity
Liabilities
Accounts payable and accrued expenses	$35,502	$27,044
Current tax liability	46,193	—
Deferred tax liability	18,396	31,707
Due to affiliate	1,603,510	963,428

Total liabilities	1,703,601	1,022,179

Stockholder’s Equity
Common stock, no par value; authorized 9,069 shares; issued and outstanding 9,069 shares	5,047	5,047
Additional paid in capital	342,703	342,703
Other comprehensive income	22,617	40,022
Retained earnings	88,346	36,457

Total stockholder’s equity	458,713	424,229

Total liabilities and stockholder’s equity	$2,162,314	$1,446,408

The accompanying notes are an integral part of these consolidated financial statements.

TRIAD FINANCIAL CORPORATION
Consolidated Statements of Income
Years Ended December 31, 2004, 2003 and 2002

	2004	2003	2002

	(in thousands of dollars)
Revenues
Financing revenue	$198,755	$224,604	$450,022
Interest expense (Note 6)	38,793	50,799	143,565

Net financing margin	159,962	173,805	306,457

Income related to sales of receivables (Note 5)	186,539	161,494	56,314
Other income	8,825	9,716	10,900

Total financing margin and revenue	355,326	345,015	373,671

Expenses
Operating expenses	123,894	156,348	160,697
Provision for credit losses	1,135	49,016	221,888
Other expenses	73,713	60,402	—
Impairment charge on goodwill	61,192	—	—

Total expenses	259,934	265,766	382,585

Income (loss) before income taxes	95,392	79,249	(8,914)
Provision for income taxes	(43,503)	(29,877)	3,308

Net income (loss)	$51,889	$49,372	$(5,606)

The accompanying notes are an integral part of these consolidated financial statements.

TRIAD FINANCIAL CORPORATION
Consolidated Statements of Stockholder’s Equity
Years Ended December 31, 2004, 2003 and 2002

		Additional	Other	Retained
	Common	Paid-In	Comprehensive	Earnings
	Stock	Capital	Income	(Deficit)	Total

	(in thousands of dollars)
Balance, December 31, 2001	$5,047	$142,703	$1,876	$(7,309)	$142,317
Comprehensive income
Net loss	—	—	—	(5,606)	(5,606)
Net unrealized gain on retained interest in securitized assets (net of tax of $3,421)	—	—	5,641	—	5,641

Total comprehensive income, net of tax	—	—	5,641	(5,606)	35
Capital contribution	—	200,000	—	—	200,000

Balance, December 31, 2002	5,047	342,703	7,517	(12,915)	342,352
Comprehensive income
Net income	—	—	—	49,372	49,372
Net unrealized gain on retained interest in securitized assets (net of tax of $19,661)	—	—	32,505	—	32,505

Total comprehensive income, net of tax	—	—	32,505	49,372	81,877

Balance, December 31, 2003	5,047	342,703	40,022	36,457	424,229
Comprehensive income
Net income	—	—	—	51,889	51,889
Net unrealized loss on retained interest in securitized assets (net of tax of $10,533)	—	—	(17,405)	—	(17,405)

Total comprehensive income, net of tax	—	—	(17,405)	51,889	34,484

Balance, December 31, 2004	$5,047	$342,703	$22,617	$88,346	$458,713

The accompanying notes are an integral part of these consolidated financial statements.

TRIAD FINANCIAL CORPORATION
Consolidated Statements of Cash Flows
Years Ended December 31, 2004, 2003 and 2002

	2004	2003	2002

	(in thousands of dollars)
Cash flows from operating activities
Net income (loss)	$51,889	$49,372	$(5,606)
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Gain on sales of finance receivables (Note 5)	(27,145)	(62,160)	(37,287)
Purchases of finance receivables held for sale	(2,057,999)	(1,683,283)	—
Proceeds from sales of finance receivables held for sale	651,991	1,861,797	—
Collections on finance receivables held for sale	325,582	111,232	—
Depreciation and amortization	8,582	9,190	7,669
Loss on disposal of fixed assets	—	971	—
Provision for credit losses	1,135	49,016	221,888
Impairment charge on goodwill	61,192	—	—
Deferred income taxes	(2,690)	29,877	1,250
Changes in operating assets and liabilities Accounts receivable	(12,486)	(19,144)	7,153
Other assets	243	(162)	65
Accounts payable and accrued expenses	8,458	6,051	(7,511)
Current tax liability	46,193	—	—

Net cash (used in) provided by operating activities	(945,055)	352,757	187,621

Cash flows from investing activities
Net change in retained interest	178,995	143,712	(222,547)
Purchases of finance receivables	—	—	(1,569,689)
Proceeds from sales of finance receivables	—	—	1,150,579
Collections on finance receivables	142,808	337,511	942,040
Purchases of fixed assets	(5,700)	(4,694)	(12,457)
Proceeds on disposals of fixed assets	—	—	725

Net cash provided by investing activities	316,103	476,529	288,651

Cash flows from financing activities
Net change in due to affiliate	640,082	(823,094)	(674,727)
Capital contribution	—	—	200,000

Net cash provided by (used in) financing activities	640,082	(823,094)	(474,727)

Net increase in cash	11,130	6,192	1,545

Cash
Beginning of year	14,654	8,462	6,917

End of year	$25,784	$14,654	$8,462

The accompanying notes are an integral part of these consolidated financial statements.

TRIAD FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Organization and Nature of Business
       The consolidated financial statements of Triad Financial Corporation (the “Company”) include the accounts of the Company and its wholly owned subsidiaries, Triad Financial Special Purpose Corporation, Triad Financial Special Purpose Corporation II, Triad Financial Special Purpose Corporation III and Triad Financial Special Purpose LLC (the “Subsidiaries”). The Subsidiaries were incorporated in September 1996, December 1998, April 2002 and July 2002, respectively.
       The Company was incorporated as a California corporation on May 19, 1989. The Company engages primarily in the business of purchasing and servicing automobile retail installment sales contracts (“Contracts”) originated by automobile dealers located throughout the United States. The Company also originates automobile loans directly to consumers. The Company specializes in Contracts with borrowers who generally would not be expected to qualify, based on their credit worthiness, for traditional financing sources such as those provided by commercial banks or automobile manufacturers’ captive finance companies.
       Fairlane Credit, LLC, a wholly owned subsidiary of Ford Motor Credit Company (“Ford Credit”), purchased all of the outstanding capital stock of the Company in June 1999.
       On December 23, 2004, a newly formed entity, Triad Holdings, Inc. and its wholly owned subsidiary, Triad Acquisition Corp., entered into a stock purchase agreement pursuant to which Triad Acquisition Corp. agreed to acquire all of the outstanding capital stock of the Company from Fairlane Credit, LLC. Triad Holdings, Inc. and Triad Acquisition Corp. are beneficially owned by affiliates of Goldman, Sachs & Co., GTCR Golder Rauner, LLC and Hunter’s Glen/ Ford Ltd. It is anticipated that the transaction will be completed on or about April 30, 2005.

2.	Significant Accounting Policies

Revenue Recognition
       Financing revenue income related to finance receivables is recognized using the interest method. Accrual of financing revenue is suspended on accounts when they are deemed impaired. Accounts are generally deemed impaired when they are 30 days past due. Direct costs of originating loans are deferred and for finance receivables held for investment, amortized over the term of the related receivables.

Finance Receivables
       Effective January 1, 2003, the Company adopted a policy whereby it identified a pool of finance receivables as held for sale. These receivables were reclassified as held for sale at the lower of their cost or market value. Subsequent to this date, all finance receivables that we originate are initially classified as held for sale and recorded at cost including any premiums and net of any non-refundable acquisition fees paid by the seller and deferred origination costs. Thereafter, these held for sale receivables are carried at the lower of cost or market on an aggregate basis with any write-downs to market recorded as a charge to earnings and reflected in other expenses. Market value for these receivables is based on prices for similar receivables in the securitization markets.
       The Company also maintains a portfolio of finance receivables identified as held for investment as it has the ability and intent to hold these receivables until maturity. These receivables are carried at cost, net of an allowance for credit losses. The Company monitors its held for sale portfolio and may periodically transfer receivables from held for sale to held for investment when it determines that the receivables no longer meet its sales criteria. Factors impacting the determination include age of the receivables, delinquency and bankruptcy status. For the year ended December 31, 2004, the

TRIAD FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Company transferred receivables with an estimated value of $57.8 million from its held for sale portfolio to its held for investment portfolio.

Sale of Receivables
       The Company has sold finance receivables in securitization transactions to fund its operations. These transactions involved the Company surrendering control over these assets by selling finance receivables to off-balance sheet securitization entities. Securitization entities are a common, required element of securitization transactions to meet certain legal and transaction requirements that assure that the sold assets have been isolated from the Company and its creditors. The securitization entities issue interest-bearing securities collateralized by future collections on the sold receivables.
       Estimated gains or losses from the sale of finance receivables are recognized in the period in which the sale occurred. In determining the gain or loss on each qualifying sale of finance receivables, the investment in the sold receivable pool was allocated between the portion sold and the portion retained based on their relative fair values at the date of sale. The Company retained certain interests in the sold receivables. These retained interests included subordinated certificates, restricted cash and interest-only strips held for the benefit of securitization entities. These retained interests are classified as securities available for sale and are reported at fair value. If there is a decline in fair value and it is judged to be other than temporary, the individual security is written down to fair value as a new cost basis, and the amount of the write-down is included in earnings. If there is a change in fair value and it is judged to be temporary, the securities are recorded at fair value with unrealized gains and losses recorded, net of tax, as a separate component of accumulated other comprehensive income in stockholder’s equity. In securitization transactions, the Company retains the servicing rights and receives a servicing fee. Since the servicing fee adequately compensates us for retaining the servicing rights no servicing asset or liability is recorded and the fee is recognized as collected over the remaining term of the related sold finance receivables.

Allowance for Credit Losses
       The allowance for credit losses is our estimate of incurred credit losses related to impaired held for investment receivables as of the date of the financial statements. This allowance is based on factors including historical credit loss trends, the credit quality of our present portfolio, trends in historical and projected used vehicle values and general economic measures.
       Additions to the allowance for credit losses are made by recording charges to the provision for credit losses on the income statement. Non-refundable credit related acquisition fees paid by the seller on contracts purchased prior to January 1, 2003 were recorded as an addition to the allowance for credit losses. Subsequent to this date they have been treated as a purchased discount in accordance with Statement of Position 03-3, Accounting for Certain Loans or Debt Securities Acquired in a Transfer. Finance receivables held for investment are charged to the allowance for credit losses when an account is deemed to be uncollectible which does not exceed 120 days past due. This change takes into account the estimated value of any collateral. Recoveries on finance receivables previously charged off as uncollectible are credited to the allowance for credit losses.

Derivative Financial Instruments
       In accordance with Statement of Financial Accounting Standards No. 133 (“SFAS No. 133”), Accounting for Derivative Instruments and Hedging Activities, our interest rate swap agreement outstanding at December 31, 2004 is recognized on our consolidated balance sheet at fair value with changes in the value recorded in earnings. Fair value is calculated using current market rates for

TRIAD FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
similar instruments with the same remaining maturities. We executed this derivative to economically hedge our interest rate risk and hedge accounting is not allowed by SFAS No. 133.

Fixed Assets
       Fixed assets are carried at cost less accumulated depreciation.
       Depreciation is calculated principally on the straight-line method over the estimated useful lives of the assets as follows:

Equipment	3-5 years
Software	3-5 years
Furniture and fixtures	5 years
       Leasehold improvements are stated at cost and depreciated over the useful lives of the improvements or term of the lease, whichever is less.
       Upon sale or retirement, the cost of assets and related accumulated depreciation is eliminated from the respective accounts, and the resulting gain or loss is included in operations. Repairs and maintenance expenses are charged to operations as incurred.

Goodwill
       On January 1, 2002, Statement of Financial Accounting Standards No. 142 (“SFAS No. 142”), Goodwill and Other Intangible Assets, became effective. In accordance with SFAS No. 142, the Company reviews its goodwill for impairment annually and when events or changes in circumstances indicate the carrying amount may not be recoverable. Management evaluates the recoverability of goodwill by comparing the carrying value of the Company’s only reporting unit to its fair value. Using the terms of the proposed acquisition discussed in Note 1 as its indicator of fair value at December 31, 2004, the Company determined that there was an impairment of goodwill and recorded a $61.2 million pre-tax charge to earnings.

Income Taxes
       The Company has an intercompany tax sharing agreement with Ford Credit. Under this agreement, United States income tax liabilities or credits are allocated to the Company, generally on a separate return basis. Deferred income taxes are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The Company’s operations are included in the consolidated federal tax return of Ford Credit.

Use of Estimates
       The preparation of the financial statements, in conformity with generally accepted accounting principles, requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Due to the inherent uncertainty involved in making estimates, actual results reported in future periods may be based upon amounts that differ from those estimates. The primary estimates inherent within these financial statements include: the

TRIAD FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
allowance for credit losses; the market value of the receivables held for sale; the fair value of retained interests in securitized assets; and the fair value of the derivative contract.

3.	Finance Receivables
       Finance receivables at December 31, 2004 and 2003 are summarized as follows:

	2004	2003

	(in thousands of
	dollars)
Finance receivables held for sale	$1,510,315	$506,778

Finance receivables held for investment	227,100	440,657
Allowance for credit losses	(16,081)	(82,018)

Finance receivables held for investment	211,019	358,639

Finance receivables, net	$1,721,334	$865,417

       At December 31, 2004, the carrying value of our finance receivables was estimated to approximate market value. At December 31, 2003, the estimated fair value of finance receivables was approximately $937 million. The amount of write-downs to market value charged to earnings and reflected in other expenses totaled $73.7 million for the year ended December 31, 2004 and $60.4 million for the year ended December 31, 2003.
       The aggregate unpaid principal balances of finance receivables more than 60 days past due were $30.4 million at December 31, 2004 and $80.1 million at December 31, 2003.
       The contractual maturities of finance receivables, based on unpaid principal balances at December 31, 2004, were $36.4 million in 2005; $97.5 million in 2006; $60.0 million in 2007; $59.5 million in 2008; and $1,509.3 million thereafter.

4.	Allowance For Credit Losses
       The changes in the allowance for credit losses for the years ended December 31, 2004, 2003 and 2002 are summarized as follows:

	2004	2003	2002

	(in thousands of dollars)
Balance, beginning of year	$82,018	$174,201	$196,387
Reclassification of receivables as held for sale	—	(30,548)	—
Non refundable credit related acquisition fees	—	—	44,120
Reversals due to sales of receivables	—	—	(40,414)
Provision for credit losses	1,135	49,016	221,888
Charge-offs	(83,744)	(124,111)	(264,630)
Recoveries	16,672	13,460	16,850

Balance, end of year	$16,081	$82,018	$174,201

       The allowance for credit losses is maintained at a level adequate to cover estimated incurred credit losses related to impaired held for investment receivables as of the date of the financial

TRIAD FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
statements, taking into account the credit quality of the portfolio, historical credit loss trends, trends in projected used car values and general economic factors.
       Prior to January 1, 2003, all of the Company’s receivables were classified as held for investment. Effective January 1, 2003, a significant portion of the Company’s receivables were reclassified as receivables held for sale. The decreases in the Company’s provision for credit losses and allowance for credit losses for 2002 as compared with 2003 and 2003 as compared with 2004 is due to both a decrease in receivable balances held for investment combined with an increase in credit quality of our portfolio as compared to the beginning of 2002. Our new originations were of higher quality with increased credit scores and lower payment to income and initial loan to value ratios.

5.	Sales of Receivables

Servicing Portfolio
       The Company retains servicing rights for receivables sold in securitization transactions. The activity in the servicing portfolio for the years ended December 31, 2004, 2003 and 2002 are summarized as follows:

	2004	2003	2002

	(in thousands of dollars)
Balance, beginning of year	$2,536,075	$1,275,910	$84,938
Receivable sales	736,545	2,025,850	1,347,128
Collections and write-offs	(1,190,518)	(765,685)	(156,156)

Balance, end of year	$2,082,102	$2,536,075	$1,275,910

       The aggregate unpaid principal balances of securitized finance receivables more than 60 days past due were $60.0 million December 31, 2004 and $60.8 million at December 31, 2003. Credit losses, net of recoveries, were $180.4 million for the year ended December 31, 2004, $125.6 million for the year ended December 31, 2003 and $7.8 million for the year ended December 31, 2002.

Retained Interest in Securitized Assets
       The components of the retained interest in securitized assets, carried at fair value, at December 31, 2004 and 2003 are summarized as follows:

	2004	2003

	(in thousands of
	dollars)
Investment in subordinated certificates	$26,934	$126,079
Restricted cash held for the benefit of securitizations	82,225	77,090
Residual interests	245,922	244,589

Retained interest in securitized assets	$355,081	$447,758

       The Company’s residual interests in securitization transactions includes the value associated with future cash flows generated from overcollateralization and any excess spread amounts. Overcollateralization represents the difference between securitized receivables outstanding and notes outstanding, including subordinated certificates.

TRIAD FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
       Retained interests in securitized assets are recorded at fair value. The fair value of subordinated certificates is estimated based on market prices for comparable instruments. The fair value of residual interests is determined based on calculating the present value of the projected cash flows to be received using managements best estimates of key assumptions, including, discount rate, prepayment rate and credit losses.
       Amounts due from the securitization trusts, including servicing fees and distributions related to retained interests, are accrued and recorded as accounts receivable in our consolidated balance sheets. The amount of these accrued receivables from securitization trusts totaled $22.0 million at December 31, 2004 and $20.0 million at December 31, 2003.
       The activity in the retained interest in securitized assets for the years ended December 31, 2004, 2003 and 2002 are summarized as follows:

	2004	2003	2002

	(in thousands of dollars)
Balance, beginning of year	$447,758	$245,148	$20,087
Retained interest generated from securitizations	114,344	294,494	222,264
Distributions from trusts	(247,955)	(181,310)	(15,945)
Residual accretion income	83,137	45,760	6,667
Impairment charge on retained interest in securitized assets	(14,265)	(8,500)	—
(Decrease) increase in unrealized gains	(27,938)	52,166	12,075

Balance, end of year	$355,081	$447,758	$245,148

       We utilized certain point-of-sale assumptions in determining the fair value of the retained interest generated from securitizations. For the year ended December 31, 2004, these assumptions included a discount rate of 16%, an ABS rate, which represents the average monthly total reduction of principal, of 1.70 and an expected cumulative lifetime loss of 11.25%. For the year ended December 31, 2003, these assumptions included a discount rate of 16%, an ABS rate of 1.70 and an expected cumulative lifetime loss of 12.35% to 13.0%. For the year ended December 31, 2002, these assumptions included a discount rate of 16%, an ABS rate of 1.60 to 1.70 and an expected cumulative lifetime loss of 13.0% to 14.0%.
       At December 31, 2004, the key assumptions utilized in determining fair value of our retained interest in securitized assets include a discount rate of 16%, an ABS rate of 1.65 to 2.00 and an expected cumulative lifetime loss of 11.25% to 20.0%.
       The Company has not presented the expected weighted average life assumption used in determining the gain on sale and in measuring the fair value of retained interest in securitized assets due to the stability of this attribute over time. A significant portion of the Company’s prepayment experience relates to defaults that are considered in the cumulative lifetime loss assumption. The Company’s voluntary prepayment experience on its gain on sale receivables portfolio typically has not fluctuated significantly with changes in market interest rates or other economic or market factors.

TRIAD FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
       At December 31, 2004, the estimated decreases in fair value of our retained interests in securitized assets as a result of an immediate 10% and 20% adverse change in key assumptions utilized in determining fair value are as follows:

(in thousands
of dollars)
Decrease in fair value from 10% adverse change in discount rate	$(6,601)
Decrease in fair value from 20% adverse change in discount rate	$(13,011)
Decrease in fair value from 10% adverse change in prepayment rate	$(9,707)
Decrease in fair value from 20% adverse change in prepayment rate	$(17,283)
Decrease in fair value from 10% adverse change in cumulative lifetime loss	$(45,131)
Decrease in fair value from 20% adverse change in cumulative lifetime loss	$(85,253)
       The effect of a variation in a particular assumption on the fair value of retained interests in securitized assets was calculated without changing any other assumptions and changes in one factor may result in changes in another.
       Expected static pool credit losses related to outstanding securitized receivables were 13.1% at December 31, 2004. To calculate the static pool credit losses, actual and projected future credit losses are added together and divided by the original balance of each pool of assets.

Income Related to Sales of Receivables
       The activity in income related to the sales of receivables reported for the years ended December 31, 2004, 2003 and 2002 are summarized as follows:

	2004	2003	2002

	(In thousands of dollars)
Gain on sales of finance receivables	$27,145	$62,160	$37,287
Servicing fee income	69,699	53,939	10,836
Residual interest income	83,137	45,760	6,667
Impairment charge on retained interest in securitized assets	(14,265)	(8,500)	—
Retained notes interest income	20,823	8,135	1,524

Income related to sales of receivables	$186,539	$161,494	$56,314

6.	Transactions With Affiliated Companies
       An agreement with Ford Credit provides the Company with advances to purchase retail installment sale contracts from automobile dealers, to originate installment loans directly with consumers and to support the working capital needs of the Company. An agreement with Ford Credit has been in effect since Ford Credit acquired the Company in June of 1999. The Company executed its current loan agreement with Ford Credit during 2003 which provides the Company with a total facility of $3 billion comprised of both a Revolving Loan and a Term Loan. Interest on this facility is accrued monthly as provided in the agreement. At December 31, 2004, the interest rate on the Term Loan was 6.88% and the interest rate on the Revolving Loan was 2.85%. At December 31, 2003, the interest rate on the Term Loan was 6.87% and the interest rate on the Revolving Loan was 1.57%. This agreement with Ford Credit terminated on March 15, 2005 and was automatically renewed for one additional year.

TRIAD FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
       The Company receives technical and administrative advice and services from Ford Credit. These payments are expensed as incurred.
       In connection with the proposed acquisition discussed above, the Company executed a forward starting swap agreement with Ford Credit on December 23, 2004. The agreement has a notional amount of $1.275 billion, a fixed pay rate of 3.49675%, a floating receive rate of 1 month LIBOR, a maturity date of October 15, 2006 and a settlement date of April 15, 2005. The settlement date was extended to April 29, 2005. For the year ended December 31, 2004 the Company recorded a $23,974 gain related to the swap, which is included in other income.

Income Statement
       The effect of transactions with Ford Credit included in the Company’s income statements for the years ended December 31, 2004, 2003 and 2002 are summarized as follows:

	2004	2003	2002

	(In thousands of dollars)
Interest expense on amounts due to affiliate	$38,793	$50,799	$143,565
Payments for services and support	$919	$931	$648
Hedge gain on interest rate swap	$24	$—	$—
Balance Sheet
       The effect of transactions with Ford Credit included in the Company’s balance sheets at December 31, 2004 and 2003 are summarized as follows:

	2004	2003

	(in thousands of
	dollars)
Due to affiliate — Revolving Loan	$1,307,029	$581,749
Due to affiliate — Term Loan	$296,481	$381,679
       At December 31, 2004 and 2003, the carrying value of our due to affiliate was estimated to approximate market value.

TRIAD FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

7.	Income Taxes
       The provision for income taxes and the reconciliation between the federal statutory income tax rate and the effective income tax rate for the years ended December 31, 2004, 2003 and 2002 are summarized as follows:

	2004	2003	2002

	(in thousands of dollars)
Current:
Federal	$42,885	$—	$—
State	3,308	—	—

Total current expense	46,193	—	—
Deferred:
Federal	(2,380)	27,737	(2,943)
State	(310)	2,140	(365)

Total deferred expense (benefit)	(2,690)	29,877	(3,308)

Total:
Federal	40,505	27,737	(2,943)
State	2,998	2,140	(365)

Provision for income taxes	$43,503	$29,877	$(3,308)

Expected federal income tax at 35%	$33,387	$27,737	$(3,120)
Non-deductible impairment charge on goodwill	5,481	—	—
State taxes, net of federal tax	2,998	2,140	(241)
Other	1,637	—	53

Provision for income taxes	$43,503	$29,877	$(3,308)

Effective income tax rate	45.6%	37.7%	37.1%

TRIAD FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
       The tax effect of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2004 and 2003 are summarized as follows:

	2004	2003

	(in thousands of
	dollars)
Deferred tax assets
Net operating loss carryforwards	$—	$91,622
Securitization	64,259	47,740
Allowance for credit losses	5,628	36,699
Goodwill	7,949	—

Gross deferred tax assets	77,836	176,061

Deferred tax liabilities
Finance receivables	(42,991)	(138,093)
Finance receivables acquisition discounts	(34,604)	(36,616)
Other comprehensive income	(13,687)	(24,219)
Goodwill	—	(8,373)
Other	(4,950)	(467)

Gross deferred tax liabilities	(96,232)	(207,768)

Net deferred tax liability	$(18,396)	$(31,707)

8.	Commitments and Contingencies
       Various legal actions, governmental proceedings and other claims are pending or may be instituted or asserted in the future against the Company and its subsidiaries. As a consumer finance company, the Company is subject to various consumer claims and litigation seeking damages and statutory penalties, based upon, among other things, usury, disclosure inaccuracies, wrongful repossession, violations of bankruptcy stay provisions, certificate of title disputes, fraud, breach of contract and discriminatory treatment of credit applicants. Some litigation against the Company could take the form of class action complaints by consumers. As the assignee of finance contracts originated by dealers, the Company may also be named as a co-defendant in lawsuits filed by consumers principally against dealers. The damages and penalties claimed by consumers in these types of matters can be substantial. The relief requested by the plaintiffs varies but can include requests for compensatory, statutory and punitive damages.
       In February 2004, a complaint was filed against the Company by Condition Reports, Inc., doing business as Auto Inspection Services. The complaint alleges causes of action for breach of contract for nonpayment of inspection services, breach of the covenant of good faith and fair dealing, and declaratory relief. It alleges damages of approximately $5 million. We fully intend to resist the plaintiff’s claim vigorously. The parties have mediated this matter without reaching any resolution. Trial is scheduled to commence in early November 2005.
       Litigation is subject to many uncertainties, the outcome of individual litigated matters is not predictable with assurance and it is reasonably possible that some of the foregoing matters could be decided unfavorably to the Company or the subsidiary involved. Although the amount of liability at

TRIAD FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
December 31, 2004 with respect to these matters cannot be ascertained, the Company believes that any resulting liability should not materially affect the consolidated financial position or results of operations of the Company and its subsidiaries.
       The Company’s operations are conducted from leased facilities under noncancellable lease agreements accounted for as operating leases. The Company also leases certain equipment. Rental expense charged to operations was approximately $4.3 million for the year ended December 31, 2004, $4.6 million for the year ended December 31, 2003 and $5.3 million for the year ended December 31, 2002. Sublease rental income was approximately $497,000 for both of the years ended December 31, 2004 and 2003 and approximately $124,000 for the year ended December 31, 2002.
       Future minimum rental commitments under all noncancellable leases at December 31, 2004 are summarized as follows:

(in thousands
of dollars)
Year ending December 31,
2005	$4,170
2006	$3,052
2007	$2,799
2008	$1,158
2009 and thereafter	$211

TRIAD FINANCIAL CORPORATION
UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
For the Six Months Ended
June 30, 2005 and June 30, 2004

TRIAD FINANCIAL CORPORATION
Consolidated Balance Sheets
At June 30, 2005 and December 31, 2004

	Successor	Predecessor

	2005	2004
	(Note 1)	(Note 1)

	(unaudited)
	(dollars in thousands,
	except per share data)
ASSETS
Cash	$39,923	$25,784
Cash — restricted	110,151	—
Finance receivables held for investment	2,207,832	211,019
Finance receivables held for sale	—	1,510,315
Retained interest in securitized assets	277,533	355,081
Goodwill	30,220	—
Accounts receivable	25,568	37,459
Fixed assets, net of accumulated depreciation of $1,348 in 2005 and $32,983 in 2004	14,464	15,674
Collateral held for resale	4,293	4,995
Capitalized financing costs	22,633	—
Other assets	5,723	1,987

Total assets	$2,738,340	$2,162,314

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Revolving credit facilities	$1,008,248	$—
Due to Ford Motor Credit Company	111,915	1,603,510
Securitization notes payable	1,065,903	—
Senior notes payable	149,038	—
Taxes payable	2,659	64,589
Other liabilities	51,534	35,502

Total liabilities	2,389,297	1,703,601

Stockholders’ Equity
Common stock, $0.01 and no par value; authorized 46,000 and 9,069 shares; issued and outstanding 46,000 and 9,069 shares at June 30, 2005 and December 31, 2004, respectively	460	5,047
Additional paid in capital	344,540	342,703
Retained earnings	3,827	88,346
Accumulated other comprehensive income	216	22,617

Total stockholders’ equity	349,043	458,713

Total liabilities and stockholders’ equity	$2,738,340	$2,162,314

The accompanying notes are an integral part of these consolidated financial statements.

TRIAD FINANCIAL CORPORATION
Consolidated Statements of Income
For the Three Months Ended June 2005 and 2004

	Successor	Predecessor

	April 30, 2005	April 1, 2005	Three Months
	Through	Through	Ended
	June 30, 2005	April 29, 2005	June 30, 2004
	(Note 1)	(Note 1)	Note 1

	(unaudited)	(unaudited)	(unaudited)
	(in thousands of dollars)
Financing and other interest income	$45,576	$32,639	$64,810
Interest expense	18,900	5,834	7,323

Net interest margin	26,676	26,805	57,487

Provision (credit) for credit losses on owned finance receivables	8,231	—	(2,000)

Net interest margin after provision for credit losses	18,445	26,805	59,487

Securitization and servicing income	7,030	3,735	17,878
Other income (expense)	(128)	(3,263)	2,124

Total other revenues	6,902	472	20,002

Operating expenses	19,002	9,794	32,021
Other expenses	—	8,754	10,498

Total expenses	19,002	18,548	42,519

Income before income taxes	6,345	8,729	36,970
Income taxes	2,518	3,289	13,964

Net income	$3,827	$5,440	$23,006

The accompanying notes are an integral part of these consolidated financial statements.

TRIAD FINANCIAL CORPORATION
Consolidated Statements of Income
For the Six Months Ended June 2005 and 2004

	Successor	Predecessor

	April 30, 2005	January 1, 2005	Six Months
	Through	Through	Ended
	June 30, 2005	April 29, 2005	June 30, 2004
	Note 1	(Note 1)	(Note 1)

	(unaudited)	(unaudited)	(unaudited)
	(in thousands of dollars)
Financing and other interest income	$45,576	$127,243	$124,785
Interest expense	18,900	21,440	16,134

Net interest margin	26,676	105,803	108,651

Provision for credit losses on owned finance receivables	8,231	—	638

Net interest margin after provision for credit losses	18,445	105,803	108,013

Securitization and servicing income	7,030	16,597	61,849
Other income (expense)	(128)	9,512	4,573

Total other revenues	6,902	26,109	66,422

Operating expenses	19,002	39,857	64,224
Other expenses	—	30,505	26,243

Total expenses	19,002	70,362	90,467

Income before income taxes	6,345	61,550	83,968
Income taxes	2,518	23,208	31,702

Net income	$3,827	$38,342	$52,266

The accompanying notes are an integral part of these consolidated financial statements.

TRIAD FINANCIAL CORPORATION
Consolidated Statements of Stockholder’s Equity
For the Periods Ended June 30, 2005 and 2004 and December 31, 2004

				Accumulated
		Additional		Other
	Common	Paid-In	Retained	Comprehensive
	Stock	Capital	Earnings	Income	Total

	(in thousands of dollars)
(Predecessor, Note 1)
Balance, December 31, 2003	$5,047	$342,703	$36,457	$40,022	$424,229
Comprehensive income
Net income	—	—	52,266	—	52,266
Net unrealized loss on retained interest in securitized assets (net of tax of $1,805)	—	—	—	(2,981)	(2,981)

Total comprehensive income, net of tax	—	—	52,266	(2,981)	49,285

Balance, June 30, 2004	$5,047	$342,703	$88,723	$37,041	$473,514

Comprehensive income
Net loss	—	—	(377)	—	(377)
Net unrealized loss on retained interest in securitized assets (net of tax of $8,728)	—	—	—	(14,424)	(14,424)

Total comprehensive loss, net of tax	—	—	(377)	(14,424)	(14,801)

Balance, December 31, 2004	$5,047	$342,703	$88,346	$22,617	$458,713

(Predecessor, Note 1)
(Unaudited)
Comprehensive income
Net income	—	—	38,342	—	38,342
Net unrealized loss on retained interest in securitized assets (net of tax of $2,875)	—	—	—	(4,750)	(4,750)

Total comprehensive income, net of tax	—	—	38,342	(4,750)	33,592

Balance, April 29, 2005	$5,047	$342,703	$126,688	$17,867	$492,305

(Successor, Note 1)
(Unaudited)
Purchase accounting adjustment (Note 1)	(5,047)	(342,703)	(126,688)	(17,867)	(492,305)
Issuance of common stock (Note 1)	460	344,540	—	—	345,000
Comprehensive income
Net income	—	—	3,827	—	3,827
Net unrealized gain on retained interest in securitized assets (net of tax of $141)	—	—	—	216	216

Total comprehensive income, net of tax	—	—	3,827	216	4,043

(Predecessor, Note 1)
Balance, June 30, 2005	$460	$344,540	$3,827	$216	$349,043

The accompanying notes are an integral part of these consolidated financial statements.

TRIAD FINANCIAL CORPORATION
Consolidated Statements of Cash Flows
For the Six Months Ended June 30, 2005 and 2004

	Successor

		Predecessor
	April 30, 2005
	Through	January 1, 2005	Six Months
	June 30,	Through	Ended
	2005	April 29, 2005	June 30, 2004
	(Note 1)	(Note 1)	(Note 1)

	(unaudited)	(unaudited)	(unaudited)
		(in thousands of dollars)
Cash flows from operating activities
Net income	$3,827	$38,342	$52,266
Adjustments to reconcile net income to net cash provided by operating activities:
Gain on sales of finance receivables	—	—	(27,145)
Purchases of finance receivables held for sale	—	(627,399)	(1,098,637)
Proceeds from sales of finance receivables held for sale	—	—	648,114
Collections on finance receivables held for sale	—	211,039	81,628
Depreciation and amortization	2,772	2,714	4,285
Provision for credit losses	8,231	—	638
Deferred income taxes	—	(3,876)	31,702
Changes in operating assets and liabilities
Accounts receivable	15,602	(3,711)	(18,042)
Other assets	(3,361)	(375)	(4,263)
Accounts payable and accrued expenses	18,420	(8,161)	3,667
Current tax liability	2,518	24,205	—

Net cash provided by (used in) operating activities	48,009	(367,222)	(325,787)

Cash flows from investing activities
Acquisition of Triad Financial Corporation (Note 1)	(553,548)	—	—
Net change in retained interest in securitized assets	11,121	55,049	90,542
Purchases of finance receivables held for investment	(306,642)	—	—
Collections on finance receivables held for investment	153,188	48,043	123,829
Purchases of fixed assets	(1,296)	(1,556)	(2,542)

Net cash (used in) provided by investing activities	(697,177)	101,536	211,829

Cash flows from financing activities
Net change in revolving credit facilities	1,008,248	—	—
Net change in due to Ford Motor Credit Company	(1,768,534)	263,546	121,210
Issuance of securitization notes	1,103,959	—	—
Payment on securitization notes	(38,056)	—	—
Issuance of senior notes	149,025	—	—
Capitalized finance costs	(24,044)	—	—
Issuance of common stock	345,000	—	—

Net cash provided by financing activities	775,598	263,546	121,210

Net increase (decrease) in cash	126,430	(2,140)	7,252

Cash
Beginning of period	23,644	25,784	14,654

End of period	$150.074	$23,644	$21,906

Non-cash activity
Goodwill generated from acquisition of Triad Financial Corporation (Note 1)	$30,220	$—	$—

Transfer of finance receivable from held for sale to held for investment	$—	$42,074	$—

Interest paid	$13,766	$—	$—

The accompanying notes are an integral part of these consolidated financial statements.

TRIAD FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Organization and Nature of Business
       Triad Financial Corporation (the “Company”) was incorporated as a California corporation on May 19, 1989. The Company engages primarily in the business of purchasing and servicing automobile retail installment sales contracts (“Contracts”) originated by automobile dealers located throughout the United States. The Company also originates automobile loans directly to consumers. The Company specializes in providing financing to consumers with limited credit histories, modest incomes or those who have experienced prior credit difficulties, generally referred to as “non-prime” borrowers.
       From June 1999 through April 29, 2005, the Company was a wholly owned subsidiary of Fairlane Credit, LLC, a wholly owned subsidiary of Ford Motor Credit Company (“Ford Credit”).
       On April 29, 2005, a newly formed entity, Triad Holdings Inc. and its wholly owned subsidiary, Triad Acquisition Corp., acquired all of the outstanding capital stock of the Company from Fairlane Credit, LLC. As part of the acquisition, Triad Acquisition Corp. was merged with and into Triad Financial Corporation with the Company being the surviving corporation. Triad Holdings Inc. is beneficially owned by affiliates of Goldman, Sachs & Co., GTCR Golder Rauner, L.L.C. and Hunter’s Glen/ Ford Ltd.
       In accordance with the guidelines for accounting for business combinations, the purchase price paid by Triad Holdings Inc., plus related purchase accounting adjustments, have been recorded in our financial statements for the period subsequent to April 29, 2005. This has resulted in a new basis of accounting reflecting the fair market value of our assets and liabilities for the “successor” period beginning April 30, 2005. Information for all “predecessor” periods prior to the acquisition are presented using our historical basis of accounting.
       As of the acquisition date, we recorded our assets and liabilities at their estimated fair values. The purchase price paid by Triad Holdings Inc., plus acquisition and closing costs, exceeded the fair value of net assets acquired, resulting in approximately $30.2 million of goodwill.
       The fair value adjustments recorded at June 30, 2005 represent current estimates and are subject to further adjustment as our valuation data is finalized.

2.	Accounting Policies
Basis of Presentation
       The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, all of which are Delaware corporations, Triad Financial Special Purpose Corporation, Triad Financial Special Purpose Corporation II, Triad Financial Special Purpose Corporation III, Triad Financial Special Purpose LLC, Triad Financial Residual Special Purpose LLC, and Triad Financial Warehouse Special Purpose LLC (the “Subsidiaries”). Triad Financial Warehouse Special Purpose LLC includes its wholly owned subsidiary, Triad Automobile Receivables Warehouse Trust, a Delaware trust.
       The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America for interim financial information. In the opinion of management, these financial statements include all adjustments, consisting of normal recurring adjustments, considered necessary for a fair statement of the results for interim periods. Results for interim periods should not be considered indicative of results for a full year.
       Certain reclassifications have been made to prior period amounts to conform to the current period presentation.

TRIAD FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Finance Receivables
       Finance receivables are classified as held for investment and carried at amortized cost, net of allowance for credit losses, as the Company has the ability and intent to hold these receivables until maturity. In connection with the acquisition discussed above, the carrying value of our finance receivables owned as of the acquisition date (“Predecessor Finance Receivables Held For Investment”) was adjusted to fair market value taking into account future expected credit losses and a required rate of return commensurate with the associated risk. Financing income for Predecessor Finance Receivables Held For Investment is recognized using the effective yield method based on expected cash flows. Financing income for finance receivables originated and purchased subsequent to the acquisition is recognized using the interest method based on contractual cash flows. The accrual of financing income is suspended on accounts when they are deemed impaired. Accounts are generally deemed impaired when they are 30 days past due. Premiums and discounts, including purchase accounting fair value adjustments on receivables, are recognized as adjustments to the yield of the related receivables. Origination costs are deferred and amortized to financing income over the estimated life of the related receivables.
       The recognition of financing revenue is discontinued on receivable accounts that have been deemed impaired. Receivable accounts are generally deemed impaired when they are 30 days past due.
       Prior to April 30, 2005, finance receivables that we originated were classified as held for sale and recorded at cost including any premiums and net of any non-refundable acquisition fees paid by the seller and deferred origination costs. Thereafter, these held for sale receivables were carried at the lower of cost or market on an aggregate basis with any write-downs to market recorded as a charge to earnings and reflected in other expenses. Market value for these receivables were based on prices for similar receivables in the securitization markets.
Sale of Receivables
       In May 2005, the Company executed a securitization transaction that was accounted for as a secured financing in accordance with generally accepted accounting principles in the United States of America. The transaction structure includes the right of the trust to enter into interest rate derivative contracts with respect to retained interests and also allows the servicer the discretion to sell charged-off finance receivable contracts.
       Prior to April 30, 2005, finance receivables were sold in securitization transactions that were accounted for as sales of finance receivables under generally accepted accounting principles. These transaction structures involved the Company surrendering control over these assets by selling finance receivables to off-balance sheet securitization entities. The securitization entities issued interest-bearing securities collateralized by future collections on the sold receivables.
       Estimated gains or losses from the sale of finance receivables are recognized in the period in which the sale occurred. In determining the gain or loss on each qualifying sale of finance receivables, the investment in the sold receivable pool was allocated between the portion sold and the portion retained based on their relative fair values at the date of sale. The Company retained certain interests in the sold receivables. These retained interests included subordinated certificates, restricted cash and interest-only strips held for the benefit of securitization entities. These retained interests are classified as securities available for sale and are reported at fair value. If there is a decline in fair value and it is judged to be other than temporary, the individual security is written down to fair value as a new cost basis, and the amount of the write-down is included in earnings. If there is a change in fair value and it is judged to be temporary, the securities are recorded at fair

TRIAD FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
value with unrealized gains and losses recorded, net of tax, as a separate component of accumulated other comprehensive income in stockholder’s equity. In securitization transactions accounted for as a sale of receivables, the Company retains the servicing rights and receives a servicing fee. Since the servicing fee adequately compensates us for retaining the servicing rights no servicing asset or liability is recorded and the fee is recognized as collected over the remaining term of the related sold finance receivables.
Allowance for Credit Losses
       The allowance for credit losses is our estimate of incurred credit losses related to impaired held for investment receivables as of the date of the financial statements. This allowance is based on factors including historical credit loss trends, the credit quality of our present portfolio, trends in historical and projected used vehicle values and general economic measures. Finance receivables are charged to the allowance for credit losses when an account is deemed to be uncollectible which does not exceed 120 days past due. This charge takes into account the estimated value of any collateral. Recoveries on finance receivables previously charged off as uncollectible are credited to the allowance for credit losses.
       Charge-offs on Predecessor Finance Receivables Held For Investment are charged against the Company’s estimate of future expected credit losses established as a component of the asset’s net carrying value.
Derivative Financial Instruments
       In accordance with Statement of Financial Accounting Standards No. 133 (“SFAS No. 133”), Accounting for Derivative Instruments and Hedging Activities, our interest rate swap agreements outstanding are not designated and therefore are recognized on our consolidated balance sheet at fair value with changes in the value recorded in earnings as a component of other income (expense). Fair value is calculated using current market rates for similar instruments with the same remaining maturities.
Fixed Assets
       Fixed assets are carried at cost less accumulated depreciation. Fixed assets owned as of the acquisition date were adjusted to fair market value and are being depreciated over their remaining useful lives.
       Depreciation is calculated principally on the straight-line method over the estimated original useful lives of the assets as follows:

Equipment	3-5 years
Software	3-5 years
Furniture and fixtures	5 years
       Leasehold improvements are stated at cost and depreciated over the useful lives of the improvements or term of the lease, whichever is less.
       Upon sale or retirement, the cost of assets and related accumulated depreciation is eliminated from the respective accounts, and the resulting gain or loss is included in operations. Repairs and maintenance expenses are charged to operations as incurred.
Goodwill
       In accordance with SFAS No. 142, the Company reviews its goodwill for impairment annually and when events or changes in circumstances indicate the carrying amount may not be recoverable.

TRIAD FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Management evaluates the recoverability of goodwill by comparing the carrying value of the Company’s only reporting unit to its fair value.
       Using the terms of the acquisition discussed in Note 1, the Company determined that there was an impairment of goodwill during the fourth quarter of 2004 and recorded a $61.2 million pre-tax charge to earnings.
Income Taxes
       Deferred income taxes are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.
       Prior to April 30, 2005, the Company’s operations were included in the consolidated federal tax return of Ford Credit pursuant to an intercompany tax sharing agreement. Under this agreement, United States income tax liabilities or credits were allocated to the Company, generally on a separate return basis.
Use of Estimates
       The preparation of the financial statements, in conformity with generally accepted accounting principles, requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Due to the inherent uncertainty involved in making estimates, actual results reported in future periods may be based upon amounts that differ from those estimates. The primary estimates inherent within these financial statements include the market value adjustments recorded in connection with purchase accounting, the allowance for credit losses and the fair value of retained interests in securitized assets.

3.	Finance Receivables
       Finance receivables at June 30, 2005 and December 31, 2004 are summarized as follows:

	Successor	Predecessor

	2005	2004

	(unaudited)
	(in thousands of dollars)
Predecessor finance receivables held for investment, net	$1,910,956	$—

Finance receivables held for investment	303,571	227,100
Premiums and discounts, net	(812)	—
Deferred costs, net	2,348	—
Allowance for credit losses	(8,231)	(16,081)

Finance receivables held for investment, net	296,876	211,019

Predecessor finance receivables held for sale, net	—	1,510,315

Finance receivables, net	$2,207,832	$1,721,334

       The amount of write-downs to market value charged to earnings and reflected in other expenses totaled $8.8 million for the period April 1, 2005 through April 29, 2005 and $10.5 million for the three months ended June 30, 2004. The amount of write-downs to market value charged to earnings totaled $30.5 million for the period January 1, 2005 through April 29, 2005 and

TRIAD FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
$26.2 million for the six months ended June 30, 2004. There were no write-downs to market value charged to earnings for the period April 30, 2005 through June 30, 2005.
       The aggregate unpaid principal balances of finance receivables more than 60 days past due were $30.7 million at June 30, 2005 and $30.4 million at December 31, 2004.
       The activity in the predecessor finance receivables held for investment for the period ended June 30, 2005 is summarized as follows:

	Contractual	Accretable	Nonaccretable
(Successor, Note 1)	Payments	Discount	Discount	Total

	(unaudited)	(unaudited)	(unaudited)	(unaudited)
	(in thousands of dollars)
Balance, April 29, 2005	$3,163,361	$(365,383)	$(735,613)	$2,062,365
Interest income	(55,751)	32,614	—	(23,137)
Charge-offs	(11,075)	—	11,075	—
Change in contractual payments	(160,482)	—	32,210	(128,272)

Balance, June 30, 2005	$2,936,053	$(332,769)	$(692,328)	$1,910,956

4.	Allowance For Credit Losses
       The changes in the allowance for credit losses for the periods ended June 30, 2005 and 2004 are summarized as follows:

	Successor	Predecessor

	April 30,	April 1,	Three
	2005	2005	Months
	Through	Through	Ended
	June 30,	April 29,	June 30,
	2005	2005	2004

	(unaudited)	(unaudited)	(unaudited)
	(in thousands of dollars)
Balance, beginning of period	$—	$14,812	$68,953
Provision for credit losses	8,231	—	(2,000)
Charge-offs	—	(1,433)	(41,625)
Recoveries	—	1,684	9,349

Balance, end of period	$8,231	$15,063	$34,677

	April 30,	January 1,	Six
	2005	2005	Months
	Through	Through	Ended
	June 30,	April 29,	June 30,
	2005	2005	2004

	(unaudited)	(unaudited)	(unaudited)
Balance, beginning of period	$—	$16,081	$82,018
Provision for credit losses	8,231	—	638
Charge-offs	—	(7,465)	(60,008)
Recoveries	—	6,447	12,029

Balance, end of period	$8,231	$15,063	$34,677

TRIAD FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
       At June 30, 2004, the allowance for credit losses is maintained at a level adequate to cover estimated incurred credit losses related to impaired receivables originated subsequent to April 29, 2005 and classified as held for investment as of the date of the financial statements, taking into account the credit quality of the portfolio, historical credit loss trends, trends in projected used car values and general economic factors. The carrying value of our finance receivables owned as of the acquisition was adjusted to fair market value, taking into account future expected credit losses and a required rate of return commensurate with the associated risk.

5.	Sales of Receivables
Servicing Portfolio
       The Company retains servicing rights for receivables sold in securitization transactions meeting the criteria for sales of receivables. The activity in the servicing portfolio for periods ended June 30, 2005 and 2004 are summarized as follows:

	Successor	Predecessor

	April 30,	April 1,	Three
	2005	2005	Months
	Through	Through	Ended
	June 30,	April 29,	June 30,
	2005	2005	2004

	(unaudited)	(unaudited)	(unaudited)
	(in thousands of dollars)
Balance, beginning of period	$1,719,178	$1,804,020	$2,993,926
Receivable sales	—	—	—
Collections and write-offs	(159,407)	(84,842)	(303,273)

Balance, end of period	$1,559,771	$1,719,178	$2,690,653

	April 30,	January 1,	Six
	2005	2005	Months
	Through	Through	Ended
	June 30,	April 29,	June 30,
	2005	2005	2004

	(unaudited)	(unaudited)	(unaudited)
Balance, beginning of period	$1,719,178	$2,082,102	$2,536,075
Receivable sales	—	—	736,545
Collections and write-offs	(159,407)	(362,924)	(581,967)

Balance, end of period	$1,559,771	$1,719,178	$2,690,653

       The aggregate unpaid principal balances of sold finance receivables more than 60 days past due were $43.3 million at June 30, 2005 and $60.0 million at December 31, 2004. Credit losses, net of recoveries, totaled $17.9 million for the period April 30, 2005 through June 30, 2005, $8.7 million for the period April 1, 2005 through April 29, 2005 and $38.1 million for the three months ended June 30, 2004. Credit losses, net of recoveries, totaled $49.0 million for the period January 1, 2005 through April 29, 2005 and $81.3 million for the six months ended June 30, 2004.

TRIAD FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Retained Interest in Securitized Assets
       The components of the retained interest in securitized assets, carried at fair value, at June 30, 2005 and December 31, 2004 are summarized as follows:

	Successor	Predecessor

	2005	2004

	(unaudited)
	(in thousands of dollars)
Investment in subordinated certificates	345	26,934
Restricted cash held for the benefit of securitizations	80,298	82,225
Overcollaterization receivable	209,139	254,445
Interest-only receivable	(12,249)	(8,523)

Retained interest in securitized assets	$277,533	$355,081

       The Company’s residual interests in securitization transactions includes the value associated with future cash flows generated from overcollateralization and any excess spread amounts. Overcollateralization receivable represents the difference between securitized receivables outstanding and notes outstanding, including subordinated certificates.
       Retained interests in securitized assets are recorded at fair value. The fair value of subordinated certificates is estimated based on market prices for comparable instruments. The fair value of residual interests is determined based on calculating the present value of the projected cash flows to be received using managements best estimates of key assumptions, including, discount rate, prepayment rate and credit losses.
       Accrued servicing fees due from the securitization trusts are included in accounts receivable in our consolidated balance sheets. Prior to April 30, 2005, distributions related to our retained interests were also accrued and included in accounts receivable. The amount of accounts receivable representing receivables from securitization trusts totaled $6.6 million at June 30, 2005 and $22.0 million at December 31, 2004.
       The activity in the retained interest in securitized assets for the periods ended June 30, 2005 and 2004 are summarized as follows:

	Subordinated	Restricted	Over-	Interest-
	Certificates	Cash	Collateralization	Only	Total

	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
	(in thousands of dollars)
Predecessor, Note 1
Balance, December 31, 2003	$126,080	$77,090	$223,389	$21,199	$447,758
Securitizations	61,216	22,096	—	31,032	114,344
Distributions	(47,015)	(4,755)	20,260	(37,015)	(68,525)
Residual interest income	—	—	—	20,885	20,885
Impairment charge	—	—	—	(1,316)	(1,316)
Unrealized gains (losses)	5,079	—	—	(2,023)	3,056

Balance, March 31, 2004	$145,360	$94,431	$243,649	$32,762	$516,202

TRIAD FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Subordinated	Restricted	Over-	Interest-
	Certificates	Cash	Collateralization	Only	Total

	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
	(in thousands of dollars)
Distributions	(37,904)	(4,595)	21,748	(41,330)	(62,081)
Residual interest income	—	—	—	21,555	21,555
Impairment charge	—	—	—	(1,101)	(1,101)
Unrealized gains (losses)	(6,317)	—	—	(1,525)	(7,842)

Balance, June 30, 2004	$101,139	$89,836	$265,397	$10,361	$466,733

Distributions	(67,771)	(7,611)	(10,952)	(31,015)	(117,349)
Residual interest income	—	—	—	40,697	40,697
Impairment charge	—	—	—	(11,848)	(11,848)
Unrealized gains (losses)	(6,434)	—	—	(16,718)	(23,152)

Balance, December 31, 2004	$26,934	$82,225	$254,445	$(8,523)	$355,081

Distributions	(16,848)	(1,893)	(21,759)	(15,570)	(56,070)
Residual interest income	—	—	—	16,786	16,786
Impairment charge	—	—	—	(370)	(370)
Unrealized gains (losses)	—	—	—	(5,160)	(5,160)

Balance, March 31, 2005	$10,086	$80,332	$232,686	$(12,837)	$310,267

Distributions	(4,979)	(34)	(6,705)	(7,887)	(19,605)
Residual interest income	—	—	—	5,260	5,260
Impairment charge	—	—	—	(120)	(120)
Unrealized gains (losses)	—	—	—	(2,465)	(2,465)

Balance, April 29, 2005	$5,107	$80,298	$225,981	$(18,049)	$293,337

(Successor, Note 1)
Distributions	(4,762)	—	(16,842)	(1,966)	(23,570)
Residual interest income	—	—	—	7,602	7,602
Impairment charge	—	—	—	(193)	(193)
Unrealized gains (losses)	—	—	—	357	357

Balance, June 30, 2005	$345	$80,298	$209,139	$(12,249)	$277,533

      We utilized certain point-of-sale assumptions in determining the fair value of the retained interest generated from securitizations. For the six months ended June 30, 2004, these assumptions included a discount rate of 16%, an ABS rate, which represents the average monthly total reduction of principal, of 1.70 and an expected cumulative lifetime loss of 11.25%.
      At June 30, 2005, the key assumptions utilized in determining fair value of our retained interest in securitized assets include a discount rate of 16%, an ABS rate of 1.65 to 2.00 and an expected cumulative lifetime loss of 11.81% to 20.1%.
      The Company has not presented the expected weighted average life assumption used in determining the gain on sale and in measuring the fair value of retained interest in securitized assets due to the stability of this attribute over time. A significant portion of the Company’s prepayment experience relates to defaults that are considered in the cumulative lifetime loss assumption. The Company’s voluntary prepayment experience on its gain on sale receivables portfolio typically has not fluctuated significantly with changes in market interest rates or other economic or market factors.

TRIAD FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Securitization and Servicing Income
       The activity in income related to the sales of receivables reported for the periods ended June 30, 2005 and 2004 are summarized as follows:

	Successor	Predecessor

	April 30,	April 1,	Three
	2005	2005	Months
	Through	Through	Ended
	June 30,	April 29,	June 30,
	2005	2005	2004

	(unaudited)	(unaudited)	(unaudited)
	(in thousands of dollars)
Gains on sales of finance receivables	$—	$—	$—
Servicing fee income	7,223	3,855	18,979
Impairment charge on retained interest in securitized assets	(193)	(120)	(1,101)

Securitization and servicing income	$7,030	$3,735	$17,878

	Successor	Predecessor

	April 30,	January 1,	Six
	2005	2005	Months
	Through	Through	Ended
	June 30,	April 29,	June 30,
	2005	2005	2004

	(unaudited)	(unaudited)	(unaudited)
Gains on sales of finance receivables	$—	$—	$27,145
Servicing fee income	7,223	17,087	37,121
Impairment charge on retained interest in securitized assets	(193)	(490)	(2,417)

Securitization and servicing income	$7,030	$16,597	$61,849

6.	Revolving Credit Facilities
       Amounts outstanding under our warehouse and residual loan facilities at June 30, 2005 and December 31, 2004 are summarized as follows:

		Predecessor

	Successor	2004

	(unaudited)
	(in thousands of dollars)
Warehouse loan facilities	$928,248	$—
Residual loan facilities	80,000	—

Total revolving credit facilities	$1,008,248	$—

TRIAD FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
       Facility amount, advances outstanding and collateral pledged under our warehouse and residual loan facilities at June 30, 2005 are summarized as follows:

	Facility	Advances	Collateral
	Amount	Outstanding	Pledged

	(unaudited)	(unaudited)	(unaudited)
	(in thousands of dollars)
Warehouse loan facility, due April 2007(a)	$625,000	$468,685	$513,592
Residual loan facility, due April 2007(a)	125,000	40,000	141,272
Warehouse loan facility, due October 2007	625,000	459,563	511,015
Residual loan facility, due October 2007	125,000	40,000	141,272

(a)	Warehouse and residual loan facility provided by Goldman Sachs Mortgage Company, an affiliate of one of our equity investors.
       Our warehouse loan facilities each provide for borrowings up to $750.0 million less amounts drawn on each of our corresponding residual facilities. Our residual loan facilities each provide for borrowings up to $125.0 million. Each of our warehouse and residual loan facilities bear interest at a floating rate. At June 30, 2005, the interest rate on our two warehouse loan facilities was 3.83% and the interest rate on our two residual loan facilities was 5.88%.
       Under the terms of our revolving credit facilities, the Company transfers eligible collateral, including finance receivables and retained interests in securitized assets, to special purpose finance subsidiaries of the Company. These subsidiaries pledge collateral to secure advances under the facilities, pursuant to advance formulas and available credit. These subsidiaries then forward funds to the Company in consideration for the transfer of eligible collateral. While these subsidiaries are included in the Company’s consolidated financial statements, these subsidiaries are separate legal entities and the collateral and other assets held by these subsidiaries are legally owned by these subsidiaries and are not available to creditors of the Company or its other subsidiaries.
       The Company’s warehouse and residual loan facility agreements also contain various covenants requiring minimum financial ratios, asset quality and portfolio performance ratios, including net loss, delinquency and repossession ratios. Failure to meet any of these covenants could result in an event of default under these agreements. If an event of default occurs under these agreements, the lenders could elect to declare all amounts outstanding under these agreements to be immediately due and payable, enforce their interest against collateral pledged under these agreements or restrict the Company’s ability to obtain additional borrowings under these agreements. As of June 30, 2005, the Company was in compliance with all covenants under its warehouse and residual loan facility agreements.
       Capitalized financing costs with an unamortized balance of $14.5 million at June 30, 2005 are being amortized over the contractual terms of the warehouse and residual loan facilities. Capitalized financing costs include $7.7 million in fees paid to Goldman Sachs Mortgage Company, an affiliate of one of our equity investors. Interest expense for the period April 30, 2005 through June 30, 2005 includes $4.5 million of expense paid to Goldman Sachs Mortgage Company.

TRIAD FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

7.	Due to Ford Motor Credit Company
       Amounts due to Ford Credit at June 30, 2005 and December 31, 2004 are summarized as follows:

	Successor	Predecessor

	2005	2004

	(unaudited)
	(in thousands of dollars)
Revolving credit facility, due April 29, 2005	$—	$1,307,029
Term loan, due April 29, 2005	—	296,481
Note payable	97,861	—
Purchase consideration payable	14,054	—

Total due to Ford Motor Credit Company	$111,915	$1,603,510

       The Company’s note payable to Ford Credit is subject to a maximum borrowing amount pursuant to the Loan and Security Agreement based on a percentage of unpaid principal balance of certain acquired receivables securing the note. This agreement also provides that the entire remaining amount payable under the note is immediately due and payable when the unpaid principal balance of these receivable securing the note is less than $15 million. At June 30, 2005, the interest rate on the note payable was 6.00% and the unpaid principal balance of acquired receivables securing the note was $103.0 million.
       The purchase consideration payable at June 30, 2005 was paid to Ford Credit subsequent to June 30, 2005.
       Prior to April 29, 2005, an agreement with Ford Credit provided the Company with advances to purchase retail installment sale contracts from automobile dealers, to originate installment loans directly with consumers and to support the working capital needs of the Company. This agreement provided the Company with a total facility of $3 billion comprised of both a revolving credit facility and a term loan. Interest on the facility was accrued monthly as provided in the agreement. At December 31, 2004, the interest rate on the revolving credit facility was 2.85% and the interest rate on the term loan was 6.88%. This agreement with Ford Credit was terminated on April 29, 2005.
       Prior to April 29, 2005, the Company also received technical and administrative advice and services from Ford Credit. These payments were expensed as assessed by Ford Credit.
       The Company executed a forward starting swap agreement with Ford Credit on December 23, 2004. The agreement had a notional amount of $1.275 billion, a fixed pay rate of 3.49675%, a floating receive rate of 1 month LIBOR, a maturity date of October 15, 2006 and a settlement date of April 15, 2005, which was subsequently extended to April 29, 2005. This agreement was settled on April 29, 2005.

TRIAD FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
       The effect of transactions with Ford Credit included in the Company’s income statements for the periods ended June 30, 2005 and 2004 are summarized as follows:

	Successor	Predecessor

	April 30,	April 1,	Three
	2005	2005	Months
	Through	Through	Ended
	June 30,	April 29,	June 30,
	2005	2005	2004

	(unaudited)	(unaudited)	(unaudited)
	(in thousands of dollars)
Interest expense	$—	$5,834	$7,323
Payments for services and support	—	—	247
Gain (loss) on swap agreement	—	(4,394)	—

	April 30,	January 1,	Six
	2005	2005	Months
	Through	Through	Ended
	June 30,	April 29,	June 30,
	2005	2005	2004

	(unaudited)	(unaudited)	(unaudited)
Interest expense	$—	$21,440	$16,134
Payments for services and support	—	—	490
Gain (loss) on swap agreement	—	5,164	—

8.	Securitization Notes Payable
       Securitization notes payable represent debt issued by the Company in securitization transaction accounted for as secured financings. Securitization notes payable outstanding at June 30, 2005 are summarized as follows:

Original
Weighted
		Average	Finance
	Original	Interest	Receivables
Transaction	Note Amount	Rate	Pledged	Note Balance

	(unaudited)	(unaudited)	(unaudited)	(unaudited)
(in thousands of dollars)
2005-A, due June 12, 2012 (a)	$1,104,000	3.84%	$1,139,501	$1,065,903

(a)	Maturity date represents final legal maturity of securitization notes payable. Securitization notes payable are expected to be paid based on amortization of the finance receivables pledged to the Trusts.
       Under the terms of our securitization transaction, the Company transfers finance receivables to special purpose finance subsidiaries of the Company. While these subsidiaries are included in the Company’s consolidated financial statements, these subsidiaries are separate legal entities and the collateral and other assets held by these subsidiaries are legally owned by these subsidiaries and are not available to creditors of the Company or its other subsidiaries.

TRIAD FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
       Capitalized financing costs with an unamortized balance of $2.9 million at June 30, 2005 are being amortized over the expected term of the securitization transaction. There were no securitization notes payable outstanding at December 31, 2004. Capitalized financing costs include $0.9 million in underwriting fees paid to Goldman, Sachs & Co., an affiliate of one of our equity investors.

9.	Senior Notes Payable
       On April 29, 2005, Triad Acquisition Corp. issued $150.0 million of Senior Notes in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act, to certain accredited investors pursuant to Rule 501 under the Securities Act and, to non-U.S. persons in reliance on Regulation S under the Securities Act. The Notes also include a registration rights agreement requiring the Company to file a registration statement within 90 days after the issue of the notes, to use commercially reasonable efforts to cause the registration statement to become effective under the Securities Act within 210 days after the issue date of the notes and to use commercially reasonable efforts to consummate an exchange offer within 40 business days after the effective date of the registration statement. In connection with the Purchase Transaction, Triad Acquisition Corp. was merged with and into Triad Financial Corporation.
       The Notes have a stated coupon of 11.125% and were issued at a discount to yield 11.25%. The Notes mature on May 1, 2013 but can be redeemed, in whole or in part, on or after May 1, 2010, at specified redemption prices, and on or after May 1, 2012, at par value.
       Capitalized financing costs with an unamortized balance of $5.2 million at June 30, 2005 are being amortized over the contractual term of the notes. Capitalized financing costs include $3.3 million in fees paid to Goldman, Sachs & Co., an affiliate of one of our equity investors.

10.	Income Taxes
       The reconciliation between the federal statutory income tax rate and the effective income tax rate for the periods ended June 30, 2005 and 2004 are summarized as follows:

	Successor	Predecessor

	April 30, 2005		Three Months
	Through	April 1, 2005	Ended
	June 30,	Through	June 30,
	2005	April 29, 2005	2004)

	(unaudited)	(unaudited)	(unaudited)
	(in thousands of dollars)
Expected federal income tax at 35%	$2,221	$3,055	$12,940
State taxes, net of federal tax	285	236	998
Other	12	(2)	26

Income taxes	$2,518	$3,289	$13,964

TRIAD FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Successor	Predecessor

	April 30, 2005	January 1,
	Through	2005	Six Months
	June 30,	Through	Ended
	2005	April 29, 2005	June 30, 2004

	(unaudited)	(unaudited)	(unaudited)
Expected federal income tax at 35%	$2,221	$21,543	$29,389
State taxes, net of federal tax	285	1,662	2,267
Other	12	3	46

Income taxes	$2,518	$23,208	$31,702

11.	Derivative Financial Instruments
      At June 30, 2005, the Company had interest rate swap agreements with external third parties with underlying notional amounts of $900.0 million. The fair value of these agreements at June 30, 2005 was a net loss of $0.5 million. Losses on the Company’s interest rate swap agreements with external third parties totaled $2.5 million for the period April 30, 2005 through June 30, 2005. Goldman, Sachs & Co., an affiliate of one of our equity investors, was the counterparty to all of the Company’s interest rate swap agreements during the period April 30, 2005 through June 30, 2005. There were no interest rate swap agreements with external third parties prior to April 30, 2005.

12.	Commitments and Contingencies
      Various legal actions, governmental proceedings and other claims are pending or may be instituted or asserted in the future against the Company and its subsidiaries. As a consumer finance company, the Company is subject to various consumer claims and litigation seeking damages and statutory penalties, based upon, among other things, usury, disclosure inaccuracies, wrongful repossession, violations of bankruptcy stay provisions, certificate of title disputes, fraud, breach of contract and discriminatory treatment of credit applicants. Some litigation against the Company could take the form of class action complaints by consumers. As the assignee of finance contracts originated by dealers, the Company may also be named as a co-defendant in lawsuits filed by consumers principally against dealers. The damages and penalties claimed by consumers in these types of matters can be substantial. The relief requested by the plaintiffs varies but can include requests for compensatory, statutory and punitive damages.
      In February 2004, a complaint was filed against the Company by Condition Reports, Inc., doing business as Auto Inspection Services. The complaint alleges causes of action for breach of contract for nonpayment of inspection services, breach of the covenant of good faith and fair dealing, and declaratory relief. It alleges damages of approximately $5 million. We fully intend to resist the plaintiff’s claim vigorously. The parties have remediated this matter without reaching any resolution. Trial is scheduled to commence in early November 2005.
      Litigation is subject to many uncertainties, the outcome of individual litigated matters is not predictable with assurance and it is reasonably possible that some of the foregoing matters could be decided unfavorably to the Company or the subsidiary involved. Although the amount of liability at June 30, 2005 with respect to these matters cannot be ascertained, the Company believes that any resulting liability should not materially affect the consolidated financial position or results of operations of the Company and its subsidiaries.
      The Company’s operations are conducted from leased facilities under noncancellable lease agreements accounted for as operating leases. The Company also leases certain equipment. Rental

TRIAD FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
expense charged to operations totaled $0.7 million for the period April 30, 2005 through June 30, 2005, $0.4 million for the period April 1, 2005 through April 29, 2005 and $1.0 million for the three months ended June 30, 2004. Rental expense totaled $1.4 million for the period January 1, 2005 through April 29, 2005 and $2.1 million for the six months ended June 30, 2004.
      Future minimum rental commitments under all noncancellable leases at June 30, 2005 are summarized as follows:

(dollars in thousands)
Year ending December 31,
2005	$2,085
2006	$3,052
2007	$2,799
2008	$1,158
2009 and thereafter	$211

$150,000,000

Offer to Exchange
11.125% Senior Notes
due 2013, Series B
for any and all outstanding
11.125% Senior Notes
due 2013

                            , 2005

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the SEC is effective. This prospectus is not an offer to sell nor is it an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Alternative cover for market-making prospectus
Subject to Completion, Dated October 12, 2005
Prospectus
$150,000,000
11.125% Senior Notes due 2013

       Upon completion of the exchange offer for the 11.125% Senior Notes due 2013, which we expect to complete in                     , 2005, we will issue up to $150,000,000 aggregate principal amount at maturity of 11.125% Senior Notes due 2013, series B which have been registered under the Securities Act of 1933, as amended (the “notes”) in exchange for our existing 11.125% Senior Notes due 2013 (the “outstanding notes”).
MATURITY

•	The notes will mature on May 1, 2013.
INTEREST

•	The notes will accrete from the date of issuance at the rate of 11.125% until maturity.
REDEMPTION

•	We may redeem some or all of the notes at any time on or after May 1, 2010.

•	We may also redeem up to 35% of the notes using the proceeds of certain equity offerings completed before May 1, 2008.

•	The redemption prices of the notes are described on page 116.
CHANGE OF CONTROL

•	If we experience a change of control, we must offer to purchase the notes.
RANKING

•	The notes are general unsecured indebtedness of Triad, rank equally in right of payment to all existing and future unsecured senior indebtedness of Triad and rank senior in right of payment to any future subordinated obligations of Triad.
       We prepared this prospectus for use by Goldman, Sachs & Co. in connection with offers and sales related to market-making transactions in the notes. Goldman, Sachs & Co. may act as principal or agent in these transactions. These sales will be made at prices related to prevailing market prices at the time of sale. We will not receive any of the proceeds of these sales.

       For a discussion of certain factors that you should consider before deciding to purchase any notes, see “Risk Factors” beginning on page 13 of this prospectus.
       Neither the SEC nor any state securities commission has approved the notes to be distributed in the exchange offer, nor have any of these organizations determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
                    , 2005

Alternative sections for market-making prospectus
An active trading market may not develop for the notes, which may make the notes illiquid and adversely affect the market price quoted for the notes.
       You cannot be sure that an active trading market will develop for the notes. We do not intend to apply for a listing of the notes on a securities exchange or any automated dealer quotation system. We have been advised by Goldman, Sachs & Co. that as of the date of this prospectus Goldman, Sachs & Co. intends to make a market in the notes. Goldman, Sachs & Co. is not obligated to do so, however, and any market-making activities with respect to the notes may be discontinued at any time without notice. In addition, such market-making activity will be subject to limits imposed by the Securities Act and the Exchange Act. Because Goldman, Sachs & Co. is our affiliate, Goldman, Sachs & Co. is required to deliver a current “market-making” prospectus and otherwise comply with the registration requirements of the Securities Act in any secondary market sale of the notes. Accordingly, the ability of Goldman, Sachs & Co. to make a market in the notes may, in part, depend on our ability to maintain a current market-making prospectus. In addition, the liquidity of the trading market in the notes, and the market price quoted for the notes, may be adversely affected by changes in the overall market for high yield securities and by changes in our financial performance or prospects or in the prospects for companies in our industry generally.
Your ability to transfer the notes may be limited by the absence of an active trading market, and there is no assurance that any active trading market will develop for the notes.
       We do not intend to have the notes listed on a national securities exchange or automated dealer quotation system. Goldman, Sachs & Co. has advised us that they intend to make a market in the notes as permitted by applicable laws and regulations; however, Goldman, Sachs & Co. is not obligated to make a market in the notes, and they may discontinue their market-making activities at any time without notice. Therefore, we cannot assure you that an active market for the notes will develop or, if developed, that it will continue. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes. We cannot assure you that the market, if any, for the notes will be free from similar disruptions or that any such disruptions may not adversely affect the prices at which you may sell your notes. In addition, the notes may trade for less than what you paid for them, depending upon prevailing interest rates, the market for similar notes, our performance and other factors.
       Affiliates of Goldman, Sachs & Co. are beneficial owners of our outstanding stock. As a result of this affiliate relationship, if Goldman, Sachs & Co. conducts any market-making activities with respect to the notes, Goldman, Sachs & Co. will be required to deliver a market-making prospectus when effecting offers and sales of the notes. For as long as a market-making prospectus is required to be delivered, the ability of Goldman, Sachs & Co. to make a market in the notes may, in part, be dependent on our ability to maintain a current market-making prospectus for its use. If we are unable to maintain a current market-making prospectus, Goldman, Sachs & Co. may be required to discontinue its market-making activities without notice.

Alternative section for market-making prospectus
USE OF PROCEEDS
       This prospectus is delivered in connection with the sale of the notes by Goldman, Sachs & Co. in market-making transactions. We will not receive any of the proceeds from these transactions.

Alternative section for market-making prospectus
PLAN OF DISTRIBUTION
       This prospectus has been prepared for use by Goldman, Sachs & Co. in connection with offers and sales of the notes in market-making transactions effected from time to time. Goldman, Sachs & Co. may act as a principal or agent in these transactions and may receive compensation in the form of discounts and commissions. These sales will be made at prices related to prevailing market prices at the time of sale. We will not receive any of the proceeds of these sales. We have agreed to indemnify Goldman, Sachs & Co. against certain liabilities, including liabilities under the Securities Act, and to contribute to payments which Goldman, Sachs & Co. might be required to make in respect thereof.
       As of September 1, 2005, affiliates of Goldman, Sachs & Co., beneficially owned indirectly approximately 31% of the outstanding common stock of our parent. In addition, certain of our directors are associated with an affiliate of Goldman, Sachs & Co. See “Management,” “Principal Stockholders” and “Certain Relationships and Related Transactions.”
       We have been advised by Goldman, Sachs & Co. that, subject to applicable laws and regulations, Goldman, Sachs & Co. currently intends to continue to make a market in the notes. However, Goldman, Sachs & Co. is not obligated to do so and any such market-making may be interrupted or discontinued at any time without notice. In addition, such market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act. There can be no assurance that an active trading market for the notes will develop or be sustained. See “Risk Factors — Risks Relating to the Notes — Your ability to transfer the notes may be limited by the absence of an active trading market, and there is no assurance that any active trading market will develop for the notes.”

Alternative section for market-making prospectus
LEGAL MATTERS
       The validity of the notes has been passed upon for us by Kirkland & Ellis LLP, a partnership that includes professional corporations, Chicago, Illinois. Certain partners of Kirkland & Ellis LLP are members of a limited liability company that is an investor in the GTCR Funds. Kirkland & Ellis LLP has from time to time represented, and expects to continue to represent, GTCR Golder Rauner, L.L.C. and certain of its affiliates in connection with certain legal matters.

Alternative cover for market-making prospectus

$150,000,000

11.125% Senior Notes
due 2013, Series B

                            , 2005

PART II: INFORMATION NOT REQUIRED IN THE PROSPECTUS
ITEM 20:     INDEMNIFICATION OF DIRECTORS AND OFFICERS.
       Indemnification. Under the laws which govern the organization of the Company, the Company has the power and in some instances may be required to provide to an agent, including an officer or director, who was or is a party or is threatened to be made a party to certain proceedings, with indemnification against certain expenses, judgments, fines, settlements and other amounts under certain circumstances.
       Article IV of the Second Amended and Restated Articles of Incorporation and Section 7 of Article V of the Third Amended and Restated By-Laws of the Company provide that all officers and directors of the Company shall be indemnified by the Company to the fullest extent permissible under the California Corporations Code from and against all expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with such person’s status as an agent of the Company.
       The Company has purchased and maintains insurance on behalf of its agents, including its officers and directors, against any liability asserted against them in such capacity or arising out of such agents’ status as an officer or director.

ITEM 21.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.
       (a) The attached Exhibit Index is incorporated herein by reference.
       (b) No financial statement schedules are required to be filed herewith pursuant to this Item.

ITEM 22.	UNDERTAKINGS.
       (a) The undersigned hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
       (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 20, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of such registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
       (c) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as a part of this Registration Statement in reliance on Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be a part of this registration statement as of the time it was declared effective.
       (d) For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
       (e) The undersigned hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURE
       Pursuant to the requirements of the Securities Act of 1933, TRIAD FINANCIAL CORPORATION has duly caused this Amendment No. 1 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Huntington Beach, State of California, on October 12, 2005.

TRIAD FINANCIAL CORPORATION

By:	/s/ Mike L. Wilhelms

Mike L. Wilhelms

Senior Vice President and Chief Financial Officer

       Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

* Carl B. Webb	President, Chief Executive Officer and Director (principal executive officer)	October 12, 2005

/s/ Mike L. Wilhelms Mike L. Wilhelms	Senior Vice President and Chief Financial Officer (principal financial officer)	October 12, 2005

* Peter C. Aberg	Director	October 12, 2005

* Philip A. Canfield	Director	October 12, 2005

* David A. Donnini	Director	October 12, 2005

* Donald J. Edwards	Director	October 12, 2005

* Gerald J. Ford	Director	October 12, 2005

* Stuart A. Katz	Director	October 12, 2005

* J. Randy Staff	Director	October 12, 2005

* David I. Trujillo	Director	October 12, 2005

Signature		Capacity	Date

* Lance N. West		Director	October 12, 2005

/s/ Jeffrey O. Butcher Jeffrey O. Butcher		Vice President and Controller (principal accounting officer)	October 12, 2005

*By:	/s/ Timothy M. O’Connor Attorney-in-fact

EXHIBIT INDEX

EXHIBIT
NO.	DESCRIPTION

1.1	Purchase Agreement, dated as of April 27, 2005, among Triad Acquisition Corp. and Goldman, Sachs & Co. and Citigroup Global Markets Inc., as representatives of the several Initial Purchasers named therein, with respect to 11.125% Senior Notes due 2013.
1.2	Joinder Agreement with respect to Purchase Agreement and Registration Rights Agreement, dated as of April 29, 2005, by Triad Financial Corporation (the “Company”).
2.1	Stock Purchase Agreement, dated as of December 23, 2004, among Triad Holdings Inc., Triad Acquisition Corp. and Fairlane Credit LLC.*
3.1	Second Amended and Restated Articles of Incorporation of Triad Financial Corporation (incorporated herein by reference to the Company’s Registration Statement on Form S-3, filed on June 10, 2002 (File No. 333-90130)).
3.2	Third Amended and Restated Bylaws of Triad Financial Corporation.
4.1	Indenture, dated as of April 29, 2005, among Triad Acquisition Corp. and JPMorgan Chase Bank, N.A., as Trustee.
4.2	Supplemental Indenture, dated as of April 29, 2005, among Triad Financial Corporation and JPMorgan Chase Bank, N.A., as Trustee.
4.3	Exchange and Registration Rights Agreement, dated as of April 29, 2005, among Triad Acquisition Corp. and Goldman, Sachs & Co., and Citigroup Global Markets Inc., as representatives of the several Initial Purchasers.
4.4	Form of Senior Note (attached as exhibit to Exhibit 4.1).
5.1	Opinion of Kirkland & Ellis LLP regarding the legality of the securities offered hereby.***
5.2	Opinion of Counsel of Triad Financial Corporation.***
8.1	Opinion of Kirkland & Ellis LLP regarding United Stated federal income tax considerations.***
10.1	Employment Agreement, dated as of April 29, 2005, between the Company and James M. Landy.**
10.2	Management Agreement, dated as of April 29, 2005, among the Company, Triad Holdings, LLC, Triad Holdings Inc. and Hunter’s Glen/Ford Ltd.
10.3	Warehouse Lending Agreement, dated as of April 29, 2005, among the Company, Triad Financial Warehouse Special Purpose LLC, Triad Automobile Receivables Warehouse Trust, JPMorgan Chase Bank, as collection account bank, and Citigroup Global Markets Realty Corp., as lender.
10.4	Warehouse Lending Agreement, dated as of April 29, 2005, among the Company, Triad Financial Warehouse Special Purpose LLC, Triad Automobile Receivables Warehouse Trust, JPMorgan Chase Bank, as collection account bank, and Goldman Sachs Mortgage Company, as lender.
10.5	Master Residual Loan Agreement, dated as of April 29, 2005, among Triad Financial Residual Special Purpose LLC, JPMorgan Chase Bank, N.A., as collection account bank, and Citigroup Global Markets Realty Corp., as lender.
10.6	Master Residual Loan Agreement, dated as of April 29, 2005, among Triad Financial Residual Special Purpose LLC, JPMorgan Chase Bank, N.A., as collection account bank, and Goldman Sachs Mortgage Company, as lender.
10.7	Registration Rights Agreement dated as of April 29, 2005, among Triad Holdings Inc. and certain holders of common stock.
10.8	Stockholders Agreement, dated as of April 29, 2005, among Triad Holdings Inc., Triad Holdings, LLC and James M. Landy.
10.9	Limited Liability Company Agreement of Triad Holdings, LLC.
10.10	HFI Loan and Security Agreement, dated as of April 29, 2005, between Ford Motor Credit Company and Triad Financial Corporation.***
12.1	Computation of Ratio of Earnings to Fixed Charges.***

EXHIBIT
NO.	DESCRIPTION

21.1	Subsidiaries of the Company.
23.1	Consent of PricewaterhouseCoopers LLP.***
23.2	Consent of Kirkland & Ellis LLP (Included in Exhibits 5.1 and 8.1).
23.3	Consent of Counsel of Triad Financial Corporation (Included in Exhibit 5.2).
24.1	Power of Attorney (Included in Part II to the Registration Statement).
25.1	State of Eligibility of Trustee on Form T-1 under the Trust Indenture Act of 1939 of JPMorgan Chase Bank, N.A.
99.1	Form of Letter of Transmittal to be used by Holders of Triad Financial Corporation’s 11.125% Senior Notes Due 2013.
99.2	Form of Instructions to Holders of Triad Financial Corporation’s 11.125% Senior Notes Due 2013.
99.3	Form of Notice of Guaranteed Delivery.

*	Certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request under Rule 406 of the Securities Act.

**	Management contract or compensatory plan or arrangement.

***	Filed herewith.